As filed with the Securities and Exchange Commission on September 12, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
TD Banknorth Inc.
(Exact name of Registrant as specified in its charter)

Delaware	6022	01-0437984
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)
P.O. Box 9540
Two Portland Square
Portland, Maine 04112-9540
(207) 761-8500
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)
William J. Ryan
Chairman, President and Chief Executive Officer
TD Banknorth Inc.
P.O. Box 9540
Two Portland Square
Portland, Maine 04112-9540
(207) 761-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
with a copy to:

Gerard L. Hawkins, Esq.	Ronald H. Janis, Esq.
Elias, Matz, Tiernan & Herrick L.L.P.	Pitney Hardin LLP
734 15th Street, N.W.	7 Times Square
Suite 1200	New York, New York 10036
Washington, D.C. 20005	(212) 297-5800
(202) 347-0300
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and the conditions to the merger described herein have been satisfied or waived.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Registration
Securities to be Registered	Registered(1)	Share or Unit	Price(2)	Fee(2)

Common Stock, par value $.01 per share	33,227,879	N/A	$981,014,404	$115,466

(1)	Represents the estimated maximum number of shares of common stock of TD Banknorth Inc. (“TD Banknorth”) to be issued upon consummation of the merger of Hudson United Bancorp (“Hudson United”) with and into TD Banknorth, including shares of common stock issuable upon the exercise of options to acquire Hudson United common stock.

(2)	Pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, the registration fee is based on the average of the high and low prices for a share of common stock of Hudson United as reported by the New York Stock Exchange on September 6, 2005 ($42.52) multiplied by the maximum number of shares of common stock of Hudson United to be exchanged in the merger (45,221,176) less the amount of cash to be paid by TD Banknorth for such shares in the merger ($941,790,000).
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

DATED SEPTEMBER 12, 2005, SUBJECT TO COMPLETION
PRELIMINARY JOINT PROXY STATEMENT/ PROSPECTUS

[TD BANKNORTH LOGO]	[HUDSON UNITED LOGO]
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
      The boards of directors of TD Banknorth Inc. and Hudson United Bancorp have approved an agreement to merge our two companies. If the merger is completed, Hudson United shareholders will be entitled to elect to receive the merger consideration in the form of TD Banknorth common stock (NYSE:BNK), cash, or a combination of TD Banknorth common stock and cash, subject to proration because the amount of cash consideration payable in the merger is fixed at $941.8 million. Based on the closing price of the TD Banknorth common stock on                     , 2005, Hudson United shareholders would receive $           per share in cash or                      shares of TD Banknorth common stock for each share of Hudson United common stock. The value of both the cash and stock portions of the merger consideration will fluctuate with the value of the TD Banknorth common stock and will be determined based on the average closing price of the TD Banknorth common stock during the ten trading-day period ending on the fifth business day prior to completion of the merger. As explained in more detail in this document, the value of the merger consideration which will be received by a Hudson United shareholder will be substantially the same as of the fifth business day prior to completion of the merger regardless whether a Hudson United shareholder receives cash, TD Banknorth common stock or a combination of cash and TD Banknorth common stock.
      We expect the merger to be generally tax-free with respect to TD Banknorth common stock received and generally taxable with respect to cash received in exchange for shares of Hudson United common stock.
      We cannot complete the merger unless the shareholders of both our companies approve the merger agreement. Each of TD Banknorth and Hudson United will hold a special meeting of its shareholders to vote on the merger agreement. Your vote is important. Whether or not you plan to attend your shareholders’ meeting, please take the time to submit your proxy with voting instructions in accordance with the instructions contained in this document. The places, dates and times of the special meetings are as follows:

For TD Banknorth shareholders:	For Hudson United shareholders:
, 2005	, 2005
10:00 a.m., local time	10:00 a.m., local time
The Portland Marriott Hotel	The Sheraton Crossroads Hotel
200 Sable Oaks Drive	One International Boulevard
South Portland, Maine 04106	Mahwah, New Jersey 07495
      This document gives you detailed information about the shareholder meetings, the merger agreement and the transactions contemplated thereby and related matters. Please read this entire document carefully, including “Risk Factors Relating to the Merger,” beginning on page 21, and the annexes hereto, which include the merger agreement. You can also obtain information about our companies from documents that we have each filed with the Securities and Exchange Commission.
      Each of our boards of directors unanimously recommends that you vote “FOR” the merger agreement. The Toronto-Dominion Bank, which owns a majority of the outstanding TD Banknorth common stock, has agreed to vote “FOR” the merger agreement at the TD Banknorth special meeting, thus ensuring approval of this proposal by the shareholders of TD Banknorth.

William J. Ryan	Kenneth T. Neilson
Chairman, President and Chief Executive Officer	Chairman, President and Chief Executive Officer
TD Banknorth Inc.	Hudson United Bancorp

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in connection with the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.
      Shares of TD Banknorth common stock are not savings or deposit accounts or other obligations of any bank or savings association, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this joint proxy statement/ prospectus is                     , 2005, and it is first being mailed or otherwise delivered to shareholders of TD Banknorth and Hudson United on or about                     , 2005

TD BANKNORTH INC.
P.O. Box 9540
Two Portland Square
Portland, Maine 04112-9540
(207) 761-8500

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

       NOTICE IS HEREBY GIVEN that a special meeting of TD Banknorth shareholders will be held on                     ,                     , 2005 at 10:00 a.m., local time, at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine 04106, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 11, 2005, among TD Banknorth Inc., Hudson United Bancorp and, solely with respect to Article X of the Agreement, The Toronto-Dominion Bank, and the transactions contemplated thereby; and

2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.
      Only TD Banknorth shareholders of record at the close of business on                     , 2005 are entitled to notice of, and to vote at, the TD Banknorth special meeting or any adjournment or postponement of the TD Banknorth special meeting.
      To ensure your representation at the special meeting, please complete and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. This will not prevent you from voting in person at the special meeting if you so desire. Your proxy may be revoked at any time before it is voted. Please review the joint proxy statement/ prospectus accompanying this notice for more information regarding the merger agreement and the transactions contemplated thereby and related matters.
      The TD Banknorth board of directors has approved the merger agreement and unanimously recommends that TD Banknorth shareholders vote “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby.

By Order of the Board of Directors,

Carol L Mitchell, Esq.
Executive Vice President,
General Counsel and Corporate Secretary
Portland, Maine
                    , 2005

HUDSON UNITED BANCORP
1000 MacArthur Boulevard
Mahwah, New Jersey 07430
(201) 236-2600

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

       NOTICE IS HEREBY GIVEN that a special meeting of Hudson United shareholders will be held on                     ,                     , 2005 at 10:00 a.m., local time, at the Sheraton Crossroads Hotel, One International Boulevard, Mahwah, New Jersey 07495, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 11, 2005, among TD Banknorth Inc., Hudson United Bancorp and, solely with respect to Article X of the Agreement, The Toronto-Dominion Bank; and

2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.
      Only Hudson United shareholders of record at the close of business on                     , 2005 are entitled to notice of, and to vote at, the Hudson United special meeting or any adjournment or postponement of the Hudson United special meeting.
      To ensure your representation at the special meeting, please complete and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. This will not prevent you from voting in person at the special meeting if you so desire. Your proxy may be revoked at any time before it is voted. Please review the joint proxy statement/ prospectus accompanying this notice for more information regarding the merger agreement and the transactions contemplated thereby and related matters.
      The Hudson United board of directors has approved the merger agreement and unanimously recommends that Hudson United shareholders vote “FOR” approval of the merger agreement.

By Order of the Board of Directors,

Miranda Grimm
Senior Vice President and
Corporate Secretary
Mahwah, New Jersey
                    , 2005

REFERENCES TO ADDITIONAL INFORMATION
      This document incorporates by reference important business and financial information about TD Banknorth and Hudson United from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following addresses:

TD Banknorth Inc.	Hudson United Bancorp
Two Portland Square	1000 MacArthur Boulevard
P.O. Box 9540	Mahwah, New Jersey 07430
Portland, Maine 04112-9540	Attention: Miranda Grimm
Attention: Jeffrey Nathanson	(201) 236-2600
(207) 761-8517
      Shareholders requesting documents should do so by                     , 2005 in order to receive them before the special meetings.
      For additional information regarding where you can find information about TD Banknorth and Hudson United, see “Where You Can Find More Information” beginning on page 127.

(i)

(ii)

(iii)

Page

TD Banknorth Class B Common Stock	109
TD Banknorth Preferred Stock	110
Transfer Agent	110
Regulatory Limitations	110
COMPARISON OF SHAREHOLDERS’ RIGHTS	111
Authorized Capital Stock	111
Voting Rights	111
Number and Election of Directors	112
Quorum of the Board of Directors; Action by the Board of Directors	112
Filling Vacancies on the Board of Directors	113
Removal of Directors	113
Transactions with Directors and Officers	114
Exculpation of Liability	114
Director and Officer Indemnification	115
Special Meetings of Shareholders	116
Quorum of Shareholders	116
Shareholder Nominations	116
Shareholder Proposals	117
Shareholder Action Without a Meeting	117
Shareholder’s Right to Examine Books and Records	118
Amendments of Governing Instruments	118
Vote on Mergers, Consolidations and Sales of Assets	119
State Anti-takeover Statutes	119
Dividends and Other Distributions	120
Dissenters’ and Appraisal Rights	121
CERTAIN BENEFICIAL OWNERS OF TD BANKNORTH COMMON STOCK	122
CERTAIN BENEFICIAL OWNERS OF HUDSON UNITED COMMON STOCK	124
CERTAIN LITIGATION	126
LEGAL OPINIONS	126
EXPERTS	126
PROPOSALS FOR THE 2006 ANNUAL MEETING OF TD BANKNORTH	126
PROPOSALS FOR THE 2006 ANNUAL MEETING OF HUDSON UNITED	127
OTHER MATTERS	127
WHERE YOU CAN FIND MORE INFORMATION	127
Annexes:
Annex I Agreement and Plan of Merger, dated as of July 11, 2005, among TD Banknorth Inc., Hudson United Bancorp and, solely with respect to Article X of the Agreement, The Toronto-Dominion Bank
Annex II Opinions of Lehman Brothers Inc.
Annex III Opinion of Keefe, Bruyette & Woods, Inc.

(iv)

QUESTIONS AND ANSWERS
ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETINGS
Q: What do I need to do now?
A: After you have carefully read this entire document, indicate on your proxy card how you want your shares to be voted. Then complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote by telephone or the Internet. This will enable your shares to be represented and voted at the TD Banknorth special meeting or the Hudson United special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy card as a vote in favor of the merger agreement proposal.
Q: Why is my vote important?
A: If you do not return your proxy card or vote by telephone, the Internet or in person at the appropriate special meeting, your vote on this important proposal will not be counted and in the case of Hudson United it will be more difficult to obtain the necessary quorum at the Hudson United special meeting. The merger agreement proposal must be approved by the holders of a majority of the outstanding shares of TD Banknorth common stock entitled to vote at the TD Banknorth special meeting. The merger agreement must be approved by the holders of a majority of the votes cast at the Hudson United special meeting.
Q. If my shares are held in street name by my broker, will my broker automatically vote my shares for me?
A: No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides. Please check the voting form used by your broker to see if it offers telephone or Internet voting.
Q: What if I fail to instruct my broker?
A: If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting broker “non-vote” will be counted toward a quorum at the applicable special meeting, but it will not be voted at the special meeting.
Q: Can I change my vote?
A: Yes. If you have not voted through your broker, there are several ways you can change your vote after you have submitted your proxy:

•	You may send a written notice to the Corporate Secretary of TD Banknorth or Hudson United, as appropriate, stating that you would like to revoke your proxy.

•	You may complete and submit a new proxy card or vote again by telephone or the Internet. The latest vote actually received before your company’s special meeting will be counted, and any earlier votes will be revoked.

•	You may attend your company’s special meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the meeting without voting will not revoke your proxy.
      If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker in order to change or revoke your vote.
Q: Should I send in my stock certificates now?
A: No. If you are a Hudson United shareholder, we will send you separately instructions for exchanging your Hudson United stock certificates for the merger consideration. If you are a TD Banknorth stockholder, you will keep your existing TD Banknorth shares after the merger.
Q: When do you expect to complete the merger?
A: We expect to complete the merger in the first quarter of 2006. However, we cannot assure you when or if the merger will occur. We must first obtain the approvals of our respective shareholders at the special meetings and the necessary regulatory approvals.
Q: Whom should I call with questions?
A: TD Banknorth stockholders should call TD Banknorth Investor Relations at (207) 761-8517 with any questions about the merger and related matters.
      Hudson United stockholders should call Hudson United Investor Relations at (201) 236-2600 with any questions about the merger and related matters.

SUMMARY
      This summary highlights selected information from this document and may not contain all of the information that is important to you. To fully understand the merger agreement and the transactions contemplated thereby, you should read carefully this entire document, including the merger agreement and the other annexes to this document, as well as the other documents to which we have referred you. See “Where You Can Find More Information” beginning on page 127. Page references are included in this summary to direct you to a more complete description of the topics.
Information about the parties to the merger (pages 88 and 89)
      TD Banknorth. TD Banknorth is a Delaware corporation and a majority-owned subsidiary of The Toronto-Dominion Bank, a Canadian-chartered bank which we refer to herein as “TD.” TD Banknorth is a registered bank/financial holding company under the Bank Holding Company Act of 1956, as amended. TD Banknorth’s principal asset is all of the capital stock of TD Banknorth, NA, a national bank which was initially formed as a Maine-chartered savings bank in the mid-19th century. TD Banknorth, NA operates banking divisions in Maine, New Hampshire, Massachusetts, Connecticut, Vermont and upstate New York and had 395 banking offices located in these states at June 30, 2005. Through TD Banknorth, NA and it subsidiaries, TD Banknorth offers a full range of banking services and products to individuals, businesses and governments throughout its market areas, including commercial, consumer, trust, investment advisory and insurance brokerage services. At June 30, 2005, TD Banknorth had consolidated assets of $31.8 billion and consolidated shareholders’ equity of $6.5 billion. Based on total assets at that date, TD Banknorth is one of the 35 largest commercial banking organizations in the United States.
      The executive offices of TD Banknorth are located at Two Portland Square, Portland, Maine 04112-9540, and its telephone number is (207) 761-8500.
      Hudson United. Hudson United is a New Jersey corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Hudson United’s principal asset is all of the capital stock of Hudson United Bank, a New Jersey-chartered bank. At June 30, 2005, Hudson United Bank had 204 banking offices located in New Jersey, New York, Connecticut and Pennsylvania. Hudson United Bank and its subsidiaries offer a full array of products and services to commercial and retail accounts, including imaged checking accounts, 24-hour telephone and Internet banking, loans by phone, alternative investment products, insurance products, private label credit programs and a wide variety of commercial loans and services, including asset based loans, SBA loans, international services, merchant services and cash management services. Wealth management services are also provided to individuals and businesses and public sector products and services are provided to local and state governments, municipalities, educational institutions, civic and not-for-profit organizations. At June 30, 2005, Hudson United had consolidated assets of $9.2 billion and consolidated shareholders’ equity of $535.0 million.
      The executive offices of Hudson United are located at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430, and its telephone number is (201) 236-2600.
Hudson United will merge with and into TD Banknorth (page 29)
      We are proposing a merger of Hudson United with and into TD Banknorth, which will be the surviving corporation in the merger. In connection with the merger, Hudson United Bank will be merged with and into TD Banknorth, NA following consummation of the merger.

A Hudson United shareholder will receive cash and/or TD Banknorth common stock in the merger (page 56)
      Upon completion of the merger, each outstanding share of Hudson United common stock, other than “treasury stock,” as defined in the merger agreement, will be converted into the right to receive, at the election of each Hudson United shareholder, subject to the possible proration, as described below, either:

•	an amount in cash equal to the sum of (i) $21.07 and (ii) 0.7247 times the “average TD Banknorth closing price,” or

•	a number of shares of TD Banknorth common stock equal to the cash amount determined above divided by the “average TD Banknorth closing price,” which we refer to herein as the “exchange ratio.”
For purposes of the merger agreement, the “average TD Banknorth closing price” means the average per share closing price of the TD Banknorth common stock on the New York Stock Exchange (as reported by The Wall Street Journal) for the ten trading-day period ending on the fifth business day prior to completion of the merger.
      The aggregate value of the merger consideration, and the value to be received for each share of Hudson United common stock, will fluctuate with the market price of the TD Banknorth common stock. As a result of the above-described method for determining the per share merger consideration, however, the value of the merger consideration as of the fifth business day prior to completion of the merger will be substantially the same regardless whether a Hudson United shareholder receives cash, TD Banknorth common stock or a combination of cash and TD Banknorth common stock.
      The following table shows a hypothetical range of average per share closing prices for the TD Banknorth common stock during the ten trading-day measurement period prior to completion of the merger and the corresponding merger consideration that a Hudson United shareholder would receive if the shareholder elected to receive cash, on the one hand, or if the shareholder elected to receive stock, on the other hand, under the merger consideration formula. The table does not reflect that cash will be paid instead of fractional shares or the effects of changes in the market value of the TD Banknorth common stock after completion of the ten trading-day measurement period for calculating the price of the TD Banknorth common stock for purposes of determining the per share merger consideration. As discussed below, regardless whether a Hudson United shareholder makes a cash election or a stock election, a Hudson United shareholder may nevertheless receive a mix of cash and stock.

			Stock Election: Stock Consideration Per
			Hudson United Share
	Cash Election: Cash
Hypothetical Average	Consideration Per		Shares of TD Banknorth
TD Banknorth Closing Price(1)	Hudson United Share		Common Stock	Market Value(2)
		OR
$37.45	$48.21		1.2873	$48.21
35.95	47.13		1.3108	47.13
34.45	46.04		1.3363	46.04
32.96	44.95		1.3641	44.95
31.46	43.87		1.3945	43.87
29.96(3)	42.78		1.4280	42.78
28.46	41.70		1.4650	41.70
26.96	40.61		1.5061	40.61
25.47	39.53		1.5521	39.53
23.97	38.44		1.6038	38.44
22.47	37.35		1.6624	37.35

(1)	Hypothetical average of the per share closing prices of the TD Banknorth common stock during the ten trading-day period ending on the fifth business day prior to completion of the merger.

(2)	Based on the hypothetical average TD Banknorth closing price.

(3)	The per share closing price of the TD Banknorth common stock on July 11, 2005, the last trading day prior to public announcement of the merger agreement.
      The above examples are illustrative only. The value of the merger consideration received by a Hudson United shareholder will be based on the average per share closing price of the TD Banknorth common stock during the ten trading-day period ending on the fifth business day prior to completion of the merger. If that average closing price is not included in the above table, including because such average closing price is outside of the range of the amounts set forth above, Hudson United does not intend to resolicit proxies from its shareholders in connection with the merger.
      Based on the $29.96 closing price for the TD Banknorth common stock on July 11, 2005, the last trading day prior to the public announcement of the merger agreement, Hudson United shareholders would receive $42.78 in cash or 1.4280 shares of TD Banknorth common stock for each share of Hudson United common stock, which equates to a value of $42.78 per share. Based on the $          average per share closing price of the TD Banknorth common stock for the ten trading-day period ended on                     , 2005, Hudson United shareholders would receive either $          in cash or                      shares of TD Banknorth common stock for each share of Hudson United common stock, which equates to a value of $           per share. The market price of the TD Banknorth common stock will fluctuate prior to completion of the merger, as will the equivalent pro forma Hudson United price. Shareholders are advised to obtain current market quotations for the TD Banknorth common stock.
      TD Banknorth Shareholders. If you are a TD Banknorth shareholder, you will keep your TD Banknorth shares, which will remain outstanding and unchanged as a result of the merger.
A Hudson United shareholder will have the opportunity to elect to receive cash and/or TD Banknorth common stock in the merger, subject to the proration provisions of the merger agreement (page 58)
      If you are a Hudson United shareholder, at least 15 business days prior to the anticipated completion of the merger, we will send a form to you that you may use to indicate whether your preference is to receive cash, TD Banknorth common stock or a combination of cash and TD Banknorth common stock for your shares of Hudson United common stock.
      If the number of Hudson United shareholders who elect to receive cash would require that an amount greater than $941,790,000 would be payable as cash consideration, the amount of cash consideration that each shareholder electing to receive cash will receive will be reduced on a pro rata basis. These shareholders will receive stock consideration for any shares for which they do not receive cash.
      If the number of Hudson United shareholders who elect to receive TD Banknorth common stock would require that an amount less than $941,790,000 would be payable as cash consideration, the amount of TD Banknorth common stock that each shareholder electing to receive TD Banknorth common stock will receive will be reduced on a pro rata basis. These shareholders will receive cash consideration for any shares for which they do not receive TD Banknorth common stock.
      The deadline for returning the election form will be a date to be determined by TD Banknorth and Hudson United that will be prior to completion of the merger and at least 15 business days after the mailing of the election form. If you do not make an election, you will be deemed to have made an election to receive TD Banknorth common stock.
TD Banknorth will pay cash in lieu of fractional share interests in the merger (page 57)
      No fractional shares of TD Banknorth common stock will be issued in the merger. Instead, a Hudson United shareholder who receives TD Banknorth common stock will receive the value of any fractional interest in cash based on the average closing price of the TD Banknorth common stock during the ten trading-day period ending on the fifth business day prior to the completion of the merger.

TD Banknorth will sell shares of TD Banknorth common stock to TD to fund the aggregate cash merger consideration (page 29)
      TD Banknorth will obtain the cash portion of the merger consideration from the sale of TD Banknorth common stock to TD. Pursuant to the merger agreement, TD Banknorth will purchase, pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, 29,625,353 shares of TD Banknorth common stock at $31.79 per share on the closing date for the merger. As a result of this transaction, which we refer to herein as the “TD Banknorth stock sale,” TD Banknorth will receive $941.8 million, which will be used to fund the cash merger consideration under the merger agreement. Based on the issuance of approximately 32.4 million shares of TD Banknorth common stock in the merger (subject to adjustment based on an increase in the number of fully-diluted shares of Hudson United common stock on the date of the merger agreement, as adjusted for outstanding Hudson United stock options based on the treasury method) and the issuance of 29.6 million shares of TD Banknorth common stock pursuant to the TD Banknorth stock sale, TD Banknorth will issue an aggregate of approximately 62.0 million shares of TD Banknorth common stock pursuant to the merger and the TD Banknorth stock sale.
Comparative per share market price information (page 86)
      The TD Banknorth common stock trades on the New York Stock Exchange under the symbol “BNK,” and the Hudson United common stock trades on the New York Stock Exchange under the symbol “HU.” On July 11, 2005, the last trading day prior to public announcement of the merger agreement, the TD Banknorth common stock closed at $29.96 per share and the Hudson United common stock closed at $37.50 per share. On                     , 2005, the TD Banknorth common stock closed at $           per share and the Hudson United common stock closed at $           per share.
      TD Banknorth cannot assure you that its stock price will continue to trade at or above the prices shown above. You should obtain current stock price quotations for the TD Banknorth common stock from a newspaper, via the Internet or by calling your broker.
Comparative per share dividend information (page 86)
      TD Banknorth and Hudson United currently pay a quarterly cash dividend to their respective shareholders. For the second quarter of 2005, TD Banknorth declared a cash dividend of $0.22 per share of TD Banknorth common stock and Hudson United declared a cash dividend of $0.37 per share of Hudson United common stock. TD Banknorth intends to continue to pay a quarterly cash dividend to its shareholders. Pursuant to the merger agreement, Hudson United may continue to declare and pay regular quarterly dividends at a rate not in excess of $0.37 per share on the Hudson United common stock during the period prior to consummation of the merger, provided that it coordinates the declaration and record and payment dates of any such dividends on the Hudson United common stock with those for the quarterly dividends paid on the TD Banknorth common stock so that holders of Hudson United common stock do not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter.
TD Banknorth’s financial advisor believes that the merger consideration and the purchase price to be received in the TD Banknorth stock sale are fair to TD Banknorth (page 37)
      In deciding to approve the merger agreement, the TD Banknorth board of directors considered the opinions of its financial advisor, Lehman Brothers, that, as of July 11, 2005 (the date on which the TD Banknorth board of directors approved the merger agreement), and based upon and subject to certain matters stated in those opinions, from a financial point of view, the merger consideration to be paid by TD Banknorth in the merger was fair to TD Banknorth and the purchase price to be received by TD Banknorth in the TD Banknorth stock sale was fair to TD Banknorth, and accordingly to TD Banknorth’s shareholders other than TD. These opinions are included as Annex II to this document. You should read these opinions completely to understand the assumptions made, matters considered and limitations of the review undertaken by Lehman Brothers in providing its opinions. The opinions of Lehman Brothers are directed to the TD Banknorth board of directors and do not constitute a recommendation to any shareholder as to any matter relating to the merger agreement. TD Banknorth has agreed to pay Lehman Brothers a fee of $6.0 million in connection with the merger, $2.0 million of which was paid upon delivery of the fairness opinions and the remainder of which will be payable upon completion of the merger.
Hudson United’s financial advisor believes that the merger consideration is fair to Hudson United shareholders (page 47)
      In deciding to approve the merger agreement, the Hudson United board of directors considered the opinion of its financial advisor, Keefe, Bruyette & Woods, Inc., which we refer to herein as “KBW,” that, as of July 11, 2005 (the date on which the Hudson United board of directors approved the merger agreement), and based upon and subject to certain matters stated in the opinion, the merger consideration was fair to the holders of Hudson United common stock from a financial point of view. This opinion is included as Annex III to this document. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by KBW in providing its opinion. KBW’s opinion is directed to the Hudson United board of directors and does not constitute a recommendation to any shareholder as to any matter relating to the merger agreement. Hudson United has agreed to pay KBW a fee of approximately $           million in connection with the merger, based on the closing sale price of a share of TD Banknorth common stock on the New York Stock Exchange on                     , 2005, of which 40% has been paid and 60% will be payable upon completion of the merger.
The merger generally will be tax-free to holders of Hudson United common stock to the extent they receive TD Banknorth common stock (page 79)
      Based on the opinions of Elias, Matz, Tiernan & Herrick L.L.P., counsel to TD Banknorth, and Pitney Hardin LLP, counsel to Hudson United, we expect that the material United States federal income tax consequences of the merger to Hudson United shareholders will be as follows.

•	If you exchange Hudson United common stock solely for cash in the merger, you generally will recognize capital gain or loss equal to the difference between the amount of cash received and your tax basis in the stock surrendered.

•	If you exchange Hudson United common stock solely for TD Banknorth common stock in the merger, you will not recognize any gain or loss, except with respect to any cash you receive in lieu of a fractional share interest in TD Banknorth common stock.

•	If you exchange Hudson United common stock for a combination of cash and TD Banknorth common stock in the merger, you generally will recognize gain (but not loss), and the gain will be equal to the lesser of (1) the excess of the sum of the cash and the fair market value of the TD Banknorth common stock received over your tax basis in the Hudson United common stock surrendered or (2) the amount of cash received.

•	Your holding period for the TD Banknorth common stock received in the merger will include your holding period for the Hudson United common stock exchanged in the merger.
      Tax matters are complicated, and the tax consequences of the merger to Hudson United shareholders will depend upon the facts of their particular situations. In addition, Hudson United shareholders may be subject to state, local or foreign tax laws that are not discussed herein. Accordingly, we strongly urge Hudson United shareholders to consult their own tax advisors for a full understanding of the tax consequences to them of the merger.

Directors and executive officers of Hudson United have interests in the merger that differ from the interests of Hudson United shareholders (page 73)
      When considering the recommendation of Hudson United’s board of directors, you should be aware that the executive officers and directors of Hudson United have interests in the merger that are somewhat different from your interests. These interests include the following.

•	Executive officers of Hudson United will be entitled to receive specified severance benefits under the Hudson United severance plan or separate agreements with TD Banknorth in the event their employment is terminated for specified reasons during the one or two year period following the merger, as applicable.

•	Each director of Hudson United will be entitled to be paid, within ten days following consummation of the merger, a lump sum amount equal to the fees paid to the director by Hudson United in the calendar year immediately prior to the termination.

•	TD Banknorth and Kenneth T. Neilson, Chairman, President and Chief Executive Officer of Hudson United, have entered into a consulting agreement pursuant to which Mr. Neilson will provide consulting services to TD Banknorth for a two-year period following the merger and receive compensation of $300,000 per year.

•	TD Banknorth will elect Brian Flynn and David A. Rosow, each current non-employee members of the Hudson United board of directors, as Class A directors of TD Banknorth upon completion of the merger.

•	TD Banknorth, NA intends to appoint all current non-employee directors of Hudson United, other than the two directors who will be elected directors of TD Banknorth, to a new advisory board of directors of TD Banknorth, NA which will represent TD Banknorth’s new market areas in New Jersey, New York and Pennsylvania following the merger. Advisory directors will receive to-be-determined compensation which is expected to be comparable to the compensation received by other advisory directors of TD Banknorth, NA.

•	Under the terms of the supplemental employee retirement agreement between Hudson United and James Nall, Executive Vice President and Chief Financial Officer of Hudson United, upon execution of the merger agreement, Mr. Nall’s total years of credited service pursuant to this agreement was increased to 24.25 years, which resulted in Mr. Nall receiving credit for approximately 11 additional years of service.

•	TD Banknorth has agreed to honor existing indemnification obligations of Hudson United and to purchase liability insurance for Hudson United’s directors and officers for a six-year period following the merger, subject to the terms of the merger agreement.

•	All outstanding unvested Hudson United stock options and restricted shares of Hudson United common stock will become fully vested upon the approval of the merger agreement by the shareholders of Hudson United.

•	Certain executive officers of Hudson United will be granted restricted stock units with respect to TD Banknorth common stock upon completion of the merger. These grants will become one-third vested on the three-year anniversary of the completion of the merger, with an additional one-third vesting at the end of year four and the end of year five, provided that the officer is still employed by TD Banknorth or any of its subsidiaries on the date of vesting. The grants will become fully vested if a change of control of TD Banknorth occurs or if the officer’s employment is terminated due to retirement, disability or death.

      These and certain other additional interests of Hudson United’s directors and executive officers may cause some of these persons to view the proposed merger differently than you view it, as a shareholder. See “The Merger and TD Banknorth Stock Sale — Interests of Certain Persons in the Merger” beginning on page 73.
The TD Banknorth board of directors unanimously recommends approval and adoption of the merger agreement (page 32)
      Based on TD Banknorth’s reasons for the merger described herein, including the opinions of Lehman Brothers referred to above, the TD Banknorth board of directors believes that the merger is fair to TD Banknorth shareholders and in the best interests of TD Banknorth and unanimously recommends that TD Banknorth shareholders vote “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby.
The Hudson United board of directors unanimously recommends approval of the merger agreement (page 34)
      Based on Hudson United’s reasons for the merger described herein, including the opinions of KBW referred to above, the Hudson United board of directors believes that the merger is fair to Hudson United shareholders and in the best interests of Hudson United and unanimously recommends that Hudson United shareholders vote “FOR” approval of the merger agreement.
The TD Banknorth special meeting (page 24)
      The TD Banknorth special meeting of shareholders will be held on                     , 2005, at the Portland Marriot Hotel, 200 Sable Oaks Drive, South Portland, Maine 04106 at 10:00 a.m., local time. At the special meeting, TD Banknorth shareholders will be asked to approve and adopt the merger agreement and the transactions contemplated thereby and to act upon any other matters that may properly come before the TD Banknorth special meeting.
      You are entitled to vote at the TD Banknorth special meeting if you owned shares of TD Banknorth common stock as of the close of business on                     , 2005. On that date there were                      shares of TD Banknorth common stock outstanding and entitled to vote. You will have one vote at the special meeting for each share of TD Banknorth common stock that you owned on that date.
      Shareholders of record may vote by mail, telephone, via the Internet or by attending the TD Banknorth special meeting and voting in person. Each proxy returned to TD Banknorth (and not revoked) by a holder of TD Banknorth common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted “FOR” approval of the merger agreement and in the discretion of the proxies upon any other matters that may properly come before the TD Banknorth special meeting.
      The affirmative vote of the holders of a majority of the outstanding TD Banknorth common stock is necessary to approve and adopt the merger agreement and the transactions contemplated thereby on behalf of TD Banknorth. TD, in its capacity as the holder of a majority of the outstanding TD Banknorth common stock, has agreed to vote “FOR” this proposal, thus ensuring its approval at the TD Banknorth special meeting.
The Hudson United special meeting (page 26)
      The Hudson United special meeting of shareholders will be held on                     , 2005, at the Sheraton Crossroads Hotel, One International Boulevard, Mahwah, New Jersey 07495 at 10:00 a.m., local time. At the special meeting, Hudson United shareholders will be asked to approve the merger agreement and to act upon any other matters that may properly come before the Hudson United special meeting.
      You are entitled to vote at the Hudson United special meeting if you owned shares of Hudson United common stock as of the close of business on                     , 2005. On that date there were                      shares of

Hudson United common stock outstanding and entitled to vote. You will have one vote at the special meeting for each share of Hudson United common stock that you owned on that date.
      Shareholders of record may vote by mail, telephone, via the Internet or by attending the Hudson United special meeting and voting in person. Each proxy returned to Hudson United (and not revoked) by a holder of Hudson United common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted “FOR” approval of the merger agreement and in the discretion of the proxies upon any other matters that may properly come before the Hudson United special meeting.
      The affirmative vote of a majority of the votes cast by the holders of the Hudson United common stock at the Hudson United special meeting is necessary to approve the merger agreement on behalf of Hudson United. The directors of Hudson United, who beneficially own                      shares or           % of the outstanding Hudson United common stock, have agreed to vote their shares in favor of approval of the merger agreement.
TD Banknorth and Hudson United must meet several conditions to complete the merger (page 62)
      Conditions to Each Party’s Obligations. The obligations of TD Banknorth and Hudson United to consummate the transactions contemplated by the merger agreement are subject to the satisfaction at or before the completion of the merger of the following conditions:

•	receipt of the required approvals of the shareholders of TD Banknorth and Hudson United of the merger agreement;

•	the receipt and continued effectiveness of all regulatory approvals required to consummate the merger and the other transactions contemplated by the merger agreement and the expiration of all applicable statutory waiting periods;

•	approval for the listing on the New York Stock Exchange of the shares of TD Banknorth common stock to be issued in the merger and the TD Banknorth stock sale;

•	the registration statement on Form S-4, which includes this joint proxy statement/ prospectus, is effective under the Securities Act of 1933, as amended; and

•	the absence of any injunction or other legal prohibition against the merger or the other transactions contemplated by the merger agreement.
      Conditions to TD Banknorth’s Obligations. The obligations of TD Banknorth to consummate the transactions contemplated by the merger agreement are subject to the satisfaction or waiver at or before the completion of the merger of the following conditions:

•	the representations and warranties of Hudson United were true and correct as of the date of the merger agreement and are true and correct as of the closing date for the merger, other than, in most cases, those failures to be true and correct that would not result or reasonably be expected to result, individually or in the aggregate, in a material adverse effect on Hudson United;

•	performance in all material respects by Hudson United of the obligations required to be performed by it at or prior to the closing date for the merger;

•	there is no legal or regulatory restriction or condition applicable to the merger that would be reasonably likely to have a material adverse effect (measured on a scale relative to Hudson United) on the business or operations of either Hudson United or TD Banknorth following completion of the merger, it being agreed that certain specified regulatory actions shall be deemed to have such a material adverse effect on TD Banknorth for this purpose;

•	TD Banknorth’s receipt of a certificate of certain officers of Hudson United as to the number of shares of Hudson United common stock and Hudson United stock options outstanding on the closing date for the merger; and

•	receipt of an opinion of TD Banknorth’s counsel that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.
      Conditions to Hudson United’s Obligations. The obligation of Hudson United to consummate the transactions contemplated by the merger agreement are subject to the satisfaction or waiver at or before the completion of the merger of the following conditions:

•	the representations and warranties of TD Banknorth were true and correct as of the date of the merger agreement and are true and correct as of the closing date for the merger, other than, in most cases, those failures to be true and correct that would not result or reasonably be expected to result, individually or in the aggregate, in a material adverse effect on TD Banknorth;

•	performance in all material respects by TD Banknorth of the obligations required to be performed by it at or prior to the closing date for the merger; and

•	receipt of an opinion of Hudson United’s counsel that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.
      Unless prohibited by law, either TD Banknorth or Hudson United could elect to waive a condition that has not been satisfied and complete the merger. Although TD Banknorth and Hudson United anticipate completing the merger in the first quarter of 2006, TD Banknorth and Hudson United cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed during this period or at all.
TD Banknorth and Hudson United must obtain regulatory approvals to complete the merger and the bank merger (page 71)
      To complete the merger and the bank merger, the parties need the prior approval of the Federal Reserve Board, the Office of the Comptroller of the Currency of the United States, which we refer to herein as the “OCC,” and certain state regulatory authorities. The U.S. Department of Justice will have an opportunity to comment during the approval process of the Federal Reserve Board and will have at least 15 but no more than 30 days following the approval of the Federal Reserve Board to challenge the approval on antitrust grounds. TD Banknorth and Hudson United are in the process of preparing and filing all necessary applications and notices with the applicable regulatory agencies. TD Banknorth and Hudson United cannot predict, however, whether the required regulatory approvals will be obtained.
TD Banknorth and Hudson United may terminate the merger agreement (page 83)
      TD Banknorth and Hudson United can mutually agree at any time to terminate the merger agreement before completing the merger, even if shareholders of TD Banknorth and Hudson United have already voted to approve it. Either party generally also can terminate the merger agreement if:

•	any governmental entity which must grant a required regulatory approval has denied approval of the merger or the other transactions contemplated by the merger agreement;

•	the merger has not been consummated on or before June 30, 2006;

•	there is a breach by the other party to the merger agreement of its representations and warranties or obligations under the merger agreement which would prevent satisfaction of a closing condition and the breach is not reasonably capable of being cured or is not cured prior to 30 days after receipt of written notice of the breach; or

•	the shareholders of Hudson United fail to approve the merger agreement at the Hudson United shareholders meeting;

      In addition, TD Banknorth may terminate the merger agreement at any time prior to the Hudson United special meeting if:

•	the board of directors of Hudson United does not recommend approval of the merger agreement or changes its recommendation with respect to the merger agreement or does not call and hold a special meeting of Hudson United shareholders to vote on approval of the merger agreement; or

•	a tender offer or exchange offer for 25% or more of the outstanding shares of Hudson United common stock is commenced (other than by TD Banknorth or a subsidiary thereof), and the Hudson United board of directors recommends that the shareholders of Hudson United tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended.
Hudson United may be required to pay a termination fee to TD Banknorth under certain circumstances (page 83)
      If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation with respect to the merger agreement by Hudson United’s board of directors, Hudson United will be required to pay TD Banknorth a termination fee of up to $60 million. The termination fee could discourage other companies from seeking to acquire or merge with Hudson United.
Hudson United is prohibited from soliciting other offers (page 70)
      Hudson United has agreed that, while the merger is pending, it will not initiate or, subject to some limited exceptions, engage in discussions with any third party other than TD Banknorth regarding extraordinary transactions such as a merger, business combination or sale of a material amount of assets or capital stock.
The merger will be accounted for under the purchase method (page 82)
      TD Banknorth will use the purchase method of accounting to account for the merger. Under this method, the total purchase price will be allocated to the assets acquired and liabilities assumed, based on their fair values. To the extent that this purchase price exceeds the fair value of the net tangible assets acquired at the effective time of the merger, TD Banknorth will allocate the excess purchase price to intangible assets, including goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” the goodwill resulting from the merger will not be amortized to expense; however, core deposit and other intangibles with definite useful lives recorded by TD Banknorth in connection with the merger will be amortized to expense.
Shareholders of TD Banknorth and Hudson United have different rights (page 111)
      TD Banknorth is a Delaware corporation subject to the provisions of the Delaware General Corporation Law, which we refer to herein as the “DGCL,” and Hudson United is a New Jersey corporation subject to the provisions of the New Jersey Business Corporation Act, which we refer to herein as the “NJBCA.” Upon consummation of the merger, shareholders of Hudson United who become shareholders of TD Banknorth will have rights as shareholders of TD Banknorth governed by the DGCL and TD Banknorth’s certificate of incorporation and bylaws. The rights of shareholders of TD Banknorth differ in certain respects from the rights of shareholders of Hudson United under the NJBCA and Hudson United’s certificate of incorporation and bylaws.
Shareholders of TD Banknorth and Hudson United do not have dissenter’s and appraisal rights in connection with the merger (page 85)
      Neither the holders of TD Banknorth common stock nor the holders of Hudson United common stock have rights under Delaware law and New Jersey law to dissent from the merger and obtain the fair value of their shares.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TD BANKNORTH
(Dollars in Thousands, Except Per Share Data)
      The following information at and for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 has been derived from TD Banknorth’s historical audited consolidated financial statements for those years. The financial information at and for the six months ended June 30, 2005 and 2004 has been derived from TD Banknorth’s unaudited consolidated financial statements for these periods, which financial information includes, in the opinion of TD Banknorth’s management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. The results for the six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.
      TD acquired a majority interest in TD Banknorth effective March 1, 2005 in a transaction which was accounted for by TD Banknorth under the purchase method of accounting. This resulted in a new basis of accounting reflecting the fair value of TD Banknorth’s assets and liabilities at March 1, 2005 and for the successor periods beginning on March 1, 2005. Information for all dates and “predecessor” periods prior to the acquisition on March 31, 2005 is presented by TD Banknorth using TD Banknorth’s historical basis of accounting. To assist in the comparability of TD Banknorth’s financial results and to make it easier to understand these results, the financial information of TD Banknorth presented herein combines the “predecessor period” in 2005 (January 1, 2005 to February 28, 2005) with the successor period in 2005 (March 1, 2005 to June 30, 2005) to present “combined” results for the six months ended June 30, 2005.
      The information set forth below is only a summary and should be read in conjunction with TD Banknorth’s consolidated financial statements and the related notes contained in TD Banknorth’s periodic reports filed with the Securities and Exchange Commission, which we refer to herein as the “SEC,” that have been incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 127.

		December 31,
	June 30,
	2005	2004	2003	2002	2001	2000

Balance Sheet Data:
Total assets	$31,784,335	$28,687,810	$26,453,735	$23,418,941	$21,076,586	$18,233,810
Securities(1)	4,217,869	6,815,536	7,106,404	6,640,969	6,098,004	5,821,805
Total loans and leases, net(2)	19,800,494	18,349,842	16,113,675	13,847,735	12,525,493	10,692,112
Goodwill and other intangibles	5,278,121	1,416,156	1,163,054	695,158	466,633	185,520
Deposits	19,964,601	19,227,581	17,901,185	15,664,601	14,221,049	12,107,256
Borrowings	4,758,673	5,990,705	5,882,864	5,432,581	4,602,388	4,659,390
Shareholders’ equity	6,473,496	3,176,114	2,520,519	2,063,485	1,789,115	1,330,857
Nonperforming assets	76,906	81,103	63,103	68,953	81,227	67,132
Book value per share	37.33	17.71	15.54	13.70	11.83	9.42
Tangible book value per share	8.45	9.91	8.37	9.09	8.75	8.11

	Six Months Ended
	June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

Operations Data:
Interest and dividend income	$686,095	$599,271	$1,250,848	$1,184,990	$1,223,272	$1,260,314	$1,326,027
Interest expense	180,729	154,139	323,623	352,138	438,600	583,825	726,737

Net interest income	505,366	445,132	927,225	832,852	784,672	676,489	599,290
Provision for loan and lease losses	5,666	19,000	40,340	42,301	44,314	41,889	23,819

Net interest income after provision for loan and lease losses	499,700	426,132	886,885	790,551	740,358	634,600	575,471
Net securities gains (losses)	(49,036)	6,936	(7,701)	42,460	7,282	1,329	(15,456)
Other noninterest income	191,927	173,285	353,657	332,678	279,071	242,651	230,904
Noninterest expense (excluding merger and consolidation costs and prepayment penalties on borrowings)	400,580	317,796	653,920	602,676	564,701	501,782	459,385
Merger and consolidation costs(3)	36,559	5,748	49,635	8,104	14,691	7,614	43,007
Prepayment penalties on borrowings	6,303	—	61,546	30,490	—	5,995	—

Income before income tax expense	199,149	282,809	467,740	524,419	447,319	363,189	288,527
Income tax expense	69,478	96,636	163,097	173,660	148,681	124,104	96,793

Net income before cumulative effect of change in accounting principle	129,671	186,173	304,643	350,759	298,638	239,085	191,734
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	—	(290)	—

Net income	$129,671	$186,173	$304,643	$350,759	$298,638	$238,795	$191,734

Net income per share before cumulative effect of change in accounting principle:
Basic	$0.73	$1.12	$1.78	$2.18	$2.01	$1.73	$1.33
Diluted	0.72	1.10	1.75	2.15	1.99	1.71	1.32
Net income per share:
Basic	0.73	1.12	1.78	2.18	2.01	1.70	1.33
Diluted	0.72	1.10	1.75	2.15	1.99	1.68	1.32
Dividends per share	0.20	0.195	0.79	0.70	0.58	0.53	0.50

	At or For the
	Six Months
	Ended
	June 30,		At or For the Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

Other Data(4):
Return on average assets	0.83%	1.37%	1.08%	1.37%	1.39%	1.29%	1.05%
Return on average equity	4.80	13.85	10.63	14.51	16.25	16.48	15.69
Average equity to average assets	17.39	9.87	10.17	9.44	8.56	7.82	6.66
Interest rate spread(5)	3.76	3.45	3.48	3.42	3.72	3.43	3.06
Net interest margin(5)	4.04	3.67	3.72	3.66	4.07	3.98	3.58
Tier 1 leverage capital ratio at end of period	6.65	6.80	7.58	6.65	7.13	7.14	7.02
Dividend payout ratio	55.56	35.08	44.36	31.90	28.76	30.27	36.91
Efficiency ratio(6)	68.41	51.74	60.09	53.09	54.10	55.99	61.67
Nonperforming assets as a percent of total assets at end of period	0.23	0.23	0.28	0.24	0.29	0.39	0.37

(1)	Includes securities held to maturity.

(2)	Does not include loans held for sale.

(3)	Consists of merger charges, charter consolidation costs, certain asset write-downs and branch closing costs where applicable.

(4)	Annualized where appropriate.

(5)	Ratios are on a fully-tax equivalent basis.

(6)	The efficiency ratio represents noninterest expense as a percentage of net interest income and noninterest income.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF HUDSON UNITED
(Dollars in Thousands, Except Per Share Data)
      The following information at and for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 has been derived from Hudson United’s historical audited consolidated financial statements for those years. The financial information at and for the six months ended June 30, 2005 and 2004 has been derived from Hudson United’s unaudited consolidated financial statements for these periods, which financial information includes, in the opinion of Hudson United’s management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. The results for the six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. The information set forth below is only a summary and should be read in conjunction with Hudson United’s consolidated financial statements and the related notes contained in Hudson United’s periodic reports filed with the SEC that have been incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 127.

		December 31,
	June 30,
	2005	2004	2003	2002	2001	2000

Balance Sheet Data:
Total assets	$9,188,085	$9,079,042	$8,100,658	$7,651,261	$6,999,535	$6,817,226
Securities(1)	3,354,070	3,538,855	2,706,185	2,616,452	1,408,510	942,919
Total loans and leases, net(2)	5,007,874	4,766,385	4,591,909	4,267,546	4,268,443	5,182,343
Goodwill and other intangibles	102,061	103,665	103,732	100,156	86,157	100,760
Deposits	6,566,285	6,344,198	6,243,359	6,199,701	5,983,545	5,813,267
Borrowings	1,571,693	1,722,423	921,219	469,686	311,966	358,861
Shareholders’ equity	535,036	531,650	458,190	432,526	383,904	368,473
Nonperforming assets	29,975	27,875	14,194	16,672	47,850	62,216
Book value per share	12.06	11.82	10.23	9.61	8.38	7.68
Tangible book value per share	9.76	9.51	7.91	7.38	6.50	5.58

	Six Months Ended
	June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

Operations Data:
Interest and dividend income	$225,536	$198,374	$414,434	$394,129	$430,003	$470,363	$608,309
Interest expense	71,589	42,386	98,782	94,871	129,246	184,997	288,583

Net interest income	153,947	155,988	315,652	299,258	300,757	285,366	319,726
Provision for loan and lease losses	10,250	10,350	14,850	26,000	51,333	34,147	24,000

Net interest income after provision for loan and lease losses	143,697	145,638	300,802	273,258	249,424	251,219	295,726
Net securities gains (losses)	1,769	4,327	8,887	5,117	3,545	1,205	(58,639)
Other noninterest income	64,985	70,328	147,440	127,928	181,577	108,220	89,734
Noninterest expense	141,481	136,359	283,706	256,295	247,126	227,240	250,031

Income before income taxes	68,970	83,934	173,423	150,008	187,420	133,404	76,790
Income tax expense	4,507	21,293	45,340	37,687	64,214	38,943	26,969

Net income	$64,463	$62,641	$128,083	$112,321	$123,206	$94,461	$49,821

Net income per share:
Basic	$1.44	$1.40	$2.86	$2.51	$2.73	$2.02	$0.93
Diluted	1.44	1.40	2.85	2.50	2.72	2.00	0.92
Dividends per share	0.74	0.66	1.36	1.18	1.10	1.01	0.93

	At or For the Six
	Months Ended
	June 30,		At or For the Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

Other Data:(3)
Return on average assets	1.45%	1.53%	1.49%	1.41%	1.71%	1.41%	0.61%
Return on average equity	24.39	26.55	26.04	25.67	30.06	24.95	10.72
Average equity to average assets	5.95	5.75	5.72	5.51	5.68	5.64	5.66
Interest rate spread(4)	3.46	3.94	3.78	3.87	4.27	4.17	3.70
Net interest margin(4)	3.81	4.18	4.03	4.12	4.65	4.71	4.26
Tier 1 leverage capital ratio at end of period	6.86	6.75	6.69	6.36	5.82	5.75	5.96
Dividend payout ratio	51.72	47.39	47.73	47.03	40.77	50.19	98.99
Efficiency ratio(5)	61.70	58.24	59.77	58.76	49.86	54.63	56.70
Nonperforming assets as a percent of total assets at end of period	0.33	0.16	0.31	0.18	0.22	0.68	0.91

(1)	Includes securities held to maturity and does not include trading securities.

(2)	Does not include loans held for sale.

(3)	Annualized where appropriate.

(4)	Ratios are on a fully-tax equivalent basis.

(5)	The efficiency ratio represents noninterest expense as a percentage of net interest income and noninterest income.

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, Except Per Share Data)
      The following table sets forth selected unaudited pro forma combined consolidated financial information for TD Banknorth and Hudson United. The pro forma information gives effect to the merger and the TD Banknorth stock sale as if these transactions had been effective on the date presented, in the case of balance sheet data, and as if these transactions had been effective on January 1, 2004, in the case of operations data. The pro forma information in the table assumes that the merger is accounted for under the purchase method of accounting. See “The Merger and TD Banknorth Stock Sale — Accounting Treatment of the Merger” on page 82. The information in the following table is based on, and should be read together with, the historical financial information that TD Banknorth and Hudson United have presented in prior filings with the SEC and the pro forma financial information that appears elsewhere in this document. See “Where You Can Find More Information” beginning on page 127 and “Unaudited Pro Forma Combined Consolidated Financial Information” beginning on page 90.
      The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of (i) an anticipated deleveraging of Hudson United’s balance sheet following the merger through the sale of approximately $1.7 billion of investment securities and concurrent repayment of approximately $1.7 billion of borrowings, (ii) an anticipated sale of Hudson United’s landfill gas investments, which provided Hudson United with an after-tax loss of $525,000 and after-tax income of $11.2 million in the six months ended June 30, 2005 and year ended December 31, 2004, respectively, (iii) an anticipated issue by TD Banknorth of $225 million of subordinated debt or (iv) financial benefits from such items as cost savings, revenue enhancements and share repurchases. Accordingly, the pro forma information does not attempt to predict or suggest future results and is not necessarily indicative of the results that actually would have occurred had the merger and the TD Banknorth stock sale been completed on the dates indicated or that may be obtained in the future.

June 30,
2005

Balance Sheet Data:
Total assets	$42,433,718
Securities(1)	7,568,994
Total loans and leases, net(2)	24,742,456
Goodwill and other intangibles	6,910,457
Deposits	26,519,250
Borrowings	6,562,379
Shareholders’ equity	8,373,672
Nonperforming assets	103,881
Book value per share	35.57
Tangible book value per share	7.41

	Six Months
	Ended	Year Ended
	June 30,	December 31,
	2005	2004

Operations Data:
Interest and dividend income	$919,274	$1,685,694
Interest expense	253,312	430,825

Net interest income	665,962	1,254,869
Provision for loan and lease losses	15,916	55,190
Net interest income after provision for loan and lease losses	650,046	1,199,679
Net securities gains (losses)	(47,267)	1,186
Other noninterest income	256,912	501,097
Noninterest expense (excluding merger and consolidation costs and prepayment penalties on borrowings)	554,700	966,234
Merger and consolidation costs(3)	36,559	49,635
Prepayment penalties on borrowings	6,303	61,546

Income before income tax expense	262,129	624,547
Income tax expense	71,888	202,621

Net income	$190,241	$421,926

Net income per share:
Basic	$0.79	$1.81
Diluted	0.79	1.79

	Six Months
	Ended	Year Ended
	June 30,	December 31,
	2005	2004(4)

Other Data:
Return on average assets	0.91%	n/m
Return on average equity	5.22	n/m
Average equity to average assets	17.52	n/m
Tier 1 leverage capital ratio at end of period	6.41	n/m
Nonperforming assets as a percent of total assets at end of period	0.24	n/m

(1)	Includes securities held to maturity.

(2)	Does not include loans held for sale.

(3)	Consists of merger charges and certain asset write-downs.

(4)	Average balance sheet amounts and capital and other ratios at and for the year ended December 31, 2004 are not meaningful (n/m) because estimated purchase accounting adjustments were as of June 30, 2005.

UNAUDITED COMPARATIVE PER SHARE DATA
      The following table sets forth for the TD Banknorth common stock and the Hudson United common stock certain historical, pro forma and pro forma equivalent per share financial information. The pro forma and pro forma equivalent per share information gives effect to the merger and the TD Banknorth stock sale as if these transactions had been effective on the dates presented, in the case of the book value and tangible book value data, and as if these transactions had been effective on January 1, 2004, in the case of the income from operations and dividends paid data. The pro forma information in the table assumes that the merger is accounted for under the purchase method of accounting. See “The Merger and TD Banknorth Stock Sale — Accounting Treatment of the Merger” on page 82. The information in the following table is based on, and should be read together with, the historical financial information that TD Banknorth and Hudson United have presented in prior filings with the SEC and the pro forma financial information that appears elsewhere in this document. See “Where You Can Find More Information” beginning on page 127 and “Unaudited Pro Forma Combined Consolidated Financial Information” beginning on page 90.
      The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of (i) an anticipated deleveraging of Hudson United’s balance sheet following the merger through the sale of approximately $1.7 billion of investment securities and concurrent repayment of approximately $1.7 billion of borrowings, (ii) an anticipated sale of Hudson United’s landfill gas investments, which provided Hudson United with an after-tax loss of $525,000 and after-tax income of $11.2 million in the six months ended June 30, 2005 and year ended December 31, 2004, respectively, (iii) an anticipated issue by TD Banknorth of $225 million of subordinated debt or (iv) financial benefits from such items as cost savings, revenue enhancements and share repurchases. Accordingly, the pro forma information does not attempt to predict or suggest future results and is not necessarily indicative of the results that actually would have occurred had the merger and the TD Banknorth stock sale been completed on the dates indicated or that may be obtained in the future.

	TD Banknorth			Hudson United
	Common Stock			Common Stock

		Pro Forma			Pro Forma
	Historical	Combined(1)		Historical	Equivalent(2)

Net income per basic share:
Six Months Ended June 30, 2005	$0.73	$0.79		$1.44	$1.13
Year ended December 31, 2004	1.78	1.81		2.86	2.58
Net income per diluted share:
Six Months Ended June 30, 2005	0.72	0.79		1.44	1.13
Year ended December 31, 2004	1.75	1.79		2.85	2.56
Dividends declared per share:
Six Months Ended June 30, 2005	0.40	0.40	(3)	0.74	0.57
Year ended December 31, 2004	0.79	0.79	(3)	1.36	1.13
Book value per share:
June 30, 2005	37.33	35.57		12.06	50.79
December 31, 2004	17.71	21.02		11.82	30.02
Tangible book value per share:
June 30, 2005	8.45	7.41		9.76	10.58
December 31, 2004	9.91	8.15		9.51	11.64

(1)	Pro forma combined amounts are calculated by adding together the historical amounts reported by TD Banknorth and Hudson United, as adjusted for:

•	the estimated purchase accounting adjustments to be recorded in connection with the merger (consisting of mark-to-market valuation adjustments for assets acquired and liabilities assumed and adjustments for intangible assets established, and the resultant amortization/accretion of certain of such adjustments over appropriate future periods),

•	an estimated 32.4 million shares of TD Banknorth common stock to be issued in connection with the merger based on the terms of the merger agreement and the number of fully diluted shares of Hudson United common stock outstanding on the date of the merger agreement (with shares subject to Hudson United stock options outstanding on that date calculated under the treasury method) and

•	29.6 million shares of TD Banknorth common stock to be issued in the TD Banknorth stock sale.

(2)	Pro forma equivalent amounts are calculated by multiplying the pro forma combined amounts by an assumed exchange ratio of 1.4280, which is based on the closing price of the TD Banknorth common stock on July 11, 2005, the last trading day prior to the public announcement of the merger agreement. The actual exchange ratio likely will differ from the assumed exchange ratio because it will be based on the average per share closing price of the TD Banknorth common stock for the ten trading-day period ending on the fifth business day prior to completion of the merger. Pro forma equivalent information is presented to reflect that Hudson United shareholders who receive TD Banknorth common stock in the merger will, based on the assumed exchange ratio, receive more than one share of TD Banknorth common stock for each share of Hudson United common stock they own which is converted into TD Banknorth common stock pursuant to the merger.

(3)	It is anticipated that the initial dividend rate will be equal to the current dividend rate of TD Banknorth. Accordingly, pro forma combined dividends per share of TD Banknorth common stock represent the historical dividends per common share paid by TD Banknorth.

RISK FACTORS RELATING TO THE MERGER
      In addition to the other information included in this joint proxy statement/ prospectus, you should carefully consider the matters described below in determining whether to approve the merger agreement and, if you are a Hudson United shareholder, make a cash or stock election. Please also refer to the additional risk factors identified in the periodic reports and other documents of TD Banknorth and Hudson United incorporated by reference into this document and listed in “Where You Can Find More Information” beginning on page 127.
Because the market price of the TD Banknorth common stock will fluctuate, Hudson United shareholders cannot be sure of the value of the merger consideration they will receive.
      Upon completion of the merger, each share of Hudson United common stock will be converted into merger consideration consisting of shares of TD Banknorth common stock or cash pursuant to the terms of the merger agreement. The value of the merger consideration to be received by Hudson United shareholders will be based on the average per share closing price of the TD Banknorth common stock on the New York Stock Exchange during the ten trading-day period ending on the fifth business day prior to completion of the merger. The average closing price may be less than the closing price of the common stock at the time the merger agreement was executed, at the date of mailing of this document or at the time of the special meetings. Any decline in the market price of the TD Banknorth common stock prior to completion of the merger will reduce the value of the merger consideration that Hudson United shareholders will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Many of these factors are beyond our control.
      Accordingly, at the time of the Hudson United special meeting, Hudson United shareholders will not necessarily know or be able to calculate the amount of the cash consideration they would receive or the exchange ratio to be used to determine the number of any shares of Hudson United common stock they would receive upon completion of the merger. If the value of the TD Banknorth common stock declines, the consideration Hudson United shareholders would receive in the merger also will decline. Hudson United does not have the right to terminate the merger agreement based on a decline in the price of the TD Banknorth common stock.
TD Banknorth may fail to realize the anticipated benefits of the merger.
      The success of the merger will depend on, among other things, TD Banknorth’s ability to realize anticipated cost savings and to combine the businesses of TD Banknorth and Hudson United in a manner that does not materially disrupt the existing customer relationships of Hudson United or result in decreased revenues resulting from any loss of customers and that permits growth opportunities to occur. If TD Banknorth is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.
The market price of shares of TD Banknorth common stock may be affected by factors which are different from those affecting shares of Hudson United common stock.
      If you are a Hudson United shareholder, you may acquire shares of TD Banknorth common stock in connection with the merger. Some of TD Banknorth’s current businesses and markets differ from those of Hudson United and, accordingly, the results of operations of TD Banknorth after the merger may be affected by factors different from those currently affecting the results of operations of Hudson United. For a discussion of the businesses of TD Banknorth and Hudson United and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” beginning on page 127.

Hudson United shareholders may receive a form of consideration different from what they elect.
      While each Hudson United shareholder may elect to receive all cash or all TD Banknorth common stock in the merger, the amount of cash available for payment to Hudson United shareholders is fixed at $941.8 million. As a result, if either a cash or stock election proves to be more popular among Hudson United shareholders, and you choose the election that is more popular, you might receive a portion of your consideration in cash and a portion of your consideration in TD Banknorth common stock.
TD exercises significant control over TD Banknorth.
      Because TD Banknorth is a majority-owned subsidiary of TD, TD generally has the ability to control the outcome of any matter submitted for the vote or consent of TD Banknorth shareholders. Pursuant to an amended and restated stockholders agreement, dated as of August 25, 2004, among TD, TD Banknorth and Banknorth Group, Inc. (which we refer to herein as the “stockholders agreement”), TD may increase the number of Class B directors (who are elected exclusively by TD) at any time to a majority of the entire board of directors of TD Banknorth and all corporate action by the TD Banknorth board requires the affirmative vote of both a majority of the entire board as well as a majority of the Class B directors (whether or not the Class B directors then constitute a majority of the entire board). Accordingly, TD generally is, and following the merger will be, able to control the outcome of all matters that come before the TD Banknorth board except in the specific instances where the stockholders agreement requires separate approval of the designated independent directors committee established under the stockholders agreement. The stockholders agreement and related provisions of TD Banknorth’s certificate of incorporation also permit TD to retain its majority position on the TD Banknorth board and certain of its governance rights for limited periods of time even if its ownership of TD Banknorth common stock declines below 50% (but not below 35%) of the outstanding shares.
      As a result of TD’s controlling interest in TD Banknorth, TD has the power, subject to applicable law, to take actions that might be favorable to TD but not necessarily favorable to other TD Banknorth shareholders. In addition, TD’s ownership position and governance rights prevent TD Banknorth from participating in a change of control transaction with a third party unless TD consents to such transaction. Moreover, TD is under no obligation to purchase all of the remaining publicly-held shares of TD Banknorth at any particular time and may, in its discretion, purchase significant additional amounts of TD Banknorth common stock (but generally not in excess of 66 2/3% of the outstanding shares) in the open market or otherwise without making an offer for all remaining publicly-held shares. As a result, the TD Banknorth common stock may trade at prices that do not reflect a “takeover premium” to the same extent as do the equity securities of similarly-situated companies that do not have a majority or significant shareholder.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
      This document and the documents incorporated herein by reference contain forward-looking statements by TD Banknorth and Hudson United within the meaning of the federal securities laws. These forward-looking statements include information about the financial condition, results of operations and business of TD Banknorth following completion of the merger, including statements relating to the estimated cost savings and revenue enhancements that are anticipated to be realized from the merger, the estimated impact on TD Banknorth’s earnings per share of the merger and the restructuring charges expected to be incurred in connection with the merger. This document also includes forward-looking statements about the consummation and anticipated timing of the merger and the tax consequences of the merger. In addition, any of the words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “projects,” “predicts” and similar expressions indicate forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	estimated cost savings and revenue enhancements from the merger or other proposed mergers may not be fully realized within the expected time frames;

•	deposit attrition, customer loss or revenue loss following the merger or other proposed mergers may be greater than expected;

•	competitive pressure among depository and other financial institutions may increase significantly;

•	costs or difficulties related to the integration of the businesses of TD Banknorth and its merger partners, including Hudson United, may be greater than expected;

•	changes in the interest rate environment may reduce interest margins;

•	general economic or business conditions, either nationally or in the states or regions in which TD Banknorth does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

•	legislation or changes in regulatory requirements, including changes in accounting standards, may adversely affect the businesses in which TD Banknorth is engaged;

•	adverse changes may occur in the securities markets, whether due to terrorist activities, world events or other factors; and

•	competitors of TD Banknorth may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than TD Banknorth.
      Management of TD Banknorth and Hudson United each believes that the forward-looking statements about its respective company are reasonable; however, you should not place undue reliance on them because they speak only as of the date of this document, or, in the case of documents incorporated by reference in this document, the dates of those documents. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of TD Banknorth following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the ability of TD Banknorth and Hudson United to control or predict.
GENERAL INFORMATION
      This document constitutes a joint proxy statement of TD Banknorth and Hudson United and is being furnished to all record holders of TD Banknorth common stock and Hudson United common stock in connection with the solicitation of proxies by the boards of directors of TD Banknorth and Hudson United to be used at a special meeting of shareholders of TD Banknorth and a special meeting of shareholders of Hudson United, respectively, both to be held on                     , 2005 and any adjournments or postponements of these meetings. The purposes of the special meetings are to consider and vote upon the merger agreement, which provides, among other things, for the merger of Hudson United with and into TD Banknorth and the sale by TD Banknorth of shares of its common stock to TD to fund the aggregate cash consideration payable by TD Banknorth in the merger.
      This document also constitutes a prospectus of TD Banknorth relating to the TD Banknorth common stock to be issued to holders of Hudson United common stock upon completion of the merger. Based on the terms of the merger agreement and the number of fully diluted shares of Hudson United common stock outstanding on the date of the merger agreement (with shares subject to Hudson United stock options outstanding on that date calculated under the treasury method), approximately 32.4 million shares of TD Banknorth common stock will be issuable pursuant to the merger (33.2 million assuming all Hudson United stock options outstanding on that date are exercised prior to completion of the merger). An additional 29.6 million shares of TD Banknorth common stock will be sold by TD Banknorth to TD pursuant to the merger agreement to fund the aggregate cash merger consideration, resulting in an estimated maximum of 62.0 million shares of TD Banknorth common stock that will be issuable pursuant to the merger agreement (62.8 million assuming all outstanding Hudson United stock options are exercised prior to completion of the merger).

      TD Banknorth has supplied all information contained or incorporated by reference herein relating to TD Banknorth, and Hudson United has supplied all such information relating to Hudson United.
THE TD BANKNORTH SPECIAL MEETING
Date, Place and Time
      A special meeting of shareholders of TD Banknorth will be held at 10:00 a.m., local time, on                     ,                     ,                     , 2005 at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine 04106.
Matters to be Considered
      The purposes of the TD Banknorth special meeting are to consider and vote on a proposal to approve and adopt the merger agreement and the transactions contemplated thereby and to consider and vote on any other matters that may be properly submitted for a vote at the TD Banknorth special meeting. At this time, the TD Banknorth board of directors is unaware of any matters, other than approval and adoption of the merger agreement and the transactions contemplated thereby, that may be presented for action at the TD Banknorth special meeting.
Shares Outstanding and Entitled to Vote; Record Date
      The close of business on                    , 2005 has been fixed by TD Banknorth as the record date for the determination of holders of TD Banknorth common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the TD Banknorth special meeting. At the close of business on the record date, there were                      shares of TD Banknorth common stock outstanding and entitled to vote. Each share of TD Banknorth common stock entitles the holder to one vote at the TD Banknorth special meeting on all matters properly presented at the meeting.
How to Vote Your Shares
      Shareholders of record may vote by telephone, via the Internet, by mail or by attending the TD Banknorth special meeting and voting in person.

•	Voting by Telephone: You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders by using individual control numbers. If you vote by telephone, you do not need to return your proxy card.

•	Voting via the Internet: You can vote via the Internet by accessing the web site listed on your proxy card and following the instructions you will find on the web site. Internet voting is available 24 hours a day. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the internet, you do not need to return your proxy card.

•	Voting by Mail: If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.
      If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

      You will have the power to revoke your proxy at any time before it is exercised by:

•	delivering prior to the special meeting a written notice of revocation addressed to Carol L. Mitchell, Executive Vice President, General Counsel and Secretary, TD Banknorth Inc., P.O. Box 9540, Two Portland Square, Portland, Maine 04112;

•	delivering to TD Banknorth prior to the special meeting a properly executed proxy with a later date;

•	voting on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted); or

•	attending the special meeting and voting in person.
Attendance at the TD Banknorth special meeting will not, in and of itself, constitute revocation of a proxy.
      If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card or vote by telephone or via the Internet without giving specific voting instructions, your shares will be voted “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby.
      At this time, the TD Banknorth board of directors is unaware of any matters, other than approval and adoption of the merger agreement and the transactions contemplated thereby, that may be presented for action at the TD Banknorth special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.
Votes Required
      A quorum, consisting of the holders of a majority of the issued and outstanding shares of TD Banknorth common stock, must be present in person or by proxy before any action may be taken at the TD Banknorth special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal.
      The affirmative vote of the holders of a majority of the outstanding shares of TD Banknorth common stock, voting in person or by proxy, is necessary to approve and adopt the merger agreement and the transactions contemplated thereby on behalf of TD Banknorth. The affirmative vote of a majority of the votes cast on the matter at the TD Banknorth special meeting is required to approve any other matter properly submitted to shareholders for their consideration at the special meeting.
      Any “broker non-votes” submitted by brokers or nominees in connection with the TD Banknorth special meeting will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. “Broker non-votes” are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. Under these rules, the proposal to approve and adopt the merger agreement is not an item on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the special meeting. Because the proposal to approve the merger agreement is required to be approved by the holders of a majority of the outstanding shares of TD Banknorth common stock, abstentions and broker “non-votes” will have the same effect as a vote against the proposal to approve and adopt the merger agreement and the transactions contemplated thereby at the special meeting. And for the same reason, the failure of any TD Banknorth shareholder to vote by proxy or in person at the special meeting will have the effect of a vote against this proposal.
      TD, in its capacity as the holder of a majority of the outstanding TD Banknorth common stock, has agreed to vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby, thus ensuring its approval at the TD Banknorth special meeting.
      As of the close of business on the record date for the TD Banknorth special meeting, neither Hudson United nor, to the knowledge of Hudson United, any of its directors and executive officers, beneficially owned any shares of TD Banknorth common stock.

Solicitation of Proxies
      TD Banknorth will pay for the costs of mailing this document to its shareholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors, except that TD Banknorth and Hudson United will share equally the cost of printing and mailing this document and the fee payable to the SEC in connection with the filing of the registration statement of which this document is a part. In addition to solicitation by mail, the directors, officers and employees of TD Banknorth and its subsidiaries may solicit proxies from shareholders of TD Banknorth in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses.
      Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and TD Banknorth will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.
Recommendations of the TD Banknorth Board of Directors
      The TD Banknorth board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on TD Banknorth’s reasons for the merger described in this document, including Lehman Brothers’ fairness opinions, the board of directors of TD Banknorth believes that the merger and related TD Banknorth stock sale are in the best interests of TD Banknorth’s shareholders, including its minority shareholders, and unanimously recommends that TD Banknorth shareholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby. See “The Merger and TD Banknorth Stock Sale — TD Banknorth’s Reasons for the Merger” beginning on page 32.
THE HUDSON UNITED SPECIAL MEETING
Date, Place and Time
      A special meeting of shareholders of Hudson United will be held at 10:00 a.m., local time, on                     ,                     ,                     , 2005 at the Sheraton Crossroads Hotel, One International Boulevard, Mahwah, New Jersey 07495.
Matters to be Considered
      The purposes of the Hudson United special meeting are to consider and vote on a proposal to approve the merger agreement and to consider and vote on any other matters that may be properly submitted for a vote at the Hudson United special meeting. At this time, the Hudson United board of directors is unaware of any matters, other than approval of the merger agreement, that may be presented for action at the Hudson United special meeting.
Shares Outstanding and Entitled to Vote; Record Date
      The close of business on                     , 2005 has been fixed by Hudson United as the record date for the determination of holders of Hudson United common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the Hudson United special meeting. At the close of business on the record date, there were                      shares of Hudson United common stock outstanding and entitled to vote. Each share of Hudson United common stock entitles the holder to one vote at the Hudson United special meeting on all matters properly presented at the meeting.

How to Vote Your Shares
      Shareholders of record may vote by telephone, via the Internet, by mail or by attending the Hudson United special meeting and voting in person.

•	Voting by Telephone: You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders by using individual control numbers. If you vote by telephone, you do not need to return your proxy card.

•	Voting via the Internet: You can vote via the Internet by accessing the web site listed on your proxy card and following the instructions you will find on the web site. Internet voting is available 24 hours a day. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the internet, you do not need to return your proxy card.

•	Voting by Mail: If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.
      If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.
      You will have the power to revoke your proxy at any time before it is exercised by:

•	delivering prior to the special meeting a written notice of revocation addressed to Miranda Grimm, Senior Vice President and Corporate Secretary, Hudson United Bancorp, 1000 MacArthur Boulevard, Mahwah, New Jersey 07430;

•	delivering to Hudson United prior to the special meeting a properly executed proxy with a later date;

•	voting on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted); or

•	attending the special meeting and voting in person.
Attendance at the Hudson United special meeting will not, in and of itself, constitute revocation of a proxy.
      If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card or vote by telephone or via the Internet without giving specific voting instructions, your shares will be voted “FOR” approval and adoption of the merger agreement.
      At this time, the Hudson United board of directors is unaware of any matters, other than approval of the merger agreement, that may be presented for action at the Hudson United special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.
Votes Required
      A quorum, consisting of the holders of a majority of the issued and outstanding shares of Hudson United common stock, must be present in person or by proxy before any action may be taken at the Hudson United special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal.

      The affirmative vote of a majority of the votes cast by the holders of the outstanding shares of Hudson United common stock, voting in person or by proxy, at the Hudson United special meeting is necessary to approve the merger agreement on behalf of Hudson United and to approve any other matter properly submitted to shareholders for their consideration at the special meeting.
      Any “broker non-votes” submitted by brokers or nominees in connection with the Hudson United special meeting will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. “Broker non-votes” are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. Under these rules, the proposal to approve and adopt the merger agreement is not an item on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the special meeting. Because the proposal to approve the merger agreement is required to be approved by the holders of a majority of the votes cast, abstentions and broker “non-votes” will have no effect on the voting on the proposal to approve the merger agreement at the special meeting, assuming the presence of a quorum. And for the same reason, the failure of any Hudson United shareholder to vote by proxy or in person at the special meeting will have no effect on the voting of this proposal.
      The directors and executive officers of Hudson United and their respective affiliates collectively owned approximately           % of the outstanding shares of Hudson United common stock as of the record date for the Hudson United special meeting. The directors of Hudson United, who can cast approximately           % of the votes entitled to be cast at the Hudson United special meeting, have entered into shareholder agreements with TD Banknorth pursuant to which they have agreed to vote all of their shares for approval of the merger agreement. See “Certain Beneficial Owners of Hudson United Common Stock” beginning on page 124 and “The Merger and TD Banknorth Stock Sale — Shareholder Agreements” on page 84.
      As of the close of business on the record date for the Hudson United special meeting, neither TD Banknorth nor, to the knowledge of TD Banknorth, any of its directors and executive officers, beneficially owned any shares of Hudson United common stock.
Solicitation of Proxies
      Hudson United will pay for the costs of mailing this document to its shareholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors, except that TD Banknorth and Hudson United will share equally the cost of printing and mailing this document and the fee payable to the SEC in connection with the filing of the registration statement of which this document is a part. In addition to solicitation by mail, the directors, officers and employees of Hudson United and its subsidiaries may solicit proxies from shareholders of Hudson United in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses.
      Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Hudson United will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.
Recommendations of the Hudson United Board of Directors
      The Hudson United board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on Hudson United’s reasons for the merger described in this document, including KBW’s fairness opinion, the board of directors of Hudson United believes that the merger is in the best interests of Hudson United’s shareholders and unanimously recommends that Hudson United shareholders vote “FOR” approval of the merger agreement. See “The Merger and TD Banknorth Stock Sale — Hudson United’s Reasons for the Merger” beginning on page 34.

THE MERGER AND TD BANKNORTH STOCK SALE
      The following information describes the material aspects of the merger agreement and the transactions contemplated thereby, including the merger and the TD Banknorth stock sale. The description does not purport to be complete and is qualified in its entirely by reference to the annexes to this document, including the merger agreement. We urge you to carefully read the annexes in their entirety.
Transaction Structure
      Subject to the terms and conditions of the merger agreement, and in accordance with Delaware and New Jersey law, Hudson United will merge with and into TD Banknorth. TD Banknorth will be the surviving corporation and will continue its corporate existence under the laws of the State of Delaware. Immediately thereafter, Hudson United Bank, a New Jersey bank and a wholly-owned subsidiary of Hudson United, will merge with and into TD Banknorth, NA, a national bank and a wholly-owned subsidiary of TD Banknorth. When the merger of Hudson United and TD Banknorth is completed, the separate corporate existence of Hudson United will terminate. TD Banknorth’s certificate of incorporation will be the certificate of incorporation of the combined company, and TD Banknorth’s bylaws will be the bylaws of the combined company. See “Comparison of Shareholder Rights” beginning on page 111.
The TD Banknorth Stock Sale
      TD Banknorth will obtain funds to pay the cash portion of the merger consideration from the sale of TD Banknorth common stock to TD. Pursuant to the merger agreement, TD Banknorth agreed to sell, and TD agreed to purchase, pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, 29,625,353 shares of TD Banknorth common stock at $31.79 per share on the closing date for the merger. The $31.79 per share purchase price was negotiated by TD and TD Banknorth and is equal to the average price at which TD Banknorth repurchased 15.3 million shares of TD Banknorth common stock in the first quarter of 2005. This purchase price represented a $1.83 or 6% premium to the $29.96 closing per share price of the TD Banknorth common stock on July 11, 2005, the last trading day before public announcement of the merger agreement.
      As a result of the TD Banknorth stock sale, TD Banknorth will receive $941.8 million, which is the fixed amount of aggregate cash merger consideration under the merger agreement. Based on the issuance of approximately 32.4 million shares of TD Banknorth common stock in the merger (subject to adjustment based on an increase in the number of fully-diluted shares of Hudson United common stock on the date of the merger agreement, as adjusted for outstanding Hudson United stock options based on the treasury method) and 29.6 million shares of TD Banknorth common stock in the TD Banknorth stock sale, TD Banknorth will issue an aggregate of approximately 62.0 million shares of its common stock pursuant to the merger and the TD Banknorth stock sale.
      On a pro forma basis as of June 30, 2005 assuming the merger and the TD Banknorth stock sale were completed on that date, TD’s percentage ownership of TD Banknorth would decrease from 55.4% to 53.4%. Through TD Banknorth share repurchases or, subject to meeting regulatory requirements, open market purchases, TD has indicated its intent to at least maintain its ownership percentage in TD Banknorth at the level prior to the acquisition of Hudson United or, as market conditions warrant, to potentially increase this ownership percentage.
Background of the Merger
      The board of directors and management of Hudson United have periodically evaluated and assessed the strategic options of Hudson United. Such review and assessments were conducted internally and, at various times, with the assistance of financial advisors to Hudson United.
      In 1999, Hudson United entered into a definitive merger agreement with Dime Bancorp, Inc., which was subsequently terminated after a third party made a hostile offer for Dime. Since the Dime merger agreement was terminated, Hudson United has on several occasions considered an acquisition of Hudson

United as a means of enhancing shareholder value. In the summer of 2003, Hudson United engaged Morgan Stanley to evaluate an oral indication of interest from a potential acquiror. When that institution did not follow up after a reasonable period of time, Morgan Stanley identified and solicited other potential acquirors of Hudson United, none of which made a firm acquisition offer after initially submitting indications of interest. In early 2004, Hudson United was approached by a potential acquiror which expressed a strong interest in acquiring the company and another instititution which was interested in acquiring many of Hudson United’s branch offices but not the entire company, neither of which led to a firm offer. In the time period during which Hudson United was in discussions with TD Banknorth, as discussed below, Hudson United management, with board oversight, held meetings with several potential acquirors at the request of such institutions, although none of the institutions made an acquisition offer.
      Kenneth T. Neilson, Hudson United’s Chairman, President and CEO, and William J. Ryan, TD Banknorth’s Chairman, President and CEO, have known each other for over a decade and from time to time have had conversations at various banking industry events.
      In November, 2004, James W. Nall, Hudson United’s Executive Vice President and Chief Financial Officer, and Peter J. Verrill, TD Banknorth’s Senior Executive Vice President and Chief Operating Officer, met over lunch. During the discussions, Messrs. Nall and Verrill spoke in general terms about the similar characteristics and business strategies of Hudson United and TD Banknorth.
      On March 2, 2005, Messrs. Neilson and Ryan met at a KBW-sponsored conference in Boston and discussed how a combined institution might benefit the shareholders of Hudson United and TD Banknorth. During March and April 2005, Mr. Nall and Mr. Verrill had a series of discussions relating to a possible strategic combination of Hudson United and TD Banknorth.
      Subsequent to this meeting between Messrs. Neilson and Ryan, Hudson United and KBW, which had previously served as a financial advisor to Hudson United in connection with acquisition matters, began evaluating a potential merger between Hudson United and TD Banknorth. Hudson United decided to use KBW as its financial advisor in connection with any such transaction with knowledge of KBW’s historical and existing financial advisory relationships with TD Banknorth.
      On April 18, 2005 Hudson United and TD Banknorth executed a confidentiality agreement with regard to the sharing of information between the two parties in connection with a possible transaction. Subsequently, TD Banknorth began a preliminary due diligence review of Hudson United and there were high-level discussions regarding a potential business combination among the principals. The board of directors of Hudson United was aware of the discussions with TD Banknorth, as well as the meetings which management was having with several potential acquirors during the early part of 2005.
      At a meeting of the Hudson United board of directors on April 27, 2005, Mr. Neilson brought the board up to date on TD Banknorth’s possible interest in acquiring Hudson United and the execution of a confidentiality agreement. The board authorized Mr. Neilson to continue to explore a possible combination with TD Banknorth. Discussions from March through June proceeded slowly. On June 3, 2005, TD Banknorth made an oral all-cash merger proposal to Hudson United, which was subject to a due diligence examination of Hudson United and the negotiation and execution of a definitive agreement between the parties.
      On June 6, 2005, Hudson United’s board of directors met and Mr. Neilson provided the board with an update on the possible transaction with TD Banknorth, including specific details of the informal, all-cash offer. KBW provided its financial analysis of the offer, and legal counsel advised the board about its fiduciary obligations and its confidentiality obligations. The board expressed its preference for a higher value and that the consideration consist of both cash and stock. At the end of the meeting, KBW was instructed to negotiate a transaction with a higher price, consisting of part cash and part stock.
      On June 6, 2005, KBW and Hudson United entered into an engagement letter pursuant to which KBW was formally retained to act as financial advisor to Hudson United in connection with a potential merger between Hudson United and TD Banknorth.

      During the following week, TD Banknorth modified its proposal to provide for the payment of TD Banknorth common stock and cash to Hudson United shareholders, which would be funded through TD Banknorth’s sale of TD Banknorth common stock to TD.
      Hudson United’s board met again on June 21, 2005 with representatives of KBW and legal counsel present. Legal counsel advised the board regarding the board’s fiduciary duties in connection with the possible transaction and the confidentiality of merger discussions. KBW representatives and Mr. Neilson outlined for the board the latest proposal from TD Banknorth and KBW analyzed the proposal in detail, including analyses of comparable transactions. KBW addressed the proposed value to be offered for each share of Hudson United common stock, the methodology of its calculation and the cash/stock split, as well as TD Banknorth’s dividend rate, anticipated cost savings and restructuring charge. Representatives from KBW answered questions from the board regarding specific details of the offer. The board authorized KBW to continue negotiations, including negotiations involving cash/stock election procedures.
      During July 5 to July 8, 2005, a team of TD Banknorth employees, as well as certain employees of TD and its affiliates and TD Banknorth’s and TD’s respective financial advisors, performed a due diligence review of Hudson United. During this period, Hudson United and its financial and legal advisors also conducted a due diligence review of TD Banknorth.
      Hudson United’s board again met on Friday, July 8, 2005. Legal counsel again advised the board of its fiduciary duties and its confidentiality obligations. Legal counsel also summarized the draft merger agreement for the board and answered questions from the board about the transaction documents. Representatives of KBW explained to the board the mechanics of the exchange ratio and other details regarding the consideration to be paid by TD Banknorth. The results of the due diligence review of TD Banknorth conducted by Hudson United were described for the board. The board authorized Mr. Neilson to proceed with additional negotiations and to finalize the merger agreement.
      Hudson United’s board met again on July 11, 2005 to consider the transaction. Hudson United’s financial and legal advisors were present to review, discuss and answer questions relating to the terms of the proposed merger transaction. KBW presented its updated financial analysis of the proposed merger. Legal counsel updated Hudson United’s board on the status of negotiations and related matters, including a review of the key provisions of the merger agreement, and again reviewed with the directors their fiduciary duties and responsibilities in a transaction of this type. Again, the directors engaged in a discussion with the financial and legal advisors and senior management about the transaction. At this time, KBW orally expressed its opinion that the consideration paid to Hudson United’s shareholders under the draft merger agreement was fair to shareholders of Hudson United from a financial point of view. Following the discussion, Hudson United’s board expressed its views that based upon its own experiences with multiple potential partners and KBW’s fairness review and opinion, the proposed merger represented the best value reasonably available to shareholders. TD Banknorth also was deemed to be preferable to other potential acquirers from an employee, customer and vendor point of view, especially in that there were very few market overlaps and Hudson United’s market area represented attractive growth opportunities for TD Banknorth. The board also considered its fiduciary responsibilities to shareholders and determined that the negotiated break-up fee of $60 million, or 3.1% of the transaction value, would not preclude other interested parties from submitting offers to acquire Hudson United after execution of a merger agreement with TD Banknorth. Thereafter, the board unanimously approved the merger of Hudson United and TD Banknorth and the merger agreement, and voted to recommend approval of the merger agreement to Hudson United’s shareholders. For additional information, see “— Hudson United’s Reasons for the Merger” beginning on page 34.
      Immediately prior to approving the merger agreement, the board adopted (i) an enhanced employee and officer severance plan recommended by TD Banknorth to enhance the ability of Hudson United to retain employees prior to completion of the merger and the ability of TD Banknorth to retain former Hudson United employees thereafter, (ii) restricted stock grants for Messrs. Neilson, Nelson and Shara, which had not been discussed with TD Banknorth until after the price had been determined, and (iii) a director severance plan which had been discussed by the board previously but not shared with

TD Banknorth until after the price had been determined. See “— Interests of Certain Persons in the Merger” beginning on page 73. The board also agreed to pay out amounts under existing consulting arrangements with prior directors.
      At meetings held on June 14, 2005 and July 11, 2005, the board of directors of TD Banknorth considered a potential acquisition of Hudson United. Lehman Brothers presented its analysis of the merger and the TD Banknorth stock sale at the meeting on June 14, 2005 and again commented on these transactions at the meeting on July 11, 2005, at which it orally delivered the opinions described under “— Opinions of TD Banknorth’s Financial Advisor.” In-house counsel, and at the meeting held on July 11, 2005, Elias Matz Tiernan & Herrick L.L.P., outside counsel to TD Banknorth, also discussed certain aspects of the acquisition and related matters. At the meeting held on July 11, 2005, the board of directors of TD Banknorth unanimously approved the merger agreement and the transactions contemplated thereby. For additional information, see “— TD Banknorth’s Reasons for the Merger” beginning on page 32.
      At meetings held on May 26, 2005, June 17, 2005, June 28, 2005 and July 11, 2005, the board of directors of TD discussed a potential acquisition of Hudson United by TD Banknorth. At the meeting held on July 11, 2005, the board of directors of TD unanimously approved the merger agreement and the transactions contemplated thereby. In deciding to approve the merger agreement, the board of directors of TD noted, among other things, that the proposed transaction furthered TD’s strategy to support the growth of TD Banknorth in the United States and that it was estimated that the transaction would be accretive to TD’s net income on a reported basis by $0.01 and $0.11 in the fiscal years ended October 31, 2006 and 2007, respectively, and to TD’s net income before amortization of intangible assets by $0.02 and $0.12 during these respective fiscal years.
      Following approval of the merger agreement by the boards of directors of Hudson United, TD Banknorth and TD on July 11, 2005, the parties executed the merger agreement and certain related agreements on the evening of that day. The transaction was publicly announced early in the morning on July 12, 2005.
      Between the date of the merger agreement and the date of this joint proxy statement/ prospectus, neither Hudson United nor its representatives have been contacted by any party other than TD Banknorth with respect to a potential acquisition of Hudson United.
TD Banknorth’s Reasons for the Merger
      The TD Banknorth board of directors has determined that the merger and the TD Banknorth stock sale are advisable and in the best interests of TD Banknorth and its shareholders, including its minority shareholders. Accordingly, the TD Banknorth board has approved the merger agreement and recommends that TD Banknorth’s shareholders approve and adopt the merger agreement.
      In reaching its decision to approve the merger agreement and recommend its approval and adoption by TD Banknorth’s shareholders, the TD Banknorth board consulted with TD Banknorth’s management, as well as TD Banknorth’s legal and financial advisors, and considered a number of factors, including:

•	its knowledge of TD Banknorth’s business, operations, financial condition, earnings and prospects;

•	its knowledge of Hudson United’s business, operations, financial condition, earnings and prospects, taking into account the results of TD Banknorth’s due diligence review of Hudson United;

•	its knowledge of the current environment in the financial services industry, including continued consolidation, evolving trends in technology, increasing competition and the effects of these factors on financial institutions such as TD Banknorth and Hudson United;

•	the presentations regarding the strategic advantages of combining with Hudson United, including, among other things, the opportunities that the merger could present for cost savings and revenue enhancements and various strategies by which TD Banknorth can grow and improve Hudson United’s franchise;

•	current financial market conditions and the historical market prices of the TD Banknorth common stock and the Hudson United common stock;

•	the structure of the merger, the financial terms of the merger and the TD Banknorth stock sale and the other terms of the merger agreement;

•	the financial analyses presented by Lehman Brothers to the TD Banknorth board, and the opinions delivered to the TD Banknorth board by Lehman Brothers to the effect that, as of July 11, 2005, and based upon and subject to the considerations set forth in the opinions, the merger consideration to be paid by TD Banknorth in the merger is fair to TD Banknorth and the price to be received by TD Banknorth for shares of its common stock sold to TD pursuant to the TD Banknorth stock sale is fair to TD Banknorth, and accordingly to TD Banknorth’s shareholders other than TD (see “— Opinions of TD Banknorth’s Financial Advisor” beginning on page 37);

•	management’s estimates, based on the assumptions described under “— Operations of TD Banknorth After the Merger,” that the acquisition of Hudson United will decrease TD Banknorth’s GAAP earnings per share by $0.01 in 2006 and increase its GAAP earnings per share by $0.06 in 2007, the first full year in which estimated cost savings will be realized;

•	the market expansion opportunities presented by the merger as a result of the substantial strengthening and expansion of TD Banknorth’s markets in Connecticut and eastern New York and its entrance into new markets in New Jersey and Pennsylvania, as well as the potential for TD Banknorth’s further expansion in these markets and contiguous markets;

•	the fact that Hudson United’s markets generally are more affluent and have higher growth potential than many of TD Banknorth’s existing markets;

•	the complimentary nature of Hudson United’s and TD Banknorth’s banking organizations and strategies;

•	that entrance into the new market areas of Hudson United involves strategies which are very similar to those used in TD Banknorth’s successful entries into Connecticut and Massachusetts;

•	that TD Banknorth is familiar with many competitors in Hudson United’s markets and has successfully competed with them in other regions;

•	management of TD Banknorth’s successful track record in integrating acquired institutions;

•	TD Banknorth’s ability to use TD’s expertise in Hudson United’s credit card and specialty finance businesses;

•	the expected treatment of the merger as a “reorganization” for United States federal income tax purposes;

•	the terms of the proposed consulting agreement between TD Banknorth and Kenneth T. Neilson, Chairman, President and Chief Executive Officer of Hudson United, and the fact that he would be providing post-closing advice to TD Banknorth regarding community relations and needs within Hudson United’s current market areas;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

•	various potential risks associated with the merger, including:

—	the challenges of integrating Hudson United’s businesses, operations and workforce with those of TD Banknorth,

—	the conversion of Hudson United’s systems into TD Banknorth’s systems,

—	the shareholder and regulatory approvals which are needed in order to complete the merger,

—	the risks associated with achieving anticipated cost savings, potential revenue enhancements and other potential financial benefits within expected time frames as well as with maintaining reorganization, integration and restructuring expense at anticipated levels and

—	the risk of a decrease in the price of the TD Banknorth common stock following public announcement of the merger agreement.
      The foregoing discussion of the factors considered by the TD Banknorth board in evaluating the merger agreement is not intended to be exhaustive, but, rather, includes all material factors considered by the TD Banknorth board. In reaching its decision to approve the merger agreement, the merger, the TD Banknorth stock sale and the other transactions contemplated by the merger agreement, the TD Banknorth board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The TD Banknorth board considered all these factors as a whole, and overall considered them to be favorable to, and to support, its determination.
Hudson United’s Reasons for the Merger
      Hudson United’s board believes that the merger presents an opportunity to merge with a similar financial institution and create a combined company that will have significantly greater financial strength and earnings power than Hudson United would have on its own. The Hudson United board of directors has determined that the merger is advisable and in the best interests of Hudson United and its shareholders. Accordingly, the Hudson United board has approved the merger agreement and recommends that Hudson United’s shareholders approve the merger agreement.
      In reaching its decision to approve the merger agreement and recommend its approval by Hudson United’s shareholders, the Hudson United board consulted with Hudson United’s management, as well as Hudson United’s legal and financial advisors, and considered a number of factors, including those discussed below.
Financial Considerations

•	Merger consideration to Hudson United shareholders. Hudson United’s board took into account the proposed merger consideration to be delivered to Hudson United shareholders. Hudson United’s board assessed the merger consideration in light of the following factors:

—	based upon extensive discussions with potential acquirors in recent years, the board believed that the consideration represented the best value reasonably available at this time and that the agreement allowed for a post-signing market check if another bidder came forward;

—	the price to be paid per share of Hudson United common stock in the transaction (based on the per share closing sale price of the TD Banknorth common stock price on July 8, 2005) represented a premium of 14% over the per share closing sale price of the Hudson United common stock on July 8, 2005 (the trading day immediately prior to the approval of the merger agreement by the Hudson United board);

—	the potential for TD Banknorth stock price appreciation;

—	the cash portion of the aggregate merger consideration, which would reduce the impact of fluctuations in the price of the TD Banknorth common stock prior to the closing;

—	the option of Hudson United shareholders, subject to certain limitations, to choose to receive cash, stock or a combination thereof;

—	the multiples, including price to book value, price to earnings and price to tangible book value, implied by TD Banknorth’s proposal compared favorably to those realized in comparable transactions; and

—	the tax-free nature of the transaction to Hudson United shareholders with respect to shares of TD Banknorth common stock they receive in exchange for their shares of Hudson United common stock.

•	Cash/ Stock election procedures. Hudson United’s board considered the election and allocation procedure that allows Hudson United shareholders to elect between cash and stock, subject to limitations.

•	Financial strength. Hudson United’s board considered the expected financial strength of the combined company following the merger, as well as the strength of TD in its capacity as TD Banknorth’s majority shareholder. The Hudson United board also considered the ability of the combined company to realize cost savings and to take advantage of various business opportunities with greater financial resources.

•	Opportunity for increased appreciation if TD acquires the outstanding shares of TD Banknorth common stock not held by it. The Hudson United board considered the possibility that TD may in the future acquire the shares of TD Banknorth common stock not held by it, in which case the TD Banknorth common stock may be acquired at an appreciated price.

•	KBW opinion. Hudson United’s board evaluated the financial analyses and financial presentation of KBW as well as its oral opinion, which opinion was confirmed by delivery of a written opinion dated July 11, 2005, the date of the merger agreement, that, as of such date and based on and subject to the considerations set forth therein, the merger consideration was fair from a financial point of view to holders of Hudson United common stock. See “— Opinion of Hudson United’s Financial Advisor” beginning on page 47.
Strategic Considerations

•	Comparison of prospects of the merged entity and a stand-alone strategy. Hudson United’s board considered what it believed to be a number of strategic advantages of the merger in comparison to a stand-alone strategy.

•	Enhanced regional retail banking presence. Hudson United’s board noted that the merger would create a strong regional banking franchise by combining TD Banknorth’s strong banking presence in the Northeast with Hudson United’s strong retail banking and commercial lending operations in the Connecticut, New York, New Jersey and Philadelphia areas.

•	Attractive markets. Hudson United’s board noted the complementary nature of Hudson United’s and TD Banknorth’s geographic markets for consumer financial service products, which it believed to present a desirable strategic opportunity for geographic expansion and diversification.
Integration Considerations

•	Ability to integrate. Hudson United’s board noted the integration record of TD Banknorth and that it was unlikely that there would be customer and employee disruption from consolidations in the integration phase;

•	Similarity of business strategy, philosophy and culture. Hudson United’s board noted that Hudson United and TD Banknorth share a similar commitment to their shareholders, customers, employees and the communities they serve and are both focused on maintaining strong profitability with high asset quality, which Hudson United’s board believed would facilitate the process of integration of these two organizations.

Other Strategic Alternatives

•	Continued independence. Hudson United’s board considered the substantial consolidation that is occurring among depository institutions, the high level of competition in banking, and financial services generally, and the increasing importance of scale in the industry. Hudson United’s board further considered the risks and potential problems involved in pursuing a stand-alone growth strategy and the fact that a number of Hudson United’s major competitors have substantially greater market share in Hudson United’s market areas.

•	Lack of alternatives. Hudson United’s board noted that based on its own experience and the advice of KBW, it was unlikely that a third party would make a bid for Hudson United at a price which was higher than that offered by TD Banknorth.

•	Alternative strategic transactions. Hudson United’s board also noted that, while the merger agreement prohibits Hudson United from seeking alternative transactions, it permits Hudson United to consider and react appropriately to alternative combination proposals made on an unsolicited basis and that the termination fee should not deter such a bidder.
General Considerations
      In addition to the foregoing, Hudson United’s board also considered the following factors:

•	Hudson United’s knowledge of TD Banknorth’s business, operations, financial condition, earnings, asset quality and prospects;

•	Hudson United’s board’s review of the reports of management and outside advisors concerning the operations, financial condition and prospects of TD Banknorth.

•	Hudson United’s board’s review with its legal advisors of the provisions of the merger agreement. Some of the features of the merger agreement that Hudson United’s board considered are:

—	the formula by which the merger consideration will be adjusted based on the stock price of the TD Banknorth common stock during a specified measurement period prior to the closing of the transaction;

—	the ability of Hudson United’s board to comply with its fiduciary duties if Hudson United receives an unsolicited superior acquisition proposal; and

—	TD Banknorth’s agreement to add two current directors of Hudson United to the board of directors of TD Banknorth upon completion of the merger.

•	Hudson United’s board also considered potentially adverse factors in connection with the merger, including the following:

—	the challenges of integrating the businesses and operations of two large financial institutions;

—	the possibility that anticipated transaction synergies, including anticipated cost savings, revenue enhancements and growth prospects, would not be achieved or would be achieved later than planned;

—	the requirement to pay TD Banknorth a termination fee of up to $60 million in certain circumstances (see “— Termination Fee and Expenses” beginning on page 83);

—	the possibility that TD Banknorth’s stock price falls, which, notwithstanding the cash component and the methodology for adjusting the merger consideration, would result in a decline in the value of the merger consideration to be received by Hudson United shareholders;

—	the risks associated with possible delays in obtaining necessary regulatory and shareholder approvals and the terms of such regulatory approvals in light of regulatory enforcement actions against Hudson United;

—	the possibility that merger integration would occupy more of management’s time and attention than anticipated and therefore impact other strategic and business priorities, along with the possibility that the merger may not be consummated; and

—	the fact that the combined company will be controlled by TD.
      Hudson United’s board realizes that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the board concluded that the potential positive factors outweighed the potential risks of consummating the merger.
      The foregoing discussion of the factors considered by the Hudson United board in evaluating the merger agreement is not intended to be exhaustive, but, rather, includes all material factors considered by the Hudson United board. In reaching its decision to approve the merger agreement and the merger, the Hudson United board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Hudson United board considered all these factors as a whole, and overall considered them to be favorable to, and to support, its determination.
Opinions of TD Banknorth’s Financial Advisor
      TD Banknorth engaged Lehman Brothers to act as its financial advisor and render its opinions to TD Banknorth’s board of directors with respect to the fairness, from a financial point of view, (i) to TD Banknorth of the consideration to be paid by TD Banknorth in the merger with Hudson United and (ii) to TD Banknorth, and accordingly to TD Banknorth’s shareholders other than TD, of the purchase price to be received by TD Banknorth in connection with the sale of its common stock to TD in order to provide TD Banknorth the funds necessary to pay the cash component of the merger consideration. On July 11, 2005, Lehman Brothers rendered its opinions to TD Banknorth’s board of directors that as of that date, and based upon and subject to certain matters stated in those opinions, from a financial point of view, (i) the consideration to be paid by TD Banknorth in the merger with Hudson United was fair to TD Banknorth and (ii) the purchase price to be received by TD Banknorth in connection with the sale of its common stock to TD in order to provide TD Banknorth the funds necessary to pay the cash component of the merger consideration was fair to TD Banknorth, and accordingly to TD Banknorth’s shareholders other than TD.
      The full text of the Lehman Brothers opinions, each dated July 11, 2005, are attached as Annex II to this joint proxy statement/ prospectus. Holders of TD Banknorth common stock are encouraged to read Lehman Brothers’ opinions carefully in their entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in connection with the rendering of those opinions. The following are summaries of Lehman Brothers’ opinions and the methodologies that Lehman Brothers used to render its opinions. These summaries are qualified in their entirety by reference to the full text of the opinions.
The Lehman Brothers Opinion with Respect to the Consideration to be Paid by TD Banknorth in the Merger with Hudson United
      The Lehman Brothers opinion was provided for the use and benefit of TD Banknorth’s board of directors in connection with its evaluation of the consideration to be paid by TD Banknorth in the merger. The Lehman Brothers opinion does not address any other aspect of the merger and is not intended to be and does not constitute a recommendation to any shareholder of TD Banknorth as to how such shareholder should vote with respect to the merger agreement. Lehman Brothers was not requested to opine as to, and the Lehman Brothers opinion does not in any manner address, TD Banknorth’s underlying business decision to proceed with or effect the merger.

      In arriving at its opinion, Lehman Brothers reviewed and analyzed:

•	the merger agreement and the specific terms of the proposed transaction;

•	publicly available information concerning TD Banknorth that Lehman Brothers believed to be relevant to its analysis, including TD Banknorth’s annual report on Form 10-K for the fiscal year ended December 31, 2004 and quarterly report on Form 10-Q for the quarter ended March 31, 2005;

•	publicly available information concerning Hudson United that Lehman Brothers believed to be relevant to its analysis, including Hudson United’s annual report on Form 10-K for the fiscal year ended December 31, 2004 and quarterly report on Form 10-Q for the quarter ended March 31, 2005;

•	financial and operating information with respect to the business, operations and prospects of Hudson United furnished to Lehman Brothers by Hudson United, including financial projections for Hudson United prepared by management of Hudson United (the “Hudson United Projections”) and earnings estimates for Hudson United prepared by management of TD Banknorth (“TD Banknorth Hudson United Estimates”);

•	independent research analysts’ estimates of the future financial performance of Hudson United published by First Call and Institutional Brokers Estimate System (“Hudson United Research Estimates”);

•	financial and operating information with respect to the business, operations and prospects of TD Banknorth furnished to Lehman Brothers by TD Banknorth, including, in particular, the amounts of certain cost savings and operating synergies expected by the management of TD Banknorth to result from the proposed transaction (the “Expected Synergies”);

•	independent research analysts’ estimates of the future financial performance of TD Banknorth published by First Call and Institutional Brokers Estimate System (“TD Banknorth Research Estimates”);

•	a trading history of the Hudson United common stock from July 3, 2000 to July 8, 2005 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

•	a trading history of the TD Banknorth common stock from July 3, 2000 to July 8, 2005 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of Hudson United with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of TD Banknorth with those of other companies that Lehman Brothers deemed relevant;

•	the potential pro forma impact on TD Banknorth of the proposed transaction, including the Expected Synergies and the anticipated restructuring charges and integration costs in connection therewith as furnished to Lehman Brothers by TD Banknorth (the “Restructuring Charges”); and

•	a comparison of the financial terms of the proposed transaction with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant.
In addition, Lehman Brothers had discussions with the managements of TD Banknorth and Hudson United concerning their respective businesses, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.
      In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of TD Banknorth and Hudson United that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Hudson United Projections, upon advice of Hudson United, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Hudson United’s management as to the future performance of Hudson United. However, following discussions with the management of TD Banknorth and upon the advice of TD Banknorth, Lehman Brothers assumed that the TD Banknorth Hudson United Estimates are a more reasonable basis upon which to evaluate the future financial performance of Hudson United and that Hudson United will perform substantially in accordance with such estimates. Accordingly, Lehman Brothers used the more conservative TD Banknorth Hudson United Estimates in performing its analysis. Lehman Brothers was not provided with financial projections of TD Banknorth prepared by management of TD Banknorth. Accordingly, upon advice of TD Banknorth, Lehman Brothers assumed that TD Banknorth Research Estimates were a reasonable basis upon which to evaluate the future financial performance of TD Banknorth and that TD Banknorth will perform substantially in accordance with such estimates. Upon advice of TD Banknorth, Lehman Brothers also assumed that the amounts and timing of the Expected Synergies and the Restructuring Charges are reasonable and that the Expected Synergies will be realized substantially in accordance with TD Banknorth’s expectations.
      In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of TD Banknorth or Hudson United and did not make or obtain any evaluations or appraisals of the assets or liabilities of TD Banknorth or Hudson United. In addition, Lehman Brothers is not an expert in the evaluation of loan portfolios or allowances for loan losses and, upon advice of TD Banknorth and Hudson United, it assumed that the respective current allowances for loan losses of TD Banknorth and Hudson United will be, in each case, in the aggregate adequate to cover all such losses. The Lehman Brothers opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the Lehman Brothers opinion.
The Lehman Brothers Opinion with Respect to the Purchase Price to be Received by TD Banknorth in Connection with the Sale of its Common Stock to TD
      The Lehman Brothers opinion was provided for the use and benefit of TD Banknorth’s board of directors in connection with its evaluation of the purchase price to be received by TD Banknorth in connection with the sale of its common stock to TD in order to provide TD Banknorth the funds necessary to pay the cash component of the merger consideration. The Lehman Brothers opinion does not address any other aspect of this transaction or the merger and is not intended to be and does not constitute a recommendation to any shareholder of TD Banknorth as to how such shareholder should vote with respect to the merger agreement.
      In arriving at its opinion, Lehman Brothers reviewed and analyzed:

•	the merger agreement and the specific terms of the proposed transaction;

•	publicly available information concerning TD Banknorth that Lehman Brothers believed to be relevant to its analysis, including TD Banknorth’s annual report on Form 10-K for the fiscal year ended December 31, 2004 and quarterly report on Form 10-Q for the quarter ended March 31, 2005;

•	financial and operating information with respect to the business, operations and prospects of TD Banknorth furnished to Lehman Brothers by TD Banknorth;

•	the TD Banknorth Research Estimates;

•	the amended and restated stockholders agreement between TD Banknorth and TD, dated as of August 25, 2004;

•	a trading history of the TD Banknorth common stock from July 3, 2000 to July 8, 2005 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of TD Banknorth with those of other companies that Lehman Brothers deemed relevant;

•	the potential pro forma impact of the proposed transaction on the current financial condition and future financial performance of TD Banknorth; and

•	the potential alternatives available to TD Banknorth to issue equity in the public markets in order to fund the cash component of the merger consideration.
In addition, Lehman Brothers had discussions with the management of TD Banknorth concerning its business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.
      In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of TD Banknorth that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. Lehman Brothers was not provided with financial projections of TD Banknorth prepared by management of TD Banknorth. Accordingly, upon advice of TD Banknorth, Lehman Brothers assumed that TD Banknorth Research Estimates are a reasonable basis upon which to evaluate the future financial performance of TD Banknorth and that TD Banknorth will perform substantially in accordance with such estimates.
      In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of TD Banknorth and did not make or obtain any evaluations or appraisals of the assets or liabilities of TD Banknorth. In addition, Lehman Brothers is not an expert in the evaluation of loan portfolios or allowances for loan losses and, upon advice of TD Banknorth, it assumed that the current allowances for loan losses of TD Banknorth will be in the aggregate adequate to cover all such losses. The Lehman Brothers opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the Lehman Brothers opinion.
The Financial Analyses of TD Banknorth’s Financial Advisor
      At TD Banknorth’s board of directors meeting held on July 11, 2005, Lehman Brothers made a presentation of certain financial analyses of the proposed merger to the TD Banknorth board of directors.
      The following is a summary of the material valuation, financial and comparative analyses in the presentation that was delivered to TD Banknorth’s board of directors by Lehman Brothers.
      Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Lehman Brothers, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Lehman Brothers.
      Summary of Proposed Transaction. Lehman Brothers noted that, according to the terms of the definitive agreement among TD Banknorth, Hudson United and, solely with respect to Article X thereof, TD, Hudson United shareholders would have the right, subject to proration, to elect to receive cash and/or TD Banknorth common stock, in either case having a value equal to $21.07 plus the product of 0.7247 times the average closing price of the TD Banknorth common stock during a ten trading-day period ending on the fifth trading day prior to the closing date of the transaction. Based on the closing price of the TD Banknorth common stock on July 8, 2005, the deal was valued at approximately $1.9 billion in the aggregate or $42.49 per Hudson United share. At that date the aggregate merger consideration would have consisted of approximately 51% stock and 49% cash. The cash for the transaction will be financed through TD Banknorth’s sale of approximately 29.6 million shares of its common stock to TD, its majority shareholder, at a price of $31.79 per share.
      Historical Share Price Analysis for Hudson United. Lehman Brothers reviewed the historical high and low intra-day trading prices of the Hudson United common stock for the 52 weeks ended July 8, 2005. The analysis indicated that the high and low intra-day trading prices of the Hudson United common stock for the 52 weeks ended July 8, 2005 were $41.74 and $31.31, respectively. The price of the Hudson United common stock as of July 8, 2005 was $37.19, which was 89.1% of the high intra-day trading price of the Hudson United common stock for the 52 weeks ended July 8, 2005 of $41.74.
      Comparable Companies Analysis for Hudson United. Lehman Brothers analyzed the public market statistics of certain comparable companies to those of Hudson United. In choosing comparable companies to analyze, Lehman Brothers selected a peer group of publicly-traded banks operating in the Northeast and Mid-Atlantic regions of the United States with assets between $6 billion and $65 billion. The selected comparable companies for Hudson United were:

•	North Fork Bancorporation, Inc.

•	M&T Bank Corporation

•	TD Banknorth Inc.

•	Commerce Bancorp, Inc.

•	Mercantile Bankshares Corporation

•	Fulton Financial Corporation

•	Valley National Bancorp

•	Webster Financial Corporation

•	Chittenden Corporation

•	Susquehanna Bancshares, Inc.

•	Provident Bankshares Corporation

•	First Commonwealth Financial Corporation
      Lehman Brothers selected the companies above because their business and operating profiles are similar to that of Hudson United. No comparable company identified above is identical to Hudson United. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect public trading values of such comparable companies; mathematical analysis (such as determining the mean) is not by itself a meaningful method of using selected company data.
      Lehman Brothers evaluated the common stock prices for the selected companies as multiples of forward estimated GAAP earnings per share, commonly referred to as EPS, per median First Call estimates, for the years 2005 and 2006, and as a multiple of tangible book value per share as of March 31, 2005. Lehman Brothers also evaluated the core deposit premium for the selected companies, with core deposits defined as total deposits less all certificates of deposit over $100,000. Lehman Brothers then applied the mean multiples and core deposit premium of the selected companies, both unadjusted and upwardly adjusted by 20% to reflect a control premium, to corresponding financial data for Hudson United, including both Hudson United Research Estimates and TD Banknorth Hudson United

Estimates, in order to derive implied per share values for Hudson United. All multiples and core deposit premiums were based on closing stock prices on July 8, 2005. The results of this analysis were as follows:

			Implied Hudson United Value Per Share

			Hudson United Research		TD Banknorth Hudson
			Estimates		United Estimates
	Mean of
	Selected			20% Control		20% Control
	Companies		Unadjusted	Premium	Unadjusted	Premium

Price as a Multiple of:
2005 Estimated EPS	15.3	x	$41.20	$49.44	$38.91	$46.70
2006 Estimated EPS	13.9	x	40.34	48.40	38.26	45.91
Tangible Book Value per Share	3.39	x	32.20	38.64	32.20	38.64
Core Deposit Premium	23.3%		36.78	44.14	36.78	44.14
      Comparable Transactions Analysis for Hudson United. Lehman Brothers reviewed publicly available information for 13 transactions involving, as acquired institutions, all publicly-traded banks and thrifts, announced from January 1, 2003 to July 11, 2005 with transaction values between $1 billion and $10 billion. Merger of equals transactions were excluded from the analysis. The selected transactions considered by Lehman Brothers included (in each case, the first named company was the acquirer and the second named company was the acquired company in the transaction):

•	Zions Bancorporation/ Amegy Bancorporation, Inc.

•	BNP Paribas Group/ Commercial Federal Corporation

•	Capital One Financial Corporation/ Hibernia Corporation

•	TD Bank Financial Group/ Banknorth Group, Inc.

•	Fifth Third Bancorp/ First National Bankshares of Florida, Inc.

•	SunTrust Banks, Inc./ National Commerce Financial Corporation

•	BNP Paribas Group/ Community First Bankshares, Inc.

•	National City Corporation/ Provident Financial Group, Inc.

•	North Fork Bancorporation/ GreenPoint Financial Corporation

•	Sovereign Bancorp, Inc./ Seacoast Financial Services Corporation

•	Independence Community Bank Corporation/ Staten Island Bancorp, Inc.

•	New York Community Bancorp, Inc./ Roslyn Bancorp, Inc.

•	BB&T Corporation/ First Virginia Banks, Inc.
      Lehman Brothers considered these selected merger transactions to be similar, but not identical, to the merger. A complete analysis involves complex considerations and judgments concerning differences in the selected merger transactions and other factors that could affect the premiums paid in such comparable transactions to which the merger is being compared; mathematical analysis (such as determining the mean) is not by itself a meaningful method of using selected merger transaction data.
      For these selected merger transactions, Lehman Brothers used publicly available financial information to determine:

•	the multiples of the transaction price per share to the acquired companies’ earnings per share for the last twelve months (“LTM”) at the time of announcement;

•	the multiples of the transaction price per share to the acquired companies’ median current year consensus of earnings estimates per share at the time of announcement;

•	the multiples of the transaction price per share to the acquired companies’ tangible book value per share using the acquired companies’ most recent financial reports at the time of announcement;

•	the implied core deposit premium (with core deposits defined as total deposits less all certificates of deposit over $100,000); and

•	the premiums per share paid by the acquirer compared to the share price of the acquired company prevailing one day, one week and one month prior to the announcement.
      Lehman Brothers compared the multiples and premiums for the selected merger transactions to the implied multiples and premiums TD Banknorth agreed to pay for Hudson United based on TD Banknorth’s closing price on July 8, 2005. The following table summarizes the results from the comparable transactions analysis:

			Nationwide Bank/ Thrift
	TD Banknorth/		Transactions
	Hudson United
	on July 8, 2005		High		Average		Low

Price/ LTM Earnings	15.1	x	42.1	x	20.7	x	10.6	x
Price/ Current Earnings — Hudson United Research Estimates	15.7	x	27.8	x	17.9	x	10.7	x
Price/ Current Earnings — TD Banknorth Hudson United Estimates	16.7	x	27.8	x	17.9	x	10.7	x
Price/ Tangible Book	4.47	x	6.82	x	3.77	x	2.31	x
Premium/ Core Deposits	27.9%		48.3%		30.1%		13.0%
Premium to Market (One Day)	17.5%		40.5%		17.9%		(2.5)%
Premium to Market (One Week)	17.7%		47.5%		21.4%		1.9%
Premium to Market (One Month)	22.9%		38.7%		26.1%		9.2%
      Discounted Cash Flow Analysis for Hudson United. Lehman Brothers performed a discounted cash flow analysis to estimate a range of implied present values per share for the Hudson United common stock.
      Lehman Brothers, upon the advice of TD Banknorth’s management, assumed TD Banknorth Hudson United Estimates for Hudson United’s earnings in 2006; thereafter, Hudson United’s earnings were based on a range of annual growth rates of 8% to 10%. The valuation range was determined by adding (i) the present value of Hudson United’s earnings available for payment of dividends, net of earnings necessary to maintain a tangible common equity to tangible assets ratio of 5.50% from March 31, 2006 through December 31, 2010, and (ii) the present value of the terminal value of the Hudson United common stock.
      In calculating the terminal value of the Hudson United common stock, Lehman Brothers applied multiples ranging from 12.0x to 14.0x to 2011 forecasted earnings for Hudson United. The dividend stream and the terminal value were then discounted back to July 8, 2005 using discount rates ranging from 11.0% to 13.0%, which rates Lehman Brothers viewed as the appropriate range for a company with Hudson United’s risk characteristics.
      The analysis was conducted on a standalone basis, as well as an acquisition-value basis, which takes into account certain assumptions provided by TD Banknorth management to Lehman Brothers, including forecasted cost savings, asset deleveraging, investments in Hudson United’s retail franchise and related revenue enhancements. This analysis indicated a standalone valuation range of $31.35 to $40.23 per share for the Hudson United common stock and an acquisition valuation range of $42.42 to $53.11 per share for the Hudson United common stock.
      Historical Share Price Analysis for TD Banknorth. Lehman Brothers reviewed the historical high and low intra-day trading prices of the TD Banknorth common stock for the period beginning March 2, 2005 (the first day of trading after TD’s acquisition of 51% of the TD Banknorth common stock) and ended July 8, 2005. The analysis indicated that the high and low intra-day trading prices for the

TD Banknorth common stock for the period beginning March 2, 2005 and ended July 8, 2005 were $32.35 and $29.02, respectively. The price of the TD Banknorth common stock as of July 8, 2005 was $29.55, which was 91.3% of the high intra-day trading price of the TD Banknorth common stock for the period beginning March 2, 2005 and ended July 8, 2005 of $32.35.
      Lehman Brothers reviewed the stockholders agreement and noted that TD has the right, but not the obligation, to contribute capital to and purchase securities from TD Banknorth to the extent TD Banknorth proposes to issue any shares of TD Banknorth common stock or any other equity or convertible securities that would dilute TD’s ownership position in TD Banknorth. Pursuant to the stockholders agreement, the contractual purchase price required to be paid by TD for these securities is the average of closing prices of the securities on their principal market for the ten consecutive trading days immediately preceding the date on which such issuance is approved by the board of directors of TD Banknorth. Lehman Brothers noted that as of July 8, 2005, the ten trading-day average for the TD Banknorth common stock was $29.75. TD agreed to buy from TD Banknorth approximately 29.6 million TD Banknorth shares at a per share price of $31.79. Lehman Brothers noted that the $31.79 per share purchase price represents a 6.9% premium to $29.75 and a 7.6% premium to the TD Banknorth closing stock price of $29.55 as of July 8, 2005.
      Comparable Companies Analysis for TD Banknorth. Lehman Brothers analyzed the public market statistics of certain comparable companies to those of TD Banknorth. In choosing comparable companies to analyze, Lehman Brothers selected a peer group of publicly-traded financial institutions with assets between $15 billion and $65 billion. The selected comparable companies for TD Banknorth were:

•	North Fork Bancorporation, Inc.

•	M&T Bank Corporation

•	Comerica Incorporated

•	AmSouth Bancorporation

•	UnionBanCal Corporation

•	Huntington Bancshares Incorporated

•	Zions Bancorporation

•	Commerce Bancorp, Inc.

•	Compass Bancshares, Inc.

•	Associated Banc-Corp

•	Colonial BancGroup, Inc.

•	Webster Financial Corporation
      Lehman Brothers selected the companies above because their business and operating profiles are similar to TD Banknorth. No comparable company identified above is identical to TD Banknorth. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect public trading values of such comparable companies; mathematical analysis (such as determining the mean) is not by itself a meaningful method of using selected company data.
      Lehman Brothers evaluated the common stock prices for the selected companies as multiples of forward estimated GAAP and cash earnings per share, commonly referred to as EPS, per median First Call estimates, for the years 2005 and 2006, and as a multiple of tangible book value per share as of March 31, 2005. Lehman Brothers also evaluated the core deposit premium for the selected companies, with core deposits defined as total deposits less all certificates of deposit over $100,000. Lehman Brothers then applied the mean multiples and core deposit premium of the selected companies to corresponding financial data for TD Banknorth in order to derive implied per share values for TD Banknorth. All multiples and core deposit premiums were based on closing stock prices on July 8, 2005. The results of this analysis were as follows:

			Implied
	Mean of		TD Banknorth
	Selected		Value Per
	Companies		Share

Price as a Multiple of:
2005 Estimated EPS
GAAP	14.2	x	$30.71
Cash	13.9	x	$35.38
2006 Estimated EPS
GAAP	12.9	x	$30.19
Cash	12.7	x	$34.85
Tangible Book Value per Share	3.16	x	$24.14
Core Deposit Premium	21.7%		$31.12
      Discounted Cash Flow Analysis for TD Banknorth. Lehman Brothers performed a discounted cash flow analysis to estimate a range of implied present values per share for TD Banknorth common stock.
      Lehman Brothers assumed the median First Call earnings estimate for TD Banknorth’s earnings in 2006; thereafter, TD Banknorth’s earnings were based on a range of annual growth rates of 8% to 10%. The valuation range was determined by adding (i) the present value of TD Banknorth’s earnings available for payment of dividends, net of earnings necessary to maintain a tangible common equity to tangible assets ratio of 5.50% from March 31, 2006 through December 31, 2010, and (ii) the present value of the terminal value of the TD Banknorth common stock.
      In calculating the terminal value of the TD Banknorth common stock, Lehman Brothers applied multiples ranging from 12.0x to 14.0x to 2011 forecasted earnings for TD Banknorth. The dividend stream and the terminal value were then discounted back to July 8, 2005 using discount rates ranging from 11.0% to 13.0%, which rates Lehman Brothers viewed as the appropriate range for a company with TD Banknorth’s risk characteristics. Based on the above assumptions, this analysis indicated a range of implied present values per share for the TD Banknorth common stock of $28.80 to $36.56.
      Pro Forma Analysis for TD Banknorth. Lehman Brothers performed a pro forma analysis of the financial impact of the merger on TD Banknorth, using the following assumptions provided by the management of TD Banknorth:

•	2006 earnings for Hudson United based on TD Banknorth management estimates; thereafter grown at 10% per year;

•	2006 earnings for TD Banknorth based on First Call earnings estimates; thereafter grown at 10% per year;

•	the consideration paid to the Hudson United shareholders in the merger is equal to 51% TD Banknorth common stock and 49% cash; the cash component is funded by selling TD Banknorth shares to TD at $31.79 per share;

•	deposit intangibles equal to 3.5% of core deposits (with core deposits defined as total deposits less all certificates of deposit over $100,000) amortized on a sum-of-years digits basis over 10 years;

•	TD Banknorth repurchases approximately 8.7 million shares of its common stock at the closing of the transaction;

•	4.5% pre-tax cost of cash; and

•	transaction closing date of March 31, 2006.

      Lehman Brothers estimated that, based on these assumptions, and taking into account certain after-tax projected synergies and restructuring charges, but not potential after-tax mark-to-market purchase accounting adjustments, the merger would be dilutive by 0.22% in 2006 and be accretive by 2.35% in 2007 to TD Banknorth’s GAAP earnings per share. On a cash earnings per share basis, the merger would be dilutive by 0.57% in 2006 and accretive by 1.99% in 2007.
      The financial forecasts and estimates underlying this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.
      General. Lehman Brothers performed a variety of financial and comparable analyses for purposes of rendering its opinions. The above summary of these analyses does not purport to be a complete description of the analyses performed by Lehman Brothers in arriving at its opinions. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinions, Lehman Brothers considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by them. Furthermore, Lehman Brothers believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of Lehman Brothers with respect to the actual value of TD Banknorth, Hudson United or the combined entity.
      In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Lehman Brothers, TD Banknorth or Hudson United. Any estimates contained in the analyses of Lehman Brothers are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by those estimates. The analyses performed were prepared solely as part of the analyses of Lehman Brothers of (i) the fairness, from a financial point of view, of the consideration to be paid to the shareholders of Hudson United in the merger with TD Banknorth and (ii) the fairness, from a financial point of view, of the purchase price to be received by TD Banknorth in connection with the sale of its common stock to TD in order to provide TD Banknorth the funds necessary to pay the cash component of the merger consideration. The analyses performed were prepared in connection with the delivery by Lehman Brothers of its opinions to TD Banknorth’s board of directors. The analyses do not purport to be appraisals or to reflect the prices at which the shares of TD Banknorth common stock will trade following the announcement or completion of the merger. The consideration to be paid to the shareholders of Hudson United in the merger and other terms of the merger were determined through arms’-length negotiations between TD Banknorth and Hudson United and were approved by TD Banknorth’s board of directors. Lehman Brothers provided advice to TD Banknorth during those negotiations. However, Lehman Brothers did not recommend any specific exchange ratio or other form of consideration to TD Banknorth or that any specific exchange ratio or other form of consideration constituted the only appropriate consideration for the merger. The opinions of Lehman Brothers were one of many factors taken into consideration by TD Banknorth’s board of directors in making its determination to approve the merger. The analyses of Lehman Brothers summarized above should not be viewed as determinative of the opinion of TD Banknorth’s board of directors with respect to the value of TD Banknorth, Hudson United or the combined entity or of whether TD Banknorth’s board of directors would have been willing to agree to a different exchange ratio or other forms of consideration.
      TD Banknorth’s board of directors engaged Lehman Brothers as its financial advisor because of Lehman Brothers’ reputation as an internationally recognized investment banking and advisory firm with substantial experience in transactions similar to the merger and because Lehman Brothers is familiar with TD Banknorth and its business.
      As part of its investment banking and financial advisory business, Lehman Brothers is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Lehman Brothers provides a full range of financial advisory and securities services. In the past, Lehman Brothers has provided various investment banking and other financing services to TD Banknorth and has received customary fees for such services. Lehman Brothers also may provide services to TD Banknorth, Hudson United or the combined entity in the future for which it would expect to receive fees. In the ordinary course of its business, Lehman Brothers (or its affiliates) may actively trade the debt and equity securities of TD Banknorth or Hudson United for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.
      As compensation for its services in connection with the merger and sale of common stock, TD Banknorth has agreed to pay Lehman Brothers a fee of $2.0 million upon delivery of its fairness opinions to TD Banknorth’s board of directors and an additional fee of $4.0 million contingent on the closing of the transaction. TD Banknorth has also agreed to reimburse Lehman Brothers for its reasonable out-of-pocket expenses incurred in connection with the engagement (not to exceed $15,000 without the consent of TD Banknorth) and to indemnify Lehman Brothers from and against certain liabilities that may arise out of its engagement and the rendering of its opinions, including liabilities under the federal securities laws.
Opinion of Hudson United’s Financial Advisor
      Hudson United engaged KBW to render financial advisory and investment banking services. KBW assisted Hudson United in analyzing, structuring and negotiating the merger of Hudson United with and into TD Banknorth. Hudson United selected KBW because KBW is a nationally-recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Hudson United and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and its securities in connection with mergers and acquisitions.
      On July 11, 2005, the Hudson United board held a meeting to evaluate the proposed merger with TD Banknorth. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered a verbal opinion that the consideration to be received by Hudson United shareholders in the merger was fair to those shareholders from a financial point of view. The Hudson United board approved the merger agreement at this meeting.
      The full text of KBW’s opinion, dated July 11, 2005, is attached as Annex III to this joint proxy statement/ prospectus. Holders of Hudson United common stock are encouraged to read KBW’s opinion carefully in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by KBW in connection with the rendering of its opinion. KBW’s opinion speaks only as of the date of the opinion. The opinion is directed to the Hudson United board and addresses only the fairness, from a financial point of view, of the merger consideration to Hudson United shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Hudson United shareholder as to how the shareholder should vote at the Hudson United special meeting on the merger or any related matter.
      In rendering its opinion, KBW:

•	reviewed, among other things,

—	the merger agreement,

—	annual reports to shareholders and annual reports on Form 10-K of TD Banknorth’s predecessor, Banknorth Group, Inc.,

—	quarterly reports on Form 10-Q of TD Banknorth and Banknorth Group, Inc.,

—	annual reports to shareholders and annual reports on Form 10-K of Hudson United and

—	quarterly reports on Form 10-Q of Hudson United;

•	held discussions with members of senior management of Hudson United and TD Banknorth regarding

—	past and current business operations,

—	regulatory matters,

—	financial condition and

—	future prospects of the respective companies;

•	reviewed the market prices, valuation multiples, publicly reported financial condition and results of operations for Hudson United and TD Banknorth and compared them with those of certain publicly-traded companies that KBW deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant; and

•	performed other studies and analyses that it considered appropriate.
      In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the management of Hudson United and TD Banknorth as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for TD Banknorth and Hudson United are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of TD Banknorth or Hudson United, or examine or review any individual credit files.
      In the course of its analysis, KBW reviewed certain financial projections furnished by Hudson United’s senior management. Hudson United does not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.
      KBW further assumed that the merger will be accounted for as a purchase under GAAP, and that the conversion of Hudson United’s common stock into TD Banknorth common stock will be tax-free for TD Banknorth and for those Hudson United shareholders receiving TD Banknorth common stock. KBW’s opinion is not an expression of an opinion as to the prices at which shares of Hudson United common stock or shares of TD Banknorth common stock will trade following the announcement of the merger or the value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger. In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Hudson United and TD Banknorth. Any estimates contained in the analyses performed by KBW are not necessarily indicative of values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Hudson United board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Hudson United board with respect to the fairness of the merger consideration.
      The following is a summary of the material analyses presented by KBW to the Hudson United board on July 11, 2005, in connection with its oral fairness opinion, which was subsequently confirmed in writing. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Hudson United board, but summarizes the analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. KBW did not address whether any individual analysis did or did not support the overall fairness conclusion. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.
      Summary of Proposal. Based on 44.6 million fully diluted shares of Hudson United common stock outstanding, Hudson United shareholders will receive approximately $941 million in cash and 32.4 million shares of TD Banknorth common stock. Based upon TD Banknorth’s closing share price on July 8, 2005, of $29.55, KBW calculated a $42.49 price per Hudson United share.
      Selected Peer Group Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market valuations of TD Banknorth to those of a group of comparable regional banks with $15 billion to approximately $60 billion of assets. KBW compared the financial performance, financial condition and market valuations of Hudson United to those of a group of comparable banks headquartered in the Mid-Atlantic region with $2.5 billion to $20 billion of assets.
      Companies included in TD Banknorth’s peer group were:

North Fork Bancorporation, Inc.
M&T Bank Corporation
Comerica Incorporated
AmSouth Bancorporation
UnionBanCal Corporation
Huntington Bancshares Incorporated
Zions Bancorporation
Commerce Bancorp, Inc.

Compass Bancshares, Inc.
Associated Banc-Corp
Colonial BancGroup, Inc.
Webster Financial Corporation

      Companies included in Hudson United’s peer group were:

Webster Financial Corporation
Mercantile Bankshares Corporation
Valley National Bancorp
Fulton Financial Corporation
Wilmington Trust Corporation
Susqhehanna Bancshares, Inc.
Provident Bankshares Corporation
First Commonwealth Financial Corporation
F.N.B. Corporation
NBT Bancorp Inc.
National Penn Bancshares, Inc.
Community Bank System, Inc.
Signature Bank
Sun Bancorp, Inc.
S&T Bancorp, Inc.
Harleysville National Corporation
Yardville National Bancorp
U.S.B. Holding Co., Inc.
Sterling Financial Corporation
      To perform this analysis, KBW used financial information as of and for the quarter ended March 31, 2005. Market price information was as of July 8, 2005, and 2005 and 2006 earnings per share estimates were taken from First Call, a nationally-recognized earnings per share estimate consolidator.
      KBW’s analysis showed the following concerning TD Banknorth’s financial performance:

		TD Banknorth	TD Banknorth
		Peer Group	Peer Group
	TD Banknorth	Average	Median

Core Return on Average Assets	1.38%	1.35%	1.40%
Core Return on Average Equity	9.45%	15.53%	15.43%
Core Cash Return on Average Tangible Assets	1.63%	1.45%	1.45%
Core Cash Return on Average Tangible Equity	25.70%	23.13%	22.50%
Net Interest Margin	3.97%	3.75%	3.72%
Fee Income/ Revenue	25.9%	30.9%	30.2%
Efficiency Ratio	53.9%	55.0%	55.6%

      KBW’s analysis showed the following concerning TD Banknorth’s financial condition:

		TD Banknorth	TD Banknorth
		Peer Group	Peer Group
	TD Banknorth	Average	Median

Equity/ Assets	19.76%	8.94%	8.61%
Tangible Equity/ Tangible Assets	4.92%	6.31%	6.25%
Loans/ Deposits	98.6%	94.6%	101.6%
Securities/ Assets	14.7%	22.9%	22.5%
Loan Loss Reserve/ Loans	1.20%	1.23%	1.28%
Nonperforming Assets/ Loans plus Other Real Estate Owned	0.34%	0.42%	0.35%
Net Charge-Offs/ Average Loans	0.21%	0.18%	0.16%
      KBW’s analysis showed the following concerning TD Banknorth’s market valuations:

			TD Banknorth		TD Banknorth
			Peer Group		Peer Group
	TD Banknorth		Average		Median

Stock Price/ Book Value per Share	0.81	x	2.21	x	2.17	x
Stock Price/ Tangible Book Value per Share	3.87	x	3.30	x	2.95	x
Stock Price/ 2005 Estimated GAAP EPS	13.6	x	14.2	x	14.0	x
Stock Price/ 2005 Estimated Cash EPS	11.6	x	13.9	x	13.8	x
Stock Price/ 2006 Estimated GAAP EPS	12.6	x	12.9	x	12.9	x
Stock Price/ 2006 Estimated Cash EPS	10.8	x	12.7	x	12.7	x
Dividend Yield	2.7%		2.7%		2.8%
2005 Dividend Payout Ratio	36.9%		37.8%		39.2%
      KBW’s analysis showed the following concerning Hudson United’s financial performance:

		Hudson United	Hudson United
	Hudson	Peer Group	Peer Group
	United	Average	Median

Core Return on Average Assets	1.28%	1.17%	1.15%
Core Return on Average Equity	21.54%	12.89%	12.68%
Net Interest Margin	3.73%	3.72%	3.66%
Fee Income/ Revenue	28.0%	24.0%	23.0%
Efficiency Ratio	58.5%	56.8%	56.2%
      KBW’s analysis showed the following concerning Hudson United’s financial condition:

		Hudson United	Hudson United
	Hudson	Peer Group	Peer Group
	United	Average	Median

Equity/ Assets	6.00%	9.30%	9.36%
Tangible Equity/ Tangible Assets	4.90%	6.56%	6.15%
Loans/ Deposits	76.9%	89.7%	94.1%
Securities/ Assets	38.4%	28.6%	26.0%
Loan Loss Reserve/ Loans	1.24%	1.25%	1.17%
Nonperforming Assets/ Loans plus Other Real Estate Owned	0.69%	0.48%	0.42%
Net Charge-Offs/ Average Loans	0.46%	0.13%	0.10%

      KBW’s analysis showed the following concerning Hudson United’s market valuations:

			Hudson United		Hudson United
	Hudson		Peer Group		Peer Group
	United		Average		Median

Stock Price/ Book Value per Share	3.15	x	2.21	x	2.26	x
Stock Price/ Tangible Book Value per Share	3.91	x	3.25	x	3.19	x
Stock Price/ 2005 Estimated GAAP EPS	14.7	x	16.8	x	16.2	x
Stock Price/ 2006 Estimated GAAP EPS	13.4	x	15.1	x	15.1	x
Dividend Yield	4.0%		2.7%		2.9%
2005 Dividend Payout Ratio	55.2%		43.3%		47.5%
      For purposes of this analysis, core earnings excluded revenue and expense items deemed non-recurring or extraordinary and excluded gains or losses on the sale of investment securities.
      For purposes of comparison, KBW excluded $0.15 (based on guidance from management of Hudson United) from Hudson United’s EPS estimates for 2005 and 2006 to exclude the effect of Hudson United’s investments in landfill gas projects (predominantly tax credits under Section 29 of the Internal Revenue Code). Including the effect of the investments in landfill gas projects, Hudson United’s 2005 and 2006 stock price to estimated GAAP EPS multiples would have been 13.9x and 12.7x, respectively.
      Financial Impact Analysis. KBW performed pro forma merger analyses that combined the projected income statements and balance sheets of TD Banknorth and Hudson United. Assumptions regarding the accounting treatment and acquisition adjustments were used to calculate the financial impact that the merger would have on certain projected financial results of TD Banknorth. The analysis assumed the 2006 First Call consensus earnings per share estimate of $2.34 and 8% cash earnings growth for 2007 for TD Banknorth. For Hudson United, the analysis assumed 2006 First Call consensus earnings per share estimate of $2.92 but excluded $0.15 of earnings per share related to Hudson United’s investments in landfill gas projects. The analysis also assumed Hudson United would achieve 8% cash earnings growth in 2007. This analysis indicated that the merger is expected to be dilutive to TD Banknorth’s estimated earnings per share and cash earnings per share in 2006 but be accretive to TD Banknorth’s earnings per share and cash earnings per share in 2007. Cash earnings were estimated by adding anticipated identifiable intangible amortization expense to GAAP earnings. The analysis also indicated that the merger is expected to be dilutive to book value per share and to tangible book value per share for TD Banknorth, but that TD Banknorth would maintain well capitalized capital ratios and thus had the financial ability to execute the merger. This analysis was based on certain assumptions provided by TD Banknorth with regard to cost savings, merger related charges, amortization of intangibles and share buybacks. For all of the above analyses, the actual results achieved by TD Banknorth following the merger will vary from the projected results, and the variations may be material.

      Contribution Analysis. KBW analyzed the relative contribution of each of Hudson United and TD Banknorth to the pro forma balance sheet and income statement items of the combined entity, including assets, loans, loan loss reserves, deposits, tangible common equity, market capitalization, estimated 2005 and 2006 net income and estimated 2005 and 2006 cash net income. KBW compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership for Hudson United assuming 100% of Hudson United’s shares were exchanged for TD Banknorth common stock. The results of KBW’s analysis are set forth in the following table.

	TD	Hudson
	Banknorth	United

Total Assets	78.4%	21.6%
Gross Loans Held for Investment	80.3%	19.7%
Loan Loss Reserves	79.2%	20.8%
Deposits	76.1%	23.9%
Tangible Common Equity	75.2%	24.8%
2005 Estimated Net Income	76.3%	23.7%
2005 Estimated Cash Net Income	78.6%	21.4%
2006 Estimated Net Income	76.8%	23.2%
2006 Estimated Cash Net Income	79.1%	20.9%
Market Capitalization	75.6%	24.4%
Pro Forma Ownership based on 100% Stock Consideration	73.1%	26.9%
      Comparable Transaction Analysis. KBW reviewed certain financial data related to comparably sized acquisitions of bank holding companies announced after January 1, 2004, with aggregate transaction values greater than $1 billion. The transactions included in the group were:

Survivor	Acquired Entity

Zions Bancorporation	Amegy Bancorporation, Inc.
Capital One Financial Corporation	Hibernia Corporation
TD Bank Financial Group	51% of Banknorth Group, Inc.
Fifth Third Bancorp	First National Bankshares of Florida, Inc.
Wachovia Corporation	SouthTrust Corporation
SunTrust Banks, Inc.	National Commerce Financial Corp.
Citizens Financial Group, Inc.	Charter One Financial, Inc.
BNP Paribas Group	Community First Bankshares, Inc.
National City Corporation	Provident Financial Group, Inc.
J.P. Morgan Chase & Co.	Bank One Corporation
      For each precedent transaction, KBW derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	the earnings per share of the acquired company for the latest twelve months of results publicly available prior to the time the transaction was announced;

•	estimated earnings per share of the acquired company for next twelve months of results following the announcement of the transaction;

•	book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•	the closing market price of the acquired company, if publicly traded or listed, on the day preceding the announcement of the transaction; and

•	the closing market price of the acquired company, if publicly traded or listed, on the day one month preceding the announcement of the transaction.
      Additionally, KBW compared the core deposit premium paid in each transaction. The core deposit premium is calculated as the premium paid in the transaction over the acquired company’s tangible common equity as a percentage of the acquired company’s core deposits. For purposes of this analysis, core deposits are defined as total deposits less the sum of all certificates of deposits with balances over $100,000 and any brokered or purchased deposits.
      Transaction multiples for the merger were derived from the $42.49 per share price for Hudson United (based on TD Banknorth’s closing share price on July 8, 2005). Forward earnings per share estimates were taken from First Call. KBW compared these results with announced multiples. The results of the analysis are set forth in the following table.

	TD Banknorth/		Comparable		Comparable
	Hudson United		Transaction		Transaction
	Transaction		Average		Median

Deal Price/ Trailing 12 Months Earnings per Share	17.1	x	20.4	x	19.4	x
Deal Price/ Next 12 Months Estimated Earnings per Share	16.5	x	17.8	x	16.5	x
Deal Price/ Book Value per Share	3.60	x	2.67	x	2.59	x
Deal Price/ Tangible Book Value per Share	4.47	x	3.97	x	3.91	x
Core Deposit Premium	27.3%		30.8%		29.5%
One Day Market Premium	14.3%		17.3%		15.2%
One Month Market Premium	22.9%		25.4%		25.4%
      As done in certain aforementioned analyses for comparative purposes, KBW excluded $0.15 from Hudson United’s earnings per share figures to exclude the effect of Hudson United’s investments in landfill gas projects.
      No company or transaction used as a comparison in the above analysis is identical to Hudson United, TD Banknorth or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the various companies surveyed.
      Discounted Cash Flow Analysis. KBW performed a dividend discount analysis to generate reference ranges for the implied present value per share of Hudson United common stock assuming Hudson United continued to operate as a standalone company with a future sale of control.
      These reference ranges were determined by adding (i) the present value of the estimated future dividend stream that Hudson United could generate for the years 2005 through 2009 and (ii) the present value of the terminal value of Hudson United common stock. Terminal values for Hudson United were calculated based on a range of terminal multiples applied to the estimated 2010 earnings per share.
      The earnings assumptions that formed the basis of the analysis were based on First Call estimated earnings per share for 2005 and 2006 (excluding $0.15 related to Hudson United’s investments in landfill gas projects). For a projected dividend stream, KBW assumed Hudson United would increase its dividend rate per share by $0.10 annually.
      KBW estimated reference ranges for the implied present value per share of Hudson United common stock by varying the following assumptions:

•	a range of terminal multiples applied to year 2010 earnings per share of 15.0x to 18.0x;

•	a range of post 2006 earnings per share growth of 6.0% to 10.0%; and

•	a range of discount rates of 10.0% to 14.0%.
      This analysis resulted in a reference range for the implied present value per share of Hudson United common stock of $35.04 to $48.42.
      KBW performed a dividend discount analysis to generate reference ranges for the implied present value per share of TD Banknorth common stock assuming TD Banknorth continued to operate as a going concern (assuming no future purchase of TD Banknorth’s remaining outstanding shares by TD). These reference ranges were determined by adding (i) the present value of the estimated future dividend stream that TD Banknorth could generate for the years 2005 through 2009 and (ii) the present value of the terminal value of the TD Banknorth common stock. Terminal values for TD Banknorth were calculated based on a range of terminal multiples applied to the estimated 2010 cash earnings per share.
      The earnings assumptions that formed the basis of the analysis were based on First Call estimated earnings per share for 2005 and 2006 but excluded the estimated after-tax expense related to the amortization of TD Banknorth’s identifiable intangible assets. For a projected dividend stream, KBW assumed TD Banknorth would maintain a dividend rate of 30% of cash earnings per share.
      KBW estimated reference ranges for the implied present value per share of TD Banknorth common stock by varying the following assumptions:

•	a range of terminal multiples applied to year 2010 cash earnings per share of 11.0x to 14.0x;

•	a range of post 2006 cash earnings per share growth of 6.0% to 10.0%; and

•	a range of discount rates of 10.0% to 14.0%.
      This analysis resulted in a reference range for the implied present value per share of TD Banknorth common stock of $24.34 to $35.78.
      KBW stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Hudson United or the TD Banknorth common stock.
      Other Analysis. KBW compared the financial and market performance of Hudson United and TD Banknorth to a variety of relevant industry peer groups and indices. KBW reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for TD Banknorth and Hudson United.
      The Hudson United board retained KBW as an independent contractor to act as financial adviser to Hudson United regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and its securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Hudson United and TD Banknorth. As an active trader in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Hudson United and TD Banknorth for KBW’s own account and for the accounts of its customers.
      KBW has previously served as financial adviser to TD Banknorth’s predecessor, Banknorth Group, Inc., in its sale of a majority equity interest to TD and in the purchase of various other business entities. Additionally, KBW served as an underwriter for Banknorth Group, Inc. in numerous offerings of various types of securities. In all such cases, KBW earned fees for its services. KBW may continue to act in all such capacities for TD Banknorth in the future. KBW has previously served as an underwriter for Hudson United in numerous offerings of debt securities.
      Hudson United and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Hudson United agreed to pay KBW a cash fee of 0.45% of the aggregate market value of the consideration paid in the merger. Payment of the fee will be made in three parts: (1) 20% concurrent with the execution of a definitive merger agreement, (2) 20% at the mailing of a merger-related proxy statement and (3) 60% at closing. Based on the closing sale price of a share of TD Banknorth common stock on the New York Stock Exchange on                     , 2005, the aggregate fee payable to KBW by Hudson United amounts to $                    , of which $                    had been paid as of the date of this document. Pursuant to the KBW engagement agreement, Hudson United also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW and certain related parties against certain liabilities, including liabilities under the federal securities laws.
Conversion of Hudson United Common Stock
      Conversion of Hudson United Common Stock. Upon completion of the merger, each outstanding share of Hudson United common stock, other than “treasury stock,” as defined in the merger agreement, will be converted into the right to receive, at the election of each Hudson United shareholder (subject to possible proration, as described below), either:

•	an amount in cash equal to the sum of (i) $21.07 and (ii) 0.7247 times the “average TD Banknorth closing price,” or

•	a number of shares of TD Banknorth common stock equal to the cash amount determined above divided by the average TD Banknorth closing price, which we refer to as the “exchange ratio.”
      For purposes of the merger agreement, the “average TD Banknorth closing price” means the average per share closing price of the TD Banknorth common stock on the New York Stock Exchange (as reported by The Wall Street Journal) for the ten trading-day period ending on the fifth business day prior to completion of the merger.
      The aggregate value of the merger consideration, and the value to be received for each share of Hudson United common stock, will fluctuate with the value of the TD Banknorth common stock. As a result of the above-described method for determining the per share merger consideration, however, the value of the merger consideration as of the fifth business day prior to completion of the merger will be substantially the same regardless whether a Hudson United shareholder receives cash, TD Banknorth common stock or a combination of cash and TD Banknorth common stock.
      Based on the $29.96 closing price for the TD Banknorth common stock on July 11, 2005, the last trading day prior to the public announcement of the merger agreement, Hudson United shareholders would receive $42.78 per share in cash or 1.4280 shares of TD Banknorth common stock for each share of Hudson United common stock, which equates to a value of $42.78 per share. Based on the $          average per share closing price of the TD Banknorth common stock for the ten trading-day period ended on                     , 2005, Hudson United shareholders would receive either $          in cash or                      shares of TD Banknorth common stock for each share of Hudson United common stock, which equates to a value of $           per share. The table on page 3 of the “Summary” further illustrates how the value of the per share merger consideration would change based on a hypothetical range of average TD Banknorth closing prices prior to completion of the merger.
      Hudson United shareholders will be able to elect whether they want to receive TD Banknorth common stock, cash or a combination of TD Banknorth common stock and cash, but their elections will be subject to possible proration because the aggregate amount of cash TD Banknorth will pay in the merger is fixed at $941,790,000. The allocation of cash and TD Banknorth common stock consideration will be dependent on the elections made by other Hudson United shareholders and may result in a Hudson

United shareholder receiving a mixture of stock and cash regardless of that shareholder’s choice. See “— Election and Allocation Procedures” below.
      Fractional Shares. TD Banknorth will not issue any fractional shares of TD Banknorth common stock in the merger. Instead, a Hudson United shareholder who otherwise would have received a fraction of a share of TD Banknorth common stock will receive an amount in cash, without interest, rounded to the nearest cent. This cash amount will be determined by multiplying the fraction of a share of TD Banknorth common stock to which each holder would otherwise be entitled by the average TD Banknorth closing price.
      Aggregate Consideration. The aggregate consideration to be paid to Hudson United shareholders in the merger will consist of $941,790,000 in cash and approximately 32.4 million shares of TD Banknorth common stock. This number of shares is based on the number of fully-diluted shares of Hudson United common stock outstanding on the date of the merger agreement (as adjusted for outstanding Hudson United stock options based on the treasury method) and is subject to adjustment based on the actual number of outstanding shares of Hudson United common stock at the time the merger is completed. The relative composition of the aggregate merger consideration will fluctuate with the value of the TD Banknorth common stock and will be based on the average per share closing price of the TD Banknorth common stock during the ten trading-day measurement period prior to completion of the merger. Based on the $29.96 closing price of the TD Banknorth common stock on July 11, 2005, the last trading day prior to public announcement of the merger agreement, the aggregate merger consideration would be composed of approximately 51% TD Banknorth common stock and approximately 49% cash, and based on the $          average per share closing price of the TD Banknorth common stock for the ten trading-day period ended on                     , 2005, the aggregate merger consideration would be composed of approximately           % TD Banknorth common stock and           % cash.
      To the extent that the number of shares of Hudson United common stock outstanding changes as a result of, for example, exercises of stock options which result in an increase in the assumed number of fully-diluted shares of Hudson United common stock outstanding, the aggregate number of shares of TD Banknorth common stock to be issued will change accordingly, but the aggregate cash consideration to be paid will not change. The outcome of the per share consideration adjustment and the cash/stock election procedure (each of which is discussed below) will not change (i) the aggregate number of shares of TD Banknorth common stock to be issued, except in the event that there is a change in the number of shares of Hudson United common stock outstanding as noted above or (ii) the aggregate amount of cash to be paid by TD Banknorth.
      Stock/ Cash Effects of Changes in the TD Banknorth Common Stock Price. Examples of the aggregate consideration and potential effects on the per share merger consideration and the exchange ratio based on changes in the price of the TD Banknorth common stock are illustrated below, based upon a range of hypothetical average prices for the TD Banknorth common stock during the ten trading-day measurement period.

	Percentage		Aggregate		Value of
	Change in	Aggregate	Value of		Consideration
	TD Banknorth	Cash	Stock	Aggregate	Per Hudson	Aggregate
Average TD Banknorth	Stock	Consideration	Consideration	Consideration	United	Cash/Stock	Exchange
Closing Price(1)	Price(2)	($MM)	($MM)(3)	($MM)	Share(4)	Percentage	Ratio(4)

$37.45	+25%	$941.8	$1,213.1	$2,154.9	$48.21	44/56%	1.2873	x
35.95	20	941.8	1,164.5	2,106.3	47.13	45/55	1.3108
34.45	15	941.8	1,116.0	2,057.8	46.04	46/54	1.3363
32.96	10	941.8	1,067.5	2,009.3	44.95	47/53	1.3641
31.46	5	941.8	1,019.0	1,960.8	43.87	48/52	1.3945
29.96	—	941.8	970.5	1,912.2	42.78	49/51	1.4280
28.46	(5)	941.8	921.9	1,863.7	41.70	51/49	1.4650
26.96	(10)	941.8	873.4	1,815.2	40.61	52/48	1.5061
25.47	(15)	941.8	824.9	1,766.7	39.53	53/47	1.5521
23.97	(20)	941.8	776.4	1,718.1	38.44	55/45	1.6038
22.47	(25)	941.8	727.8	1,669.6	37.35	56/44	1.6624

(1)	Assumed average of the per share closing prices of the TD Banknorth common stock during the ten trading-day period ending on the fifth business day prior to completion of the merger.

(2)	Percentage difference between the indicated hypothetical average TD Banknorth closing price during the ten trading-day measurement period and $29.96, which was the per share closing price for the TD Banknorth common stock on July 11, 2005, the last trading day prior to the public announcement of the merger agreement.

(3)	Aggregate stock consideration valued using the indicated hypothetical average TD Banknorth closing price during the ten trading-day measurement period (see column 1) and assuming that 32.4 million shares of TD Banknorth common stock will be issued in the merger (based on the number of fully-diluted shares of Hudson United common stock outstanding on the date of the merger agreement, as adjusted for outstanding Hudson United stock options based on the treasury method).

(4)	Stock consideration per share of Hudson United common stock and cash consideration per share of Hudson United common stock valued using the indicated average TD Banknorth closing price during the ten trading-day measurement period (see column 1).
      Treatment of TD Banknorth Common Stock. Each share of TD Banknorth common stock outstanding at the time of the merger will remain outstanding and those shares will remain unaffected by the merger.
Election and Allocation Procedures
      A Hudson United shareholder will have the opportunity, in accordance with the procedures described below, to elect to receive for each share of Hudson United common stock held immediately prior to completion of the merger either (i) cash in an amount calculated by the formula set forth under “— Conversion of Hudson United Common Stock” or (ii) a number of shares of TD Banknorth common stock equal to the cash value of such amount, calculated based on the average per share closing price of the TD Banknorth common stock price during the ten trading-day period ending on the fifth business day prior to completion of the merger.
      No later than 15 business days prior to the anticipated completion of the merger, an exchange agent appointed by TD Banknorth, which shall be reasonably satisfactory to Hudson United, shall mail an election form and other appropriate materials to each holder of record of Hudson United common stock as of five days prior to the mailing date. The exchange agent also shall make available an additional election form to all persons who become record holders of Hudson United common stock between the record date for the initial mailing of election forms and the fifth business day prior to the election deadline. Each election form shall permit each holder of record of Hudson United common stock (in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to specify (i) the number of shares of Hudson United common stock which such holder desires to have converted into the right to receive TD Banknorth common stock as provided in the merger agreement and (ii) the number of shares of Hudson United common stock which such holder desires to have converted into the right to receive cash as provided in the merger agreement. The election form will contain instructions for endorsing and surrendering your Hudson United common stock certificates.
      To be effective, a properly completed and executed election form shall be submitted to the exchange agent on or before 5:00 p.m., New York City time, on a date to be decided by TD Banknorth and reasonably acceptable to Hudson United (which date shall not be earlier than 15 business days after the initial mailing date and no later than the effective time of the merger). Any holder of Hudson United common stock who had made an election by submitting an election form to the exchange agent will be able to change such holder’s election by submitting a revised election form, properly completed and signed, to the exchange agent prior to the election deadline. Any holder of Hudson United common stock who fails properly to submit an election form on or before the election deadline in accordance with applicable procedures or shall have acquired Hudson United common stock after the record date for the second mailing of election forms by the exchange agent shall be deemed to have elected to have such shares of Hudson United common stock converted into the right to receive TD Banknorth common stock pursuant to the merger agreement.
      A Hudson United shareholder’s election for cash or stock is potentially subject to proration because the amount of cash TD Banknorth will pay in the merger is fixed at $941,790,000, and that amount will likely either be oversubscribed or undersubscribed. For example:

•	if the product of (i) the value to be paid for each share of Hudson United common stock and (ii) the number of shares of Hudson United common stock for which cash is elected exceeds $941,790,000, the amount of cash to be paid to each Hudson United shareholder electing to receive cash will be reduced on a pro rata basis, and the shareholders will instead receive stock for any shares of Hudson United common stock for which they do not receive cash. In that case, each Hudson United shareholder electing to receive only shares of TD Banknorth common stock will receive the full merger consideration for his or her shares of Hudson United common stock in TD Banknorth common stock.

•	If the product of (i) the cash to be paid for each share of Hudson United common stock and (ii) the number of shares of Hudson United common stock for which cash is elected is less than $941,790,000, the amount of TD Banknorth common stock to be distributed to each Hudson United shareholder electing to receive stock for his or her shares of Hudson United common stock will be reduced on a pro rata basis, and the shareholders will instead receive cash for any shares of Hudson United common stock for which they do not receive TD Banknorth common stock. In that case, each Hudson United shareholder electing to receive only cash will receive the full merger consideration for his or her shares of Hudson United common stock in cash.
      Some examples of the effects of the proration of the merger consideration are illustrated below (all percentages are approximate). The actual elections and the price of the TD Banknorth common stock are likely to differ, perhaps significantly. The following examples are based on the assumption that the average per share closing price of the TD Banknorth common stock during the ten trading-day measurement period prior to completion of the merger is $29.96, the closing price for the TD Banknorth common stock on July 11, 2005, and also reflect a ten percent decrease and increase in that price to

$26.96 and $32.96, respectively. The percentage of shares electing cash are shown for illustrative purposes only.

	If 85% of Shares Elect		If 15% of Shares Elect
	Cash, Then:		Cash, Then:

(a) Shareholders Electing Stock will
	Receive All TD Banknorth Common		(a) Shareholders Electing Cash will
	Stock, and		Receive All Cash, and

	(b) Shareholders Electing Cash will		(b) Shareholders Electing Stock will
	Receive the Merger Consideration in		Receive the Merger Consideration in
	Stock and Cash in Accordance with the		Stock and Cash in Accordance with the
	Following Percentages:		Following Percentages:

	% of Merger		% of Merger
	Consideration in	% of Merger	Consideration in	% of Merger
TD Banknorth Average Price Per Share During	TD Banknorth	Consideration	TD Banknorth	Consideration
Pre-Closing Measurement Period	Common Stock	in Cash	Common Stock	in Cash

$32.96	45%	55%	63%	37%
$29.96	42	58	60	40
$26.96	39	61	57	43
      Adjustments to Preserve Tax Treatment. The merger agreement provides that if opinions of counsel to Hudson United and TD Banknorth to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, which are a condition to the obligations of Hudson United and TD Banknorth to complete the merger, respectively, cannot be rendered because a counsel charged with providing such an opinion reasonably determines that the merger may not satisfy the continuity of interest requirements applicable to such a reorganization, then TD Banknorth shall reduce the number of shares of Hudson United common stock to be converted into cash and correspondingly increase the number of shares of Hudson United common stock to be converted into TD Banknorth common stock to the minimum extent necessary to enable counsel to render such tax opinions. Based on existing regulations and judicial precedent, TD Banknorth common stock would have to represent less than approximately 40% of the aggregate merger consideration at the time of completion of the merger in order for these circumstances to occur, which would occur if the closing price of the TD Banknorth common stock as of the date of completion of the merger was more than 45% less than the closing price of the TD Banknorth common stock on the date preceding public announcement of the merger agreement, which Hudson United and TD Banknorth consider unlikely.
Exchange of Hudson United Stock Certificates
      General. Immediately prior to completion of the merger, TD Banknorth will cause to be deposited with the exchange agent evidence in book-entry form of the number of shares of TD Banknorth common stock issuable, and an amount of cash payable, pursuant to the merger agreement in exchange for certificates which previously represented shares of Hudson United common stock.
      Promptly following completion of the merger, TD Banknorth will cause the exchange agent to send to each holder of a Hudson United stock certificate who has not previously submitted an election form and Hudson United common stock certificates in accordance with the procedures described above a letter of transmittal and instructions for use in surrendering Hudson United stock certificates.
      The exchange agent will deliver evidence in book-entry form of shares of TD Banknorth common stock and/or a check in payment of the appropriate amount of cash merger consideration promptly following completion of the merger and its receipt of the properly completed election form or transmittal materials together with certificates representing a holder’s shares of Hudson United common stock.
      Hudson United stock certificates may be exchanged for shares of TD Banknorth common stock and/or cash with the exchange agent for up to 12 months after the completion of the merger. At the end of that period, any portion of the merger consideration which remains unclaimed will be returned to TD Banknorth. Any holders of Hudson United stock certificates who have not exchanged their certificates will then be entitled to look only to TD Banknorth, and only as general creditors of TD Banknorth, for evidence in book-entry form of shares of TD Banknorth common stock and/or cash to be received as merger consideration.
      Until you exchange your Hudson United stock certificates for TD Banknorth common stock, you will not receive any dividends or other distributions in respect of any shares of TD Banknorth common stock you are entitled to receive in connection with the merger. Once you exchange your Hudson United stock certificates, you will receive, without interest, any dividends or distributions with a record date after the effective time of the merger and payable with respect to your shares of TD Banknorth common stock acquired in the merger.
      If your Hudson United stock certificate has been lost, stolen or destroyed you may receive the merger consideration upon the making of an affidavit of that fact. TD Banknorth may require you to post a bond in a reasonable amount as an indemnity against any claim that may be made against TD Banknorth with respect to the lost, stolen or destroyed Hudson United stock certificate.
      After completion of the merger, there will be no further transfers on the stock transfer books of Hudson United.
      Hudson United common stock certificates should NOT be sent to Hudson United or TD Banknorth at this time. Hudson United shareholders will receive instructions for surrendering their certificates with their election form, and those Hudson United shareholders who do not send in a completed election form will receive a separate letter of transmittal after completion of the merger.
Conversion of Hudson United Stock Options
      At the effective time of the merger, each outstanding and unexercised option to purchase shares of Hudson United common stock granted under Hudson United’s stock option plans will cease to represent a right to acquire shares of Hudson United common stock and will be converted automatically into an option to purchase shares of TD Banknorth common stock, and TD Banknorth will assume each Hudson United stock option, in accordance with the terms of the Hudson United stock option plan and stock option agreement by which the stock option is evidenced, including without limitation all terms pertaining to the acceleration and vesting of the holder’s option exercise rights, except that from and after the effective time of the merger:

•	TD Banknorth and the human resources committee of the board of directors of TD Banknorth shall be substituted for Hudson United and the Hudson United board of directors or duly authorized board committee administering the Hudson United stock option plans;

•	each Hudson United stock option assumed by TD Banknorth will be exercisable solely for shares of TD Banknorth common stock;

•	the number of shares of TD Banknorth common stock subject to such Hudson United stock option will be equal to the number of shares of Hudson United common stock subject to such Hudson United stock option immediately before the effective time of the merger multiplied by the exchange ratio, with any fractional interest rounded down to the nearest share; and

•	the per share exercise price under each such Hudson United stock option will be adjusted by dividing the per share exercise price under each such Hudson United stock option by the exchange ratio, rounded down to the nearest cent.
      Pursuant to the merger agreement, TD Banknorth agreed to file a registration statement under the Securities Act of 1933, as amended, to register the shares of TD Banknorth common stock issuable upon exercise of the substitute stock options to be issued pursuant to the merger agreement within one business day after consummation of the merger, and to use its reasonable efforts to maintain the current status of the prospectus(es) contained in the registration statement so long as such options remain outstanding or as may be sold without a further holding period under the Securities Act of 1933, as amended.

Effective Time of the Merger
      The merger will become effective upon the filing of a certificate of merger with the Department of Treasury, Division of Commercial Recording of the State of New Jersey pursuant to the NJBCA and a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL, unless a different date and time is specified as the effective time in such documents. These documents will be filed only after the satisfaction or waiver of all conditions to the merger set forth in the merger agreement on a date selected by TD Banknorth after such satisfaction or waiver which is no later than the later of (i) five business days after such satisfaction or waiver or (ii) the first month end following such satisfaction or waiver, or on such later date as TD Banknorth and Hudson United may mutually agree upon, but in no event earlier than January 1, 2006. A closing will take place immediately prior to the effective time of the merger or on such other date as TD Banknorth and Hudson United may mutually agree upon.
      We anticipate that the merger will be completed during the first quarter of 2006. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurance as to whether, or when, TD Banknorth and Hudson United will obtain the required regulatory approvals or complete the merger. If the merger is not completed on or before June 30, 2006, either TD Banknorth or Hudson United may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform its covenants and agreements in the merger agreement. See “— Conditions to the Merger” below.
Conditions to the Merger
      Conditions to Each Party’s Obligations. The obligations of Hudson United and TD Banknorth to consummate the transactions contemplated by the merger agreement are subject to the satisfaction of the following conditions at or before the completion of the merger:

•	receipt of the required approvals of the shareholders of Hudson United and TD Banknorth of the merger agreement;

•	the receipt and continued effectiveness of all regulatory approvals required to consummate the merger and the other transactions contemplated by the merger agreement and the expiration of all applicable statutory waiting periods;

•	approval for the listing on the New York Stock Exchange of the shares of TD Banknorth common stock to be issued in the merger and the TD Banknorth stock sale;

•	the registration statement on Form S-4, which includes this joint proxy statement/ prospectus, remains effective under the Securities Act of 1933, as amended; and

•	the absence of any injunction or other legal prohibition against the merger or the other transactions contemplated by the merger agreement.
      Conditions to TD Banknorth’s Obligations. The obligations of TD Banknorth to consummate the transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following conditions at or before the completion of the merger:

•	the representations and warranties of Hudson United are true and correct as of the date of the merger agreement and as of the closing date for the merger (except that certain representations and warranties will be read without materiality or material adverse effect qualifications), other than, in most cases, those failures to be true and correct that would not result or reasonably be expected to result, individually or in the aggregate, in a material adverse effect on Hudson United;

•	performance in all material respects by Hudson United of the obligations required to be performed by it at or prior to the closing date for the merger;

•	there is no legal or regulatory restriction or condition applicable to the merger that would be reasonably likely to have a material adverse effect (measured on a scale relative to Hudson United)

on the business or operations of either Hudson United or TD Banknorth following completion of the merger, it being agreed that any requirement by the Federal Reserve Board, the OCC or the FDIC that TD Banknorth, TD Banknorth, NA or any of TD Banknorth’s other Subsidiaries (i) be subject to any cease-and-desist order or consent agreement or (ii) be a party to any written agreement or memorandum of understanding or be a party to any order or directive as a result of the matters which are the subject of or relate to any Hudson United regulatory agreement that, in the good faith opinion of TD Banknorth, would (i) materially restrict the operations of TD Banknorth, TD Banknorth, NA or TD Banknorth’s other subsidiaries, (ii) cause TD Banknorth or TD Banknorth, NA to be classified as other than “well managed” by any governmental entity or (iii) adversely affect the ability of TD Banknorth or TD Banknorth, NA to have acquisitions approved by any governmental entity, shall be deemed to have such a material adverse effect on TD Banknorth for this purpose;

•	TD Banknorth’s receipt of a certificate of certain officers of Hudson United as to the number of shares of Hudson United common stock and Hudson United stock options outstanding on the closing date for the merger; and

•	receipt of an opinion of TD Banknorth’s counsel that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

      Conditions to Hudson United’s Obligations. The obligation of Hudson United to consummate the transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following conditions at or before the completion of the merger:

•	the representations and warranties of TD Banknorth are true and correct as of the date of the merger agreement and as of the closing date for the merger (except that certain representations and warranties will be read without materiality or material adverse effect qualifications), other than, in most cases, those failures to be true and correct that would not result or reasonably be expected to result, individually or in the aggregate, in a material adverse effect on TD Banknorth;

•	performance in all material respects by TD Banknorth of the obligations required to be performed by it at or prior to the closing date for the merger; and

•	receipt of an opinion of Hudson United’s counsel that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.
Representations and Warranties
      The merger agreement contains representations and warranties made by Hudson United to TD Banknorth relating to a number of matters, including the following:

•	corporate or other organization and similar matters of Hudson United and its subsidiaries;

•	capital structure;

•	corporate authorization and validity and enforceability of the merger agreement and the absence of conflicts with organizational documents, laws and agreements;

•	required approvals of and filings with governmental entities and other third parties;

•	proper filing of documents with the SEC and the accuracy of information contained in those documents, and compliance with the Sarbanes-Oxley Act and the implementation of proper disclosure controls and procedures;

•	the conformity with U.S. GAAP and SEC requirements of Hudson United’s financial statements filed with the SEC and the absence of undisclosed liabilities;

•	broker’s and finder’s fees related to the merger;

•	the absence of certain material changes or events since the date of Hudson United’s last audited financial statements;

•	the absence of litigation, investigations and injunctions;

•	tax matters;

•	employees and employee benefit plans;

•	the approval by Hudson United’s board of directors of the merger agreement and the merger and the recommendation of the merger agreement to the shareholders of Hudson United;

•	Hudson United’s possession of all permits and regulatory approvals required to conduct its business and compliance by Hudson United with applicable laws and regulations;

•	the existence, validity and absence of defaults under material contracts;

•	agreements with or directives from regulatory agencies;

•	title to real and personal property and the validity of and absence of defaults relating to leases for leased property;

•	adequacy of insurance coverage;

•	environmental matters;

•	the receipt of the opinion of Hudson United’s financial advisor as to the fairness, from a financial point of view, of the merger consideration to Hudson United’s shareholders;

•	ownership and validity of intellectual property rights;

•	labor matters;

•	the nature of, absence of defaults relating to and financial position with respect to derivative instruments and transactions;

•	compliance with the Investment Advisers Act of 1940, as amended, and the Investment Company Act of 1940, as amended;

•	loan matters;

•	the inapplicability of takeover statutes to Hudson United, the merger agreement and the transactions contemplated thereby;

•	the completeness of Hudson United’s corporate records;

•	the ability to obtain required regulatory approvals from governmental agencies; and

•	the accuracy of Hudson United’s representations and warranties.
      The merger agreement also contains representations and warranties by TD Banknorth to Hudson United relating to a number of matters, including the following:

•	corporate or other organization and similar matters;

•	capital structure;

•	authorization and validity of the merger agreement and the absence of conflicts with organizational documents, laws and agreements;

•	required approvals of and filings with governmental entities and other third parties;

•	proper filing of documents with the SEC and the accuracy of information contained in those documents, and compliance with the Sarbanes-Oxley Act and the implementation of proper disclosure controls and procedures;

•	the conformity with U.S. GAAP and SEC requirements of TD Banknorth’s financial statements and the absence of undisclosed liabilities;

•	broker’s and finder’s fees related to the merger;

•	the absence of certain material changes or events since the date of TD Banknorth’s last audited financial statements;

•	the absence of litigation, investigations and injunctions;

•	tax matters;

•	employees and employee benefit plans;

•	the approval by TD Banknorth’s board of directors of the merger agreement and the transactions contemplated thereby and the recommendation of the merger agreement to the shareholders of TD Banknorth;

•	TD Banknorth’s possession of all permits and regulatory approvals required to conduct its business and compliance by TD Banknorth with applicable laws and regulations;

•	agreements with or directives from regulatory agencies;

•	environmental matters;

•	labor matters;

•	the nature of, absence of defaults relating to and financial position with respect to derivative instruments and transaction;

•	compliance with the Investment Advisers Act of 1940, as amended, and the Investment Company Act of 1940, as amended;

•	loan matters;

•	the availability of adequate funds to pay the cash portion of the merger consideration;

•	the ability to obtain required regulatory approvals from governmental entities; and

•	the accuracy of TD Banknorth’s representations and warranties.
      Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means with respect to Hudson United or TD Banknorth, as the case may be, a material adverse effect on the business, results of operations or financial condition of that party and its subsidiaries taken as a whole or a material adverse effect on that party’s ability to consummate the transactions contemplated by the merger agreement on a timely basis, other than an effect that is caused by:

•	changes applicable to banks or their holding companies generally in

—	laws, rules or regulations of general applicability or published interpretations by courts or governmental authorities;

—	generally accepted accounting principles in the United States; or

—	regulatory accounting requirements;

•	the announcement of the merger agreement or any action or omission of either party or any subsidiary of either party required under the merger agreement or taken or omitted to be taken with the express written permission of the other party;

•	changes in general economic or capital market conditions affecting banks or their holding companies generally; or

•	changes or events affecting the financial services industry generally and not specifically relating to TD Banknorth or Hudson United or their respective subsidiaries, as the case may be.
      Any decrease in the trading or market prices of TD Banknorth’s common stock or Hudson United’s common stock will not by itself be deemed to be a material adverse effect.
      In the case of Hudson United, the issuance of an order to cease and desist by a governmental entity against Hudson United or any Hudson United subsidiary after the date of the merger agreement and prior to the completion of the merger, or the assessment of any civil monetary penalty in an amount which exceeds $2.0 million on Hudson United or any Hudson United subsidiary by a governmental entity after the date of the merger agreement and prior to the completion of the merger in connection with the noncompliance by Hudson United or any Hudson United subsidiary with an existing Hudson United regulatory agreement shall be deemed to be a material adverse effect on Hudson United for purposes of the merger agreement.
      The representations and warranties in the merger agreement do not survive the effective time of the merger and, as described below under “— Termination of the Merger Agreement” beginning on page 83, if the merger agreement is validly terminated there will be no liability under the representations and warranties, or otherwise under the merger agreement, unless the party willfully breached the merger agreement.
Business Pending the Merger
      Conduct of Business of Hudson United Pending the Merger. Hudson United has agreed that, prior to the completion of the merger, it and its subsidiaries will conduct their respective businesses in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve intact their respective business organization, authorizations from governmental entities and business relationships and to retain its officers and key employees. Hudson United also agreed, on behalf of itself and its subsidiaries, to take no action that would reasonably be expected to adversely affect or delay the receipt of any required regulatory approvals needed to complete the merger and the other transactions contemplated by the merger agreement.
      Hudson United also agreed that except as set forth in the merger agreement or as otherwise agreed to by TD Banknorth, during the period from the date of the merger agreement to the completion of the merger, Hudson United shall not, nor permit any of its subsidiaries to, without the prior written consent of TD Banknorth:

•	adjust, split, combine, reclassify any of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock;

•	pay any dividends or other distributions on its capital stock, other than, subject to the provisions of the merger agreement which require Hudson United to coordinate the declaration of any dividends in respect of the Hudson United common stock and the record dates and payment dates relating thereto with that of the TD Banknorth common stock, regular quarterly dividends equal to the rate paid during the fiscal quarter immediately preceding the date of the merger agreement, dividends paid by subsidiaries of Hudson United and dividends on trust preferred securities;

•	issue additional shares of its capital stock, except pursuant to the exercise of existing stock options, or issue any voting debt;

•	enter into any new line of business or change its lending, investment, risk and asset-liability management and other material banking or operating policies in any material respect;

•	dispose of any material assets;

•	make any acquisition of or investment in any other person or of assets of another person, except for:

—	foreclosures, restructurings and other similar acquisitions in connection with securing or collecting debts previously contracted in the ordinary course of business;

—	purchases of investment securities in the ordinary course of business consistent with past practice; and

—	loans originated or acquired in accordance with the loan restrictions described below;

•	incur any indebtedness for borrowed money, issue any debt securities or guarantee the obligations of any person, except in the ordinary course of business consistent with past practice;

•	enter into new, or amend, terminate or waive rights under, any material contract, except in the ordinary course of business consistent with past practice;

•	foreclose on or take a deed or title to any multi-family residential or commercial real estate without first conducting a specified environmental assessment of the property, or foreclose or take a deed or title to any multi-family residential or commercial real estate if that assessment indicates the presence of a hazardous substance;

•	subject to some exceptions,

—	increase the compensation or fringe benefits of, or pay any incentive or bonus payments to, or grant severance or termination payment to, any present or former director, officer or employee of Hudson United or its subsidiaries;

—	establish, amend or terminate any Hudson United employee benefit plan;

—	increase the funding obligation or contribution rate of specified Hudson United employee benefit plans; or

—	increase the size of Hudson United’s board of directors.

•	make any capital expenditures in excess of $3.0 million in the aggregate, other than budgeted expenditures disclosed to TD Banknorth;

•	open, relocate or close any branch office or loan production or servicing facility or make an application to do so;

•	make or acquire any loan or issue a commitment for any loan with a principal balance in excess of $10 million (TD Banknorth will be deemed to have consented to any such loan if it does not object within three days following receipt of notification from Hudson United);

•	engage in any material transaction or incur any material obligation except in the ordinary course of business consistent with past practice;

•	make payments or loans to, or transfer or lease any assets to, or enter into any arrangement with, any of its officers or directors or any of their immediate family members or other related parties, except in the ordinary course of business consistent with past practice and, with respect to compensation, in compliance with other covenants relating thereto;

•	pay or otherwise satisfy any claim, including settling any litigation:

—	relating to the merger agreement or the transactions contemplated thereby or

—	that requires the payment by Hudson United of an amount, individually or in the aggregate, in excess of $500,000, or if not requiring the payment of money, otherwise restricts the business of Hudson United or any of its subsidiaries in any material respect, other than the payment of liabilities not relating to the merger agreement or the transactions contemplated thereby in the ordinary course of business consistent with past practice;

•	amend its certificate of incorporation, bylaws or similar governing documents, or enter into an agreement relating to a business combination, liquidation or similar transaction;

•	restructure or materially change its investment securities portfolio policy or the manner in which the portfolio is classified or reported; or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

•	make any material change in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

•	take any action that is intended or would reasonably be expected to result in (i) any of the conditions to the closing of the merger not being satisfied or a required regulatory approval not being obtained without the imposition of a condition that is reasonably expected to have a material adverse effect on Hudson United or TD Banknorth after the merger or (ii) a material violation of any provision of the merger agreement;

•	except as required by law or GAAP, make any changes in its accounting methods or method of tax accounting, practices or policies;

•	enter into any securitizations of any loans or create any special purpose funding or variable interest entity;

•	make or change any material tax election, file any material amended tax returns, settle or compromise any material tax liability of Hudson United or any of its subsidiaries or surrender any right to claim a material tax refund, in each case other than in the ordinary course of business consistent with past practice (for purposes of this restriction, material means $500,000 or more of taxes); or

•	agree to, or make any commitment to, take any of the above restricted actions.

      Conduct of Business of TD Banknorth Pending the Merger. TD Banknorth has agreed that, prior to the completion of the merger, it and its subsidiaries will use reasonable best efforts to preserve intact their respective business organization, authorizations from governmental entities and business relationships and to retain its officers and key employees. TD Banknorth also agreed, on behalf of itself and its subsidiaries, to take no action that would reasonably be expected to adversely affect or delay the receipt of any required regulatory approvals needed to complete the merger and the other transactions contemplated by the merger agreement.
      TD Banknorth also agreed that, except as permitted by the merger agreement or as required by applicable law, during the period from the date of the merger agreement to the completion of the merger, TD Banknorth shall not, and shall permit any of its subsidiaries to, without the prior written consent of Hudson United:

•	amend its certificate of incorporation, bylaws or similar governing documents in a manner that would materially and adversely affect the economic benefits of the merger to the holders of Hudson United common stock;

•	declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of its capital stock, provided that this restriction shall not prohibit TD Banknorth from increasing the regular quarterly dividend on the TD Banknorth common stock; or

•	except in satisfaction of debts previously contracted, make any material acquisition of, or investment in, assets or stock of any other person to the extent that such material acquisition or investment has, or would reasonably be expected to have, a material adverse effect on TD Banknorth;

•	except as required by law or GAAP, make any change in its accounting methods;

•	take any action that is intended or would reasonably be expected to result in (i) any of the conditions to closing the merger not being satisfied or a required regulatory approval not being obtained without the imposition of a condition that is reasonably expected to have a material adverse effect on Hudson United or TD Banknorth after the merger or (ii) a material violation of any provision of the merger agreement; or

•	agree to, or make any commitment to, take any of the above restricted actions.
Shareholder Meetings and Covenants to Recommend the Merger Agreement
      Hudson United Shareholder Meeting and Covenant to Recommend. The merger agreement requires Hudson United to call and hold a special meeting of its shareholders to approve the merger agreement. The board of directors of Hudson United has agreed to recommend that Hudson United’s shareholders vote in favor of approval of the merger agreement and to not withdraw, modify or qualify in any manner adverse to TD Banknorth its recommendation to Hudson United’s shareholders to approve the merger agreement or to take any other action or make any other public statement in connection with the meeting of Hudson United’s shareholders inconsistent with its recommendation (referred to herein as a “change in Hudson United recommendation”), except that Hudson United’s board of directors may effect a change in Hudson United recommendation if and only to the extent that:

•	Hudson United has complied in all material respects with its obligations under the no solicitation covenant of the merger agreement, which is described under “— No Solicitation” below;

•	Hudson United’s board of directors, after consultation with outside counsel, determines in good faith that the failure to effect a change in Hudson United recommendation would result in a violation of the board’s fiduciary duties under applicable law; and

•	Hudson United has received an unsolicited bona fide acquisition proposal (as described below) from a third party which its board of directors concludes in good faith constitutes a superior proposal (as described below), after

—	giving at least five business days’ notice to TD Banknorth of its intention to effect a change in Hudson United recommendation, specifying the material terms and conditions of the superior proposal and furnishing TD Banknorth a copy of the relevant proposed transaction agreement, if any, and

—	negotiating with TD Banknorth during this period of not less than five business days to improve the terms of the merger agreement so that the acquisition proposal ceases to be a superior proposal after giving effect to any adjustments which may be offered by TD Banknorth pursuant to these negotiations.
      For purposes of the merger agreement,

•	an “acquisition proposal” means a proposal, offer or transaction (other than a proposal or offer made by TD Banknorth or its affiliates) relating to any merger, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Hudson United or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of Hudson United, or any sale or other disposition of assets (including stock of Hudson United subsidiaries) and/or liabilities that constitute 10% or more of the net revenues, net income or assets of Hudson United and its subsidiaries, taken as a whole, or any purchase or other acquisition or tender offer or exchange offer that if consummated would result in such person beneficially owing 10% or more of the outstanding shares of common stock of Hudson United or any subsidiary of Hudson United whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of Hudson United; and

•	a “superior proposal” means a bona fide written acquisition proposal to acquire a majority of the consolidated assets of Hudson United and its subsidiaries, or a majority of the voting securities of Hudson United, which the board of directors of Hudson United concludes in good faith to be more favorable to the shareholders of Hudson United, from a financial point of view, than the merger after receiving the advice of its financial advisor, taking into account the likelihood of consummation of such transaction on the terms set forth therein and taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of the proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

      TD Banknorth Shareholder Meeting and Covenant to Recommend. The merger agreement requires TD Banknorth to call and hold a special meeting of its shareholders to approve and adopt the merger agreement. The board of directors of TD Banknorth has agreed to recommend that TD Banknorth’s shareholders vote in favor of approval and adoption of the merger agreement. TD, in its capacity as the majority shareholder of TD, has agreed to vote for approval and adoption of the merger agreement at the TD Banknorth special meeting at which it will be considered by such shareholders.
No Solicitation of Other Acquisition Proposals by Hudson United
      The merger agreement precludes Hudson United, its subsidiaries and their respective directors and officers, and requires Hudson United to use its reasonable best efforts to preclude its and its subsidiaries’ employees, agents and representatives from, directly or indirectly:

•	initiating, soliciting or knowingly encouraging or knowingly facilitating any inquiries or the making of any proposal or offer from any person with respect to, or a transaction that could reasonably be expected to lead to, an acquisition proposal;

•	having any discussions with, or providing any confidential information or data to, any person relating to an acquisition proposal, or engaging in any negotiations concerning an acquisition proposal, or knowingly facilitating any effort or attempt to make or implement an acquisition proposal;

•	approving or recommending, or proposing to approve or recommend, any acquisition proposal; or

•	approving or recommending, or proposing to approve or recommend, or executing or entering into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal or proposing or agreeing to do any of the foregoing.
      Notwithstanding the foregoing, if Hudson United receives an unsolicited bona fide acquisition proposal prior to obtaining the required approval of the shareholders of Hudson United of the merger agreement, Hudson United may participate in negotiations or discussions with, or provide confidential information or data to, the person making that acquisition proposal if:

•	Hudson United’s board of directors concludes in good faith that the acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal;

•	Hudson United’s board of directors, after consultation with outside counsel, determines in good faith that the failure to take those actions would result in a violation of the board’s fiduciary duties under applicable law;

•	prior to providing any confidential information to the person making the inquiry or proposal, Hudson United enters into a confidentiality agreement with the person making the inquiry or proposal having terms that are no less favorable to Hudson United than those in the confidentiality agreement between TD Banknorth and Hudson United; and

•	Hudson United provides TD Banknorth with a copy of any confidential information or data provided to such person making the inquiry or proposal.
      Hudson United has agreed to, and to cause its subsidiaries, advisors, employees and other agents to, cease immediately any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to July 11, 2005 with respect to any acquisition proposal and to use its reasonable best efforts to enforce any standstill, confidentiality or similar agreement relating to any acquisition proposal, including by requiring other parties to promptly return or destroy any confidential information previously furnished.
      Hudson United also agreed to promptly (within one business day) following the receipt of any acquisition proposal, advise TD Banknorth of the substance of the proposal, including the identity of the person making the proposal, and to keep TD Banknorth apprised of any related developments, discussions and negotiations on a current basis (and, in any event, within 48 hours of such developments, discussions or negotiations).
      The merger agreement provides that the above-described no solicitation restrictions do not prohibit Hudson United and its board of directors from complying with Rules 14d-9 and 14e-2 under the Securities Exchange Act of 1934 with regard to an acquisition proposal, provided that any such disclosure may be deemed to be a change in Hudson United recommendation unless the board of directors expressly reaffirms its recommendation of the merger agreement in such disclosure. See “— Termination of the Merger Agreement” beginning on page 83.
Other Covenants
      Reasonable Best Efforts Covenant. TD Banknorth and Hudson United have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all actions necessary, proper or advisable to comply with all legal requirements with respect to the merger and the other transactions contemplated by the merger agreement, to complete the merger and the other transactions contemplated by the merger agreement and to obtain any governmental and third-party approvals required in connection with the merger and such other transactions. However, neither Hudson United nor TD Banknorth is required to take any action referred to above if the taking of that action is reasonably likely to result in a condition or restriction that would be reasonably likely to have or result in a material adverse effect on Hudson United or TD Banknorth.
      Certain Other Covenants. The merger agreement contains additional covenants, including covenants relating to the filing of this joint proxy statement/ prospectus, cooperation regarding filings and proceedings with governmental and other agencies and organizations and obtaining required consents, certain transitional matters, the listing of shares of TD Banknorth common stock to be issued in the merger and the TD Banknorth stock sale on the New York Stock Exchange, the sharing of information regarding Hudson United’s businesses and obtaining appropriate agreements from Hudson United affiliates.
Regulatory Approvals
      Consummation of the merger is subject to prior receipt of all required approvals and consents of the merger and the bank merger by all applicable federal and state regulatory authorities.
      Federal Reserve Board. The merger is subject to the prior approval of or waiver from the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, as amended. Pursuant to the Bank Holding Company Act, the Federal Reserve Board may not approve the merger if:

•	such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•	the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade, unless in each case the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In every case, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the bank holding company or companies and the banks concerned, the convenience and needs of the communities to be served and the effectiveness of the parties in combating money-laundering activities. Under the Community Reinvestment Act of 1977, the Federal Reserve Board also must take into account the record of performance of each participating bank holding company in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by each bank holding company and its subsidiaries. In addition, the Bank Holding Company Act requires that the Federal Reserve Board take into account the record of compliance of each bank holding company with applicable state community reinvestment laws. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing.
      Any bank holding company merger approved by the Federal Reserve Board may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge the transaction on antitrust grounds and seek divesture of certain assets and liabilities. The commencement of an antitrust action would stay the effectiveness of an approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board and the concurrence of the U.S. Department of Justice, the waiting period may be reduced to no less than 15 days.
      OCC. The parties intend to merge Hudson United’s banking subsidiary, Hudson United Bank, into TD Banknorth, NA immediately following the merger of Hudson United into TD Banknorth. The bank merger is subject to the prior approval of the Office of the Comptroller of the Currency of the United States, or OCC, under the Bank Merger Act. The OCC will review the bank merger under statutory criteria which are substantially the same as those required to be considered by the Federal Reserve Board in evaluating transactions for approval under Section 3 of the Bank Holding Company Act, as discussed above. Applicable regulations require publication of notice of the application for approval of the bank merger and an opportunity for the public to comment on the application in writing and to request a hearing.
      Any bank merger approved by the OCC may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. The commencement of an antitrust action would stay the effectiveness of an approval unless a court specifically ordered otherwise. With the approval of the OCC and the concurrence of the U.S. Department of Justice, the waiting period may be reduced to no less than 15 days.
      State Approvals and Notices. The prior approval of the Superintendent of the Bureau of Financial Institutions of the State of Maine is required under Section 1015 of Title 9-B of the Maine Revised Statutes for the acquisition by a Maine financial institution holding company such as TD Banknorth of more than 5% of the voting shares of a financial institution located outside of Maine. Under Maine law, the Maine Superintendent shall not approve an application for such a transaction unless he determines, after a consideration of all relevant evidence, that it would contribute to the financial strength and success of the applicant and promote the convenience and advantage of the public.
      Pursuant to Section 17:9A-411 of the New Jersey Banking Act of 1948, the parties must give written notice of the merger to the New Jersey Commissioner of Banking and Insurance at least 15 days before the effective date of the merger. Pursuant to Section 17:9A-148B of the New Jersey Banking Act, Hudson United Bank will provide the New Jersey Commissioner of Banking and Insurance with notice that Hudson United has approved the bank merger agreement in its capacity as the sole stockholder of Hudson United Bank following approval of the merger agreement by the shareholders of Hudson United.
      Other Regulatory Authorities. Notifications and other filings are required to be filed with certain state regulatory authorities in connection with the acquisition or change in control of certain subsidiaries of Hudson United Bank, including subsidiaries engaged in insurance brokerage activities and insurance premium financing.
      Status of Applications and Notices. The appropriate parties are in the process of preparing and filing all required applications and notices with applicable regulatory authorities in connection with the merger and the bank merger. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on TD Banknorth. If any such condition or requirement is imposed, TD Banknorth may elect not to consummate the merger. See “— Conditions to the Merger” beginning on page 62.
Interests of Certain Persons in the Merger
      Hudson United’s directors and certain of its executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as shareholders of Hudson United. The Hudson United board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement. These interests are described below.
      Hudson United Employee Severance Plan. Executive officers and employees of Hudson United are entitled to specified severance and other benefits under the Hudson United severance plan in the event that Hudson United terminates the participant’s employment either before a change in control (which would include the merger) or within 12 months following a change in control due to conversion of a full-time position to a part-time position (and the participant refuses to accept the new position), a reduction in force or an involuntary termination for reasons other than gross misconduct. Severance pay shall be payable in a lump sum on the first regularly scheduled payroll date that occurs at least ten business days after the later of (i) the date the plan administrator receives from the participant a signed separation agreement and general release, (ii) the expiration of the revocation period set forth in the release and (iii) the date of termination, provided that such payment shall be delayed for key employees for six months to the extent required by Section 409A of the Internal Revenue Code. The receipt of any severance pay under the Hudson United severance plan is conditioned on a written release of all claims against Hudson United in the form provided by the plan administrator. In addition, in the case of the chairman, president and chief executive officer and any executive vice president of Hudson United, the receipt of severance pay is conditioned on the receipt of an executed two-year non-compete agreement pursuant to the severance plan.
      At the request of TD Banknorth, the Hudson United severance plan was amended by Hudson United in connection with its approval of the merger agreement to increase the benefits to participants thereunder. Under the amended severance plan, the amount of severance pay to an executive vice president of Hudson United and its chairman, president and chief executive officer is equal to 52 weeks of the officer’s base salary plus an amount equal to the highest annual bonus received during or for the two calendar years immediately preceding the date of termination of the officer’s employment, provided that in no event shall the aggregate severance pay exceed two times the officer’s base salary. Severance benefits also include continuation of medical insurance at employee rates for the period covered by the severance pay. In addition, each participant who becomes entitled to severance pay under the Hudson United severance plan shall be deemed to be 100% vested in the participant’s matching contribution account under the Hudson United Savings and Investment Plan.
      Subsequent to the execution of the merger agreement, TD Banknorth provided retention letters to Thomas J. Shara, Jr., Thomas R. Nelson, James Nall and James Mayo and certain other Hudson United officers pursuant to which TD Banknorth agreed to extend from 12 months to 24 months the time period during which such officers may receive severance under the Hudson United severance plan following completion of the merger in the event their employment is involuntarily terminated for reasons other than gross misconduct. In addition, TD Banknorth agreed that if the employment of Messrs. Shara or Nelson is involuntarily terminated for reasons other than gross misconduct within the first 12 months following completion of the merger, TD Banknorth will increase their cash severance to 104 weeks of the officer’s base salary plus an amount equal to two times the highest annual bonus received during or for the two calendar years immediately preceding the date of termination of the officer’s employment, provided that the aggregate severance pay shall not exceed two times the officer’s cash compensation for the preceding calendar year.

      Upon termination of his employment upon completion of the merger, Kenneth T. Neilson, Chairman, President and Chief Executive Officer of Hudson United, will be entitled to receive approximately $1.3 million pursuant to the Hudson United severance plan, subject to the terms of this plan. Messrs. Shara, Nelson, Nall and Mayo will be entitled to receive approximately $900,000, $856,000, $471,000 and $319,000, respectively, in the event such officer’s employment is terminated under circumstances entitling such officer to severance and other benefits under the Hudson United severance plan or the officer’s retention letter, subject in each case to the terms of the plan or letter, as applicable. The foregoing estimates are based on the projected bonuses to be received by these individuals for 2005, exclude the value of continued medical insurance and, with respect to Messrs. Shara and Nelson, assumes their employment is terminated within the first 12 months following completion of the merger.
      Payments under the Hudson United severance plan to the foregoing officers are in addition to the one-time payments made to Messrs. Neilson, Shara, Nelson and Mayo in December 2004 in connection with the termination of each executive’s change in control, severance and employment agreement with Hudson United, which are described in Hudson United’s proxy statement for its 2005 annual meeting of shareholders.
      Hudson United Directors Severance Plan. At the time of approval of the merger agreement, the board of directors of Hudson United approved a director’s severance plan which provides that each current director of Hudson United who ceases to be a director of Hudson United for any reason (other than a removal for cause involving a breach of the Hudson United code of conduct) will be entitled to be paid, within ten days following termination of service, a lump sum amount equal to the fees paid to the director by Hudson United in the calendar year immediately prior to the termination. Consummation of the merger will constitute a termination of service for these directors.
      For 2004, the board of directors of Hudson United and Hudson United Bank established director’s retainers and fees as follows: combined annual director’s retainer — $75,000; board meeting fees — $3,000; participation via teleconference fees — $500; committee meeting fees — $1,500; committee retainers (audit, compensation, executive, nominating/corporate governance and trust committees): chairman of the audit committee — $55,000; member of the audit committee — $40,000, chairpersons of all other committees — $35,000 and members of all other committees — $20,000. During 2004, the amount of the total retainer and meeting fees paid by Hudson United to directors Robert J. Burke, Donald P. Calcagnini, Joan David, Brian Flynn, Bryant D. Malcom, David A. Rosow and John H. Tatigian, Jr. amounted to $241,500, $169,500, $173,500, $149,000, $173,000, $202,500 and $225,000, respectively.
      Consulting Agreement. In connection with the execution of the merger agreement, TD Banknorth and Kenneth T. Neilson entered into a consulting agreement pursuant to which Mr. Neilson will provide consulting services to TD Banknorth for a two-year period following the merger and receive compensation of $300,000 per year.
      Directors of TD Banknorth. Pursuant to the merger agreement, TD Banknorth agreed to elect two non-employee members of the current Hudson United board of directors who are reasonably acceptable to TD Banknorth and meet its director eligibility requirements as Class A directors of TD Banknorth upon completion of the merger. The directors of Hudson United who have been selected to serve in this capacity are Brian Flynn and David A. Rosow.
      Advisory Board of Directors of TD Banknorth, NA. TD Banknorth, NA maintains advisory boards of directors in each of the states in which it has offices and intends to appoint all [non-employee] directors of Hudson United as of the date of the merger agreement, other than the two directors who will be elected directors of TD Banknorth, to a new advisory board of directors of TD Banknorth, NA which will represent TD Banknorth’s new market areas in New Jersey, New York and Pennsylvania following the merger. Such persons will be eligible to receive compensation for services in their capacity as advisory directors in accordance with the policies of TD Banknorth, NA in effect from time to time. Currently, advisory directors receive an annual retainer of $5,000 ($7,000 for the chair) and fees for attending meetings of the advisory board and committees thereof of $600 and $200 per meeting, respectively. A pool of $15,000 also is allocated to each division president to recognize sales referrals by advisory directors.
      Equity-Based Awards. Pursuant to the terms of Hudson United’s stock option plans, all outstanding unvested options to purchase shares of Hudson United common stock awarded thereunder will become vested and exercisable upon the approval of the merger agreement by the shareholders of Hudson United. As of the date of this document, the directors and executive officers of Hudson United as a group (18 persons) held unvested options to acquire an aggregate of                      shares of Hudson United common stock under Hudson United’s stock option plans, including unvested options to purchase an aggregate of 72,001, 16,000, 16,001, 0 and 10,667 shares of Hudson United common stock in the case of Messrs. Neilson, Shara, Nelson, Nall and Mayo, respectively.
      The merger agreement provides that upon completion of the merger, each outstanding and unexercised option to acquire shares of Hudson United common stock will cease to represent the right to acquire shares of Hudson United common stock and will become a right to acquire TD Banknorth common stock. The number of shares and the exercise price subject to the converted options will be adjusted for the exchange ratio in the merger, and the duration and other terms of the new TD Banknorth options will be the same as the prior Hudson United options. See “— Conversion of Hudson United Stock Options” on page 61.
      Pursuant to the terms of the Hudson United restricted stock plan, all restrictions on outstanding restricted stock awarded thereunder will lapse upon the approval of the merger agreement by the shareholders of Hudson United. As of the date of this document, Messrs. Neilson, Shara, Nelson, Nall and Mayo held 72,300, 19,300, 19,300, 10,300 and 0 shares of restricted stock under the Hudson United restricted stock plan which were subject to restrictions. In the case of Messrs. Neilson, Shara and Nelson, these shares of restricted stock include 40,000, 9,000 and 9,000 shares of restricted stock, respectively, which were granted by Hudson United on the date of approval of the merger agreement and which vest over two years or upon an earlier change in control, which would include completion of the merger.
      In addition to the above awards, TD Banknorth has agreed to grant to Messrs. Shara, Nelson, Nall and Mayo restricted stock units with respect to TD Banknorth common stock upon completion of the merger, provided they are still employed by Hudson United at such time. The initial dollar value of the grant will equal approximately $450,000 for Mr. Shara, $429,000 for Mr. Nelson, $471,000 for Mr. Nall and $319,000 for Mr. Mayo, based on the projected bonuses to be received by these individuals for 2005. The number of restricted stock units will equal the initial dollar value divided by the closing sales price of a share of TD Banknorth common stock on the date the merger is completed or, if such date is not a trading day, the most recent trading day prior to such date. These grants will become one-third vested on the three-year anniversary of the completion of the merger, with an additional one-third vesting at the end of year four and the end of year five, provided that the officer is still employed by TD Banknorth or any of its subsidiaries on the date of vesting. The grants will become fully vested if a change of control of TD Banknorth occurs or if the officer’s employment is terminated due to retirement, disability or death. As the restricted stock units vest, they will be paid out in cash based on the fair market value of the TD Banknorth common stock as of the applicable vesting date.
      Supplemental Employees Retirement Plan. Hudson United maintains a supplemental employees retirement plan (“SERP”) which provides participants therein with a supplemental pension benefit which makes up the amount of benefits that cannot be provided under the Hudson United pension plan as a result of limitations contained in the Internal Revenue Code. Messrs. Neilson, Shara, Nelson and Mayo are participants in the SERP, and each participant has a SERP participation agreement.
      Each participant’s SERP benefit is calculated by (a) multiplying a specified percentage of the participant’s compensation by the participant’s years of credited service, (b) subtracting from the amount in clause (a) the participant’s vested pension plan benefit, and then (c) multiplying the net amount by each participant’s vesting percentage. Each of the participants is deemed to be 100% vested in his SERP benefits. The SERP benefits are payable in the form of an annuity which provides monthly payments to the participant for his life and, depending upon the type of annuity selected by the participant, survivor benefits payable to the participant’s spouse. Alternatively, a participant may elect to receive a lump sum payment which is the actuarial equivalent of a joint and 100% survivor annuity. The SERP also permits each participant to elect a lump sum payment of his SERP benefits upon a termination of employment in the event a change of control occurs prior to the commencement of benefits to the participant.
      Mr. Nall’s SERP participation agreement provides that if a change of control occurs before October 1, 2009, his total years of credited service will be increased to 24.25 years. As defined in the SERP, a change of control was deemed to have occurred on the 45th day prior to the execution of the merger agreement. Because Mr. Nall was credited with nine years of service upon commencement of employment in 2003 and is credited with approximately 2.5 years of service for each subsequent year employed, Mr. Nall had earned approximately 13.25 years of service as of the date the change of control occurred for purposes of the SERP. As a result, the execution of the merger agreement resulted in Mr. Nall receiving credit for approximately 11 additional years of service. The benefit of this additional credit to Mr. Nall is approximately $1.1 million based on projected discount rates.
      For purposes of calculating Mr. Neilson’s SERP benefits, his SERP participation agreement was amended in 2003 to credit him with an additional 10 years of service. Mr. Neilson will have approximately 23 years of credited service as of January 1, 2006 prior to such additional credit, and for purposes of calculating his SERP benefit upon termination of employment he will be deemed to have approximately 33 years of credited service. Mr. Neilson’s right to this credit of an additional 10 years of service is unrelated to the merger.
      The SERP participation agreements provide that each participant shall not solicit the customers or employees of, or make any disparaging statements regarding, Hudson United or its subsidiaries for a period of one year following termination of employment, except that Mr. Neilson’s agreement precludes him from soliciting customers for a period of 18 months following termination of employment. In addition, Mr. Neilson’s SERP participation agreement includes an 18-month non-compete provision.
      Indemnification and Insurance. Hudson United’s directors and officers are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in Hudson United’s certificate of incorporation and the merger agreement. Pursuant to the merger agreement, TD Banknorth agreed to indemnify and hold harmless each present and former director, officer and employee of Hudson United or a Hudson United subsidiary determined as of the effective time of the merger against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer or employee of Hudson United or, while a director, officer or employee of Hudson United, is or was serving at the request of Hudson United as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of the merger agreement or any of the transactions contemplated by the merger agreement, to the fullest extent to which such indemnified parties would be entitled under the certificate of incorporation of Hudson United as in effect on the date of the merger agreement (which right to indemnification shall include the advancement of reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation upon receipt from an indemnified party of any required undertaking). Pursuant to the merger agreement, TD Banknorth also generally agreed to honor all limitations on liability existing in favor of these indemnified parties as provided in the certificate of incorporation of Hudson United or similar governing instrument of any subsidiary of Hudson United as in effect on the date of the merger agreement with respect to matters occurring prior to the effective time of the merger.
      Pursuant to the merger agreement, TD Banknorth agreed to use its reasonable best efforts to cause the persons serving as directors and officers of Hudson United immediately prior to the merger to be covered by the directors’ and officers’ liability insurance policy maintained by Hudson United (or a substitute policy with comparable coverage) for a six-year period following the merger with respect to acts or omissions occurring prior to the merger which were committed by such directors and officers in their capacities as such, provided that TD Banknorth will not be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Hudson United for such insurance (the “Insurance Amount”), and further provided that if TD Banknorth is unable to maintain or obtain the insurance specified above as a result of the preceding provision, TD Banknorth shall use its reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount with respect to acts or omissions occurring prior to the effective time of the merger by such directors and officers in their capacities as such.
      Other than as set forth above, no director or executive officer of Hudson United has any direct or indirect material interest in the merger, except insofar as ownership of Hudson United common stock might be deemed such an interest. See “Certain Beneficial Owners of Hudson United Common Stock” beginning on page 124.
Certain Employee Matters
      The merger agreement contains certain agreements of Hudson United and TD Banknorth with respect to various employee matters, which are described below.
      As soon as administratively practicable after the effective time of the merger, TD Banknorth will take all reasonable action so that employees of Hudson United and its subsidiaries who become employees of TD Banknorth and its subsidiaries will be entitled to participate in the TD Banknorth employee benefit plans of general applicability to the same extent as similarly-situated employees of TD Banknorth and its subsidiaries. For purposes of determining eligibility to participate, the vesting of benefits and benefit accruals under TD Banknorth’s employee benefit plans (other than its defined benefit pension plan, supplemental retirement plan and supplemental retirement agreements), TD Banknorth will generally recognize years of service with Hudson United and its subsidiaries to the same extent as such service was credited for such purposes by Hudson United.
      If employees of Hudson United or any of its subsidiaries become eligible to participate in a medical, dental, health or disability plan of TD Banknorth, TD Banknorth will cause each such plan to:

•	waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, dental or disability plan of TD Banknorth,

•	provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to their participation and

•	waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an employee on or after the completion of the merger to the extent the employee had satisfied any similar limitation or requirement under an analogous plan prior to the completion of the merger.
      An employee of TD Banknorth or any of its subsidiaries who was an employee of Hudson United or any of its subsidiaries immediately prior to the Effective Time whose employment terminates under circumstances entitling him or her to benefits under the terms of the Hudson United severance plan during the one-year period following the Effective Time shall be entitled to receive severance payments in accordance with, and to the extent provided in, the Hudson United severance plan, as amended as of the date of the merger agreement at the request of TD Banknorth to increase the amount of severance and other benefits which may be provided thereunder. This provision excludes any employee who is party to an employment agreement, change-in-control agreement or any other agreement which provides for severance payments, provided such individual did not agree on or after December 1, 2004 to have the terms of the Hudson United severance plan apply in lieu of the severance benefits provided under such agreement.

      TD Banknorth agreed, upon completion of the merger, to assume and honor and to cause its appropriate subsidiaries to assume and honor in accordance with their terms all Hudson United employee benefit plans existing immediately prior to the execution of the merger agreement which were disclosed to TD Banknorth by Hudson United. TD Banknorth also agreed that the consummation of the merger will constitute a “change in control” for purposes of the Hudson United employee benefit plans.
      With respect to each Hudson United employee benefit plan subject to Section 409A of the Internal Revenue Code, Hudson United agreed to amend each such plan or cause each such plan to be amended to the extent necessary to comply with Section 409A of the Internal Revenue Code (or to cause such plan, in whole or in part, to avoid the application of Section 409A of the Internal Revenue Code by preserving the terms of such plan, and the law in effect, for benefits vested as of December 31, 2004) prior to the earlier of the completion of the merger or the deadline imposed by the IRS. Such amendments shall be provided to TD Banknorth and its counsel at least ten days prior to their proposed adoption by Hudson United or Hudson United Bank and shall be subject to the prior approval of TD Banknorth, which shall not be unreasonably withheld.
New York Stock Exchange Listing
      The TD Banknorth common stock is listed on the New York Stock Exchange. TD Banknorth has agreed to use its reasonable best efforts to cause the shares of TD Banknorth common stock to be issued in the merger and the TD Banknorth stock sale to be listed on the New York Stock Exchange. It is a condition to completion of the merger that those shares be listed on the New York Stock Exchange, subject to official notice of issuance.
The Bank Merger
      Pursuant to the merger agreement, it is the parties’ intention that Hudson United Bank will be merged with and into TD Banknorth, NA immediately following consummation of the merger. Each party’s obligation to consummate the bank merger under the bank merger agreement is subject to, among other things, the satisfaction or waiver of all conditions precedent to the merger set forth in Article VIII of the merger agreement. These conditions include the receipt of all regulatory approvals which are required to complete the bank merger. See “— Conditions to the Merger” beginning on page 62.
Alternative Structure
      Pursuant to the merger agreement, TD Banknorth may at any time modify the structure of the merger and/or the bank merger, and TD and TD Banknorth may change the terms of the TD Banknorth stock sale, provided that in any such case no change shall (i) alter or change the amount or kind of the merger consideration, (ii) adversely affect the anticipated tax consequences of the merger to the holders of Hudson United common stock as a result of receiving the merger consideration or (iii) materially impede or delay consummation of the merger.
Resale of TD Banknorth Common Stock
      The TD Banknorth common stock issued to Hudson United shareholders in the merger will be freely transferable under the Securities Act of 1933, as amended, except for shares issued to any Hudson United shareholder who may be deemed to be an affiliate of TD Banknorth for purposes of Rule 144 promulgated under the Securities Act of 1933, as amended, or an affiliate of Hudson United for purposes of Rule 145 promulgated under the Securities Act of 1933, as amended. Affiliates will include persons (generally executive officers, directors and 10% shareholders) who control, are controlled by or are under common control with (1) TD Banknorth or Hudson United at the time of the Hudson United special meeting or (2) TD Banknorth at or after the effective time of the merger.
      Rule 145 will restrict the sale of TD Banknorth common stock received in the merger by affiliates and certain of their family members and related interests. Generally speaking, during the year following the effective time of the merger, those persons who are affiliates of Hudson United at the time of the

Hudson United special meeting, provided they are not affiliates of TD Banknorth at or following the effective time of the merger, may publicly resell any TD Banknorth common stock received by them in the merger, provided that there is adequate public information with respect to TD Banknorth as required by Rule 144 and subject to limitations as to the amount of TD Banknorth common stock sold by them in any three-month period and as to the manner of sale. After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to TD Banknorth as required by Rule 144. Persons who are affiliates of TD Banknorth after the effective time of the merger may publicly resell the TD Banknorth common stock received by them in the merger subject to similar limitations and subject to the filing requirements of Rule 144.
      The ability of affiliates to resell shares of TD Banknorth common stock received in the merger under Rules 144 or 145 as summarized herein generally will be subject to TD Banknorth’s having satisfied its reporting requirements under the Securities Exchange Act of 1934, as amended, for 12 months prior to the time of sale. Affiliates also would be permitted to resell TD Banknorth common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933, as amended, or another available exemption from the Securities Act of 1933 registration requirements. Neither the registration statement of which this joint proxy statement/ prospectus is a part nor this joint proxy statement/ prospectus cover any resales of TD Banknorth common stock received by persons who may be deemed to be affiliates of TD Banknorth or Hudson United in the merger.
      Hudson United has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an affiliate of it for purposes of Rule 145 to deliver to TD Banknorth a written agreement in the form attached as an exhibit to the merger agreement, which is intended to ensure compliance with the Securities Act of 1933, as amended.
Material United States Federal Income Tax Consequences of the Merger
      The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Hudson United common stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended, the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.
      For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or resident of the United States;

•	a corporation or other entity created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.
      If a partnership holds Hudson United common stock, the tax treatment of a partner will generally depend on the status of the partnership. If you are a partner of a partnership holding Hudson United common stock, you should consult your tax advisors.
      This discussion assumes that you hold your shares of Hudson United common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a Hudson United shareholder subject to the alternative minimum tax provisions of the Code;

•	a Hudson United shareholder who received Hudson United common stock through the exercise of qualified employee stock options or through a tax-qualified retirement plan;

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of options granted under any Hudson United benefit plan; or

•	a Hudson United shareholder who holds Hudson United common stock as part of a hedge against currency risk, a straddle or a constructive sale or conversion transaction.
      Based on representations contained in representation letters provided by TD Banknorth and Hudson United and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, it is the opinion of Elias, Matz, Tiernan & Herrick L.L.P., counsel to TD Banknorth, and Pitney Hardin LLP, counsel to Hudson United, that the material United States federal income tax consequences of the merger are as follows:

•	the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	no gain or loss will be recognized by TD Banknorth or Hudson United as a result of the merger;

•	if you exchange all of your shares of Hudson United common stock solely for shares of TD Banknorth common stock in the merger, you will not recognize gain or loss, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of TD Banknorth common stock;

•	if you exchange your shares of Hudson United common stock solely for cash in the merger, you will recognize gain or loss equal to the difference between the amount of cash received and your tax basis in your shares of Hudson United common stock;

•	if you exchange your shares of Hudson United common stock for a combination of TD Banknorth common stock and cash (other than cash received in lieu of a fractional share), you will recognize gain (but not loss), and your gain will be equal to the lesser of:

—	the excess, if any, of the sum of the cash and the fair market value of the TD Banknorth common stock you receive in the merger, over your tax basis in the shares of Hudson United common stock you surrender in the merger, and

—	the amount of cash you receive in the merger.

•	your tax basis in the TD Banknorth common stock that you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash) will equal your tax basis in the Hudson United common stock you surrender, increased by the amount of taxable gain, if any, you recognize on the exchange and decreased by the amount of any cash received by you in the merger (excluding any cash received in lieu of a fractional share of TD Banknorth common stock); and

•	your holding period for the TD Banknorth common stock that you receive in the merger will include your holding period for the shares of Hudson United common stock that you surrender in the exchange.

      If you acquired different blocks of Hudson United common stock at different times and at different prices, any gain or loss will be determined separately with respect to each block of Hudson United common stock, and the cash and TD Banknorth common stock you receive pursuant to the merger will be allocated pro rata to each such block of Hudson United common stock. In addition, your basis and holding period in the TD Banknorth common stock you receive in the merger will be determined separately with reference to each block of Hudson United common stock.
      Taxation of Capital Gain. Except as discussed under “— Possible Treatment of Gain as a Dividend” below, any gain or loss that you recognize in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if your holding period in your Hudson United common stock is greater than one year as of the date of the merger. If you are a non-corporate holder of Hudson United common stock, this long-term capital gain generally will be taxed at a maximum United States federal income tax rate of 15%. The deductibility of capital losses is subject to limitation.
      Possible Treatment of Gain as a Dividend. All or part of the gain you recognize could be treated as ordinary dividend income rather than capital gain if (i) you are a significant stockholder of TD Banknorth or (ii) if taking into account constructive ownership rules, your percentage ownership in TD Banknorth after the merger is not less than what your percentage ownership would have been if you had received TD Banknorth common stock rather than cash in the merger. This could happen, for example, because of your purchase of additional TD Banknorth common stock, a purchase of TD Banknorth common stock by a person related to you or a share repurchase by TD Banknorth from other TD Banknorth stockholders. Because the possibility of dividend treatment depends upon your particular circumstances, including the application of certain constructive ownership rules, you should consult your own tax advisor regarding the potential tax consequences of the merger to you. Under the constructive ownership rules, a stockholder may be deemed to own stock that is owned by other persons, such as a family member, a trust, a corporation or other entities. If you are an individual, certain dividends may be subject to reduced rates of taxation, equal to the rates applicable to long-term capital gains. However, individuals who do not meet a minimum holding period requirement during which they are not protected from a risk of loss or who elect to treat the dividend income as “investment income” pursuant to Section 163(d) (4) of the Internal Revenue Code will not be eligible for the reduced rates of taxation. You should consult your tax advisor regarding the application of the foregoing rules to your particular circumstances.
      Cash in lieu of Fractional Shares. You will generally recognize capital gain or loss on any cash received in lieu of a fractional share of TD Banknorth common stock equal to the difference between the amount of cash received and the tax basis allocated to that fractional share.
      Backup Withholding. If you are a non-corporate holder of Hudson United common stock you may be subject to information reporting and backup withholding at a rate of 28% on any cash payments you receive. You will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive; or

•	are otherwise exempt from backup withholding.
      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

      Reporting Requirements. If you receive TD Banknorth common stock as a result of the merger, you will be required to retain records pertaining to the merger and you will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.
      Tax Opinions at Closing. It is a condition to the closing of the merger that TD Banknorth and Hudson United receive opinions from Elias, Matz, Tiernan & Herrick L.L.P. and Pitney Hardin LLP, respectively, that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based on updated representation letters provided by TD Banknorth and Hudson United to be delivered at the time of closing, and on customary factual assumptions and will assume that the merger will be completed according to the terms of the merger agreement. Although the merger agreement allows TD Banknorth and Hudson United to waive this condition to closing, neither TD Banknorth nor Hudson United currently anticipates doing so. If either of us does waive this condition, we will inform you of this decision and ask you to vote on the merger agreement taking this into consideration.
      Opinions of counsel are not binding on the Internal Revenue Service. TD Banknorth and Hudson United have not and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.
      This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.
Accounting Treatment of the Merger
      The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, Hudson United’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of TD Banknorth. Any difference between the purchase price for Hudson United and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually, and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by TD Banknorth in connection with the merger will be amortized to expense. The financial statements of TD Banknorth issued after the merger will reflect the results attributable to the acquired operations of Hudson United beginning on the date of completion of the merger. The unaudited per share pro forma financial information contained herein has been prepared using the purchase method of accounting. See “Selected Unaudited Pro Forma Consolidated Financial Data,” “Unaudited Comparative Per Share Data” and “Unaudited Pro Forma Combined Consolidated Financial Information” beginning on pages 17, 19 and 90, respectively.

Termination of the Merger Agreement
      The merger agreement may be terminated at any time before the effective time of the merger, whether before or after approval of the merger agreement by the shareholders of Hudson United and TD Banknorth, in any of the following ways:

•	by mutual written consent of TD Banknorth and Hudson United;

•	by either TD Banknorth or Hudson United if:

—	any governmental entity which must grant a required regulatory approval has denied approval of the merger or the other transactions contemplated by the merger agreement and this denial has become final and nonappealable or a governmental entity has issued a final nonappealable order prohibiting the completion of the merger or the other transactions contemplated by the merger agreement;

—	the merger has not been consummated on or before June 30, 2006, but neither TD Banknorth nor Hudson United may terminate the merger agreement for this reason if its breach of any obligation under the merger agreement has resulted in the failure of the merger to occur on or before that date;

—	there is a breach by the other party to the merger agreement of its representations and warranties or obligations under the merger agreement which would prevent satisfaction of a closing condition and the breach is not reasonably capable of being cured or is not cured prior to 30 days after receipt of written notice of the breach, but neither TD Banknorth nor Hudson United may terminate the merger agreement for this reason if it itself is then in material breach of the merger agreement; or

—	the shareholders of Hudson United fail to give the necessary approval of the merger agreement at the Hudson United shareholders meeting;

•	by TD Banknorth, if the board of directors of Hudson United fails to recommend approval of the merger agreement or effected a change in Hudson United recommendation or failed to call and hold a special meeting of Hudson United shareholders to vote on approval of the merger agreement (see “— Shareholder Meetings and Covenants to Recommend the Merger Agreement” beginning on page 69); or

•	by TD Banknorth if a tender offer or exchange offer for 25% or more of the outstanding shares of Hudson United common stock is commenced (other than by TD Banknorth or a subsidiary thereof), and the Hudson United board of directors recommends that the shareholders of Hudson United tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Securities Exchange Act of 1934.
      If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any of the parties unless a party is in willful breach of the merger agreement. However, the provisions of the merger agreement relating to termination fees and expenses and the confidentiality obligations of the parties will continue in effect notwithstanding termination of the merger agreement.
Termination Fees and Expenses
      A termination fee of up to $60 million will be paid by Hudson United to TD Banknorth as follows:

•	if TD Banknorth terminates the merger agreement because Hudson United’s board of directors has failed to recommend approval of the merger agreement or effected a change in Hudson United recommendation or failed to call and hold a special meeting of Hudson United shareholders to vote on the approval of the merger agreement, then Hudson United will pay TD Banknorth the full termination fee of $60 million on the second business day following that termination; or

•	if

—	TD Banknorth terminates the merger agreement because there has been an uncured willful breach by Hudson United of the merger agreement or either party terminates the merger agreement because the mergers have not been completed by June 30, 2006 and a vote of the shareholders of Hudson United with respect to the approval of the merger agreement has not occurred; and

—	an acquisition proposal with respect to Hudson United has been publicly announced or otherwise communicated to the senior management or board of directors of Hudson United (or any person has publicly announced, communicated or made known an intention to make an acquisition proposal) at any time prior to the date of termination;

then Hudson United will pay $20 million on the second business day following such termination and, if within 15 months after such termination, Hudson United or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, an acquisition proposal, then Hudson United will pay the remainder of the $60 million termination fee on the date of such execution or consummation; or

•	if

—	either party terminates the merger agreement because the Hudson United shareholders rejected the merger agreement at the Hudson United shareholders meeting; and

—	an acquisition proposal with respect to Hudson United has been publicly announced or otherwise communicated to the senior management or board of directors of Hudson United (or any person has publicly announced, communicated or made known an intention to make an acquisition proposal) at any time on or prior to the date of the Hudson United shareholders meeting;

then Hudson United will pay $20 million on the second business day following such termination and, if within 15 months after such termination, Hudson United or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, an acquisition proposal, then Hudson United will pay the remainder of the $60 million termination fee on the date of such execution or consummation.
      Except for the payment of a termination fee under the circumstances described above and for the costs and expenses related to the filing, printing and mailing of the registration statement and this joint proxy statement/ prospectus, which will be shared by TD Banknorth and Hudson United, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring the cost.
Amendment, Extension and Waiver of the Merger Agreement
      Any provision of the merger agreement may be amended, extended or waived before the completion of the merger by a written instrument signed, in the case of an amendment, by each party to the merger agreement or, in the case of an extension or waiver, by each party against whom the extension or waiver is to be effective. No amendment of the merger agreement after it has been approved by the shareholders of Hudson United or TD Banknorth which by law requires further approval by such shareholders may be made without such further approval, and after shareholders of Hudson United have approved the merger agreement, no amendment shall be made which reduces the amount or changes the form of the consideration to be delivered to the Hudson United shareholders pursuant to the merger agreement or which negatively impacts the intended tax treatment of the holders of Hudson United common stock in the merger.
Shareholder Agreements
      In connection with the execution of the merger agreement, each of the directors of Hudson United entered into a shareholder agreement with TD Banknorth. In the aggregate, the persons who entered into

shareholder agreements with TD Banknorth can cast approximately           % of the votes entitled to be cast at the special meeting.
      Each shareholder of Hudson United who is a party to a shareholder agreement agreed that at any meeting of the shareholders of Hudson United, or in connection with any written consent of the shareholders of Hudson United, the shareholder shall:

•	appear at such meeting or otherwise cause all shares of Hudson United common stock owned by him or her to be counted as present thereat for purposes of calculating a quorum; and

•	vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering all shares of Hudson United common stock beneficially owned by him or her or as to which he or she has, directly or indirectly, the right to direct the voting

—	in favor of approval of the merger agreement,

—	against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Hudson United contained in the merger agreement or of the shareholder contained in the shareholder agreement and

—	against any acquisition proposal (as defined in the merger agreement) or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger or the shareholder agreement.
      Pursuant to the shareholder agreement, each party thereto also agreed not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the shares of Hudson United common stock owned by such shareholder prior to the special meeting, except as otherwise provided in the shareholder agreements.
      Hudson United agreed in the merger agreement to use its reasonable best efforts to cause those persons who may be deemed to be affiliates of Hudson United pursuant to Rule 145 under the Securities Act of 1933, as amended, to deliver to TD Banknorth prior to the date of the special meeting a written agreement containing certain restrictions on the transfer of shares of TD Banknorth common stock acquired in the merger which are intended to ensure compliance with applicable federal securities laws in connection with the transfer of such shares. See “— Resale of TD Banknorth Common Stock” on page 78.
Dissenters’ and Appraisal Rights
      Neither the holders of TD Banknorth common stock nor the holders of Hudson United common stock have rights under Delaware law and New Jersey law to dissent from the merger and obtain the fair value of their shares.
Operations of TD Banknorth After the Merger
      TD Banknorth expects to achieve significant cost savings, revenue enhancements and other operating synergies subsequent to the merger. The cost savings and operating synergies are expected to amount to approximately 25% of Hudson United’s current level of operating expenses and are to be derived primarily from reductions in personnel and the integration of other facilities and back-office operations. In addition, because Hudson United will be merged with and into TD Banknorth, the costs associated with Hudson United operating as a publicly-held entity also will be eliminated. TD Banknorth estimates that approximately 90% of the estimated cost savings will be realized in 2006 and that the remaining 10% will be realized in 2007.
      TD Banknorth also anticipates that it will be able to increase revenues from the Hudson United franchise by selling products and services to Hudson United customers that are currently not offered by

Hudson United. TD Banknorth has estimated that these revenue enhancements will amount to approximately $9.0 million on an after-tax basis in 2007.
      TD Banknorth estimates that it will make additional investments in Hudson United’s retail franchise after the merger. These investments are expected to amount to $7.5 million and $10.0 million on an after-tax basis in 2006 and 2007, respectively.
      TD Banknorth anticipates that Hudson United’s landfill gas investments will be sold and will not contribute to income in future years. Those investments provided Hudson United with after-tax income of $11.2 million in the year ended December 31, 2004.
      Because of the uncertainties inherent in merging two financial institutions, changes in the regulatory environment and changes in economic conditions, no assurances can be given that any particular level of cost savings, revenue enhancements and other operating synergies will be realized over the time period currently anticipated or at all, or that any such cost savings, revenue enhancements and other operating synergies will not be offset to some degree by increases in other expenses, including expenses related to integrating the two companies.
      Subject to market conditions, TD Banknorth anticipates that it will repurchase up to 8,500,000 shares of TD Banknorth common stock following completion of the merger pursuant to an open market purchase program conducted in accordance with Rule 10b-18 under the Securities Exchange Act of 1934.
      Based on the assumptions set forth above, and assuming that there is no significant change in interest rates prior to completion of the merger, which could significantly affect the estimated fair values of the assets and liabilities of Hudson United to be recorded in connection with the merger, TD Banknorth anticipates that, excluding merger-related charges, the acquisition of Hudson United will decrease its earnings per share by $0.01 in 2006 and increase its earnings per share by $0.06 in 2007.
      The estimated cost savings that are expected to be realized by the combined company do not reflect an estimated $29.7 million of after-tax ($45.6 million pre-tax) merger costs that will be incurred in connection with the merger in the future, which will be charged to earnings as incurred following the merger. These costs relate primarily to severance, professional fees, conversion and integration expenses, exit costs and other merger-related charges. In evaluating the cost savings and other potential benefits of the merger, the TD Banknorth board of directors considered the amount of the transaction costs and merger-related charges that are necessary to realize future annual savings resulting from consolidation of support functions and economies of scale.
MARKET FOR COMMON STOCK AND DIVIDENDS
      The TD Banknorth common stock is traded on the New York Stock Exchange under the symbol “BNK,” and the Hudson United common stock is traded on the New York Stock Exchange under the symbol “HU.”
      At the record date for the TD Banknorth special meeting, there were                      shares of TD Banknorth common stock outstanding, which were held by approximately                     holders of record; and at the record date for the Hudson United special meeting, there were                      shares of Hudson United common stock outstanding, which were held by approximately                     holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

      The following table sets forth during the periods indicated the high and low sales intra-day prices of the TD Banknorth common stock and the Hudson United common stock and the dividends declared per share of TD Banknorth common stock and Hudson United common stock.

	TD Banknorth			Hudson United

	Market Price		Dividends	Market Price		Dividends
			Declared			Declared
	High	Low	Per Share	High	Low	Per Share

2005
First Quarter	$36.55	$28.57	$0.200	$39.72	$34.50	$0.37
Second Quarter	31.73	29.39	0.220	36.63	31.31	0.37
Third Quarter (through , 2005)			—			—
2004
First Quarter	$34.45	$30.53	$0.195	$40.05	$34.00	$0.33
Second Quarter	34.75	30.25	0.195	38.66	34.60	0.33
Third Quarter	36.10	30.49	0.200	38.04	33.01	0.35
Fourth Quarter	36.71	34.49	0.200	41.74	36.78	0.35
2003
First Quarter	$24.02	$20.60	$0.160	$32.52	$29.57	$0.28
Second Quarter	26.68	21.09	0.160	35.50	30.58	0.30
Third Quarter	29.70	25.43	0.190	41.00	33.58	0.30
Fourth Quarter	33.57	27.58	0.190	37.58	34.15	0.30
      Following completion of the merger, TD Banknorth expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and other relevant factors.
      The following table shows the closing price per share of the TD Banknorth common stock and the Hudson United common stock on (1) July 11, 2005, the last trading day preceding public announcement of the merger agreement, and (2)                     , 2005, the last full trading day for which closing prices were available at the time of the printing of this document. The following table also includes the equivalent price per share of Hudson United common stock on those dates, calculated as indicated below.

	Historical Market Value
	Per Share
			Equivalent Market Value
Date	TD Banknorth	Hudson United	Per Share of Hudson United(1)

July 11, 2005	$29.96	$37.50	$42.78
, 2005

(1)	The equivalent prices per share of Hudson United common stock on July 11, 2005 and , 2005 were determined by multiplying the closing price of the TD Banknorth common stock on those dates by 1.4280 and , which represent the number of shares of TD Banknorth common stock that Hudson United shareholders electing to receive TD Banknorth common stock in the merger would receive in the merger for each share of Hudson United common stock based on (1) the closing price of the TD Banknorth common stock on July 11, 2005 and (2) the average of the closing prices of the TD Banknorth common stock during the ten-trading day period ended on , 2005, respectively.
      Shareholders are advised to obtain current market quotations for the TD Banknorth common stock and the Hudson United common stock. The market price of the TD Banknorth common stock at the effective time of the merger or at the time shareholders of Hudson United receive certificates evidencing shares of TD Banknorth common stock after the merger is consummated may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this document or at the time of the special meetings.

INFORMATION ABOUT TD BANKNORTH
General
      TD Banknorth is a Delaware corporation and a majority-owned subsidiary of TD. TD Banknorth is a registered bank/financial holding company under the Bank Holding Company Act of 1956, as amended. TD Banknorth’s principal asset is all of the capital stock of TD Banknorth, NA, a national bank which was initially formed as a Maine-chartered savings bank in the mid-19th century. TD Banknorth, NA operates banking divisions in Maine, New Hampshire, Massachusetts, Connecticut, Vermont and upstate New York and had 395 banking offices located in these states at June 30, 2005. Through TD Banknorth, NA and it subsidiaries, TD Banknorth offers a full range of banking services and products to individuals, businesses and governments throughout its market areas, including commercial, consumer, trust, investment advisory and insurance brokerage services. At June 30, 2005, TD Banknorth had consolidated assets of $31.8 billion and consolidated shareholders’ equity of $6.5 billion. Based on total assets at that date, TD Banknorth is one of the 35 largest commercial banking organizations in the United States.
      The executive offices of TD Banknorth are located at Two Portland Square, Portland, Maine 04112-9540, and its telephone number is (207) 761-8500.
Acquisitions
      TD Banknorth’s profitability and market share have been enhanced in recent years through internal growth and acquisitions of both financial and nonfinancial institutions. Acquisitions of financial institutions consummated by TD Banknorth since January 1, 2003 are briefly noted below.

•	On January 21, 2005, TD Banknorth completed the acquisition of Massachusetts-based BostonFed Bancorp, Inc. The principal asset of BostonFed Bancorp was all of the capital stock of Boston Federal Savings Bank. At the date of the acquisition, BostonFed Bancorp had $1.5 billion of consolidated assets and $102.7 million of consolidated shareholders’ equity.

•	On April 30, 2004, TD Banknorth completed the acquisition of Massachusetts-based CCBT Financial Companies, Inc. The principal asset of CCBT was all of the capital stock of Cape Cod Bank & Trust Company, N.A. At the date of acquisition, CCBT had $1.3 billion of consolidated assets and $108.5 million of consolidated shareholders’ equity.

•	On April 30, 2004, TD Banknorth completed the acquisition of Massachusetts-based Foxborough Savings Bank, which had $241.8 million of consolidated assets and $22.8 million of consolidated shareholders’ equity at the date of acquisition.

•	On December 31, 2003, TD Banknorth completed the acquisition of Massachusetts-based First & Ocean BanCorp, or First & Ocean. The principal asset of First & Ocean was all of the capital stock of First & Ocean National Bank, which was subsequently combined with TD Banknorth, NA. At the date of acquisition, First & Ocean had $274.4 million of consolidated assets and $15.6 million of consolidated shareholders’ equity.

•	On February 14, 2003, TD Banknorth completed the acquisition of Connecticut-based American Financial Holdings, Inc., or American. The principal asset of American was all of the capital stock of American Savings Bank, which was subsequently combined with TD Banknorth, NA. At the date of acquisition, American had $2.7 billion of consolidated assets and $408.2 million of consolidated shareholders’ equity.
      In addition to the foregoing acquisitions, in 2002 to 2004 TD Banknorth acquired four insurance agencies located in Maine, Massachusetts and Connecticut.
      TD Banknorth continually evaluates acquisition opportunities and frequently conducts due diligence in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of TD Banknorth’s book value and net income per common share may occur in connection with any future transactions. Moreover, acquisitions commonly result in significant one-time charges against earnings, although cost-savings, annually incident to in-market acquisitions, frequently are anticipated.
Management and Additional Information
      Certain information relating to executive compensation, benefit plans, certain relationships and related transactions and other matters relating to TD Banknorth is incorporated by reference into or set forth in the annual report on Form 10-K for the year ended December 31, 2004 of TD Banknorth’s predecessor, Banknorth Group, Inc., and TD Banknorth’s quarterly reports on Form 10-Q for the three months ended March 31, 2005 and June 30, 2005, which are incorporated herein by reference. Shareholders desiring copies of such documents may contact TD Banknorth at its address or telephone number indicated under “Where You Can Find More Information” beginning on page 127.
INFORMATION ABOUT HUDSON UNITED
General
      Hudson United is a New Jersey corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Hudson United’s principal asset is all of the capital stock of Hudson United Bank, a New Jersey-chartered bank. At June 30, 2005, Hudson United Bank had 204 banking offices located in New Jersey, New York, Connecticut and Pennsylvania. Hudson United Bank and its subsidiaries offer a full array of products and services to commercial and retail accounts, including imaged checking accounts, 24-hour telephone and Internet banking, loans by phone, alternative investment products, insurance products, private label credit programs and a wide variety of commercial loans and services, including asset based loans, SBA loans, international services, merchant services and cash management services. Wealth management services are also provided to individuals and businesses and public sector products and services are provided to local and state governments, municipalities, educational institutions, civic and not-for-profit organizations. At June 30, 2005, Hudson United had consolidated assets of $9.2 billion and consolidated shareholders’ equity of $535.0 million.
      The executive offices of Hudson United are located at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430, and its telephone number is (201) 236-2600.
Management and Additional Information
      Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other matters relating to Hudson United is set forth herein or is incorporated by reference from Hudson United’s annual report on Form 10-K for the year ended December 31, 2004 and its quarterly reports on Form 10-Q for the three months ended March 31, 2005 and June 30, 2005, which are incorporated herein by reference. Shareholders desiring copies of such documents may contact Hudson United at its address or telephone number indicated under “Where You Can Find More Information” beginning on page 127.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION
      The following unaudited pro forma combined condensed consolidated balance sheet combines the historical consolidated balance sheets of TD Banknorth and its subsidiaries and Hudson United and its subsidiaries giving effect to the completion of the merger and the TD Banknorth stock sale on June 30, 2005, using the purchase method of accounting to account for the merger and giving effect to the related pro forma adjustments described in the accompanying notes. The following unaudited pro forma combined condensed consolidated statements of income for the six months ended June 30, 2005 and the year ended December 31, 2004 combine the historical consolidated statements of income of TD Banknorth and its subsidiaries and Hudson United and its subsidiaries giving effect to the completion of the merger and the TD Banknorth stock sale on January 1, 2004, the beginning of the initial period presented, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes.
      The unaudited pro forma combined consolidated financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements and accompanying notes of TD Banknorth and Hudson United incorporated by reference in this document. See “Where You Can Find More Information” beginning on page 127.
      The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of (i) an anticipated deleveraging of Hudson United’s balance sheet following the merger through the sale of approximately $1.7 billion of investment securities and concurrent repayment of approximately $1.7 billion of borrowings, (ii) an anticipated sale of Hudson United’s landfill gas investments, which provided Hudson United with an after-tax loss of $525,000 and after-tax income of $11.2 million in the six months ended June 30, 2005 and year ended December 31, 2004, respectively, (iii) an anticipated issue by TD Banknorth of $225 million of subordinated debt or (iv) financial benefits from such items as cost savings, revenue enhancements and share repurchases. Accordingly, the pro forma information does not attempt to predict or suggest future results and is not necessarily indicative of the results that actually would have occurred had the merger and the TD Banknorth stock sale been completed on the dates indicated or that may be obtained in the future.

TD Banknorth
Proforma Condensed Combined Consolidated Balance Sheet
June 30, 2005
(Unaudited)

	TD	Hudson	Pro Forma			Pro Forma
	Banknorth	United	Adjustments			Combined

ASSETS
Cash and due from other depository institutions	$793,345	$279,019	$—			$1,072,364
Securities held to maturity	74,856	1,205,102	(1,205,102)	3	(d)	74,856
Securities available for sale	4,143,013	2,148,968	1,205,102	3	(d)	7,494,138
			(2,945)	2	(c)
Federal funds sold and short-term investments	6,393	—				6,393
Loans and leases held for sale	53,318	—				53,318
Loans and leases, net of unearned income	20,028,662	5,067,380	(65,912)	2	(c)	25,030,130
Less: Allowance for loan and lease losses	(228,168)	(59,506)				(287,674)

Net loans and leases	19,800,494	5,007,874	(65,912)			24,742,456
Premises and fixed assets	308,018	82,548	—			390,566
Bank-owned life insurance	560,942	152,988	—			713,930
Goodwill	4,550,679	83,653	(83,653)	2	(b)	5,998,538
			1,447,859	2	(c)
Core deposit and other intangibles	727,442	18,408	(18,408)	2	(b)	911,799
			184,357	2	(c)
Other assets	765,835	209,525				975,360

Total assets	$31,784,335	$9,188,085	$1,461,298			$42,433,718

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	19,964,601	6,566,285	(11,636)	2	(c)	$26,519,250
Borrowings	4,758,674	1,796,754	6,951	2	(c)	6,562,379
Other liabilities	587,564	290,010	39,194	2	(c)	978,417
			17,120	2	(c)
			44,529	2	(c)

Total liabilities	25,310,839	8,653,049	96,158			34,060,046
Common stock	1,884	92,788	(92,788)	2	(b)	2,504
			620	2	(c)
Surplus	6,835,110	310,384	(310,384)	2	(b)	8,734,666
			1,899,556	2	(c)
Retained earnings	84,564	335,124	(335,124)	2	(b)	84,564
Accumulated other comprehensive income	31,070	(7,565)	7,565	2	(b)	31,070
Other equity capital components	(479,132)	(195,695)	195,695	2	(b)	(479,132)

Shareholders’ equity	6,473,496	535,036	1,365,140	2	(b)	8,373,672

Total liabilities and shareholders’ equity	$31,784,335	$9,188,085	$1,461,298			$42,433,718

TD Banknorth
Pro Forma Condensed
Combined Consolidated Income Statement
Six Months Ended June 30, 2005
(Unaudited)

	Six Months Ended June 30, 2005

	TD	Hudson	Pro Forma			Pro Forma
	Banknorth	United	Adjustments			Combined

	(In thousands, except per share data)
Interest and dividend income:
Interest and fees on loans	$561,431	$152,036	$7,348	4	(a)	$720,815
Interest and dividends on securities	124,664	73,500	295	4	(b)	198,459

Total interest and dividend income	686,095	225,536	7,643			919,274
Interest expense:
Interest on deposits	93,569	38,457	1,578	4	(c)	133,604
Interest on borrowed funds	87,160	33,132	(584)	4	(d)	119,708

Total interest expense	180,729	71,589	994			253,312
Net interest income before provision for loan and lease losses	505,366	153,947	6,649			665,962
Provision for loan and lease losses	5,666	10,250				15,916

Net interest income after provision for loan and lease losses	499,700	143,697	6,649			650,046
Non-interest income:
Deposit services	59,935	13,906				73,841
Insurance agency commissions	27,496	—				27,496
Merchant and electronic banking	27,841	3,312				31,153
Wealth management services	20,899	1,551				22,450
Bank-owned life insurance	12,203	2,915				15,118
Investment planning services	10,150	—				10,150
Credit card fee income	—	17,750				17,750
Income from landfill gas investments	—	11,332				11,332
Net securities gains (losses)	(49,036)	1,769				(47,267)
Loans held for sale — lower of cost or market adjustment	(7,114)	—				(7,114)
Change in unrealized loss on derivatives	6,664	—				6,664
Other noninterest income	33,853	14,219				48,072

Total noninterest income	142,891	66,754				209,645

Non-interest expense:
Compensation and employee benefits	205,964	53,121				259,085
Occupancy	35,968	16,254				52,222
Equipment	25,819	6,840				32,659
Data processing	22,652	12,500				35,152
Advertising and marketing	14,781	3,989				18,770
Expense for landfill gas investments	—	19,488				19,488
Amortization of intangibles	43,152	2,445	15,084	4	(e)	58,236
			(2,445)	4	(e)
Merger and consolidation costs	36,559	—				36,559
Prepayment penalties on borrowings	6,303	—				6,303
Other noninterest expense	52,244	26,844	—			79,088

Total noninterest expense	443,442	141,481	12,639			597,562

Income before income tax expense	199,149	68,970	(5,990)			262,129
Income tax expense	69,478	4,507	(2,097)	4	(f)	71,888

Net income	$129,671	$64,463	$(3,893)			$190,241

Weighted average shares outstanding:
Basic	178,417		62,063	4	(g)	240,480
Diluted	179,616		62,161	4	(g)	241,777
Basic earnings per share	$0.73					$0.79
Diluted earnings per share	$0.72					$0.79

TD Banknorth
Pro Forma Condensed Combined
Consolidated Income Statement
Year Ended December 31, 2004
(Unaudited)

	Year Ended December 31, 2004

	TD	Hudson	Pro Forma			Pro Forma
	Banknorth	United	Adjustments			Combined

	(In thousands, except per share data)
Interest and dividend income:
Interest and fees on loans	$933,833	$274,251	$19,823	4	(a)	$1,227,907
Interest and dividends on securities	317,015	140,183	589	4	(b)	457,787

Total interest and dividend income	1,250,848	414,434	20,412			1,685,694

Interest expense:
Interest on deposits	161,004	50,606	10,025	4	(c)	221,635
Interest on borrowed funds	162,619	48,176	(1,605)	4	(d)	209,190

Total interest expense	323,623	98,782	8,420			430,825

Net interest income before provision for loan and lease losses	927,225	315,652	11,992			1,254,869
Provision for loan and lease losses	40,340	14,850				55,190

Net interest income after provision for loan and lease losses	886,885	300,802	11,992			1,199,679
Non-interest income:
Deposit services	109,321	30,628				139,949
Insurance agency commissions	50,311	—				50,311
Merchant and electronic banking	50,564	6,947				57,511
Wealth management services	39,788	3,141				42,929
Bank-owned life insurance	23,282	5,947				29,229
Investment planning services	19,418	—				19,418
Credit card fee income	—	31,553				31,553
Income from landfill gas investments	—	26,052				26,052
Net securities gains (losses)	(7,701)	8,887				1,186
Loans held for sale — lower of cost or market adjustment	—	—				—
Change in unrealized loss on derivatives	—	—				—
Other noninterest income	60,973	43,172				104,145

Total noninterest income	345,956	156,327				502,283

Non-interest expense:
Compensation and employee benefits	356,611	115,733				472,344
Occupancy	63,892	30,968				94,860
Equipment	48,480	16,404				64,884
Data processing	43,141	33,255				76,396
Advertising and marketing	25,550	6,888				32,438
Expense for landfill gas investments	—	23,308				23,308
Amortization of intangibles	8,627	4,911	33,520	4	(e)	42,147
			(4,911)	4	(e)
Merger and consolidation costs	49,635	—				49,635
Prepayment penalties on borrowings	61,546	—				61,546
Other noninterest expense	107,619	52,239				159,858

Total noninterest expense	765,101	283,706	28,609			1,077,416

Income before income tax expense	467,740	173,423	(16,617)			624,546
Income tax expense	163,097	45,340	(5,816)	4	(f)	202,621

Net income	$304,643	$128,083	$(10,801)			$421,925

Weighted average shares outstanding:
Basic	170,766		62,032	4	(g)	232,798
Diluted	174,158		62,196	4	(g)	236,354
Basic earnings per share	$1.78					$1.81
Diluted earnings per share	$1.75					$1.79

Unaudited Pro Forma Consolidated Financial Statements of TD Banknorth

1. Basis of Pro Forma Presentation
      The Merger and TD Banknorth Stock Sale. The unaudited pro forma consolidated financial statements give effect to the proposed acquisition of Hudson United by TD Banknorth and related TD Banknorth stock sale as if they had occurred at June 30, 2005 for the purposes of the pro forma consolidated balance sheet and at January 1, 2004 for the purposes of the pro forma consolidated statements of operations. The pro forma consolidated financial statements have been prepared by TD Banknorth’s management based on the consolidated financial statements of TD Banknorth and Hudson United.
      The unaudited pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position that would have actually resulted had the transaction been effected on the dates indicated or the results which may be obtained in the future. The pro forma financial statements should be read in conjunction with the other sections of this joint proxy statement/ prospectus and the consolidated financial statements of TD Banknorth and Hudson United incorporated by reference in this joint proxy statement/ prospectus.
      The merger will be accounted for using the purchase method of accounting; accordingly, TD Banknorth’s cost to acquire Hudson United will be allocated to the assets (including identifiable intangible assets) and liabilities of Hudson United at their respective fair values on the date the merger is completed.
      The unaudited pro forma combined consolidated financial information includes estimated adjustments to record the assets and liabilities of Hudson United at their respective fair values and represents TD Banknorth’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. Some revisions could be significant, especially fair value adjustments based on interest rate assumptions. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Hudson United’s tangible, and identifiable intangible, assets and liabilities as of the date of completion of the merger. Accordingly, the final purchase accounting adjustments and integration charges may be materially different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of the net assets and other items of Hudson United as compared to the information shown in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.
      The pro forma financial statements do not currently include any amount related to the estimated $29.7 million after-tax ($45.6 million pre-tax) merger-related charges that will be incurred to combine the operations of TD Banknorth and Hudson United. The estimated merger related charges will result from action taken with respect to both TD Banknorth and Hudson United operations, facilities and employees. The charges will be recorded based on the nature and timing of these integration actions. These charges are also subject to change as additional information becomes known. See Note 5 for a further discussion of these charges.
      Certain elements of Hudson United’s consolidated financial statements have been reclassified to conform to the presentation used by the TD Banknorth.
      Relationship with TD and Accounting for TD’s Acquisition of a 51% Interest in TD Banknorth. TD Banknorth is a majority-owned subsidiary of TD and successor to Banknorth Group, Inc. TD acquired its majority interest in TD Banknorth effective March 1, 2005 in a two-step transaction in which Banknorth Group, Inc. first reincorporated from Maine to Delaware by means of a migratory merger into a newly-formed, wholly-owned Delaware subsidiary of Banknorth Group, Inc., and then TD acquired its majority interest in TD Banknorth by means of the merger of a newly-formed, wholly-owned subsidiary of TD with and into this reincorporated entity, which changed its name to “TD Banknorth Inc.” upon completion of the transaction. In accordance with the guidelines for accounting for business combinations, the transaction met the technical definition of a business combination, and therefore, was accounted for as a purchase business combination with the purchase price being comprised of all the consideration received by the shareholders of Banknorth Group, Inc., namely:

•	cash paid by TD,

•	value of TD common shares issued and

•	the value of TD Banknorth Inc. shares issued.
      The purchase price and related purchase accounting adjustments have been recorded in TD Banknorth’s financial statements at and for the periods commencing on March 1, 2005. This resulted in a new basis of accounting reflecting the fair value of it’s assets and liabilities at March 1, 2005 and used for the “successor” periods beginning on March 1, 2005. Information for all dates and “predecessor” periods prior to the acquisition on March 1, 2005 is presented using Td Banknorth’s historical basis of accounting.
      To assist in the comparability of TD Banknorth’s financial information and to make it easier to discuss and understand its results of operations, the financial information presented herein combines the “predecessor period” (January 1, 2005 to February 28, 2005) with the “successor period” (March 1, 2005 to June 30, 2005) to present “combined” results for the six months ended June 30, 2005. A summary of the purchase accounting and fair value adjustments recorded as of March 1, 2005 in connection with the TD transaction is included in Note 2 to the unaudited consolidated financial statements for the three months June 30, 2005 included in TD Banknorth’s quarterly report on Form 10-Q, which is incorporated herein by reference. The most significant effects of the adjustments were to increase goodwill by $3.0 billion, identifiable intangible assets by $705 million and shareholders’ equity by $3.4 billion. As a result, the amortization of identifiable intangible assets for March 2005 and the three months ended June 30, 2005 were higher than they otherwise would have been under historical cost accounting by $9.2 million and $28.9 million, respectively. Estimated amortization expense for identifiable intangible assets for the remainder of 2005 and future years is included in Note 6 to such unaudited consolidated financial statements for the three months ended June 30, 2005.

2.	Pro Forma Assumptions
      For purposes of these unaudited pro forma consolidated financial statements, the financial position and the results of operations of TD Banknorth and Hudson United have been combined to give effect to TD Banknorth’s acquisition of 100% of the common stock of Hudson United and the related is sale of TD Banknorth common stock to TD as if the transactions had occurred using the following assumptions:

(a) The acquisition of Hudson United pursuant to a definitive merger agreement among Hudson United, TD Banknorth and, solely with respect to Article X thereof, TD, which, subject to certain conditions, will result in the acquisition by TD Banknorth of all the outstanding common stock of Hudson United for a combination of cash and shares of TD Banknorth common stock. The funding of the purchase will be as follows:

•	The issue of 32.4 million shares of TD Banknorth common stock (total value of $947 million) and the payment of $942 million of cash to Hudson United shareholders. The actual number of shares of TD Banknorth common stock to be issued in the merger may differ depending on the number of Hudson United stock options exercised prior to completion of the merger.

•	$942 million gross proceeds to be raised by the sale of 29.6 million shares of TD Banknorth common stock to TD at $31.79 per share.

•	TD Banknorth options will be exchanged for the outstanding options of Hudson United, which are valued at $11.5 million.

For purposes of calculating the purchase consideration used in the pro forma financial statements, the price of the TD Banknorth Inc. common stock to be issued is assumed to be $29.27 per share, which represents the average closing price of the TD Banknorth common stock on the New York Stock Exchange for the period commencing two business days prior to and after the announcement of the proposed merger on July 12, 2005.

In addition to the 44.4 million Hudson United shares outstanding at June 30, 2005, Hudson United had 0.8 million options outstanding, of which 0.3 million are assumed will be exercised prior to acqusition. The remaining 0.5 million options outstanding will fully vest upon a change in control. These remaining options, which will be exchanged for TD Banknorth options upon completion of the merger, have been valued at $11.5 million based on the Black-Sholes method and included in the calculation of the purchase price.

(b) Under purchase accounting, the historical goodwill, intangibles and shareholders’ equity of Hudson United are eliminated.

(c) The acquisition of Hudson United has been accounted for using the purchase method of accounting. The purchase equation is as follows:

June 30, 2005

Purchase Price:
Cash	$941,790
TD Banknorth common stock (32.4 million shares)	946,888
Estimated fair value of stock options	11,498
Estimated investment banking fees and transaction costs	17,120

Total purchase price	$1,917,296

Allocation of Purchase Price:
Net Assets Acquired
Hudson United shareholders’ equity at June 30, 2005	$535,036
Less: Elimination of Hudson United goodwill	(83,653)
Less: Elimination of Hudson United intangible asset	(18,408)
Fair Value Allocation:
Loans	(65,912)
Investments	(2,945)
Time deposits	11,636
Borrowings	(6,951)
Merger-related liabilities	(39,194)
Core deposit intangible and other intangibles	184,357
Deferred taxes	(44,529)

Total adjustments	469,437
Goodwill resulting from the merger	1,447,859

Total allocation of purchase price	$1,917,296

      The estimated value of intangible assets represents the estimated future economic benefit resulting from the acquired customer balances and relationships. This value was estimated considering valuations derived from similar transactions. The final value will be determined based on an independent analysis of cash flows from the current balances of accounts on the date of acquisition, expected attrition in balances subsequent to acquisition and the estimated life of the relationship. The intangible assets are expected to be amortized on an accelerated basis over ten years, based upon their expected lives. Using the balances estimated for the years 2004 to 2009, the amortization expense for intangibles would be as follows for these respective years: $33.5 million, $30.2 million, $26.8 million, $23.5 million, $20.1 million and

$16.8 million. The tax rate used to calculate the deferred tax liability on the intangible assets is 37%. Goodwill will not be amortized but will be subject to an annual impairment assessment.
      Purchase accounting requires that the assets and liabilities purchased be recorded at their fair value at the date of the transaction. The fair value adjustments have been estimated based on information available at the current time. The amortization/ accretion periods for the fair value adjustments are based on the expected future cash flows of the underlying assets and liabilities. The tax rate used to calculate the deferred tax liability on the fair value adjustments is 37%.

3.	Pro Forma Adjustments — Balance Sheet
      The following adjustments have been made to reflect the proposed transaction:

(a) TD Banknorth’s acquisition of 100% of the common stock of Hudson United and the related adjustment to fair value of purchased assets and liabilities and recognition of estimated intangible assets, as set out in Note 2 above, and the elimination of Hudson United’s shareholders’ equity.

(b) The issuance of 32.4 million shares of TD Banknorth common stock in the gross amount of $947 million, which will satisfy a portion of the purchase price.

(c) The sale of 29.6 million shares of TD Banknorth common stock to TD at a per share price of $31.79 for a total of $942 million. The cash proceeds from this sale will be used to fund the cash portion of the purchase price.

(d) The reclassification of Hudson’s held-to-maturity investment portfolio to available-for-sale.

(e) Estimated costs for investment bankers fees and other transaction costs are $17.1 million.

(f) Estimated costs for professional firms and merger-related costs are $39.2 million, net after taxes.

4.	Pro Forma Adjustments — Income Statements
      The following adjustments have been made to reflect the proposed transaction:

(a) Accretion of fair value discount on loans over the estimated remaining life of the loan portfolio using a method that approximates the interest method.

(b) Accretion of discount on held-to-maturity securities over five years.

(c) Amortization of fair value adjustment on certificates of deposit recognized over the estimated remaining term of the certificates using a method that approximates the interest method.

(d) Accretion of fair value discount on borrowings over the term of the underlying debt

(e) Amortization of intangible assets over a 10-year period on an accelerated method, which approximates the pattern in which the economic benefits of the intangible assets are consumed.

(f) Represents the income tax effects, at an assumed rate of 35%, of the above adjustments to the statements of operations. The IRS tax settlement benefit of $11.5 million recorded by Hudson United during the six months ended June 30, 2005 has not been adjusted and the benefit remains as part of the pro forma results.

(g) Pro forma earnings per common share for the six months ended June 30, 2005 and for the year ended December 31, 2004 have been calculated using the estimated weighted average number of shares of TD Banknorth common stock outstanding on a pro forma basis by adding the shares to be issued in the merger (32.4 million shares) and to be sold to TD (29.6 million shares) in the proposed transaction to the weighted average shares of TD Banknorth common stock outstanding as previously reported, plus the estimated effect of Hudson United’s stock options outstanding at June 30, 2005.

5.	Merger-Related Charges
      Merger related costs, which are not considered liabilities assumed in connection with the merger, are estimated at $29.7 million, net of taxes. A summary of these costs, based on TD Banknorth’s management estimates, is as follows (in thousands):

Merger-related compensation and severance	$10,617
Facilities and systems	14,000
Other merger-related costs	21,000

Total pre-tax	45,617
Less related tax benefit	(15,966)

Estimated merger-related costs, net of taxes	$29,651

      Merger-related compensation and severance costs include employee severance, compensation arrangements and related employee benefit expenses. Facilities and system costs include costs associated with the upgrade of certain retail branch offices, the conversion of other offices to be consistent with TD Banknorth standards and the closing of certain offices. Also reflected are certain technology conversion costs. Refinements to the foregoing estimates may occur subsequent to the completion of the merger. Merger-related costs incurred by Hudson United are being expensed as incurred. All other costs incurred by TD Banknorth will be capitalized or expensed as incurred based on the nature of the costs and TD Banknorth’s accounting policies for these costs.
THE STOCKHOLDERS AGREEMENT BETWEEN TD AND TD BANKNORTH
      In connection with the acquisition by TD of a majority of the outstanding common stock of TD Banknorth, TD Banknorth and TD entered into a stockholders agreement. The stockholders agreement provides for limitations on TD’s acquisition and transfer of TD Banknorth securities, governance rights and related matters. The following is a summary of selected provisions of the stockholders agreement. While TD Banknorth believes this description covers the material terms of the stockholders agreement, it may not contain all the information that is important to you and is qualified in its entirety by reference to the stockholders agreement. We urge you to read the stockholders agreement in its entirety, which was filed as Appendix D to the proxy statement/ prospectus, dated January 11, 2005, contained in the registration statement on Form S-4/ F-4 of TD Banknorth and TD (SEC File Nos. 333-119517/119519) and is available on TD Banknorth’s website at www.tdbanknorth.com/investorrelations.
Share Ownership
      During the term of the stockholders agreement, TD has generally agreed that neither it nor its affiliates will acquire securities of TD Banknorth that are entitled to vote generally in the election of directors of TD Banknorth, or securities convertible into such voting securities, which we collectively refer to as voting securities of TD Banknorth, if as a result TD and its affiliates would own more than 66 2/3% of the then-outstanding voting securities of TD Banknorth. This ownership limitation of 66 2/3% may be increased to up to 70% in connection with share repurchases completed by TD Banknorth with the approval of a majority of the four designated independent directors of TD Banknorth described below under “— Corporate Governance — Designated Independent Directors.” However, if following an increase in the ownership limitation to 70%, TD or its affiliates transfer voting securities of TD Banknorth such that it owns 66 2/3% or less of the then-outstanding voting securities of TD Banknorth, the ownership limitation will again be reduced to 66 2/3%. We refer to the ownership limitation in effect from time to time as the ownership limitation.

      TD and its affiliates may acquire voting securities of TD Banknorth in excess of the ownership limitation:

•	pursuant to a going-private transaction completed in accordance with the terms of the stockholders agreement, as described below under “— Going-Private Transactions;”

•	in connection with an acquisition by TD or any of its affiliates of an entity that owns shares of TD Banknorth, provided that TD or its affiliate use reasonable best efforts to dispose of the excess shares concurrently with or promptly following that acquisition, subject to compliance with applicable law; and

•	in connection with securing or collecting a debt previously contracted in the ordinary course of TD’s and its affiliates’ banking or brokerage businesses, provided that TD or its affiliate promptly dispose of the excess shares, subject to applicable law.
      If TD or its affiliates acquire shares in excess of the ownership limitation, they may not exercise any voting rights with respect to those excess shares.
Going-Private Transactions
      Under the terms of the stockholders agreement, TD has agreed to restrictions on its ability to conduct going-private transactions involving TD Banknorth. A going-private transaction for purposes of the stockholders agreement generally means a transaction that would result in the shares of TD Banknorth common stock being held of record by fewer than 300 persons or no longer being listed or quoted on a national securities exchange or inter-dealer quotation system. Under the stockholders agreement, TD has agreed that neither it nor its affiliates will propose or initiate any going-private transaction unless that transaction involves the offer to acquire 100% of the common stock of TD Banknorth not owned by TD and its affiliates and, if the transaction is to be effected pursuant to a tender offer or exchange offer, includes a commitment by TD or its affiliate to, if permitted under applicable law, promptly complete a short-form merger following that offer. Any going private transaction must also comply with the provisions of the stockholders agreement summarized below.
      Before the second anniversary of the completion of TD’s acquisition of a majority interest in TD Banknorth, which we refer to herein as the “acquisition,” neither TD nor its affiliates may propose or initiate a going-private transaction unless invited to do so by a majority of the designated independent directors. If TD or its affiliates is invited to propose a going-private transaction, it must also comply with the requirements regarding negotiation with the designated independent directors and the receipt of unaffiliated stockholder approval described in the following paragraph with respect to going-private transactions commenced between the second and the fifth anniversaries of the completion of the acquisition.
      Between the second and the fifth anniversaries of the completion of the acquisition, TD or its affiliates may initiate and hold discussions regarding a going-private transaction with the board of directors of TD Banknorth on a confidential basis that would not reasonably be expected to require either TD Banknorth or TD to make any public disclosure regarding the possibility of a transaction under applicable securities laws. If a majority of the designated independent directors approve a going-private transaction, TD or its affiliate may publicly announce, commence and, subject to the receipt of unaffiliated stockholder approval, complete the going-private transaction. For purposes of the stockholders agreement, the receipt of unaffiliated stockholder approval means, in the case of a tender or exchange offer, that a majority of the outstanding shares of common stock of TD Banknorth not owned by TD and its affiliates have been tendered and not withdrawn at the expiration of the tender or exchange offer and, in the case of a merger or consolidation, that the holders of a majority of the outstanding shares of common stock of TD Banknorth not owned by TD and its affiliates have voted (or executed written consents) in favor of the applicable transaction.
      Following the fifth anniversary of the completion of the acquisition, TD or its affiliates may propose, initiate or effect a going-private transaction by first offering to negotiate confidentially the terms of the transaction with the designated independent directors. If a majority of the designated independent directors request TD or its affiliate to negotiate these terms, TD or its affiliate will use its reasonable best efforts to do so for at least 60 days. If TD and a majority of the designated independent directors agree on terms of a transaction, TD may initiate and complete the transaction. If TD and a majority of the designated independent directors do not agree on terms within 60 days, TD or its affiliate may publicly propose the going-private transaction to the shareholders of TD Banknorth and, subject to receipt of unaffiliated stockholder approval, complete that transaction.
TD’s Rights to Contribute Capital and to Purchase Securities; TD Banknorth’s Obligation to Repurchase Stock
      TD’s Right to Contribute Capital. Until TD and its affiliates no longer own voting securities of TD Banknorth representing at least 25% of the then-outstanding voting securities of TD Banknorth, whenever TD Banknorth seeks to raise additional capital in the form of equity securities or securities convertible into, or exercisable or exchangeable for, equity securities, whether for purposes of the funding of an acquisition or the expansion of its business or for any other reason, except as noted in the last sentence of this paragraph, TD has the right to provide all or any portion of that additional capital, at TD’s option, in the form of an additional investment in shares of common stock or, if TD Banknorth proposes to raise the additional capital in the form of other voting securities, in those other voting securities. However, TD may only acquire up to the number of shares of common stock or other voting securities that is permitted in accordance with the ownership limitation described above. The purchase price paid by TD or any of its affiliates for these securities will be the average of the closing prices of the securities on their principal market for the ten consecutive trading days immediately preceding the date on which such issuance is approved by the board of directors of TD Banknorth or, if the securities are not publicly listed or quoted, the fair market value of the securities. This right to contribute capital does not apply to the issuance of capital stock by TD Banknorth upon the exercise of, or the grant or award of, employee stock options, stock appreciation rights or similar instruments covered by the repurchase obligation of TD Banknorth described below under “— TD Banknorth’s Obligation to Repurchase Stock,” the issuance by TD Banknorth of some types of non-voting preferred stock or of trust preferred securities or the issuance of common stock as consideration for the acquisition by TD Banknorth of an entity.
      TD’s Right to Purchase Securities. Until TD and its affiliates no longer own voting securities of TD Banknorth representing at least 25% of the then-outstanding voting securities of TD Banknorth, if TD Banknorth at any time proposes to issue any shares of common stock, other than pursuant to the exercise of employee stock options, stock appreciation rights or similar instruments covered by the repurchase obligation of TD Banknorth described below under “— TD Banknorth’s Obligation to Repurchase Stock,” TD will have the option, to the extent it did not previously exercise its rights described under “— TD’s Right to Contribute Capital” above, to purchase for cash directly from TD Banknorth up to a sufficient number of shares of TD Banknorth common stock to maintain its ownership level immediately prior to the issuance, at the same purchase price as the price for the additional shares of TD Banknorth common stock to be issued. Until TD and its affiliates no longer own voting securities of TD Banknorth representing at least 25% of the then-outstanding voting securities of TD Banknorth, in the event that TD Banknorth proposes to issue options (other than employee stock options, stock appreciation rights or similar instruments covered by the repurchase obligation of TD Banknorth described below under “— TD Banknorth’s Obligation to Repurchase Stock”) or warrants that are exercisable for, or debt or equity securities that are convertible into or exchangeable for, shares of TD Banknorth common stock, TD Banknorth must offer TD the opportunity to purchase for cash up to the percentage of those options, warrants or convertible debt or equity securities that represents the ownership percentage of TD and its affiliates of voting securities of TD Banknorth at the time of that issuance, at the same purchase price as is offered to the other purchasers of the options or warrants. TD’s rights to purchase securities as described in this paragraph are subject to the ownership limitation described above.
      TD Banknorth’s Obligation to Repurchase Stock. Until TD and its affiliates no longer own voting securities of TD Banknorth representing at least 25% of the then-outstanding voting securities of

TD Banknorth, if TD Banknorth issues shares of TD Banknorth common stock upon exercise of any option, warrant, stock appreciation right or other similar instrument granted to its directors, officers, employees, consultants or others, or in the form of restricted shares or similar instruments, in either case under any compensation, retention, incentive or similar program or arrangement in effect from time to time, TD Banknorth will use its reasonable best efforts to repurchase a corresponding number of shares of TD Banknorth common stock in the open market so that the total number of outstanding shares of TD Banknorth common stock are not increased by that issuance. These repurchases generally must be completed within 120 days after the applicable issuance, but TD Banknorth’s obligation to repurchase shares does not apply until the aggregate issuances of TD Banknorth common stock exceed 1% of the outstanding shares of TD Banknorth common stock. TD Banknorth’s obligation to repurchase shares is also subject to the receipt of any required regulatory approval. TD Banknorth may meet its repurchase obligations by means of an ongoing regular stock repurchase plan, in which case offsetting repurchases may occur prior to the related issuance of TD Banknorth common stock.
Transfer Restrictions
      Under the terms of the stockholders agreement, TD has agreed that until the second anniversary of the completion of the acquisition, neither it nor its affiliates will transfer voting securities except to an affiliate of TD that agrees to be bound by the terms of the stockholders agreement. Between the second and fifth anniversaries of the completion of the acquisition, TD and its affiliates may only transfer voting securities:

•	to an affiliate of TD that agrees to be bound by the terms of the stockholders agreement;

•	in compliance with the restrictions of Rule 144 under the Securities Act of 1933, as amended;

•	subject to the right of first offer described below, to any person who, after giving effect to such transfer, would own less than 5% of then-outstanding voting securities of TD Banknorth and who is an institutional investor purchasing the shares in the normal course of its investment business, for investment purposes only, and with no intention of influencing control of TD Banknorth;

•	in connection with an underwritten public offering in which TD uses its commercially reasonable efforts to effect a wide distribution of the voting securities and to not knowingly sell voting securities to any person who would, as a result of the offering, own 5% or more of the then-outstanding voting securities of TD Banknorth;

•	with the consent of a majority of the designated independent directors, in connection with a pledge to a financial institution, provided that the number of voting securities pledged is not more than 19.9% of the then-outstanding voting securities of TD Banknorth; or

•	with the consent of a majority of the designated independent directors.
      In addition, following the second anniversary of the completion of the acquisition, and for as long as TD and its affiliates own voting securities of TD Banknorth representing at least 25% of the then-outstanding voting securities of TD Banknorth, TD and its affiliates may, subject to the right of first offer described below, transfer voting securities of TD Banknorth to a person that would own voting securities representing more than 10% of the then-outstanding voting securities of TD Banknorth. If TD and its affiliates would own voting securities representing less than 50% of the then-outstanding voting securities of TD Banknorth as a result of such transfer, the transferee must offer to acquire from shareholders of TD Banknorth other than TD and its affiliates, at the same price and otherwise on the same financial terms and conditions as are applicable to TD and/or its affiliates, either:

•	100% of the voting securities of TD Banknorth owned by those shareholders; or

•	a pro rata number of voting securities of TD Banknorth owned by those shareholders, based on the percentage of the total number of voting securities owned by TD and its affiliates that TD and/or its affiliate are proposing to transfer.

TD and its affiliates may only make this type of transfer prior to the third anniversary of the completion of the acquisition if the chief executive officer of TD advises the board of directors of TD Banknorth that he has decided to make the transfer based on his good faith assessment of the requirements of TD’s financial or capital situation at that time, exercising his business judgment based on changes in circumstances since August 25, 2004, the date of the stockholders agreement. If, as a result of this type of transfer, the transferee would own voting securities of TD Banknorth representing more than 15% of the then-outstanding voting securities of TD Banknorth, but would not own the number of securities required to effect a short-form merger under applicable Delaware law, the transferee must agree to be bound by the terms of the stockholders agreement.
      Prior to making any offer to transfer voting securities pursuant to the third bullet point of the first paragraph of this section “— Transfer Restrictions” or any transfer of less than 100% of the voting securities owned by TD and its affiliates pursuant to the second paragraph of this section, TD or its applicable affiliate must offer TD Banknorth the opportunity to purchase those voting securities. TD or its applicable affiliate must notify TD Banknorth of the price and terms on which it proposes to offer the voting securities for transfer. If TD Banknorth elects to purchase all of the voting securities within five business days of the receipt of the notice from TD or its applicable affiliate, TD Banknorth and TD or its applicable affiliate must use their commercially reasonable efforts to consummate the transfer as promptly as practicable, but in any event not later than 90 days after the delivery by TD Banknorth of its election to purchase the voting securities. TD Banknorth may transfer this right to purchase voting securities to another person if the number of voting securities to be purchased by it in connection with the right described in this paragraph in any twelve-month period would exceed 4.9% of the total number of voting securities of TD Banknorth outstanding at the date of the applicable notice given by TD to TD Banknorth regarding its intention to transfer securities in a manner subject to TD Banknorth’s right of first offer. If TD Banknorth does not elect to purchase all of the applicable voting securities (or if, having made an election to purchase the securities, does not complete the purchase within the required time period), then TD or its applicable affiliate may, within the following 90-day period, enter into definitive agreements to transfer the applicable voting securities at a price not less than 95% of the price at which TD or its applicable affiliate offered those securities to TD Banknorth and on other terms not materially more favorable to the transferee than were offered to TD Banknorth. If TD or its applicable affiliate does not enter into definitive agreements within the specified time period, or enters into agreements but does not complete the sale within nine months, the right of first offer described in this paragraph will again apply.
Corporate Governance
      Composition of the Board of Directors. At the effective time of the acquisition, the board of directors of TD Banknorth was to be initially composed of up to 19 directors consisting of:

•	up to 14 individuals who were directors of Banknorth Group, Inc. prior to the closing of the acquisition, who were designated “Class A” directors and who included:

—	the chief executive officer of TD Banknorth; and

—	four designated independent directors, designated as described below under “— Designated Independent Directors;” and

•	up to five individuals designated by TD, who were designated “Class B” directors.
      Following the completion of the acquisition, the board of directors of TD Banknorth will include:

•	the four designated independent directors, designated as described below under “— Designated Independent Directors;”

•	the present chief executive officer of TD Banknorth, who will serve as a director and as chairman of the board of directors for so long as he remains chief executive officer of TD Banknorth; and

•	a number of Class B directors designated from time to time by TD or its affiliates, as the holder of the Class B common stock, except that the number of Class B directors may not be more than one more than the total number of Class A directors then in office. The number of Class B directors may be further limited as a result of a decrease in the ownership of voting securities of TD Banknorth by TD and its affiliates, as described under “— Suspension, Termination of Certain Provisions” below.

      The TD Banknorth board of directors is currently comprised of 13 Class A directors and three Class B directors.
      Designated Independent Directors. During the term of the stockholders agreement, the board of directors of TD Banknorth will include four designated independent directors, who are responsible for making a number of determinations relating to the governance arrangements of TD Banknorth, including with respect to the approval of (1) an increase in TD’s ownership limitation, as described above under “— Share Ownership,” (2) going-private transactions, as descried above under “— Going-Private Transactions,” (3) certain transfers by TD, including as described above under “— Transfer Restrictions,” (4) delisting of the TD Banknorth common stock from the New York Stock Exchange, as described below under “— New York Stock Exchange Listing,” (5) the terms of any contribution by TD to TD Banknorth of a retail bank acquired by TD, as described below under “— Acquisition of Competing Entities,” and (6) amendments of, or waivers of TD Banknorth’s rights under, the stockholders agreement. The designated independent directors were designated by the board of directors of Banknorth Group, Inc. prior to the completion of the acquisition from among the independent directors on the board of directors of Banknorth Group, Inc. Any vacancy in a seat held by a designated independent director will be filled by the remaining designated independent directors, subject to the consent of a majority of the directors on the nominating committee of the board of directors, which (subject to the exercise of the committee members’ fiduciary duties) will not be unreasonably withheld. Any designated independent director must qualify as an “independent director” under applicable New York Stock Exchange rules, with respect to TD Banknorth and TD, may not be a Class B director or an affiliate or past or present officer, director or employee of TD and must not have been nominated by TD or its affiliates. If no designated independent directors are in office to fill the vacancies for designated independent directors, a majority of the independent directors who would be qualified as designated independent directors under the preceding sentence will fill those vacancies, subject to the consent of a majority of the directors on the nominating committee of the board of directors, which (subject to the exercise of the committee members’ fiduciary duties) will not be unreasonably withheld.
      Board Quorum; Vote Required for Board Action. Under the terms of the stockholders agreement:

•	a quorum for any meeting of the board of directors of TD Banknorth requires the presence of a majority of the total number of authorized directors then constituting the entire board of directors and a majority of the Class B directors then in office; and

•	any determination or other action of or by the board of directors of TD Banknorth (other than action by unanimous written consent in lieu of a meeting) requires the affirmative vote or consent, at a meeting at which a quorum is present, of a majority of directors present at that meeting, including a majority of the Class B directors present at that meeting.
      Committees of the Board of Directors. The stockholders agreement provides that each committee of the board of directors of TD Banknorth, other than the Designated Independent Directors Committee, will consist of a majority of Class B directors and not fewer than two Class A directors, unless restricted by law or stock exchange rule. If applicable law or stock exchange rule prevents any Class B director from serving on a particular committee, at least one Class B director will be entitled to attend committee meetings as an observer. The nominating committee of the board of directors of TD Banknorth must consist of four Class B directors and three of the designated independent directors. The number of Class B directors entitled to serve on committees of the board of directors may be further limited as a result of a decrease in the ownership of voting securities of TD Banknorth by TD and its affiliates, as described under “— Suspension; Termination of Certain Provisions” below.

      TD has waived the requirement that each committee of TD Banknorth’s board of directors, other than the Designated Independent Directors Committee, be comprised of a majority of Class B directors until such time as TD advises TD Banknorth of its determination to exercise its right to require any or all of such committees to be so comprised. TD has reserved the right to exercise such right at any time.
No Inconsistent Actions
      The stockholders agreement provides that none of TD Banknorth, its board of directors or any committee of the board will take any action inconsistent with the terms of the stockholders agreement. In particular, TD Banknorth has agreed that any shareholders’ rights plan or other anti-takeover measure it adopts will exclude TD and its affiliates from its operation in all respects, and will not impair in any respect the rights of TD or any of its affiliates under the stockholders agreement, including their rights to transfer securities of TD Banknorth.
Information Rights
      TD Banknorth has agreed to provide TD ongoing access to and information regarding TD Banknorth as requested by TD from time to time in order to appropriately manage and evaluate its investment in TD Banknorth. During a suspension and following the termination of certain governance provisions as described below under “— Suspension, Termination of Certain Provisions,” TD has agreed to customary confidentiality obligations with respect to non-public information it receives regarding TD Banknorth.
Trade Name
      TD Banknorth and its subsidiaries will use the trade name “TD Banknorth” as their brand and marketing name for general application. Following the termination of certain governance provisions as described below under “— Suspension, Termination of Certain Provisions,” either TD or TD Banknorth may terminate the use of TD Banknorth as the company’s trade name.
Corporate Opportunities
      In recognition of the fact that TD Banknorth and TD and their respective subsidiaries engage in and may in the future engage in the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities, the stockholders agreement and the certificate of incorporation of TD Banknorth provide that, subject to the restrictions described below under “— Acquisition of Competing Entities:”

•	TD has no duty to refrain from engaging in the same or similar activities or lines of business as TD Banknorth;

•	subject to compliance with the requirements described below, neither TD nor any of its officers or directors will be liable to TD Banknorth or its shareholders for breach of any fiduciary duty by reason of any such activities; and

•	in the event that TD acquires knowledge of a potential corporate opportunity for both TD and TD Banknorth, TD will have no duty to communicate or offer the corporate opportunity to TD Banknorth and will not be liable to TD Banknorth or its shareholders for breach of any fiduciary duty as a shareholder of TD Banknorth by reason of the fact that TD or its affiliate pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person or does not communicate information regarding the corporate opportunity to TD Banknorth.
      The stockholders agreement and the certificate of incorporation of TD Banknorth establish the following policy with respect to the allocation of potential corporate opportunities about which a director or officer of TD Banknorth who is also a director or officer of TD acquires knowledge. If a director or officer of TD Banknorth who is also a director or officer of TD acts in a manner consistent with this policy, he or she will have fully satisfied and fulfilled his or her fiduciary duty to TD Banknorth and its shareholders with respect to the corporate opportunity.

•	A corporate opportunity offered to any person who is an officer of TD Banknorth, and who is also a director but not an officer of TD, will belong to TD Banknorth.

•	A corporate opportunity offered to any person who is a director but not an officer of TD Banknorth, and who is also a director or officer of TD, will belong to TD Banknorth if the opportunity is expressly offered to such person in writing solely in his or her capacity as a director of TD Banknorth, and otherwise will belong to TD.

•	A corporate opportunity offered to any person who is an officer of both TD Banknorth and TD (other than the chief executive officer of TD Banknorth if at the relevant time he is also an officer of TD, with respect to whom opportunities shall be subject to the first bullet point above except if such opportunity is expressly offered to such individual in writing solely in his capacity as an officer of TD) will belong to TD Banknorth if the opportunity is expressly offered to such person in writing solely in his or her capacity as an officer of TD Banknorth, and otherwise will belong to TD.
      These provisions will apply with respect to TD, TD Banknorth and their respective subsidiaries.
New York Stock Exchange Listing
      Under the stockholders agreement, TD has agreed that it will not take any action, or cause TD Banknorth to take any action, to delist the TD Banknorth common stock from the New York Stock Exchange, except with the consent of a majority of the designated independent directors or following the completion of a going-private transaction conducted in accordance with the terms of the stockholders agreement. This prohibition will not apply to a delisting effected in connection with the establishment of the quotation of the TD Banknorth common stock on the Nasdaq National Market. Moreover, TD and its affiliates are not required to take any affirmative action to prevent the TD Banknorth common stock from being delisted by the New York Stock Exchange in the event that it ceases to meet applicable New York Stock Exchange listing standards.
Suspension, Termination of Certain Provisions
      The provisions of the stockholders agreement described above under “— Corporate Governance — Board Quorum; Vote Required for Board Action” and “— Corporate Governance — Committees of the Board of Directors” will be temporarily suspended in the event that TD and its affiliates own voting securities representing in the aggregate less than 50% of the then-outstanding voting securities of TD Banknorth:

•	as a result of transfers of voting securities of TD Banknorth by TD and its affiliates, if this minority ownership position continues for at least 30 consecutive days; or

•	as a result of dilution or other events other than transfers of voting securities of TD Banknorth by TD and its affiliates, except that no suspension will occur due to such a decrease in ownership as a result of dilution or such other events if TD and its affiliates:

—	do not at any time own voting securities of TD Banknorth representing in the aggregate less than 35% of the then-outstanding voting securities;

—	do not, after owning less than 50% of the then-outstanding voting securities of TD Banknorth, transfer any voting securities of TD Banknorth other than to an affiliate, unless within 30 days of that transfer TD and its affiliates purchase a number of voting securities of TD Banknorth at least equal to the number they transferred;

—	reacquire, before the first anniversary of a particular measurement date (as described below), a number of voting securities representing at least half of the difference between 50% and their percentage ownership of voting securities of TD Banknorth on that measurement date; and

—	regain, prior to the second anniversary of the most recent measurement date, ownership of voting securities representing at least a majority of the then-outstanding voting securities of TD Banknorth.
      The stockholders agreement provides that, for purposes of determining whether a suspension will occur due to decreases in ownership as a result of dilution or other events other than transfers, a measurement date occurs

•	on the date on which TD and its affiliates first own voting securities representing less than 50% of the then-outstanding voting securities; and

•	any subsequent date on which another event occurs, other than any transfer of voting securities of TD Banknorth by TD or its affiliates, that further decreases their ownership by at least 2% of the then- outstanding voting securities since the preceding measurement date.
      If at any time during a suspension, TD and its affiliates again own voting securities of TD Banknorth representing 50% or more of the then-outstanding voting securities, the suspension will automatically terminate and the provisions of the stockholders agreement described above under “— Corporate Governance — Board Quorum; Vote Required for Board Action” and “— Corporate Governance — Committees of the Board of Directors” will automatically be reinstated, unless the suspension has continued for more than 12 consecutive months. Generally, if TD’s and its affiliates’ ownership of voting securities of TD Banknorth again decreases below 50% of the then-outstanding voting securities, then a new analysis of whether a suspension will go into effect will apply, and new measurement periods as described above will apply. However, if within six months following a termination of a suspension that had resulted from transfers of voting securities of TD Banknorth, another suspension resulting from transfers of voting securities occurs, new measurement periods will not begin and the second suspension will be treated as a continuation of the first suspension.
      If a suspension occurs and continues for 12 consecutive months the provisions of the stockholders agreement described above under “— Corporate Governance — Board Quorum; Vote Required for Board Action” and “— Corporate Governance — Committees of the Board of Directors” will terminate.
      During any suspension, or following a termination, of these provisions, TD and/or its affiliates, as the holder of the Class B common stock, will have the right to nominate and elect a number of Class B directors to the board of directors of TD Banknorth and each committee of the board so that its representation on the board and each committee is proportionate to its ownership of voting securities of TD Banknorth, but this number of Class B directors may not

•	represent 50% or more of the total number of directors then on the board or such committee, as applicable; or

•	be less than one director.
      During any suspension, or following a termination, of these provisions, TD has agreed that it will not nominate any directors for election other than the number of Class B directors it is entitled to designate as described above.
Acquisition of Competing Entities
      Under the terms of the stockholders agreement, TD agreed that neither it nor its affiliates will acquire control, as defined under applicable banking regulations, of a retail bank (as defined below), except incidentally in connection with some types of acquisitions of other entities that own a retail bank. Specifically, TD may acquire a retail bank in connection with an acquisition of an entity whose primary business is not retail banking and not more than 50% of whose consolidated assets consist of retail banks, as long as the primary purpose of the acquisition is not to avoid the provisions of the stockholders agreement and as long as TD or its applicable affiliate follows the following procedures:

•	within six months of the date of the acquisition and at TD’s election:

—	initiate good faith discussions regarding the contribution of the acquired retail bank to TD Banknorth on terms agreed to by TD or its affiliate and a majority of the designated independent directors; or

—	initiate good faith discussions regarding a going private transaction in accordance with the then-applicable provisions of the stockholders agreement, as summarized above under “— Going-Private Transactions,” and

•	if TD or its affiliate and a majority of the designated independent directors approve the terms of the going-private transaction, or

•	if the approval of a majority of the designated independent directors is not required under the then-applicable provisions of the stockholders agreement, TD or its affiliate otherwise complies with its obligations under the stockholders agreement and then elects to commence a going-private transaction, then TD or its affiliate will use reasonable best efforts to consummate the going-private transaction as promptly as practicable; or

—	commence a process to dispose of the acquired retail bank as promptly as commercially practicable, but in any event TD or its applicable affiliate will enter into a definitive agreement with respect to the disposition of the acquired retail bank within two years after the date of consummation of its acquisition, or in certain circumstances described below in the following bullet point, a later time described below.

•	If TD or its applicable affiliate elect to initiate discussions regarding the contribution of the acquired retail bank or regarding a going-private transaction, as described in the bullet points above, but

—	is unable to agree on terms with respect to a contribution or a going-private transaction, as the case may be, with a majority of the designated independent directors (if, with respect to a going-private transaction, their consent is required); or

—	such contribution or going-private transaction is not consummated within nine months of its commencement, whether because unaffiliated stockholder approval was not received, necessary regulatory approvals were not received or for any other reason not within the control of TD and its affiliates, then TD or its affiliate will then commence a process to dispose of the acquired retail bank as promptly as commercially practicable. If TD or its affiliate commences the process to dispose of the acquired retail bank due to its inability to agree to terms regarding the contribution or going-private transaction, it is required to enter into a definitive agreement with respect to the disposition of the acquired retail bank within two years after the date of consummation of its acquisition. If TD or its affiliate commences the process to dispose of the acquired retail bank due to the failure to consummate a contribution or going-private transaction within nine months of its commencement, it is required to enter into a definitive agreement with respect to the disposition by the later of

•	two years after the consummation of the acquisition of the retail bank; and

•	six months after the termination of the attempted contribution or going-private transaction.
      A retail bank means a bank that is insured by the Federal Deposit Insurance Corporation and that is principally engaged in the business of providing branch-based consumer and commercial banking services in the continental U.S., other than TD Waterhouse Bank, N.A. or similar banks that principally provide banking services to customers of a brokerage, mutual fund or other similar consumer financial business in the U.S. In addition, any banking or other business conducted by TD through its U.S. branches, agencies, representative offices or subsidiary commercial lending companies will not be considered a retail bank.
Termination
      The stockholders agreement will terminate when TD and its affiliates own either:

•	voting securities of TD Banknorth representing less than 15% of the then-outstanding voting securities; or

•	90% or more of each class of capital stock of TD Banknorth that would be required in order for TD to effect a short-form merger under Delaware law.
DESCRIPTION OF TD BANKNORTH CAPITAL STOCK
      TD Banknorth is authorized to issue three classes of stock designated, respectively, “common stock,” “Class B common stock” and “preferred stock.” TD Banknorth is authorized to issue 400,000,000 of shares common stock, one share of Class B common stock and 5,000,000 shares of preferred stock. The capital stock of TD Banknorth does not represent or constitute a deposit account and is not insured by the FDIC.
      The following description of the TD Banknorth capital stock does not purport to be complete and is qualified in all respects by reference to TD Banknorth’s certificate of incorporation and bylaws and the DGCL.
TD Banknorth Common Stock
      General. Each share of TD Banknorth common stock has the same relative rights and is identical in all respects with each other share of TD Banknorth common stock. The TD Banknorth common stock is not subject to call for redemption. The outstanding shares of TD Banknorth stock are, and the shares offered by TD Banknorth pursuant to the merger will be, when issued and paid for, fully paid and nonassessable.
      Voting Rights. Each holder of TD Banknorth common stock has one vote in respect of each share of the common stock held by such holder on each matter voted upon by the shareholders. The holders of the common stock are not entitled, however, to vote in the election of the Class B Directors of TD Banknorth or, except as otherwise required by law, to vote on any amendment to the certificate of incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of the Class B common stock or one or more outstanding series of preferred stock if the holders of such affected series or class are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the certificate of incorporation (including any certificate of designations relating to any series of preferred stock) or under the provisions of the DGCL.
      Dividends. Subject to the rights of the holders of any series of TD Banknorth preferred stock, the holders of the TD Banknorth common stock are entitled to such dividends as may be declared from time to time by the TD Banknorth board of directors out of funds legally available therefore. The ability of TD Banknorth to pay dividends on its capital stock is subject to regulatory limitations. See “— Regulatory Limitations” on page 110.
      TD Purchase Rights. The stockholders agreement provides that, until TD and its affiliates no longer own voting securities of TD Banknorth representing at least 25% of the then-outstanding voting securities of TD Banknorth, if TD Banknorth at any time proposes to issue any shares of TD Banknorth common stock, other than in connection with the exercise of employee stock options, stock appreciation rights or similar instruments covered by the repurchase obligation of TD Banknorth described in “The Stockholders Agreement Between TD and TD Banknorth — TD’s Rights to Contribute Capital and to Purchase Securities; TD Banknorth’s Obligation to Repurchase Stock — TD Banknorth’s Obligation to Repurchase Stock” beginning on page 100, TD will have the option, to the extent it did not previously exercise its rights described in “The Stockholders Agreement Between TD and TD Banknorth — TD’s Right to Contribute Capital and to Purchase Securities; TD Banknorth’s Obligation to Repurchase Stock — TD’s Right to Contribute Capital” beginning on page 100, to purchase for cash directly from TD Banknorth up to a sufficient number of shares of TD Banknorth common stock to maintain its ownership level immediately prior to the issuance, at the same purchase price as the price for the additional shares of TD Banknorth common stock to be issued. Until TD and its affiliates no longer own voting securities of TD Banknorth representing at least 25% of the then-outstanding voting securities of TD Banknorth, in the event that TD Banknorth proposes to issue options (other than employee stock options, stock appreciation rights or similar instruments covered by the repurchase obligation of TD Banknorth) or warrants that are exercisable for, or debt or equity securities that are convertible into or exchangeable for, shares of TD Banknorth common stock, TD Banknorth must offer TD the opportunity to purchase for cash up to the percentage of those options, warrants or convertible debt or equity securities that represents the ownership percentage of TD and its affiliates of voting securities of TD Banknorth at the time of that issuance, at the same purchase price as is offered to the other purchasers of such options or warrants. The stockholders agreement also provides that in most cases where TD Banknorth seeks to raise additional capital, TD has the right to contribute that additional capital to TD Banknorth in exchange for additional shares of TD Banknorth common stock. TD’s rights to purchase securities and contribute capital as described in this paragraph are described in more detail under “The Stockholders Agreement Between TD and TD Banknorth — TD’s Rights to Contribute Capital and to Purchase Securities; TD Banknorth’s Obligation to Repurchase Stock” beginning on page 100. Holders of TD Banknorth common stock do not have any preemptive or subscription rights with respect to any shares which may be issued by TD Banknorth in the future, except for the purchase and capital contribution rights granted to TD under the stockholders agreement. TD’s rights to purchase securities and contribute capital are subject to the ownership limitations described in the stockholders agreement.
      Liquidation. In the event of any liquidation, dissolution or winding up of TD Banknorth, the holders of the TD Banknorth common stock would be entitled to receive, after payment of all debts and liabilities of TD Banknorth, all assets of TD Banknorth available for distribution, subject to the rights of the holders of any TD Banknorth preferred stock which may be issued with a priority in liquidation or dissolution over the holders of the TD Banknorth common stock.
TD Banknorth Class B Common Stock
      Ownership. The single share of Class B common stock authorized by TD Banknorth’s certificate of incorporation may be owned only by TD or one of its affiliates and may not be transferred to any other person.
      Voting Rights. The holder of the Class B common stock has no voting rights, except (i) with respect to the election of Class B directors, as described below, (ii) the approval of such holder is required to approve any amendment to TD Banknorth’s certificate of incorporation or bylaws which would adversely affect the rights of the Class B common stock and (iii) such holder may vote on matters as otherwise required by law.
      The holder of the Class B common stock has the exclusive right to elect a number of Class B directors of TD Banknorth as it may determine from time to time, provided that the number of Class B directors may not exceed the total number of Class A directors then in office by more than one. However, following the termination of specific governance provisions of the stockholders agreement and the post-transaction certificate of incorporation as a result of TD owning less than a majority of the outstanding voting securities of TD Banknorth for a specified period of time, and during a suspension of those provisions for the same reason, as described under “The Stockholders Agreement Between TD and TD Banknorth — Suspension, Termination of Certain Provisions,” the holder of the Class B common stock will have the right to nominate and elect only that number of Class B directors proportionate to its ownership of voting securities of TD Banknorth. In this situation, the Class B directors may not represent 50% or more of the total number of directors then in office or be less than one director.

      Any vacancy in the Class B directors may be filled only by a majority of the remaining Class B directors or the sole remaining Class B director. In the absence of any Class B directors, the holder of the Class B common stock may fill vacancies in the Class B directors. As in the case of election of Class B directors, only the holder of the Class B common stock may vote for the removal without cause of a Class B director.
      Dividends. Except as required by applicable law, the holder of the Class B common stock is not entitled to receive dividends or distributions from TD Banknorth, whether payable in cash, property or in shares of capital stock of TD Banknorth.
      Liquidation. Except as required by applicable law, the holder of the Class B common stock is not entitled to receive any assets of TD Banknorth available for distribution to its shareholders in the event of any liquidation, dissolution or winding up of TD Banknorth.
TD Banknorth Preferred Stock
      The TD Banknorth board of directors may issue preferred stock from time to time in one or more series. The board of directors is authorized, in the resolution or resolutions providing for the issuance of any wholly unissued series of preferred stock, to fix, state and express the powers, rights, designations and preferences, and the qualifications, limitations and restrictions thereof, of the shares of each such series. The board of directors is also expressly authorized to fix the number of shares constituting such series and to increase or decrease the number of shares of any series prior to the issuance of shares of that series and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not to decrease such number below the number of shares of such series then outstanding.
Transfer Agent
      The transfer agent and registrar for the TD Banknorth common stock is Mellon Investor Services LLC.
Regulatory Limitations
      Distributions. As a bank/financial holding company, TD Banknorth derives funds for cash distributions to its shareholders primarily from dividends received from its banking subsidiary, TD Banknorth, NA, which is subject to various regulatory policies and requirements relating to the payment of dividends. The appropriate U.S. federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of the bank or bank/financial holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment of such dividends.
      In addition to the foregoing, the ability of TD Banknorth and TD Banknorth, NA to pay dividends may be affected by the various minimum capital requirements and the capital and other standards established by U.S. federal banking agencies under applicable laws and regulations. TD Banknorth’s right and the rights of its shareholders and creditors to participate in any distribution of the assets or earnings of the subsidiaries of TD Banknorth is further subject to the prior claims of creditors of such subsidiaries.
      According to Federal Reserve Board regulations, bank/financial holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank/financial holding company may not be able to provide such support.
      Limitations on Acquisitions of Common Stock. The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Board has been given 60 days’ prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934 would, under the circumstances set forth in the presumption, constitute the acquisition of control.
      In addition, any “company” would be required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding common stock of, or such lesser number of shares as constitute control over, TD Banknorth.
COMPARISON OF SHAREHOLDERS’ RIGHTS
      TD Banknorth is a Delaware corporation subject to the provisions of the DGCL and Hudson United is a New Jersey corporation subject to the provisions of the NJBCA. When the merger is completed, shareholders of Hudson United who receive shares of TD Banknorth common stock in the merger will become shareholders of TD Banknorth and their rights as shareholders of TD Banknorth will be governed by the certificate of incorporation and bylaws of TD Banknorth and the DGCL.
      The following summary is not intended to be a complete statement of the differences affecting the rights of Hudson United shareholders who become TD Banknorth shareholders, but rather summarizes the more significant differences affecting the rights of such shareholders and certain important similarities; the summary is qualified in its entirety by reference to the certificate of incorporation and bylaws of Hudson United, the certificate of incorporation and bylaws of TD Banknorth and applicable laws and regulations. You should read this document and the other documents referred to herein carefully in their entirety for a more complete understanding of the differences between being a Hudson United shareholder and being a TD Banknorth shareholder. See “Where You Can Find More Information” on page 127.
Authorized Capital Stock
      Hudson United. Hudson United’s certificate of incorporation authorizes the issuance of 100,000,000 shares of Hudson United common stock and 25,000,000 shares of Hudson United preferred stock, including 938,690 shares of Series A Preferred Stock. As of the record date for the Hudson United special meeting there were                      shares of Hudson United common stock outstanding and no other shares of Hudson United capital stock were outstanding.
      TD Banknorth. TD Banknorth’s certificate of incorporation authorizes the issuance of three classes of stock designated, respectively, “common stock,” “Class B common stock” and “preferred stock.” The certificate of incorporation of TD Banknorth authorizes a total of 400,000,000 shares of common stock, one share of Class B common stock and 5,000,000 shares of preferred stock which may be issued in series. Each series of preferred stock will have such rights and preferences as the TD Banknorth board of directors may fix and determine by resolution.
Voting Rights
      Hudson United. Each holder of Hudson United common stock has one vote in respect of each share of Hudson United common stock held by such holder on each matter voted upon by Hudson United shareholders.
      TD Banknorth. TD Banknorth’s certificate of incorporation provides that each holder of TD Banknorth common stock has one vote in respect of each share of TD Banknorth common stock held by such holder on each matter voted upon by the shareholders; except that (i) the holders of the TD Banknorth common stock are not entitled to vote in the election of the Class B Directors and (ii) except as otherwise required by law, holders of TD Banknorth common stock, as such, are not entitled to vote on any amendment to the TD Banknorth certificate of incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of the Class B common stock or one or more outstanding series of preferred stock if the holders of such affected series or class are entitled, either separately or together with the holders of one or more other such series, to vote on such amendment under the provisions of the TD Banknorth certificate of incorporation (including any certificate of designations relating to any series of preferred stock) or under the provision of the DGCL.
Number and Election of Directors
      Hudson United. Hudson United’s bylaws provide that the number of directors of Hudson United shall be not less than five and not more than 25 and that the exact number shall be set by the board. Pursuant to Hudson United’s certificate of incorporation, shareholders have no right to increase or decrease the number of directors except by the affirmative vote of at least three-quarters of all of the outstanding shares of Hudson United common stock at a meeting of shareholders called for the purpose. Pursuant to Hudson United’s certificate of incorporation, the board of directors of Hudson United is divided into three classes as nearly equal in number as possible and one-third of the directors are elected annually to serve staggered, three-year terms.
      TD Banknorth. The board of directors of TD Banknorth consists of Class B directors, who are nominated and elected by the holder of the Class B common stock, and Class A directors, who are all directors other than Class B directors. Four of the Class A directors have been designated as “designated independent directors” and have the right to exercise specified powers. For a description of the designation and powers of the designated independent directors, see “The Stockholders Agreement Between TD and TD Banknorth — Corporate Governance — Designated Independent Directors” beginning on page 103. Directors of TD Banknorth are elected annually. TD Banknorth’s certificate of incorporation provides that prior to the termination of certain provisions of the certificate of incorporation and the stockholders agreement as a result of TD owning less than a majority of the voting securities of Banknorth for a specified period of time, the total number of authorized directors constituting the entire board of directors shall be fixed by the board of directors, provided that such total number of authorized directors shall include the number of Class B directors as determined from time to time in accordance with the terms of the Class B common stock and provided further that such total number of authorized directors will be no less than nine. Following such termination of certain provisions of the stockholders agreement, the total number of authorized directors constituting the entire board of directors will be no more than 20 and no less than nine. Except as provided in TD Banknorth’s certificate of incorporation, the total number of authorized directors constituting the entire board of directors may be fixed and changed from time to time within the then-applicable limits by resolution of the board of directors.
      Under the provisions of TD Banknorth’s certificate of incorporation, the committees of the board of directors of TD Banknorth must include a certain number of Class B directors. See “The Stockholders Agreement Between TD and TD Banknorth — Corporate Governance — Committees of the Board of Directors” beginning on page 103.
Quorum of the Board of Directors; Action by the Board of Directors
      Hudson United. Hudson United’s bylaws provide that a majority of the directors of Hudson United shall constitute a quorum at any meeting, except when otherwise required by law or the bylaws, and that the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, unless otherwise required by law or the bylaws.
      TD Banknorth. TD Banknorth’s certificate of incorporation provides that, prior to the termination of certain provisions of the certificate of incorporation and the stockholders agreement as a result of TD owning less than a majority of the voting securities of TD Banknorth for a specified period of time, and except during a suspension of those provisions for the same reason,

•	a quorum for any meeting of the board of directors of TD Banknorth requires the presence of a majority of the total number of authorized directors then constituting the entire board of directors and a majority of the Class B directors then in office; and

•	any determination or other action of or by the board of directors of TD Banknorth (other than action by unanimous written consent in lieu of a meeting) requires the affirmative vote or consent, at a meeting at which a quorum is present, of a majority of directors present at that meeting, including a majority of the Class B directors present at that meeting.
Filling Vacancies on the Board of Directors
      Hudson United. Hudson United’s bylaws provide that any vacancy in the board of directors of Hudson United, including a vacancy caused by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, provided that vacancies caused by an increase in the number of directors shall be apportioned as nearly equal as possible among the three classes of directors, and further provided that directors appointed by the board to fill vacancies occurring for any reason may serve only until the next annual meeting of shareholders of Hudson United, at which the balance of their terms, if any, shall be filled by directors elected by the shareholders.
      TD Banknorth. TD Banknorth’s certificate of incorporation provides that prior to the termination of certain provisions of the certificate of incorporation and the stockholders agreement as a result of TD owning less than a majority of the voting securities of TD Banknorth for a specified period of time, and except during a suspension of those provisions for the same reason, in the case of any newly-created directorships that result from an increase in the total number of authorized Class A Directors and any vacancy occurring among the Class A directors (other than a designated independent director), such vacancy must be filled by the affirmative vote of a majority of the directors then in office and a majority of the Class B Directors then in office.
      If any vacancy results from the resignation, retirement or other removal from office of any designated independent director, such vacancy must be filled by the approval of the remaining designated independent directors (or, if no designated independent directors are then in office, a majority of the independent directors), subject to the consent of the nominating committee. Except to the extent otherwise agreed by TD, the nominating committee must consist of four Class B Directors and three of the designated independent directors. Any designated independent director must qualify as an “independent director” under applicable New York Stock Exchange rules, with respect to TD Banknorth and TD, may not be a Class B director or an affiliate or past or present officer, director or employee of TD and must not have been nominated by TD or its affiliates.
      TD Banknorth’s certificate of incorporation also provides that in the case of any newly-created directorships that result from an increase in the total number of authorized Class B directors and any vacancy occurring among the Class B directors, such vacancy will only be filled by a majority of the remaining Class B directors or the sole remaining Class B director (as the case may be) or by the holder of the outstanding Class B common stock, voting separately as a class. If at any time the offices of all Class B directors are vacant, then the holder of the outstanding Class B common stock, voting separately as a class, may elect successors to hold office for the unexpired terms of the Class B directors whose places are vacant.
Removal of Directors
      Hudson United. Under Hudson United’s certificate of incorporation, shareholders have no right to decrease the number of directors except by the affirmative vote of at least three-quarters of all of the outstanding shares of Hudson United common stock at a meeting of shareholders called for the purpose.
      TD Banknorth. Under the DGCL, directors generally may be removed, with or without cause, by a majority of the shareholders entitled to vote at an election of directors. TD Banknorth’s certificate of incorporation provides that no shareholders of TD Banknorth other than the holder of the Class B common stock are entitled to vote for the removal without cause of any Class B director.

Transactions with Directors and Officers
      Hudson United. Under the NJBCA, no contract or other transaction between a corporation and one or more of its directors, or between a corporation and another entity in which one or more of its directors are directors or are otherwise interested, is void or voidable solely because of the relationship or because that director participates in the authorization of the contract or transaction, if:

•	the contract or other transaction is fair and reasonable to the corporation at the time it is authorized, approved or ratified;

•	the fact of the common directorship or interest is disclosed or known to the board or committee and the board or committee authorizes, approves or ratifies the contract or transaction by unanimous written consent, provided at least one director so consenting is disinterested, or by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

•	the fact of the common directorship or interest is disclosed or known to the shareholders and they authorize, approve or ratify the contract or transaction.
      TD Banknorth. Under the DGCL, no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other entity of which one or more of its directors or officers are directors or officers, or in which one or more of its directors or officers have a financial interest, is void or voidable solely because of that relationship or because that director or officer participates in the authorization of the contract or transaction, if:

•	the material facts regarding the director’s or officer’s relationship or interest with respect to the contract or transaction are disclosed to or known by the board of directors and a majority of the disinterested directors authorize the contract or transaction in good faith, even though the disinterested directors are less than a quorum;

•	the material facts regarding the director’s or officer’s relationship or interest and the contract or transaction are disclosed to or known by the shareholders entitled to vote on the contract or transaction and the contract or transaction is specifically approved in good faith by the shareholders; or

•	the contract or transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors or the shareholders.
Exculpation of Liability
      Hudson United. In accordance with the NJBCA, Hudson United’s certificate of incorporation provides that a director or officer of Hudson United shall not be personally liable to Hudson United or its shareholders for damages for breach of any duty owed to Hudson United or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to Hudson United or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit. If the NJBCA is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of a director and/or officer of Hudson United shall be eliminated or limited to the fullest extent permitted by the NJBCA as so amended.
      TD Banknorth. In accordance with the DGCL, TD Banknorth’s certificate of incorporation provides that a director of TD Banknorth shall not be personally liable to TD Banknorth or its shareholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to TD Banknorth or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (dealing with unlawful distributions by the corporation) or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended in the future to authorize, with the approval of

TD Banknorth’s shareholders, further reductions in the liability of TD Banknorth’s directors for breach of fiduciary duty, then a director of TD Banknorth will not be liable for any such breach to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of these provisions by the shareholders of TD Banknorth will not adversely affect any right or protection of a director of TD Banknorth existing at the time of such repeal or modification.
Director and Officer Indemnification
      Hudson United. Under the NJBCA, a corporation generally may indemnify a director or officer:

•	for actions taken in good faith and in a manner her or she reasonably believed to be in or not opposed to the best interests of the corporation; and

•	with respect to any criminal proceeding, to the extent he or she had no reasonable cause to believe his or her conduct was unlawful.
      In addition, the NJBCA provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.
      Hudson United’s certificate of incorporation provides that Hudson United shall indemnify its officers, directors, employees and agents and former officers, directors, employees and agents, and any other person serving at the request of Hudson United as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the NJBCA. Hudson United’s certificate of incorporation authorizes it to purchase and maintain insurance on behalf of any of the persons enumerated above against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not Hudson United would have the power to indemnify him or her against such liability under the provisions of the Hudson United certificate of incorporation.
      TD Banknorth. Under the DGCL, a corporation generally may indemnify a director or officer:

•	for actions taken in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; and

•	with respect to any criminal proceeding, to the extent he or she had no reasonable cause to believe that he or she conduct was unlawful.
      In addition, the DGCL provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.
      TD Banknorth’s bylaws provide that TD Banknorth shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of TD Banknorth, or while a director or officer of TD Banknorth, is or was serving at the request of TD Banknorth as a director, officer, trustee or partner of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the full extent permitted by the DGCL, provided that TD Banknorth will not be liable for any amount which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by an indemnified person without its prior written consent, other than an action or proceeding seeking indemnification from TD Banknorth under its bylaws.

      TD Banknorth’s bylaws provide that TD Banknorth will pay the expenses incurred by an indemnified person in advance of a final disposition of an action or proceeding upon receipt by TD Banknorth of a written undertaking by or on behalf of the indemnified person to repay such amount if the indemnified person is ultimately determined not to have acted in the manner required under the DGCL in order to permit indemnification.
      In accordance with the DGCL, TD Banknorth’s bylaws authorize it to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of TD Banknorth or its subsidiaries against liabilities incurred by such person in such capacity or arising out of their status as such, whether or not TD Banknorth would have the power to indemnify that person against such liability. TD Banknorth maintains such insurance.
Special Meetings of Shareholders
      Hudson United. Hudson United’s bylaws provide that a special meeting of shareholders of Hudson United may be called for any purpose by the chairman of the board, the president or the board of directors.
      TD Banknorth. TD Banknorth’s certificate of incorporation permits the following persons to call a special meeting of the shareholders of TD Banknorth:

•	the chairman of the board of directors,

•	the president,

•	the chairman or the secretary at the written request of the board of directors, or

•	the holders of at least a majority of the then-outstanding shares of common stock.
      Special meetings of the holder of Class B Common Stock may be called only by the holder of the then-outstanding share of Class B Common Stock.
Quorum of Shareholders
      Hudson United. Hudson United’s bylaws provide that a majority of the outstanding Hudson United common stock represented in person or by proxy shall constitute a quorum at any meeting of Hudson United’s shareholders.
      TD Banknorth. TD Banknorth’s bylaws provide that, at any meeting of shareholders held for any purpose other than the election of directors, the holders of a majority in voting power of the shares of capital stock of TD Banknorth issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business.
      TD Banknorth’s bylaws provide that at any meeting of shareholders held for the purpose of electing directors (i) the presence in person or by proxy of the holders of at least a majority in voting power of the outstanding shares of capital stock of TD Banknorth entitled to vote in the election of Class A directors at such meeting will be required and be sufficient to constitute a quorum for the election of Class A directors and (ii) the presence in person or by proxy of the holder of the outstanding share of Class B common stock will be required and be sufficient to constitute a quorum of such class for the election of Class B directors by such class. At any such meeting or adjournment of such meeting the absence of a quorum of the holder of Class B common stock will not prevent the election of the Class A directors, and the absence of a quorum of the holders of voting shares other than Class B common stock will not prevent the election of Class B directors.
Shareholder Nominations
      Hudson United. Hudson United’s certificate of incorporation and bylaws do not set forth procedures for shareholder nominations for election as a director of Hudson United.

      TD Banknorth. TD Banknorth’s bylaws provide that nominations by shareholders for election as a director must be made in writing and delivered or mailed to the secretary of TD Banknorth:

•	not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting, except that if the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the shareholder must be delivered or mailed not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made, and

•	with respect to an election of Class A directors to be held at a special meeting of shareholders for the election of directors, not earlier than 120 days prior to such special meeting and not later than the close of business on the later of 90 days prior to such special meeting or the tenth day following the day on which a public announcement is first made of the date of the special meeting.
      Each such notice must set forth information concerning the nominee, the nominating shareholder and other information specified in TD Banknorth’s bylaws. These advance notice provisions do not apply to the nomination of Class B directors or to nominations made by TD so long as the Class B common stock is outstanding.
Shareholder Proposals
      Hudson United. Hudson United’s certificate of incorporation and bylaws do not set forth procedures for the submission of proposals by shareholders of Hudson United for action at a meeting of such shareholders.
      TD Banknorth. TD Banknorth’s bylaws provide that proposals of business to be conducted at an annual meeting must be made in writing and delivered or mailed to the secretary of TD Banknorth not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting, provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the shareholder must be delivered or mailed not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Each such notice must set forth information concerning the proposal, the proposing shareholder and the information specified in TD Banknorth’s bylaws. These advance notice provisions do not apply to TD for so long as the Class B common stock is outstanding.
Shareholder Action Without a Meeting
      Hudson United. Hudson United’s bylaws provide that shareholders of Hudson United may act without a meeting by consent or consents pursuant to Section 14A:5-6 of the NJBCA, which generally permits action by shareholders without a meeting if all the shareholders entitled to vote thereon consent thereto in writing.
      TD Banknorth. As permitted by the DGCL, TD Banknorth’s certificate of incorporation provides that prior to the termination of certain provisions of the stockholders agreement as a result of TD owning less than a majority of the voting securities of TD Banknorth for a specified period of time, any action required or permitted to be taken by the holders of any class or series of TD Banknorth common stock may be effected at a duly called annual or special meeting of the holders of such class or series or by written consent of the holders of such class or series in lieu of a meeting. Following such termination of certain provisions of the stockholders agreement, any action required or permitted to be taken by the holders of the TD Banknorth common stock can only be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of such holders in lieu of a meeting.

Shareholder’s Right to Examine Books and Records
      Hudson United. Under the NJBCA, a complete list of the shareholders of a corporation entitled to vote at a meeting of shareholders must be produced by the corporation and be available for inspection by any shareholder for reasonable periods during the meeting.
      Under the NJBCA, any person who has been a shareholder of record of a corporation for at least six months, or any person holding at least 5% of the outstanding shares of any class or series of stock of the corporation, has the right for any proper purpose to examine, during usual business hours, the corporation’s minutes of proceedings of its shareholders and record of shareholders and to make extracts therefrom.
      TD Banknorth. TD Banknorth’s bylaws provide that a list of shareholders will be available for inspection by any shareholder entitled to vote for a period before each meeting of shareholders, as may be required by applicable law. Under the DGCL, a corporation must make a shareholder list available for inspection by any shareholder entitled to vote for a period of not less than 10 days before each meeting of shareholders.
      Under the DGCL, any shareholder may for any proper purpose inspect a corporation’s stock ledger, a list of its shareholders and its other books and records, and may make copies of and extracts from the record. A shareholder may exercise this right only upon written demand under oath. The inspection must occur during regular business hours.
Amendments of Governing Instruments
      Hudson United. Hudson United’s certificate of incorporation provides that certain provisions of the certificate of incorporation may not be amended, altered, changed or repealed, nor may any provision inconsistent therewith be adopted, unless such action is approved by the affirmative vote of the holders of at least three-quarters of all outstanding shares of Hudson United common stock at a meeting of shareholders called for the purpose. These provisions consist of Article III, dealing with the means by which shareholders can increase or decrease the number of directors of Hudson United, Article VIII, dealing with the classification of directors, and Article IX, dealing with certain business combinations. Other provisions of Hudson United’s certificate of incorporation may be amended in accordance with the requirements of the NJBCA, which generally requires approval by the board of directors and by shareholders by the affirmative vote of a majority of the votes cast by the holders of the corporation’s shares entitled to vote thereon at a meeting of shareholders. Hudson United’s bylaws provide that they may be altered, amended or repealed by the shareholders or the board of directors and that any bylaw adopted or amended by the shareholders may be amended or repealed by the board, unless the resolution of the shareholders adopting or amending such bylaw expressly reserved to them the right to amend or repeal it.
      TD Banknorth. TD Banknorth’s certificate of incorporation provides that the affirmative vote of the holder of the outstanding Class B Common Stock is required for any amendment, alteration or repeal of any provisions of TD Banknorth’s certificate of incorporation or bylaws that would adversely affect the powers, preferences, privileges or rights of the Class B Common Stock or of the holder of the Class B common stock in such capacity. Furthermore, except as otherwise required by law, holders of TD Banknorth common stock, as such, are not entitled to vote on any amendment to the TD Banknorth certificate of incorporation that relates solely to the terms of the Class B Common Stock or one or more outstanding series of Preferred Stock if the holders of such affected series or class are entitled, either separately or together with the holders of one or more other such series, to vote thereon under the provisions of the TD Banknorth certificate of incorporation or under the provisions of the DGCL. Other amendments to the certificate of incorporation generally may be made upon approval by the board of directors and the holders of a majority of the outstanding TD Banknorth common stock.
      TD Banknorth’s certificate of incorporation and bylaws provide that TD Banknorth’s bylaws may be altered, amended or repealed or new bylaws may be adopted by the board of directors or by the affirmative vote of the holders of at least a majority in voting power of the shares of the capital stock of

TD Banknorth issued and outstanding and entitled to vote at any regular meeting of shareholders, or at any special meeting of shareholders, provided that any amendment to the bylaws that would adversely affect the powers, preferences, privileges or rights of the Class B common stock requires the approval of the holder of the Class B common stock.
Vote on Mergers, Consolidations and Sales of Assets
      Hudson United. The NJBCA generally requires the approval of the Hudson United board of directors and the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon for mergers and consolidations in which Hudson United is a participating corporation and for sales of all or substantially all of Hudson United’s assets. No approval of the shareholders of Hudson United would be needed under the NJBCA, however, for a merger in which Hudson United is the surviving corporation if:

•	the merger agreement does not amend the certificate of incorporation of Hudson United in a manner which would require shareholder approval under the NJBCA;

•	each shareholder of Hudson United before the merger will hold the same number of shares with identical rights immediately after the merger; and

•	the merger will not result in the issuance of voting shares of Hudson United representing more than 40% of the total number of voting shares of Hudson United outstanding immediately before the merger.
      The certificate of incorporation of Hudson United contains a provision which requires that mergers and certain other business combinations between Hudson United and a “related person” ( as defined in the certificate of incorporation of Hudson United) be approved by the holders of at least three-quarters of the outstanding voting stock of Hudson United entitled to vote thereon unless certain price and procedural requirements are met or the merger or other business combination is approved by a majority of the Hudson United directors then in office. A “related person” generally is defined to include any person or entity which is the beneficial owner of 10% or more of the outstanding Hudson United common stock and any “affiliate” (as defined) of such person or entity.
      The NJBCA provide that mergers or other business combinations with interested shareholders may require a supermajority shareholder vote. See “— State Anti-takeover Statutes” below.
      TD Banknorth. The DGCL generally requires the approval of the board of directors of TD Banknorth and the holders of at least a majority of the outstanding TD Banknorth common stock for mergers and consolidations in which TD Banknorth is a participating corporation and for sales of all or substantially all of TD Banknorth’s assets. No approval of the shareholders of TD Banknorth would be needed under the DGCL, however, for a merger in which TD Banknorth is the surviving corporation if:

•	the merger agreement does not amend in any respect TD Banknorth’s certificate of incorporation;

•	each share of TD Banknorth common stock outstanding prior to the merger will be an identical share of stock following the merger; and

•	the merger will not result in the issuance of shares representing more than 20% of the TD Banknorth common stock outstanding immediately prior to the merger.
      The DGCL provides that mergers or consolidations with interested shareholders may require a supermajority shareholder vote. As discussed under “— State Anti-takeover Statutes” below, however, TD Banknorth has elected in its certificate of incorporation not to be governed by the DGCL provision that requires a supermajority vote for any of those interested shareholder transactions.
State Anti-takeover Statutes
      Hudson United. The New Jersey Shareholders Protection Act limits certain transactions involving an “interested shareholder” and a “resident domestic corporation.” An interested shareholder is one that beneficially owns 10% or more of the voting power of the resident domestic corporation. The Shareholders Protection Act prohibits certain business combinations between an interested shareholder and a resident domestic corporation for five years following the date the interested shareholder first acquired stock which resulted in it becoming an interested shareholder, unless the corporation’s board of directors approved the business combination prior to such date. After the five-year period expires, the prohibition on certain business combinations continues unless the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested shareholder, the combination is approved by the board prior to the interested shareholder’s stock acquisition date or certain fair price provisions are satisfied. The Shareholders Protection Act applies to Hudson United.
      TD Banknorth. Section 203 of the DGCL prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary, with an interested shareholder, which is someone who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested shareholder, unless:

•	the transaction that caused the person to become an interested shareholder was approved by the board of directors of the corporation prior to the transaction;

•	after the completion of the transaction in which the person becomes an interested shareholder, the interested shareholder holds at least 85% of the voting stock of the corporation not including (a) shares held by persons who are both officers and directors of the issuing corporation and (b) shares held by specified employee benefit plans; or

•	after the person becomes an interested shareholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock of the corporation, excluding shares held by the interested shareholder.
      Section 203 of the DGCL does not apply if, among other things, the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203. Pursuant to its certificate of incorporation, TD Banknorth has elected not to be governed by Section 203 of the DGCL.
Dividends and Other Distributions
      Hudson United. Under the NJBCA, a corporation may declare and pay dividends or make other distributions on its outstanding capital stock unless after giving effect to the dividend or other distribution the corporation would not be unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would not be less than its total liabilities.
      TD Banknorth. Under the DGCL, subject to any restriction contained in a corporation’s certificate of incorporation, the board of directors may declare, and the corporation may pay, dividends upon the shares of its capital stock either:

•	out of “surplus”; or

•	if there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, subject to certain limitations.
      “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation cannot be less than the aggregate par value of all issued shares of capital stock. Net assets equals total assets minus total liabilities.
      Except as required by applicable law, the holder of the Class B Common Stock is not entitled to receive dividends or distributions from TD Banknorth, whether payable in cash, property or in shares of capital stock of TD Banknorth.

Dissenters’ and Appraisal Rights
      Hudson United. Shareholders of a New Jersey corporation are entitled to dissent from certain mergers and consolidations and in the event of the completion of such a transaction to receive in cash the fair value of his or her shares in the corporation as appraised by the Superior Court of the State of New Jersey. Unless the corporation’s certificate of incorporation otherwise provides, however, shareholders of New Jersey corporations do not have the right to dissent from any plan of merger or consolidation and obtain in cash the fair value of his or her shares in the corporation with respect to shares:

•	of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the shareholders entitled to vote upon the plan of merger or consolidation; or

•	for which, pursuant to the plan of merger or consolidation, the shareholder will receive (i) cash, (ii) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders or (iii) cash and such securities.
      Hudson United’s certificate of incorporation and bylaws do not contain any additional provisions relating to appraisal rights.
      TD Banknorth. Shareholders of a Delaware corporation are entitled to appraisal rights in connection with certain mergers and consolidations. Appraisal rights entitle the holder to receive in cash the fair value of his or her shares as appraised by the Delaware Chancery Court upon completion of certain mergers and consolidations. However, shareholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of shareholders entitled to vote at the meeting of shareholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either:

•	listed on a national securities exchange or designated as a Nasdaq National Market security; or

•	held of record by more than 2,000 shareholders.
      Those shareholders, however, will have appraisal rights if the merger agreement requires that they receive for their shares of stock anything other than:

•	stock of the surviving corporation;

•	stock of another corporation which is either listed on a national securities exchange or designated as a Nasdaq National Market security or held of record by more than 2,000 shareholders;

•	cash in lieu of fractional shares; or

•	some combination of the foregoing.
      TD Banknorth’s certificate of incorporation and bylaws do not contain any additional provisions relating to appraisal rights.

CERTAIN BENEFICIAL OWNERSHIP OF TD BANKNORTH COMMON STOCK
TD Banknorth Common Stock
      The following table sets forth information as to the TD Banknorth common stock beneficially owned as of July 31, 2005 by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 known to TD Banknorth to be the beneficial owner of 5% or more of the outstanding TD Banknorth common stock, (ii) each director of TD Banknorth, (iii) the executive officers of TD Banknorth named in the Summary Compensation Table contained in its 2005 annual proxy statement and (iv) all directors and executive officers of TD Banknorth as a group.

	Shares Beneficially
	Owned as of July 31,
	2005(1)

Name of Beneficial Owner	Amount		Percent

5% Holders:
The Toronto-Dominion Bank	96,105,364	(2)	55.4%
Toronto-Dominion Centre
Toronto, Ontario MSK 1A2
Directors:
William E. Bennett	4,335	(3)	—
W. Edmund Clark	0		—
Robert G. Clarke	5,757	(3)	—
P. Kevin Condron	23,884	(3)	—
John Otis Drew	8,441	(3)	—
Colleen A. Khoury	5,021	(3)	—
Dana S. Levenson	13,454	(3)	—
Steven T. Martin	14,564	(3)	—
John M. Naughton	23,813	(3)	—
Malcolm W. Philbrook, Jr.	44,784	(3)(4)	—
Angelo P. Pizzagalli	83,131	(3)	—
Wilbur F. Prezzano	4,335	(3)	—
Irving Rogers, III	9,367	(3)	—
William J. Ryan	819,720	(5)	—
Curtis M. Scribner	17,946	(3)	—
Gerry S. Weidema	13,709	(3)	—
Executive officers who are not directors and who are named in the Summary Compensation Table:
Peter J. Verrill	408,934	(5)	—
David J. Ott	89,694	(5)	—
Andrew W. Greene	39,727	(5)	—
Wendy Suehrstedt	16,303	(5)	—
All directors and executive officers of TD Banknorth as a group (24 persons)	1,809,514	(6)	1.0%

(1)	The number of shares beneficially owned by the persons set forth above is determined under rules under Section 13 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, an individual is considered to beneficially own any shares of TD Banknorth common stock if he or she directly or indirectly has or shares: (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares and all individual holdings amount to less than 1% of the issued and outstanding TD Banknorth common stock.

(2)	Based on an amended Schedule 13D filed by The Toronto-Dominion Bank on July 18, 2005, which stated that The Toronto-Dominion Bank has sole voting power and sole dispositive power with respect to the indicated shares.

(3)	Includes options to purchase shares of TD Banknorth common stock as follows:

No. of
Name	Shares

William E. Bennett	2,000
Robert G. Clarke	2,000
P. Kevin Condron	4,000
John Otis Drew	2,000
Colleen A. Khoury	2,000
Dana S. Levenson	2,000
Steven T. Martin	4,000
John M. Naughton	2,000
Malcolm W. Philbrook, Jr.	2,000
Angelo P. Pizzagalli	11,825
Wilbur F. Prezzano	2,000
Irving Rogers, III	2,000
Curtis M. Scribner	2,000
Gerry S. Weidema	10,000

(4)	Includes 14,536 shares held by a 501(c)(3) foundation and a trust for which Mr. Philbrook shares voting rights but for which he has no pecuniary interest.

(5)	Includes shares over which an officer has voting power under TD Banknorth’s 401(k) Plan and options to purchase shares of TD Banknorth common stock granted pursuant to TD Banknorth’s stock option plans which are exercisable within 60 days of July 31, 2005, as follows:

	401(k)	Currently
Name	Plan	Exercisable Options

William J. Ryan	37,080	763,630
Peter J. Verrill	6,840	388,470
David J. Ott	10,184	77,060
Andrew W. Greene	1,625	33,770
Wendy Suehrstedt	2,694	5,077

(6)	Includes a total of 73,033 shares of TD Banknorth common stock which are held by the trust established pursuant to the TD Banknorth 401(k) Plan on behalf of executive officers of TD Banknorth as a group. Also includes 1,439,282 shares of TD Banknorth common stock which may be acquired by directors and executive officers as a group upon the exercise of outstanding stock options which are exercisable within 60 days of July 31, 2005; shares subject to the foregoing stock options are deemed to be outstanding for the purpose of computing the percentage of TD Banknorth common stock beneficially owned by directors and executive officers of TD Banknorth as a group.

TD Banknorth Class B Common Stock
      TD is the beneficial owner of the only outstanding share of TD Banknorth’s Class B common stock.
      The purpose of the TD Banknorth Class B common stock generally is to facilitate the exercise of TD’s rights as a majority holder of the outstanding TD Banknorth common stock to obtain representation on the board of directors of TD Banknorth. The TD Banknorth Class B common stock has no substantive rights apart from the right to vote for the election and removal of Class B directors and related rights and may be owned only by TD and its affiliates.
CERTAIN BENEFICIAL OWNERSHIP OF HUDSON UNITED COMMON STOCK
      The following table sets forth information as to the Hudson United common stock beneficially owned as of July 31, 2005 by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 known to Hudson United to be the beneficial owner of 5% or more of the outstanding Hudson United common stock, (ii) each director of Hudson United, (iii) the executive officers of Hudson United named in the Summary Compensation Table contained in its 2005 annual proxy statement and (iv) all directors and executive officers of Hudson United as a group.

	Shares Beneficially
	Owned as of July 31,
	2005(1)

Name of Beneficial Owner	Amount		Percent

5% Holders:
Barclays Global Investors, N.A.	5,011,917	(2)	11.3%
45 Fremont Street
San Francisco, California 94105
Directors:
Robert J. Burke	101,319	(3)	—
Donald P. Calcagnini	139,494	(4)	—
Joan David	143,484	(5)	—
Brian Flynn	2,600		—
Bryant D. Malcolm	24,217	(6)	—
Kenneth T. Neilson	500,019	(7)	1.1
David A. Rosow	680,477	(8)	1.5
John H. Tatigian, Jr.	40,000	(9)	—
Executive officers who are not directors and who are named in the Summary Compensation Table:
James Mayo	22,162	(10)	—
James Nall	30,922	(11)	—
Thomas R. Nelson	137,058	(12)	—
Thomas J. Shara, Jr.	191,805	(13)	—
All directors and executive officers of Hudson United as a group (18 persons)	2,073,790	(14)	4.7%

(1)	The number of shares beneficially owned by the persons set forth above is determined under rules under Section 13 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, an individual is considered to beneficially own any shares of Hudson United common stock if he or she directly or indirectly has or shares: (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares and all individual holdings amount to less than 1% of the issued and outstanding Hudson United common stock.

(2)	Pursuant to information contained in a Schedule 13F filed for the period ended March 31, 2005 by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Capital Securities Limited and other related entities (collectively, “Barclays”), Barclays as investment advisor has sole voting and dispositive power with respect to 4,668,456 shares.

(3)	Of this total, 15,479 shares are held by Mr. Burke’s wife, 8,612 shares are held in an IRA and 33,354 shares are held by Union Dry Dock & Repair Co., of which Mr. Burke is President. Mr. Burke disclaims beneficial ownership of the shares held by his wife.

(4)	Of this total, 15,003 shares are held for Mr. Calcagnini in a 401(k) plan and 81 shares are held in a trust of which Mr. Calcagnini is trustee. Mr. Calcagnini disclaims beneficial ownership of the shares held in trust.

(5)	Of this total, 12,139 shares are held in an IRA.

(6)	Of this total, 3,116 shares are held by Mr. Malcolm’s wife and 2,686 shares are held by a profit sharing plan over which Mr. Malcolm exercises a controlling interest. Mr. Malcolm disclaims beneficial ownership of the shares held by his wife.

(7)	Of this total, 10,795 shares are held by Mr. Neilson’s account in the Hudson United 401(k) plan, which he directs, 4,441 shares are held in an IRA and 6,881 shares represent vested options. In addition, 312,603 shares, including 18,333 shares representing previously vested options and 17,666 shares representing options which vested on August 7, 2005, are held by a limited partnership of which Mr. Neilson is the sole partner and of which he and his three children are the sole limited partners. Mr. Neilson disclaims beneficial ownership of the shares held by the limited partnership except to the extent of his economic interest.

(8)	Of this total, 526,873 shares are held in trust for Mr. Rosow’s wife, 70,396 shares are held in certain grantor retained annuity trusts of which Mr. Rosow is a trustee, 60,089 shares are held in certain tax trusts, 12,019 shares are held in the Rosow Family Foundation Charitable Trust of which Mr. Rosow is a trustee and 11,000 shares are held in Mr. Rosow’s IRA. Mr. Rosow disclaims beneficial ownership of the shares held in trust for his wife.

(9)	Of this total, 24,812 shares are held in an IRA directed by Mr. Tatigian.

(10)	Of this total, 329 shares are held in Mr. Mayo’s account in the Hudson United 401(k) plan, which he directs, 2,333 shares represent previously vested options and 3,000 shares represent options which vested on August 7, 2005.

(11)	Of this total, 4,662 shares are held by Mr. Nall’s wife and 1,151 shares are held in Mr. Nall’s account in the Hudson United 401(k) plan, which he directs. Mr. Nall disclaims beneficial ownership of the shares held by his wife.

(12)	Of this total, 12,179 shares are held for Mr. Nelson under the Hudson United 401(k) plan, which he directs, 18,033 shares represent previously vested options and 4,666 shares represent options which vested on August 7, 2005.

(13)	Of this total, 24,324 shares are held in Mr. Shara’s account in the Hudson United 401(k) plan, which he directs, 59,826 shares, including 10,768 shares representing previously vested options and 4,000 shares representing options which vested on August 7, 2005, are held by a limited partnership of which Mr. Shara and his wife are the sole general partners and his son is the sole limited partner, and 5,013 shares represent vested options.

(14)	Of this total, 52,481 shares are held in the Hudson United 401(k) plan for the account of executive officers who may direct the voting and 121,955 shares represent options held by executive officers and directors which were previously vested or vested on August 7, 2005.

CERTAIN LITIGATION
      On July 27, 2005 and August 5, 2005, individual shareholders of Hudson United, each purporting to represent a class of holders of Hudson United common stock, filed a complaint in the Superior Court of New Jersey, Chancery Division for Bergen County, naming Hudson United and all of its directors as defendants. In the complaints, the plaintiffs allege that the defendants breached their fiduciary duties to Hudson United shareholders in agreeing to the merger by, among other things, failing to conduct an auction process to maximize shareholder value, failing to wait for the announcement of Hudson United’s earnings results for the second quarter of 2005 in order to achieve a higher price and focusing on their own self interest as a result of payments to be made to the individual defendants as a result of the merger. The plaintiffs seek, among other things, to enjoin the merger and to be awarded unspecified monetary damages, including the fees of the plaintiffs’ attorney. Hudson United believes that the lawsuits are without merit and intends to defend them vigorously.
LEGAL OPINIONS
      The validity of the TD Banknorth common stock to be issued in the merger will be passed upon for TD Banknorth by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.
      Certain matters related to the United States federal income tax consequences of the merger have been passed upon for TD Banknorth and Hudson United by Elias Matz Tiernan & Herrick L.L.P., Washington, D.C., and Pitney Hardin LLP, New York, New York. See “The Merger and TD Banknorth Stock Sale — Material United States Federal Income Tax Consequences of the Merger” beginning on page 79.
EXPERTS
      The consolidated financial statements of Banknorth Group, Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein and in the registration statement of which this joint proxy statement/prospectus is a part in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
      The consolidated financial statements of Hudson United and its subsidiaries appearing in Hudson United’s annual report on Form 10-K for the year ended December 31, 2004, and Hudson United’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessment given on the authority of such firm as experts in accounting and auditing.
PROPOSALS FOR THE 2006 ANNUAL MEETING OF TD BANKNORTH
      Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the deadline for the submission of proposals by shareholders for inclusion in the proxy statement and form of proxy to be used by TD Banknorth in connection with its annual meeting of shareholders in 2006, which is expected to be held in May 2006, is December 20, 2005. Shareholder proposals should be sent to TD Banknorth Inc., Two Portland Square, P.O. Box 9540, Portland, Maine 04112-9540, Attention: Carol L. Mitchell, Executive Vice President, General Counsel and Secretary. It is recommended that any shareholder proposals be sent by certified mail, return-receipt requested.
      TD Banknorth’s bylaws govern shareholder proposals and nominations for election to its board of directors and require that all shareholder proposals and nominations for election to the board of directors, other than those made by the board, to be made at a meeting of shareholders called for such purpose, and only by a shareholder who has complied with the notice provisions in that section. Written notice of a shareholder proposal or shareholder nomination at an annual meeting of shareholders must be given either by personal delivery or by United States mail, postage prepaid, to the Secretary of TD Banknorth not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. For TD Banknorth’s annual meeting in 2006, this notice must be received between January 24, 2006 and February 23, 2006. Each written notice of a shareholder proposal or nomination shall set forth the information specified in Section 1.10(a)(2) of TD Banknorth’s bylaws. If the facts warrant, the chairman of the meeting shall determine and declare to the meeting that a shareholder proposal or nomination does not satisfy the requirements set forth in the bylaws and the defective proposal or nomination shall be disregarded.
PROPOSALS FOR THE 2006 ANNUAL MEETING OF HUDSON UNITED
      Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the deadline for the submission of proposals by shareholders for inclusion in the proxy statement and form of proxy to be used by Hudson United in connection with the annual meeting of shareholders of Hudson United, which is expected to be held in April 2006 only if the merger is not consummated before the time of such annual meeting, is November 25, 2005. Shareholder proposals should be sent to Hudson United Bancorp, 1000 MacArthur Boulevard, Mahwah, New Jersey 07430, Attention: Miranda Grimm. It is recommended that any shareholder proposals be sent by certified mail, return-receipt requested.
      Hudson United currently does not anticipate having an annual meeting in 2006 in view of the proposed merger with TD Banknorth.
OTHER MATTERS
      As of the date of this document, the boards of directors of TD Banknorth and Hudson United do not know of any matter that will be presented for consideration at the special meetings other than as described in this document.
WHERE YOU CAN FIND MORE INFORMATION
      Each of TD Banknorth and Hudson United files reports, proxy statements and other information with the SEC, as required by the Securities Exchange Act of 1934, as amended. You may read and copy any reports, statements or other information filed by TD Banknorth or Hudson United at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You also can inspect reports, proxy statements and other information about TD Banknorth and Hudson United at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
      You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, NE, Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.
      The SEC maintains a website that contains reports, proxy statements and other information, including those filed by TD Banknorth and Hudson United, at http://www.sec.gov. You also may access the SEC filings and obtain other information about TD Banknorth and Hudson United through the websites maintained by TD Banknorth and Hudson United, which are http://www.tdbanknorth.com and http://www.hudsonunitedbank.com, respectively. The information contained in those websites is not incorporated by reference into or in any way part of this joint proxy statement/ prospectus.
      TD Banknorth has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended, and the rules and regulations thereunder. This document is a part of that registration statement. As permitted by the SEC’s rules, this document does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying as set forth above.
      The SEC allows TD Banknorth and Hudson United to “incorporate by reference” information into this document, which means that TD Banknorth and Hudson United can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document. Each of TD Banknorth and Hudson United incorporates by reference the respective documents filed by them with the SEC listed below and any future filings made by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the deadline established for Hudson United shareholders to elect the form of merger consideration which they would like to receive in the merger. TD Banknorth is the successor for reports filed by Banknorth Group, Inc. (SEC File No. 1-31211).

TD Banknorth SEC Filings (File No. 000-51179)	Period/Date

Annual Report on Form 10-K	Year ended December 31, 2004
Quarterly Reports on Form 10-Q	Three months ended March 31, 2005 and June 30, 2005
Current Reports on Form 8-K	Filed on January 24, 2005, February 4, 2005, February 25, 2005, February 28, 2005, March 1, 2005, March 2, 2005, March 4, 2005, March 7, 2005, March 10, 2005, March 23, 2005, March 30, 2005, April 20, 2005, April 25, 2005, May 6, 2005, May 10, 2005, May 13, 2005, May 16, 2005, May 25, 2005, May 27, 2005, July 1, 2005, July 12, 2005, July 14, 2005, July 20, 2005, July 21, 2005, July 27, 2005, July 29, 2005, August 3, 2005 and September 8, 2005 (in each case other than those portions furnished under Item 2.02 or Item 7.01 of Form 8-K)

Hudson United SEC Filings (File No. 001-08660)	Period/Date

Annual Report on Form 10-K	Year ended December 31, 2004
Quarterly Reports on Form 10-Q	Three months ended March 31, 2005 and June 30, 2005
Current Reports on Form 8-K	Filed on January 13, 2005, January 26, 2005, February 11, 2005, April 8, 2005, April 15, 2005, April 18, 2005, April 25, 2005 (two reports), May 23, 2005 (two reports), June 9, 2005, June 27, 2005, July 12, 2005, July 14, 2005, July 21, 2005, August 18, 2005, August 22, 2005 and September 12, 2005 (in each case other than those portions furnished under Item 2.02 or Item 7.01 of Form 8-K)

      You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning the appropriate company at the following addresses:

TD Banknorth Inc.	Hudson United Bancorp
P.O. Box 9540	1000 MacArthur Boulevard
Two Portland Square	Mahwah, New Jersey 07430
Portland, Maine 04112-9540	Attention: Miranda Grimm
Attention: Jeffrey Nathanson	(201) 236-2600
(207) 761-8517
      To obtain timely delivery, you should request desired information no later than five business days prior to the date of the special meetings, or by                     , 2005.
      You should rely only on the information contained or incorporated by reference in this joint proxy statement/ prospectus. Neither TD Banknorth nor Hudson United has authorized anyone else to provide you with information that is different from, or in addition to, that which is contained in this joint proxy statement/ prospectus or in any of the materials that have been incorporated into this joint proxy statement/ prospectus. Therefore, if anyone distributes this type of information, you should not rely upon it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/ prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/ prospectus does not extend to you. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

ANNEX I
AGREEMENT AND PLAN OF MERGER
among
HUDSON UNITED BANCORP,
TD BANKNORTH INC.
and, solely with respect to Article X of this Agreement,
THE TORONTO-DOMINION BANK
dated as of July 11, 2005

I

I-i

I-ii

I-iii

AGREEMENT AND PLAN OF MERGER
      AGREEMENT AND PLAN OF MERGER, dated as of July 11, 2005 (as amended, supplemented, restated or otherwise modified from time to time, this “Agreement”), is entered into by and among Hudson United Bancorp (“Hudson United”), a New Jersey corporation, TD Banknorth Inc. (“TD Banknorth”), a Delaware corporation and a majority-owned subsidiary of The Toronto-Dominion Bank (“TD”), a Canadian-chartered bank, and, solely with respect to Article X of this Agreement, TD.
RECITALS
      WHEREAS, the respective Boards of Directors of each of Hudson United and TD Banknorth have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein, in which Hudson United will, subject to the terms and conditions set forth herein, merge with and into TD Banknorth (the “Merger”); and
      WHEREAS, as soon as practicable after the execution and delivery of this Agreement, Hudson United Bank, a New Jersey-chartered bank and a wholly-owned subsidiary of Hudson United, and TD Banknorth, National Association (“TD Banknorth, NA”), a national bank and a wholly-owned subsidiary of TD Banknorth, will enter into an agreement and plan of merger (the “Bank Merger Agreement”) providing for the merger of Hudson United Bank with and into TD Banknorth, NA (the “Bank Merger”), it being intended that the Bank Merger be consummated immediately following consummation of the Merger; and
      WHEREAS, as a material inducement to TD Banknorth to enter into this Agreement, and simultaneously with the execution of this Agreement, each director of Hudson United is entering into an agreement, in the form of Exhibit A hereto, pursuant to which such person has agreed, among other things, to vote his or her shares of Hudson United Common Stock (as defined herein) in favor of this Agreement; and
      WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions provided for herein and also to prescribe certain conditions to the consummation of such transactions;
      NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
Certain Definitions
      1.1.     Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any proposal or offer by any Person or group of Persons with respect to any of the following: (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution or other similar transaction involving Hudson United or any Subsidiary of Hudson United whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of Hudson United; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any Subsidiary of Hudson United and the capital stock of any entity surviving any merger or business combination involving any Subsidiary of Hudson United) and/or liabilities that constitute 10% or more of the net revenues, net income or assets of Hudson United and its Subsidiaries taken as a whole in a single transaction or series of transactions; or (iii) any purchase or other acquisition or tender offer or exchange offer that if consummated would result in such Person(s) beneficially owning 10% or more of the outstanding shares of the common stock of Hudson United or any Subsidiary of Hudson United whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of Hudson United, in each case other than (x) the transactions contemplated by this Agreement and (y) any transaction referred to in clause (i) or (ii) involving only Hudson United and one or more of its Subsidiaries, or involving two or more of its Subsidiaries, provided that any such transaction is not entered into in violation of the terms of this Agreement.

“Additional TD Banknorth Proposals” has the meaning set forth in Section 7.20(b).

“Additional TD Banknorth Votes” has the meaning set forth in Section 7.20(b).

“Additional Hudson United Proposals” has the meaning set forth in Section 7.20(a).

“Additional Hudson United Votes” has the meaning set forth in Section 7.20(a).

“Aggregate Cash Consideration” has the meaning set forth in Section 3.3(a)(i).

“Agreement” has the meaning set forth at the beginning of this document.

“Average TD Banknorth Closing Price” has the meaning set forth in Section 3.1(a)(iii).

“Bank Merger” has the meaning ascribed thereto in the recitals to this Agreement.

“Bank Merger Agreement” has the meaning ascribed thereto in the recitals to this Agreement.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BHC Act” means the Bank Holding Company Act of 1956, as amended, and the rules and regulations thereunder.

“BIF” means the Bank Insurance Fund administered by the FDIC.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Maine, the State of New Jersey or Ontario, Canada are authorized or obligated to close.

“Cash Conversion Shares” has the meaning set forth in Section 3.3(a)(i).

“Cash Election Price” has the meaning set forth in Section 3.1(a)(iv).

“Cash Proration Factor” has the meaning set forth in Section 3.3(a)(i)(2)(A).

“Certificates” has the meaning set forth in Section 3.2(a).

“Certificates of Merger” has the meaning set forth in Section 2.2(a).

“Change in Hudson United Recommendation” has the meaning set forth in Section 7.3(a).

“Closing” and “Closing Date” have the meanings set forth in Section 2.2(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 7.2(c).

“Confidentiality Agreement” means the Confidentiality Agreement between Hudson United and TD Banknorth, dated April 18, 2005.

“Continuing Employees” has the meaning set forth in Section 7.13(a).

“CRA” means the Community Reinvestment Act of 1977, as amended, and the rules and regulations thereunder.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DGCL” means the Delaware General Corporation Law, as amended.

“Effective Time” has the meaning set forth in Section 2.2(a).

“Election Deadline” has the meaning set forth in Section 3.2(b).

“Election Form” has the meaning set forth in Section 3.2(a).

“Election Form Record Date” has the meaning set forth in Section 3.2(a).

“Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to (i) the protection or restoration of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, as well as any common law standards relating to environmental protection, human health or safety.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended, and the rules and regulations thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.2(a).

“Exchange Fund” has the meaning set forth in Section 3.5(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(a)(iii).

“Fair Housing Act” means the Fair Housing Act, as amended, and the rules and regulations thereunder.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Governmental Entity” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” means any substance that is (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (iii) any other substance which is the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act of 1975, as amended, and the rules and regulations thereunder.

“HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Hudson United” has the meaning set forth in the preamble to this Agreement.

“Hudson United Bank” has the meaning ascribed thereto in the recitals to this Agreement.

“Hudson United Severance Plan” means the Hudson United Severance Plan, as in effect as of the date hereof.

“Hudson United Benefit Plans” has the meaning set forth in Section 4.11(a).

“Hudson United Board” means the Board of Directors of Hudson United.

“Hudson United Bylaws” means the Bylaws of Hudson United, as amended as of the date hereof.

“Hudson United Cash Election Shares” has the meaning set forth in Section 3.2(a).

“Hudson United Certificate” means the Certificate of Incorporation of Hudson United, as amended as of the date hereof.

“Hudson United Common Stock” means the common stock, no par value per share, of Hudson United.

“Hudson United Contract” has the meaning set forth in Section 4.14(a).

“Hudson United Disclosure Schedule” has the meaning set forth at the beginning of Article IV.

“Hudson United Loans” has the meaning set forth in Section 4.25(a).

“Hudson United Preferred Stock” means the preferred stock, no par value per share, of the Company.

“Hudson United Process Agent” has the meaning set forth in Section 10.7(b).

“Hudson United Recommendation” has the meaning set forth in Section 7.3(a).

“Hudson United Regulatory Agreement” has the meaning set forth in Section 4.15.

“Hudson United Required Vote” has the meaning set forth in Section 4.3(a).

“Hudson United SEC Reports” has the meaning set forth in Section 4.5(a).

“Hudson United Shareholder Meeting” has the meaning set forth in Section 7.3(a).

“Hudson United Stock” means the Hudson United Common Stock and the Hudson United Preferred Stock.

“Hudson United Stock-based Awards” means Hudson United Stock Options and any other Rights with respect to Hudson United Common Stock granted under the Hudson United Stock Plans.

“Hudson United Stock Options” means options to acquire shares of Hudson United Common Stock issued under the Hudson United Stock Plans.

“Hudson United Stock Plans” means the following stock compensation plans of Hudson United: 2002 Stock Option Plan, 1999 Stock Option Plan, 1995 Stock Option Plan and Restricted Stock Plan of 1989, in each case as amended as of the date hereof.

“Hudson United Stock Election Shares” has the meaning set forth in Section 3.2(a).

“Indemnified Party” has the meaning set forth in Section 7.7(a).

“Insurance Amount” has the meaning set forth in Section 7.7(d).

“Intellectual Property” means all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and any applications therefore, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

“IRS” means the Internal Revenue Service.

“KBW” means Keefe, Bruyette & Woods, Inc.

“Knowledge” as used with respect to a Party (including references to such Person being aware of a particular matter) means those facts that are known to a Party by the executive officers and directors of such Party, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Authority received by that Party.

“Lien” means any lien, claim, charge, mortgage, pledge, security interest, restriction, encumbrance or security interest.

“Litigation” has the meaning set forth in Section 10.7(a).

“Loans” means any loan, loan agreement, note or borrowing arrangement, including, without limitation, leases, credit enhancements, guarantees and similar interest-bearing assets, as well as commitments to extend any of the same.

“Mailing Date” has the meaning set forth in Section 3.2(a).

“Material Adverse Effect” means, with respect to a Party, (A) a material adverse effect on the business, results of operations or financial condition of such Party and its Subsidiaries taken as a whole or (B) a material adverse effect on such Party’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced Party the cause of which is (i) any change after the date of this Agreement in (x) laws, rules or regulations of general applicability or published interpretations thereof by courts or governmental authorities, (y) U.S. GAAP or (z) regulatory accounting requirements, in any such case applicable to banks or their holding companies generally and not specifically relating to a Party, (ii) the announcement of this Agreement or any action or omission of any Party or any Subsidiary thereof required under this Agreement or taken or omitted to be taken with the express written permission of the other Party or Parties, (iii) any changes after the date of this Agreement in general economic or capital market conditions affecting banks or their holding companies generally, or (iv) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to any Party or its Subsidiaries, provided, that a decrease in the trading or market prices of a Party’s capital stock shall not be considered, by itself, to constitute a Material Adverse Effect; and further provided that in the case of Hudson United, the issuance of an order to cease and desist by a Governmental Entity against Hudson United or any Hudson United Subsidiary after the date hereof and prior to the Effective Time, or the assessment of any civil monetary penalty in an amount which exceeds $2.0 million on Hudson United or any Hudson United Subsidiary by a Governmental Entity (including without limitation the Financial Crimes Enforcement Network) after the date hereof and prior to the Effective Time in connection with the noncompliance by Hudson United or any Hudson United Subsidiary with an existing Hudson United Regulatory Agreement, shall be deemed to be a Material Adverse Effect on Hudson United for purposes of this Agreement.

“Merger” has the meaning ascribed thereto in the recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 3.1.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“NJBCA” means the New Jersey Business Corporation Act, as amended.

“OCC” means the Office of the Comptroller of the Currency.

“OREO” means other real estate owned.

“OFSI” means the Superintendent of Financial Institutions (Canada).

“Party” means any of Hudson United, TD Banknorth or, solely for purposes of Article X, TD, and “Parties” shall mean all of Hudson United, TD Banknorth and, solely for purposes of Article X, TD.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Proxy Statement/ Prospectus” has the meaning set forth in Section 7.1(a).

“Registration Statement” has the meaning set forth in Section 7.1(a).

“Representatives” has the meaning set forth in Section 7.2(c).

“Requisite Regulatory Approvals” has the meaning set forth in Section 8.1(b).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests or which provide payments or benefits measured by the value of its capital stock.

“SAIF” means the Savings Association Insurance Fund administered by the FDIC.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Secondary Election Form Record Date” has the meaning set forth in Section 3.2(a).

“Shareholder Agreements” has the meaning ascribed to such term in the recitals to this Agreement.

“Significant Subsidiary” has the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

“State Banking Approvals” means such applications, filings, authorizations, orders and approvals as may be required under the banking laws of the states listed in the applicable schedules of Hudson United and TD Banknorth.

“Stockholders Agreement” means the Amended and Restated Stockholders Agreement, dated as of August 25, 2004, among TD, TD Banknorth and Banknorth Group, Inc.

“Stock Conversion Shares” has the meaning set forth in Section 3.3(a)(ii)(2)(A).

“Stock Proration Factor” has the meaning set forth in Section 3.3(a)(ii)(2)(A).

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity of which (i) such Person or a subsidiary of such Person is a general partner or (ii) at least a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Superior Proposal” means, with respect to Hudson United, a bona fide written Acquisition Proposal which the Hudson United Board concludes in good faith to be more favorable to the shareholders of Hudson United, from a financial point of view, than the Merger and the other transactions contemplated by this Agreement after (1) receiving the advice of its financial advisor (which shall be a nationally-recognized investment banking firm), (2) taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in this Article I, except that the reference to “10% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving voting securities of Hudson United or all or substantially all of the consolidated assets of Hudson United and its Subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Taxes” means all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or non-U.S. taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

“Tax Returns” means any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

“TD” has the meaning set forth in the preamble to this Agreement.

“TD Banknorth” has the meaning set forth in the preamble to this Agreement.

“TD Banknorth, NA” has the meaning ascribed thereto in the recitals to this Agreement.

“TD Banknorth Benefit Plans” has the meaning set forth in Section 5.11(a).

“TD Banknorth Board” means the Board of Directors of TD Banknorth.

“TD Banknorth Bylaws” means the Bylaws of TD Banknorth, as amended.

“TD Banknorth Certificate” means the Certificate of Incorporation of TD Banknorth, as amended.

“TD Banknorth Class B Common Stock” means the Class B common stock, par value $0.01 per share, of TD Banknorth.

“TD Banknorth Common Stock” means the common stock, par value $0.01 per share, of TD Banknorth.

“TD Banknorth Disclosure Schedule” has the meaning set forth at the beginning of Article V.

“TD Banknorth Loans” has the meaning set forth in Section 5.20(a).

“TD Banknorth Preferred Stock” means the preferred stock, par value $0.01 per share, of TD Banknorth.

“TD Banknorth Regulatory Agreement” has the meaning set forth in Section 5.14.

“TD Banknorth Required Vote” has the meaning set forth in Section 5.3(a).

“TD Banknorth SEC Reports” has the meaning set forth in Section 5.5(a).

“TD Banknorth Shareholders Meeting” has the meaning set forth in Section 7.3(c).

“TD Banknorth Stock” means the TD Banknorth Common Stock, TD Banknorth Class B Common Stock and TD Banknorth Preferred Stock.

“TD Banknorth Stock-based Awards” means options to acquire shares of TD Banknorth Common Stock and any other Rights with respect to TD Banknorth Common Stock issued under the TD Banknorth Stock Plans or pursuant to Section 3.6.

“TD Banknorth Stock Compensation Plans” means TD Banknorth’s 1996 Equity Incentive Plan, as amended, Amended and Restated 2003 Equity Incentive Plan and all stock option plans assumed by TD Banknorth in connection with acquisitions under which there are Rights to purchase TD Banknorth Common Stock outstanding.

“TD Banknorth Stock Sale” has the meaning set forth in Section 10.11.

“Termination Fee” has the meaning set forth in Section 9.2(b).

“Treasury Stock” means all shares of Hudson United Stock that are (i) owned directly by Hudson United as treasury stock or (ii) owned directly by TD Banknorth, other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“U.S. GAAP” means accounting principles generally accepted in the United States of America.

“Voting Debt” means any bond, debenture, note or other indebtedness which has the right to vote on any matter on which a Person’s shareholders may vote.
ARTICLE II
The Merger
      Section 2.1.     The Merger.
      (a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Hudson United shall merge with and into TD Banknorth in accordance with Section 14A:10-7 of the NJBCA and Section 252 of the DGCL, the separate corporate existence of Hudson United shall cease and TD Banknorth shall survive and continue to exist as a corporation incorporated under the DGCL (TD Banknorth, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).
      (b) Name. The name of the Surviving Corporation shall be “TD Banknorth Inc.”
      (c) Certificate and Bylaws. The certificate of incorporation of TD Banknorth as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with its terms. The bylaws of TD Banknorth as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with its terms.
      (d) Directors of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of TD Banknorth immediately prior to the Effective Time, plus the persons elected or appointed pursuant to Section 7.11, each of whom shall serve until such time as their successors are duly elected and qualified.
      (e) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 14A:10-6 of the NJBCA and Sections 259-61 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Hudson United shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Hudson United shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

      (f) Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
      (g) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Hudson United acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Hudson United, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.
      Section 2.2.     Effective Date and Effective Time; Closing.
      (a) Subject to the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), TD Banknorth shall file a certificate of merger relating to the Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and Hudson United and TD Banknorth shall file a certificate of merger relating to the Merger with the Department of Treasury, Division of Commercial Recording of the State of New Jersey pursuant to the NJBCA (collectively, the “Certificates of Merger”) on (i) a date selected by TD Banknorth after such satisfaction or waiver which is no later than the later of (A) five Business Days following such satisfaction or waiver and (B) the first month end following such satisfaction or waiver or (ii) such other date to which TD Banknorth and Hudson United may mutually agree in writing, provided that in no event shall the Certificates of Merger be filed, or the Merger be consummated, prior to January 1, 2006. The Merger provided for herein shall become effective upon filing of the Certificates of Merger or on such date and at such later time as may be specified therein (the “Effective Time”).
      (b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the principal offices of TD Banknorth in Portland, Maine, or at such other place, at such other time, or on such other date as the Parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to the Parties the opinions, certificates and other documents required to be delivered under Article VIII hereof and TD Banknorth and TD shall complete the TD Banknorth Stock Sale effective as of the Effective Time.
ARTICLE III
Consideration; Election and Exchange Procedures
      3.1.     Effect on Capital Stock.
      (a) At the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(i) Each share of TD Banknorth Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(ii) Each share of Hudson United Common Stock held as Treasury Stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

(iii) Each outstanding share of Hudson United Common Stock which under the terms of Section 3.3 is to be converted into the right to receive shares of TD Banknorth Common Stock shall, subject to Section 3.4, be converted into and become the right to receive a number of shares of TD Banknorth Common Stock equal to the Cash Election Price divided by the Average TD Banknorth Closing Price (the “Exchange Ratio”). For purposes of this Agreement, “Average TD Banknorth Closing Price” shall mean the average of the per share closing sale prices of the TD Banknorth Common Stock on the New York Stock Exchange (as reported by The Wall Street Journal) for the ten trading-day period ending on the fifth Business Day prior to the Closing Date (for the sake of clarity, such tenth Business Day shall be considered the last full trading day included within the Valuation Period). The Average TD Banknorth Closing Price shall be calculated to the nearest one-hundredth of one cent and the Exchange Ratio shall be calculated to the nearest ten thousandth.

(iv) Each outstanding share of Hudson United Common Stock which under the terms of Section 3.3 is to be converted into the right to receive cash shall be converted into the right to receive the sum of (x) 0.51 times 1.4210 times the Average TD Banknorth Closing Price and (y) 0.49 times $43.00 (such sum, the “Cash Election Price”).
      The consideration provided for in Sections 3.1(a)(iii) and (iv), together with the consideration provided in Section 3.4, is referred to herein as the “Merger Consideration”).
      (b) The Exchange Ratio shall be subject to appropriate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding TD Banknorth Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in TD Banknorth’s capitalization. For purposes of clarity, no change shall result from the TD Banknorth Stock Sale.
      3.2.     Election Procedures.
      (a) TD Banknorth shall appoint an agent, who shall be reasonably acceptable to Hudson United (the “Exchange Agent”), for the purpose of exchanging certificates that immediately prior to the Effective Time evidenced shares of Hudson United Common Stock (the “Certificates”) for the Merger Consideration. The Exchange Agent shall mail an election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as Hudson United and TD Banknorth shall mutually agree (the “Election Form”), no later than 15 Business Days prior to the anticipated Effective Time or on such earlier date as TD Banknorth and Hudson United may mutually agree (the “Mailing Date”) to each holder of record of Hudson United Common Stock as of five Business Days prior to the Mailing Date (the “Election Form Record Date”), provided, however, that Election Forms need not be mailed prior to the receipt of the Requisite Regulatory Approvals (exclusive of the expiration or termination of statutory waiting periods). The Exchange Agent shall make available an additional Election Form to all Persons who become record holders of Hudson United Common Stock between the Election Form Record Date and the close of business on the fifth Business Day prior to the Election Deadline (the “Secondary Election Form Record Date”). Each Election Form shall permit each holder of record of Hudson United Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to specify (i) the number of shares of Hudson United Common Stock which such holder desires to have converted into the right to receive TD Banknorth Common Stock as provided herein (the “Hudson United Stock Election Shares”) and (ii) the number of shares of Hudson United Common Stock which such holder desires to have converted into the right to receive cash as provided herein (the “Hudson United Cash Election Shares”). Any holder of Hudson United Common Stock who fails properly to submit an Election Form on or before the Election Deadline in accordance with the procedures set forth in this Section 3.2 or shall have acquired shares of Hudson United Common Stock after the Secondary Election Form Record Date shall be deemed to hold Hudson United Stock Election Shares.

      (b) To be effective, a properly completed and executed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on a date to be decided by TD Banknorth and reasonably acceptable to Hudson United (which date shall not be earlier than 15 Business Days after the Mailing Date and no later than the Effective Time) (the “Election Deadline”). An Election Form shall be deemed properly completed by a holder of Hudson United Common Stock only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Hudson United Common Stock, held by such holder, or by an appropriate guarantee of delivery of such Certificates from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company in the United States as set forth in such Election Form. Any holder of Hudson United Common Stock who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder’s election by submitting a revised Election Form, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any holder of Hudson United Common Stock may at any time prior the Election Deadline revoke such holder’s election and withdraw such holder’s Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received by the close of business on the day prior to the Election Deadline.
      3.3.     Proration.
      (a) Within five Business Days after the Election Deadline, the Exchange Agent shall calculate the allocation among holders of Hudson United Common Stock of rights to receive TD Banknorth Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(i) In the event the aggregate number of Hudson United Cash Election Shares is greater than the quotient of (x) $941,790,000 (the “Aggregate Cash Consideration”) divided by (y) the Cash Election Price (such quotient, the “Cash Conversion Shares”), then:

(1) all Hudson United Stock Election Shares will be converted into the right to receive TD Banknorth Common Stock in accordance with the terms of Section 3.1(a)(iii), and

(2) each Hudson United Cash Election Share will be converted into the right to receive TD Banknorth Common Stock and cash in the following manner:

(A) a proration factor (the “Cash Proration Factor”) shall be determined by dividing (x) the Aggregate Cash Consideration by (y) the product of the number of Hudson United Cash Election Shares and the Cash Election Price;

(B) the number of Hudson United Cash Election Shares held by each holder of shares of Hudson United Common Stock that will be converted into the right to receive cash pursuant to the terms of Section 3.1(a)(iv) shall be determined by multiplying the Cash Proration Factor by the number of Hudson United Cash Election Shares held by such holder; and

(C) all Hudson United Cash Election Shares other than those shares converted into the right to receive cash in accordance with the preceding subparagraph (B) shall be converted into the right to receive TD Banknorth Common Stock in accordance with the terms of Section 3.1(a)(iii).

(ii) In the event the aggregate number of Hudson United Cash Election Shares is less than the Cash Conversion Shares, then:

(1) all Hudson United Cash Election Shares will be converted into the right to receive cash in accordance with Section 3.1(a)(iv), and

(2) each Hudson United Stock Election Share will be converted into the right to receive TD Banknorth Common Stock and cash in the following manner:

(A) a proration factor (the “Stock Proration Factor”) shall be determined by dividing the Stock Conversion Shares by the aggregate number of Hudson United Stock Election Shares. The “Stock Conversion Shares” shall mean the difference between (x) the total number of shares of Hudson United Common Stock outstanding immediately prior to the Effective Time and (y) the Cash Conversion Shares;

(B) the number of Hudson United Stock Election Shares held by each holder of shares of Hudson United Common Stock that will be converted into the right to receive shares of TD Banknorth Common Stock pursuant to the terms of Section 3.1(a)(iii) shall be determined by multiplying the Stock Proration Factor by the number of Hudson United Stock Election Shares held by such holder; and

(C) all Hudson United Stock Election Shares other than those shares converted into the right to receive TD Banknorth Common Stock in accordance with the preceding subparagraph (B) shall be converted into the right to receive cash in accordance with the terms of Section 3.1(a)(iv).

(iii) If the number of Hudson United Stock Election Shares is equal to the number of Stock Conversion Shares and the number of Hudson United Cash Election Shares is equal to the number of Cash Conversion Shares, then subparagraphs (i) and (ii) above shall not apply and all Hudson United Stock Election Shares will be converted into the right to receive TD Banknorth Common Stock and all Hudson United Cash Election Shares will be converted into the right to receive cash.
      (b) If the tax opinions referred to in Sections 8.2(d) and 8.3(c) cannot be rendered because a counsel charged with providing such an opinion reasonably determines that the Merger may not satisfy the continuity of interest requirements applicable to reorganizations under Section 368(a) of the Code, then TD Banknorth shall reduce the amount of Cash Conversion Shares and correspondingly increase the amount of Stock Conversion Shares to the minimum extent necessary to enable such tax opinions to be rendered.
      3.4.     No Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, neither certificates nor scrip for fractional shares of TD Banknorth Common Stock shall be issued in the Merger. Each holder of Hudson United Common Stock who otherwise would have been entitled to a fraction of a share of TD Banknorth Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Hudson United Common Stock owned by such holder at the Effective Time) by the Average TD Banknorth Closing Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.
      3.5.     Exchange Procedures.
      (a) Immediately prior to the Effective Time, for the benefit of the holders of Certificates, TD Banknorth shall deliver to the Exchange Agent (i) evidence in book-entry form of the number of shares of TD Banknorth Common Stock issuable pursuant to Section 3.3 and (ii) TD Banknorth shall deliver, or cause TD Banknorth, NA to deliver, to the Exchange Agent an estimated amount of cash sufficient to make all payments pursuant to Sections 3.3 and 3.4, in exchange for Certificates representing outstanding shares of Hudson United Common Stock in accordance with this Article III (such cash and evidence in book-entry form of shares of TD Banknorth Common Stock, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest such deposited cash as directed by TD Banknorth, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $500 million. Any net profit resulting from, or interest or income produced by, such investments will be payable to TD Banknorth. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of TD Banknorth Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.
      (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Hudson United Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Section 3.3. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) evidence in book-entry form of the number of shares of TD Banknorth Common Stock (if any) to which such former holder of Hudson United Common Stock shall have become entitled pursuant to this Agreement, (ii) a check representing that amount of cash (if any) to which such former holder of Hudson United Common Stock shall have become entitled pursuant to this Agreement and (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of TD Banknorth Common Stock which such former holder has the right to receive hereunder in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Following the issuance of shares of TD Banknorth Common Stock in book-entry form pursuant to this Agreement, each recipient of such shares will receive a Direct Registration System Stock Distribution Statement from TD Banknorth’s transfer agent evidencing the credit of shares of TD Banknorth Common Stock to an account for such shareholder and containing instructions on how a shareholder may, if desired, request a physical certificate for shares of TD Banknorth Common Stock. Until surrendered as contemplated by this Section 3.5(b), each Certificate (other than Certificates representing Treasury Stock) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Sections 3.1 and 3.3 and any unpaid dividends and distributions thereon as provided in paragraph (c) of this Section 3.5. No interest shall be paid or accrued on any cash constituting Merger Consideration (including any cash in lieu of fractional shares) and any unpaid dividends and distributions, if any, payable to holders of Certificates.
      (c) No dividends or other distributions with respect to TD Banknorth Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.5. After the surrender of a Certificate in accordance with this Section 3.5, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of TD Banknorth Common Stock represented by such Certificate.
      (d) If payment of the Merger Consideration is to be made to a Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate form of assignment separate from the Certificate) and otherwise in proper form for transfer, and the Person requesting such payment shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.
      (e) At and after the Effective Time, the stock transfer books of Hudson United shall be closed and there shall be no transfers on the stock transfer books of Hudson United of the shares of Hudson United Common Stock which were issued and outstanding immediately prior to the Effective Time. At the Effective Time, holders of Hudson United Common Stock shall cease to be, and shall have no rights as, shareholders of Hudson United other than to receive the consideration provided under this Article III. On or after the Effective Time, any Certificates presented to TD Banknorth or the Exchange Agent for transfer shall be cancelled and exchanged for the Merger Consideration as provided herein.
      (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Hudson United for 12 months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to TD Banknorth. Any shareholders of Hudson United who have not theretofore complied with Section 3.5(b) shall thereafter look only to TD Banknorth for the Merger Consideration deliverable in respect of each share of Hudson United Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Hudson United Common Stock are not surrendered or the payment for them is not claimed prior to the date on which the applicable Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of TD Banknorth (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. TD Banknorth and the Exchange Agent shall be entitled to rely upon the stock transfer books of Hudson United to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, TD Banknorth and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
      (g) TD Banknorth (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Hudson United Common Stock such amounts as TD Banknorth or the Exchange Act are required to deduct and withhold under applicable law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Hudson United Common Stock in respect of which such deduction and withholding was made by TD Banknorth.
      (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by TD Banknorth, the posting by such Person of a bond in such amount as TD Banknorth may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
      (i) Notwithstanding any other provision of this Agreement to the contrary, Certificates surrendered for exchange by an affiliate of Hudson United shall not be exchanged for certificates representing shares of TD Banknorth Common Stock to which such Hudson United affiliate may be entitled pursuant to the terms of this Agreement until TD Banknorth has received a written agreement from such person as specified in Section 7.6.
      3.6.     Treatment of Hudson United Stock Options.
      (a) At the Effective Time, each Hudson United Stock Option which is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested and exercisable, shall cease to represent a right to acquire shares of Hudson United Common Stock and shall be converted automatically into an option to purchase shares of TD Banknorth Common Stock, and TD Banknorth shall assume each Hudson United Stock Option, in accordance with the terms of the applicable Hudson United Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) TD Banknorth and the Human Resources Committee of the TD Banknorth Board shall be substituted for Hudson United and the committee of the Hudson United Board (including, if applicable, the entire Hudson United Board) administering such Hudson United Stock Option Plan, (ii) each Hudson United Stock Option assumed by TD Banknorth may be exercised solely for shares of TD Banknorth

Common Stock, (iii) the number of shares of TD Banknorth Common Stock subject to such Hudson United Stock Option shall be equal to the number of shares of Hudson United Common Stock subject to such Hudson United Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of TD Banknorth Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Hudson United Stock Option shall be adjusted by dividing the per share exercise price under each such Hudson United Stock Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Hudson United Stock Option which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. TD Banknorth and Hudson United agree to take all necessary steps to effect the foregoing provisions of this Section 3.6(a).
      (b) Within one Business Day after the Effective Time, TD Banknorth shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of TD Banknorth Common Stock subject to the options referred to in paragraph (a) of this Section 3.6 and shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options may be sold without a further holding period under Rule 144 under the Securities Act.
ARTICLE IV
Representations and Warranties of Hudson United
      At least one day prior to the execution and delivery of this Agreement, Hudson United has delivered to TD Banknorth a schedule (the “Hudson United Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of Hudson United’s representations or warranties contained in this Article IV, or to one of Hudson United’s covenants contained in Article VI. Except as set forth in the corresponding section of the Hudson United Disclosure Schedule, Hudson United hereby represents and warrants to TD Banknorth as follows:
      Section 4.1.     Corporate Organization.
      (a) Hudson United is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Hudson United is registered with the Federal Reserve Board as a bank holding company under the BHC Act. Hudson United has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Hudson United is duly licensed or qualified to do business and is in good standing in each jurisdiction (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson United.
      (b) The copies of the Hudson United Certificate and Hudson United Bylaws that have been filed by Hudson United with the SEC are true, complete and correct copies of such documents as in effect as of the date of this Agreement.
      (c) Except as set forth in Section 4.1(c) of the Hudson United Disclosure Schedule, each Subsidiary of Hudson United (i) is duly organized and validly existing and is in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson United and (iii) has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. The certificate of incorporation, bylaws and similar governing documents of each Subsidiary of Hudson United, copies of which have been made available to TD Banknorth, are true, complete and correct as of the date of this Agreement.
      (d) Hudson United Bank is a New Jersey-chartered bank and the only Subsidiary of Hudson United that is a depository institution (as defined at 12 U.S.C. §1813(c)(1)). Hudson United Bank is a member of the BIF, and the deposit accounts of Hudson United Bank are insured by the FDIC (BIF and, with respect to certain deposits, SAIF) to the maximum extent provided by applicable law. Hudson United Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.
      Section 4.2.     Capitalization.
      (a) As of the date of this Agreement, the authorized capital stock of Hudson United consists of 100,000,000 shares of Hudson United Common Stock and 25,000,000 shares of Hudson United Preferred Stock, including 938,690 shares of Series A Preferred Stock. As of the date of this Agreement, there were 44,437,306 shares of Hudson United Common Stock issued and outstanding, no shares of Hudson United Preferred Stock outstanding and 7,810,560 shares of Hudson United Common Stock held in Hudson United’s treasury. As of the date hereof, no shares of Hudson United Stock were reserved for issuance, except for an aggregate of 783,870 shares of Hudson United Common Stock reserved for issuance upon the exercise of outstanding Hudson United Stock Options granted pursuant to the Hudson United Stock Plans. All of the issued and outstanding shares of Hudson United Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except (i) as set forth in Section 4.2(a) of the Hudson United Disclosure Schedule and (ii) as set forth above in this Section 4.2(a), there are no Rights authorized, issued or outstanding with respect to the capital stock or any other equity security of Hudson United. No Subsidiary of Hudson United owns any shares of Hudson United Common Stock (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted).
      (b) Section 4.2(b) of the Hudson United Disclosure Schedule contains a list setting forth as of the date of this Agreement (i) all outstanding Hudson United Stock Options, the names of the optionees, the date each such option was granted, the number of shares subject to each such option, the expiration date of each such option, any vesting schedule with respect to an option which is not yet fully vested, and the price at which each such option may be exercised and (ii) comparable information for any other outstanding awards under the Hudson United Stock Plans.
      (c) Section 4.2(c) of the Hudson United Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of Hudson United (which schedule may, solely in the case of the authorized and outstanding shares of each such Subsidiary, be delivered within 30 days after the date hereof). Except as set forth in Section 4.2(c) of the Hudson United Disclosure Schedule, Hudson United owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Hudson United’s Subsidiaries, free and clear of any Liens, and all of such shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Neither Hudson United nor any Subsidiary thereof has or is bound by any Right with respect to the capital stock or any other equity security of any Subsidiary of Hudson United.
      (d) Except (i) as disclosed in Section 4.2(d) of the Hudson United Disclosure Schedule, (ii) for Hudson United’s ownership in its Subsidiaries set forth in Section 4.2(c) of the Hudson United Disclosure Schedule, (iii) for securities held for the benefit of third parties in trust accounts, managed accounts and the like for the benefit of customers and (iv) for securities acquired after the date of this Agreement in satisfaction of debts previously contracted in good faith, neither Hudson United nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.

      (e) Neither Hudson United nor any Hudson United Subsidiary has any Voting Debt outstanding.
      Section 4.3.     Authority; No Violation.
      (a) Hudson United has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the approval of this Agreement by the affirmative vote of a majority of the votes cast by the holders of the outstanding Hudson United Common Stock at the Hudson United Shareholders Meeting (the “Hudson United Required Vote”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance and consummation of the transactions contemplated hereby have been duly and validly approved by all requisite corporate and, subject to obtainment of the Required Hudson United Vote, shareholder action of Hudson United and no other corporate or shareholder proceedings on the part of Hudson United are necessary pursuant to the Hudson United Certificate, Hudson United Bylaws, the NJCBA or otherwise to approve this Agreement or to perform and consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Hudson United and (assuming due authorization, execution and delivery by the other Parties) constitutes a valid and binding obligation of Hudson United, enforceable against Hudson United in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
      (b) Except as set forth in Section 4.3(b) of the Hudson United Disclosure Schedule, neither the execution and delivery of this Agreement by Hudson United nor the performance and consummation by Hudson United of the transactions contemplated hereby, nor compliance by Hudson United with any of the terms or provisions hereof, will (i) violate any provision of the Hudson United Certificate, Hudson United Bylaws or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Hudson United, any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Hudson United or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Hudson United or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on Hudson United.
      Section 4.4.     Consents and Approvals. Except for (i) the Required TD Banknorth Vote, (ii) the Required Hudson United Vote, (iii) approval of the listing of the TD Banknorth Common Stock to be issued in the Merger and pursuant to the TD Banknorth Stock Sale on the New York Stock Exchange, (iv) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the OCC under the National Bank Act and approval of such applications and notices; (v) the filing with the SEC in definitive form of the Proxy Statement/ Prospectus, and the filing with, and declaration of effectiveness by, the SEC of the Registration Statement, and any related filings or approvals under applicable state securities or blue sky laws, (vi) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the Department of Treasury, Division of Commercial Recording of the State of New Jersey pursuant to the NJBCA, (vii) any notices or filings under the HSR Act, (viii) the State Banking Approvals, (ix) the consents and approvals set forth in Section 4.4 of the Hudson United Disclosure Schedule and (x) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Hudson United, no consents or approvals of, or filings or registrations with, any Governmental Entity, domestic or foreign, or with any other third party are necessary in connection with (A) the execution, delivery and performance by Hudson United of this Agreement and (B) the consummation by Hudson United of the Merger and the other transactions contemplated hereby.
      Section 4.5.     SEC Documents; Other Reports; Internal and Disclosure Controls.
      (a) Except as set forth in Section 4.5(a) of the Hudson United Disclosure Schedule, Hudson United has filed on a timely basis all required reports, schedules, registration statements and other documents, together with amendments thereto, with the SEC since December 31, 2000 (the “Hudson United SEC Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Hudson United SEC Reports complied, and each such Hudson United SEC Report filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 4.5(a) of the Hudson United Disclosure Schedule, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Hudson United SEC Reports. None of Hudson United’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of Hudson United has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act and no enforcement action has been initiated against Hudson United by the SEC relating to disclosures contained in any Hudson United SEC Report.
      (b) Hudson United and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Hudson United and its Subsidiaries or as set forth in Section 4.5(b) of the Hudson United Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of Hudson United, threatened an investigation into the business or operations of Hudson United or any of its Subsidiaries since December 31, 2000. Except as set forth in Section 4.5(b) of the Hudson United Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, Hudson United or any of its Subsidiaries.
      (c) Except as set forth in Section 4.5(c) of the Hudson United Disclosure Schedule, the records, systems, controls, data and information of Hudson United and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Hudson United or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Hudson United and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, including that (i) transactions are executed only in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of Hudson United and to maintain accountability for Hudson United’s assets; (iii) access to Hudson United’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of Hudson United’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Hudson United (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-14(e) and 14d-14(e) of the Exchange Act) to ensure that material information relating to Hudson United and its Subsidiaries is made known to the management of Hudson United by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Hudson United Reports, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Hudson United’s auditors and the audit committee of Hudson United’s Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Hudson United’s ability to record, process, summarize and report financial data and have identified for Hudson United’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Hudson United’s internal controls. Hudson United has made available to TD Banknorth a summary of any such disclosure made by management to Hudson United’s auditors and the audit committee of Hudson United’s Board since January 1, 2002. Hudson United is in compliance with Section 404 of the Sarbanes-Oxley Act in all material respects.
      (d) Except as set forth in Section 4.5(d) of the Hudson United Disclosure Schedule, since July 30, 2002, (x) neither Hudson United nor any of its Subsidiaries nor, to the Knowledge of Hudson United, any director, officer, employee, auditor, accountant or representative of Hudson United or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Hudson United or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Hudson United or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Hudson United or any of its Subsidiaries, whether or not employed by Hudson United or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Hudson United or any of its officers, directors, employees or agents to the Hudson United Board or any committee thereof or to any director or officer of Hudson United.
      Section 4.6.     Financial Statements; Undisclosed Liabilities.
      (a) The financial statements of Hudson United (including any related notes thereto) included in the Hudson United SEC Reports filed on or prior to the date hereof complied, and the financial statements of Hudson United (including any related notes thereto) included in any Hudson United SEC Reports filed after the date hereof will comply, as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been or will be, as the case may be, prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Hudson United and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of Hudson United and its Subsidiaries have been, and are being, maintained in all material respects in accordance with U.S. GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
      (b) Except for (i) those liabilities that are fully reflected or reserved for in accordance with U.S. GAAP in the consolidated financial statements of Hudson United included in its Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC, or (ii) liabilities incurred since December 31, 2004 in the ordinary course of business, neither Hudson United nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability other than pursuant to or as contemplated by this Agreement.
      Section 4.7.     Broker’s Fees. Except for KBW, neither Hudson United nor any Hudson United Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any of the other transactions contemplated by this Agreement. A true, complete and correct copy of the agreement with KBW relating to any such fees has previously been furnished to TD Banknorth.
      Section 4.8.     Absence of Certain Changes or Events. Except as publicly disclosed in the Hudson United SEC Reports filed with the SEC prior to the date hereof, or as set forth in Section 4.8 of the Hudson United Disclosure Schedule, since December 31, 2004, (a) no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hudson United and (b) prior to the date hereof, neither Hudson United nor any of its Subsidiaries has (i) effected or authorized any adjustment, split, combination or reclassification of any of its capital stock, or redeemed, purchased or otherwise acquired, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or stock appreciation rights (except pursuant to the exercise of stock options); (ii) declared, set aside or paid any dividend other than regular quarterly cash dividends on Hudson United Common Stock and dividends paid to the holders of trust preferred securities issued by affiliated trusts in accordance with the terms of such securities; (iii) sold, licensed, leased, encumbered, mortgaged, transferred, assigned or otherwise disposed of any of its material assets, properties or other rights or agreements other than in the ordinary course of business consistent with past practice; (iv) increased the compensation or fringe benefits of any present or former director or officer of Hudson United or its Subsidiaries (except for increases in salary or wages of nonexecutive officers or employees in the ordinary course of business consistent with past practice), or granted any severance or termination pay to any present or former director, officer or employee of Hudson United or its Subsidiaries except in connection with terminations of employment of non-officer employees in the ordinary course of business consistent with past practice; (v) amended or terminated any Hudson United Benefit Plan; (vi) made any material change in its policies and practices with respect to (x) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans or (y) hedging its Loan positions or commitments; (vii) made any changes in its accounting methods or method of Tax accounting, practices or policies; (viii) made or changed any material Tax election or settled or compromised any material Tax liability of Hudson United or any of its Subsidiaries; or (ix) agreed to, or made any commitment to, take any of the foregoing actions.
      Section 4.9.     Legal Proceedings.
      (a) Except as publicly disclosed in the Hudson United SEC Reports filed with the SEC prior to the date hereof or as disclosed in Section 4.9(a) of the Hudson United Disclosure Schedule, neither Hudson United nor any of its Subsidiaries is a party to any, and there are no pending or, to Hudson United’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Hudson United or any of its Subsidiaries (including under or in respect of the Sarbanes-Oxley Act, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices or the Bank Secrecy Act) or challenging the validity or propriety of this Agreement or the transactions contemplated hereby as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Hudson United.
      (b) There is no injunction, order, judgment, decree or regulatory restriction specifically imposed upon Hudson United, any of its Subsidiaries or the assets of Hudson United or any of its Subsidiaries that has had, or would reasonably be expected to have, a Material Adverse Effect on Hudson United.
      Section 4.10.     Taxes.
      (a) Except as set forth in Section 4.10(a) of the Hudson United Disclosure Schedule: (x) each of Hudson United and its Subsidiaries has (i) duly and timely filed (including pursuant to any extension of the filing deadline) all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements included in the Hudson United SEC Reports (in accordance with U.S. GAAP) for all material Taxes, whether or not shown as due on such Tax Returns; (y) to the Knowledge of Hudson

United, no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of Hudson United or any of its Subsidiaries, except for any such deficiencies that have been fully reflected or reserved for in the financial statements included in the Hudson United SEC Reports; and (z) there are no material Liens for Taxes upon the assets of either Hudson United or any of its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings or for which adequate reserves in accordance with U.S. GAAP have been provided in the financial statements included in the Hudson United SEC Reports.
      (b) Neither Hudson United nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is Hudson United) filing a consolidated tax return or (ii) has any material liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.
      (c) None of Hudson United or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement, other than with each other.
      (d) Except as set forth in Section 4.10(d) of the Hudson United Disclosure Schedule, no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Hudson United or any of its Subsidiaries.
      (e) None of Hudson United or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
      (f) All material Taxes required to be withheld, collected or deposited by or with respect to Hudson United and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.
      (g) Except as set forth in Section 4.10(g) of the Hudson United Disclosure Schedule, neither Hudson United nor any of its Subsidiaries has granted any currently-effective waiver of any U.S. federal, state, local or non-U.S. statute of limitations with respect to, or any currently-effective extension of a period for the assessment of, any Tax.
      (h) Neither Hudson United nor any of its Subsidiaries has filed a consent to the application of Section 341(f) of the Code for tax years beginning before December 31, 2002.
      (i) Hudson United is not aware of any fact or circumstances that could reasonably be expected to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code.
      Section 4.11.     Employees; Employee Benefit Plans.
      (a) Section 4.11(a) of the Hudson United Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of ERISA, including multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former employee, director or independent contractor of Hudson United or any of its Subsidiaries has any present or future right to benefits and under which Hudson United or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Hudson United Benefit Plans.”

      (b) With respect to each Hudson United Benefit Plan, Hudson United has delivered to TD Banknorth a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description provided by Hudson United or any of its Subsidiaries to their employees concerning the extent of the benefits provided under a Hudson United Benefit Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.
      (c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson United, (i) each of the Hudson United Benefit Plans has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Hudson United Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification; (iii) no “reportable event” (as such term is defined in ERISA Section 4043), “prohibited transaction” (as such term is defined in ERISA Section 406 and Code Section 4975) or “accumulated funding deficiency” (as such term is defined in ERISA section 302 and Code Section 412 (whether or not waived)) has occurred with respect to any Hudson United Benefit Plan; (iv) except as set forth in Section 4.11(c) of the Hudson United Disclosure Schedule, no Hudson United Benefit Plan provides retiree welfare benefits and neither Hudson United nor any of its Subsidiaries have any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; and (v) neither Hudson United nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.
      (d) None of the Hudson United Benefit Plans is a multiemployer plan (within the meaning of ERISA Section 4001(a)(3)), and none of Hudson United, its Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.
      (e) With respect to any Hudson United Benefit Plan, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson United, or as set forth in Section 4.11(e) of the Hudson United Disclosure Schedule, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Hudson United or any of its Subsidiaries, threatened, (ii) no written communication has been received from the PBGC in respect of any Hudson United Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, in progress (including any routine requests for information from the PBGC), or to the Knowledge of Hudson United, threatened.
      (f) Except as set forth in Section 4.11(f) of the Hudson United Disclosure Schedule, no Hudson United Benefit Plan exists that could result in the payment to any present or former employee, director or independent consultant of Hudson United or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Hudson United or any of its Subsidiaries as a result of the transactions contemplated by this Agreement. Except as set forth in Section 4.11(f) of the Hudson United Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any current or former employee or director of Hudson United or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code.
      (g) In connection with the transactions contemplated by this Agreement or otherwise, no current or former employee or director of Hudson United or its Subsidiaries has the right to compel Hudson United or any of its Subsidiaries to fund (by reason of, or pursuant to, a grantor trust or any other funding mechanism) any benefit provided, or to be provided, to such employee or director.

      (h) Neither Hudson United nor any Hudson United Subsidiary (i) has taken any action, or has failed to take any action, that has resulted or is likely to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Hudson United Benefit Plan or (ii) has agreed to reimburse or indemnify any participant in a Hudson United Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.
      Section 4.12.     Board Approval. On or prior to the date of this Agreement, the Hudson United Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, (i) determined that this Agreement and the Merger are fair to and in the best interests of Hudson United and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) agreed to recommend that the shareholders of Hudson United approve this Agreement at the Hudson United Shareholders Meeting.
      Section 4.13.     Compliance With Applicable Law.
      (a) Each of Hudson United and its Subsidiaries is in compliance with, and is not in violation of, its respective certificate of incorporation and bylaws or equivalent constituent documents. Except as disclosed in Section 4.13(a) of the Hudson United Disclosure Schedule, Hudson United and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties and assets under and pursuant to, and have complied with and are not in violation in any material respect under, any applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Hudson United or any of its Subsidiaries (including, without limitation, the Sarbanes-Oxley Act, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Hudson United, and neither Hudson United nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Hudson United. Hudson United Bank is in compliance with the CRA and Hudson United Bank received a CRA rating of “satisfactory” from the FDIC in its most recently completed exam.
      (b) Except as set forth in Section 4.13(b) of the Hudson United Disclosure Schedule, Hudson United and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the documents governing such accounts, applicable state and federal law and regulation and common law, except where the failure to so administer such accounts would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson United. None of Hudson United, any of its Subsidiaries, or any director, officer or employee of Hudson United or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson United, and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson United, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
      Section 4.14.     Certain Contracts.
      (a) Except as publicly disclosed in the Hudson United SEC Reports filed prior to the date hereof or as set forth in Section 4.14(a) of the Hudson United Disclosure Schedule, neither Hudson United nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement,

(ii) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the Federal Home Loan Bank and sales of securities subject to repurchase, in each case incurred in the ordinary course of business) by Hudson United or any of its Subsidiaries in the principal amount of $2.0 million or more, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (iii) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Hudson United and its Subsidiaries, (iv) which provides for material payments to be made by Hudson United or any of its Subsidiaries upon a change in control thereof, (v) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice and involving the payment of more than $2.0 million per annum, (vi) which (A) limits the freedom of Hudson United or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, (B) requires referrals of business or requires Hudson United or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis or (C) requires Hudson United or any of its Subsidiaries to use any product or service of another person on an exclusive basis or (vii) which involved payments by, or to, Hudson United or any of its Subsidiaries in fiscal year 2005 of more than $5 million or which could reasonably be expected to involve payments during fiscal year 2005 of more than $5 million (other than pursuant to Loans originated or purchased by Hudson United and its Subsidiaries in the ordinary course of business consistent with past practice). Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not publicly disclosed in the Hudson United SEC Reports filed prior to the date hereof or set forth in Section 4.14(a) of the Hudson United Disclosure Schedule, is referred to herein as an “Hudson United Contract.”
      (b) Except as set forth in Section 4.14(b) of the Hudson United Disclosure Schedule, (i) each Hudson United Contract is valid and binding on Hudson United or its applicable Subsidiary and in full force and effect, and, to the Knowledge of Hudson United, is valid and binding on the other parties thereto, (ii) Hudson United and each of its Subsidiaries and, to the Knowledge of Hudson United, each of the other parties thereto, has in all material respects performed all obligations required to be performed by such party to date under each Hudson United Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of Hudson United or any of its Subsidiaries or, to the Knowledge of Hudson United, any other party thereto, under any such Hudson United Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Hudson United.
      (c) Section 4.14(c) of the Hudson United Disclosure Schedule contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under (i) any employment, change-in-control, severance or similar contract or plan with or which covers any present or former director, officer or employee of Hudson United or any of its Subsidiaries who may be entitled to any such amount (other than pursuant to the Hudson United Severance Plan) and identifying the types and estimated amounts of the in-kind benefits due under any Hudson United Benefit Plans or Hudson United Contract (other than a tax-qualified plan) for each such person, specifying the assumptions in such schedule and (ii) the Hudson United Severance Plan, as to all directors and officers with a title of Senior Vice President or above.
      Section 4.15.     Agreements With Regulatory Agencies. Except as set forth in Section 4.15 of the Hudson United Disclosure Schedule, neither Hudson United nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.15 of the Hudson United Disclosure Schedule, a “Hudson United Regulatory Agreement”), any Governmental Entity that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management or its business, nor has Hudson United or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Hudson United Regulatory Agreement. Except as set forth in Section 4.15 of the Hudson United Disclosure Schedule, Hudson United and its Subsidiaries are in compliance in all material respects with each such Hudson United Regulatory Agreement to which they are a party or subject, and neither Hudson United nor any of its Subsidiaries has received any notice from any Governmental Entity indicating that, or questioning whether, either Hudson United or any such Subsidiary is not in compliance in all material respects with any such Hudson United Regulatory Agreement.
      Section 4.16.     Hudson United Information. The information relating to Hudson United and its Subsidiaries to be provided by Hudson United for inclusion in the Proxy Statement/ Prospectus, the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/ Prospectus (except for such portions thereof as relate only to TD Banknorth or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
      Section 4.17.     Title to Property.
      (a) Real Property. Except as set forth in Section 4.17(a) of the Hudson United Disclosure Schedule, Hudson United and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, or such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of Hudson United and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hudson United.
      (b) Personal Property. Hudson United and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens except as disclosed in the Hudson United Reports filed prior to the date hereof or as set forth in Section 4.17(b) of the Hudson United Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hudson United.
      (c) Leased Property. All leases of real property and all other leases material to Hudson United and its Subsidiaries under which Hudson United or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by Hudson United or such Subsidiary or, to the knowledge of Hudson United, any other party thereto, or any event which with notice or lapse of time would constitute such a default, and, in the case of leased premises, Hudson United or such Subsidiary quietly enjoys the premises provided for in such lease, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hudson United.
      Section 4.18.     Insurance.
      (a) Hudson United and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries of comparable size and operations to Hudson United and its Subsidiaries. Section 4.18(a) of the Hudson United Disclosure Schedule contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of Hudson United and its

Subsidiaries (other than insurance policies under which Hudson United or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific loans and mortgage insurance policies on specific loans or pools of loans). Hudson United and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth in Section 4.18(a) of the Hudson United Disclosure Schedule, Hudson United Benefit Plans which are funded with insurance (as identified in such schedule) and policies insuring against potential liabilities of officers, directors and employees of Hudson United and its Subsidiaries, Hudson United or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
      (b) The value of all company-owned and bank-owned life insurance policies owned by Hudson United or its Subsidiaries is fairly and accurately reflected in accordance with U.S. GAAP in the financial statements of Hudson United and its Subsidiaries included in the Hudson United SEC Reports. Section 4.18(b) of the Hudson United Disclosure Schedule sets forth a true and correct summary description of all company-owned and bank-owned life insurance owned by Hudson United or any of its Subsidiaries.
      Section 4.19.     Environmental Liability. Except as set forth in Section 4.19 of the Hudson United Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Hudson United or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of Hudson United, threatened against Hudson United or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Hudson United. To the Knowledge of Hudson United, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Hudson United. To the Knowledge of Hudson United, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of any Hazardous Substance in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Hudson United. Neither Hudson United nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Hudson United.
      Section 4.20.     Opinion of Financial Advisor. Hudson United has received the opinion of KBW, dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the shareholders of Hudson United from a financial point of view.
      Section 4.21.     Patents, Trademarks, Etc. Hudson United and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all proprietary rights, including all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Except for the agreements set forth in Section 4.21 of the Hudson United Disclosure Schedule, neither Hudson United nor any of its Subsidiaries is bound by or a party to any licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither Hudson United nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other Person.
      Section 4.22.     Labor Matters. Except as set forth in Section 4.22 of the Hudson United Disclosure Schedule, neither Hudson United nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Hudson United or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the United States National Labor Relations Act) or seeking to compel Hudson United or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any labor strike, slowdown or work stoppage or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to Hudson United’s knowledge, threatened against Hudson United or any of its Subsidiaries, nor is Hudson United aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
      Section 4.23.     Derivative Instruments and Transactions.
      (a) Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson United, (i) all Derivative Transactions whether entered into for the account of Hudson United or any of its Subsidiaries or for the account of a customer of Hudson United or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Hudson United or one of its Subsidiaries and, to the Knowledge of Hudson United, each of the counterparties thereto, and are enforceable in accordance with their terms, and are in full force and effect, (ii) Hudson United or its Subsidiaries and, to the Knowledge of Hudson United, the counterparties thereto, have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to Hudson United’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
      (b) Except as set forth in Section 4.23(b) of the Hudson United Disclosure Schedule, as of May 31, 2005, no Derivative Transaction, were it to be a Loan (as hereinafter defined) held by Hudson United or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of Hudson United and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Hudson United and such Subsidiaries in accordance with U.S. GAAP consistently applied.
      Section 4.24.     Investment Companies and Investment Advisers.
      (a) Neither Hudson United nor any of its Subsidiaries is an “investment company” as defined under the Investment Company Act.
      (b) None of Hudson United, any Subsidiary of Hudson United or any division of Hudson United Bank is required to register as an “investment adviser” with the SEC under the Investment Advisers Act or with any Governmental Entity under any state law or regulation.
      Section 4.25.     Loan Matters.
      (a) Each outstanding Loan (including Loans held for resale to investors) held by Hudson United or its Subsidiaries (the “Hudson United Loans”) has been solicited and originated and is administered and, where applicable, serviced, and the relevant Hudson United Loan files are being maintained, in all material respects in accordance with the relevant loan documents, Hudson United’s underwriting standards (and, in the case of Hudson United Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hudson United.
      (b) Each Hudson United Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Hudson United’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson United, the loan documents with respect to each Hudson United Loan were in compliance with applicable laws and regulations at the time of origination or purchase by Hudson United or its Subsidiaries and are complete and correct.
      (c) (i) Section 4.25(c) of the Hudson United Disclosure Schedule sets forth a list of all Loans as of May 31, 2005 by Hudson United and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of Hudson United or any of its Subsidiaries; (ii) except as listed in Section 4.25(c) of the Hudson United Disclosure Schedule, there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (iii) all such Loans are and were made in compliance with all applicable laws and regulations, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hudson United.
      (d) Section 4.25(d) of the Hudson United Disclosure Schedule identifies (A) each Hudson United Loan that as of March 31, 2005 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Hudson United, any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Hudson United Loan and the identity of the borrower thereunder, and (B) each asset of Hudson United or any of its Subsidiaries that as of March 31, 2005 was classified as OREO and the book value thereof as of such date, and there has been no material adverse changes in any such information between March 31, 2005 and the date hereof.
      (e) Except as set forth in Section 4.25(e) of the Hudson United Disclosure Schedule, none of the agreements pursuant to which Hudson United or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
      Section 4.26.     Antitakeover Provisions. Hudson United has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any “control share acquisition,” “business combination moratorium,” “fair price,” “affiliate transaction,” “anti-greenmail” or other form of antitakeover statute or regulation of any jurisdiction, including without limitation Sections 14A:10A-1 et. seq. of the NJBCA, known as the New Jersey Shareholders’ Protection Act. This Agreement and the transactions contemplated hereby have been unanimously approved by the Hudson United Board and the Hudson United Board has determined that the restrictions contained in Article IX of the Hudson United Certificate shall not be applicable to this Agreement or the transactions contemplated hereby.
      Section 4.27.     Books and Records. The minute books of Hudson United and each of its Subsidiaries contain in all material respects true, complete and accurate records of all meetings and other corporate actions held or taken since December 31, 2000 of their respective shareholders and boards of directors (including committees of their respective boards of directors).
      Section 4.28.     Approvals. As of the date of this Agreement, Hudson United knows of no reason relating to it why all regulatory approvals from any Governmental Entity required to consummate the transactions contemplated hereby should not be obtained on a timely basis without the imposition of a condition or restriction of the type referred to in Section 8.2(c).
      Section 4.29.     Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V
Representations and Warranties of TD Banknorth
      At least one day prior to the execution and delivery of this Agreement, TD Banknorth has delivered to Hudson United a schedule (the “TD Banknorth Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of TD Banknorth’s representations or warranties contained in this Article V, or to one of TD Banknorth’s covenants contained in Article VI. Except as set forth in the corresponding section of the TD Banknorth Disclosure Schedule, TD Banknorth hereby represents and warrants to Hudson United as follows:
      Section 5.1.     Corporate Organization.
      (a) TD Banknorth is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. TD Banknorth is a bank holding company and a financial holding company registered under the BHC Act. TD Banknorth has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. TD Banknorth is duly licensed or qualified to do business and is in good standing in each jurisdiction (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TD Banknorth.
      (b) The copies of the TD Banknorth Certificate and TD Banknorth Bylaws that have previously been made available to Hudson United are true, complete and correct copies of such documents as in effect as of the date of this Agreement.
      (c) Except as set forth in Section 5.1(c) of the TD Banknorth Disclosure Schedule, each Subsidiary of TD Banknorth (i) is duly organized and validly existing and is in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TD Banknorth and (iii) has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The certificate of incorporation, bylaws and similar governing documents of each Significant Subsidiary of TD Banknorth, copies of which have been made available to Hudson United, are true, complete and correct as of the date of this Agreement.
      (d) TD Banknorth, NA is a national bank and is the only Subsidiary of TD Banknorth that is a depository institution (as defined at 12 U.S.C. §1813(c)(1)). TD Banknorth, NA is a member of the BIF, and the deposit accounts of TD Banknorth, NA are insured by the FDIC (BIF and, with respect to certain deposits, SAIF) to the maximum extent provided by applicable law. TD Banknorth, NA has paid all deposit insurance premiums and assessments required by applicable laws and regulations.
      Section 5.2.     Capitalization.
      (a) As of the date of this Agreement, the authorized capital stock of TD Banknorth consists of 400,000,000 shares of TD Banknorth Common Stock, one share of TD Banknorth Class B Common Stock and 5,000,000 shares of TD Banknorth Preferred Stock. As of June 30, 2005, there were 173,405,918 shares of TD Banknorth Common Stock issued and outstanding, one share of TD Banknorth Class B Common Stock outstanding, no shares of TD Banknorth Preferred Stock outstanding and 15,020,712 shares of TD Banknorth Common Stock held in TD Banknorth’s treasury. As of the date of this Agreement, no shares of TD Banknorth Stock were reserved for issuance, except (i) an aggregate of 15,996,555 shares of TD Banknorth Common Stock reserved for issuance upon the exercise of stock options and pursuant to the terms of restricted stock units granted pursuant to the TD Banknorth Stock

Compensation Plans, (ii) an aggregate of 955,308 shares of TD Banknorth Common Stock reserved for issuance pursuant to TD Banknorth’s Employee Stock Purchase Plan, (iii) for shares of TD Banknorth Common Stock issuable in connection with the Merger pursuant to this Agreement and (iv) 29,588,235 shares of TD Banknorth Common Stock reserved for issuance pursuant to the TD Banknorth Stock Sale. As of the date of this Agreement, except (i) as set forth in the preceding sentence and (ii) Rights granted in the ordinary course of business pursuant to TD Banknorth’s Employee Stock Purchase Plan, there are no Rights authorized, issued or outstanding with respect to the capital stock or any other equity security of TD Banknorth. All of the issued and outstanding shares of TD Banknorth Common Stock are duly authorized, validly issued, fully paid, nonassessable and, except as provided in the Stockholders Agreement with respect to shares of TD Banknorth Common Stock held by TD, free of preemptive rights. Subject to receipt of the TD Banknorth Required Vote, at the Effective Time, the shares of TD Banknorth Common Stock to be issued in the Merger and pursuant to the TD Banknorth Stock Sale will be duly authorized, validly issued, fully paid, nonassessable and, except as provided in the Stockholders Agreement with respect to shares of TD Banknorth Common Stock held by TD, free of preemptive rights. No Subsidiary of TD Banknorth owns any shares of TD Banknorth Common Stock (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted).
      (b) Section 5.2(b) of the TD Banknorth Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Significant Subsidiary of TD Banknorth. Except as set forth in Section 5.2(b) of the TD Banknorth Disclosure Schedule, TD Banknorth owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of TD Banknorth’s Significant Subsidiaries, free and clear of any Liens, and all of such shares are duly authorized, validly issued, fully paid, nonassessable (except, in the case of TD Banknorth, NA, as provided in 12 U.S.C. Section 55) and free of preemptive rights. Neither TD Banknorth nor any Significant Subsidiary thereof has or is bound by any Right with respect to the capital stock or any other equity security of any Significant Subsidiary of TD Banknorth.
      (c) As of the date hereof, neither TD Banknorth nor any TD Banknorth Subsidiary has any Voting Debt outstanding.
      Section 5.3.     Authority; No Violation.
      (a) TD Banknorth has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding TD Banknorth Common Stock (the “TD Banknorth Required Vote”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance and consummation of the transactions contemplated hereby have been duly and validly approved by all requisite corporate and, subject to the obtainment of the Required TD Banknorth Vote, shareholder action of TD Banknorth and no other corporate or shareholder proceedings on the part of TD Banknorth are necessary pursuant to the TD Banknorth Certificate, the TD Banknorth Bylaws, the DGCL or otherwise to approve and adopt this Agreement or to perform and consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by TD Banknorth and (assuming due authorization, execution and delivery by the other Parties) constitutes a valid and binding obligation of TD Banknorth, enforceable against TD Banknorth in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
      (b) Except as set forth in Section 5.3(b) of the TD Banknorth Disclosure Schedule, neither the execution and delivery of this Agreement by TD Banknorth nor the performance and consummation by TD Banknorth of the transactions contemplated hereby, nor compliance by TD Banknorth with any of the terms or provisions hereof, will (i) violate any provision of the TD Banknorth Certificate, TD Banknorth Bylaws or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to TD Banknorth, any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of TD Banknorth or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which TD Banknorth or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on TD Banknorth.
      Section 5.4.     Consents and Approvals. Except for (i) the Required Hudson United Vote, (ii) the Required TD Banknorth Vote, (iii) approval of the listing of the TD Banknorth Common Stock to be issued in the Merger and pursuant to the TD Banknorth Stock Sale on the New York Stock Exchange, (iv) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the OCC under the National Bank Act and approval of such applications and notices; (v) the filing with the SEC in definitive form of the Proxy Statement/ Prospectus, and the filing with, and declaration of effectiveness by, the SEC of the Registration Statement, and any related filings or approvals under applicable state securities or blue sky laws, (vi) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the Department of Treasury, Division of Commercial Recording of the State of New Jersey pursuant to the NJBCA, (vii) any notices or filings under the HSR Act, (viii) the State Banking Approvals, (ix) the consents and approvals set forth in Section 5.4 of the TD Banknorth Disclosure Schedule and (x) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on TD Banknorth, no consents or approvals of, or filings or registrations with, any Governmental Entity, domestic or foreign, or with any other third party are necessary in connection with (A) the execution, delivery and performance by TD Banknorth of this Agreement and (B) the consummation by TD Banknorth of the Merger and the other transactions contemplated hereby.
      Section 5.5.     SEC Documents; Other Reports; Internal and Disclosure Controls.
      (a) TD Banknorth has filed on a timely basis all required reports, schedules, registration statements and other documents, together with amendments thereto, with the SEC since December 31, 2000 (the “TD Banknorth SEC Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the TD Banknorth SEC Reports complied, and each such TD Banknorth SEC Report filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the TD Banknorth SEC Reports. None of TD Banknorth’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of TD Banknorth has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act and no enforcement action has been initiated against TD Banknorth by the SEC relating to disclosures contained in any TD Banknorth SEC Report.
      (b) TD Banknorth and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of TD Banknorth and its Subsidiaries or as set forth in Section 5.5(b) of the TD Banknorth Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of TD Banknorth, threatened an investigation into the business or operations of TD Banknorth or any of its Subsidiaries since December 31, 2000. Except as set forth in Section 5.5(b) of the TD Banknorth Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, TD Banknorth or any of its Subsidiaries.
      (c) Except as set forth in Section 5.5(c) of the TD Banknorth Disclosure Schedule, the records, systems, controls, data and information of TD Banknorth and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of TD Banknorth or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. TD Banknorth and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, including that (i) transactions are executed only in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of TD Banknorth and to maintain accountability for TD Banknorth’s assets; (iii) access to TD Banknorth’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of TD Banknorth’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. TD Banknorth (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to TD Banknorth and its Subsidiaries is made known to the management of TD Banknorth by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the TD Banknorth Reports, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to TD Banknorth’s auditors and the audit committee of the TD Banknorth Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect TD Banknorth’s ability to record, process, summarize and report financial data and have identified for TD Banknorth’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in TD Banknorth’s internal controls. TD Banknorth has made available to Hudson United a summary of any such disclosure made by management to TD Banknorth’s auditors and the audit committee of the TD Banknorth Board since January 1, 2002. TD Banknorth is in compliance with Section 404 of the Sarbanes-Oxley Act in all material respects.
      (d) Except as set forth in Section 5.5(d) of the TD Banknorth Disclosure Schedule, since July 30, 2002, (x) neither TD Banknorth nor any of its Subsidiaries nor, to the Knowledge of TD Banknorth, any director, officer, employee, auditor, accountant or representative of TD Banknorth or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of TD Banknorth or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that TD Banknorth or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing TD Banknorth or any of its Subsidiaries, whether or not employed by TD Banknorth or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by TD Banknorth or any of its officers, directors, employees or agents to the TD Banknorth Board or any committee thereof or to any director or officer of TD Banknorth.

      Section 5.6.     Financial Statements; Undisclosed Liabilities.
      (a) The financial statements of TD Banknorth (including any related notes thereto) included in the TD Banknorth SEC Reports filed on or prior to the date hereof complied, and the financial statements of TD Banknorth (including any related notes thereto) included in any TD Banknorth SEC Reports filed after the date hereof will comply, as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been or will be, as the case may be, prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of TD Banknorth and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of TD Banknorth and its Subsidiaries have been, and are being, maintained in all material respects in accordance with U.S. GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
      (b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of TD Banknorth included in its Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC, or (ii) liabilities incurred since December 31, 2004 in the ordinary course of business, neither TD Banknorth nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability other than pursuant to or as contemplated by this Agreement.
      Section 5.7.     Broker’s Fees. Except for Lehman Brothers, whose fees and expenses will be paid by TD Banknorth, neither TD Banknorth nor any affiliate or Subsidiary of TD Banknorth or any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any of the other transactions contemplated by this Agreement for which Hudson United, any of its Subsidiaries or any of their respective directors or officers would be liable.
      Section 5.8.     Absence of Certain Changes or Events. Except as publicly disclosed in the TD Banknorth SEC Reports filed with the SEC prior to the date hereof, or as set forth in Section 5.8 of the TD Banknorth Disclosure Schedule, since December 31, 2004, (i) no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TD Banknorth and (ii) TD Banknorth and its Subsidiaries have not taken any action that would have been prohibited by Section 7.3 if taken after the date of this Agreement.
      Section 5.9.     Legal Proceedings.
      (a) Except as publicly disclosed in the TD Banknorth SEC Reports filed with the SEC prior to the date hereof or as disclosed in Section 5.9(a) of the TD Banknorth Disclosure Schedule, neither TD Banknorth nor any of its Subsidiaries is a party to any, and there are no pending or, to TD Banknorth’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against TD Banknorth or any of its Subsidiaries (including under or in respect of the Sarbanes-Oxley Act, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices or the Bank Secrecy Act) or challenging the validity or propriety of this Agreement or the transactions contemplated hereby as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on TD Banknorth.

      (b) There is no injunction, order, judgment, decree or regulatory restriction specifically imposed upon TD Banknorth, any of its Subsidiaries or the assets of TD Banknorth or any of its Subsidiaries that has had, or would reasonably be expected to have, a Material Adverse Effect on TD Banknorth.
      Section 5.10.     Taxes.
      (a) Except as set forth in Section 5.10(a) of the TD Banknorth Disclosure Schedule: (x) each of TD Banknorth and its Subsidiaries has (i) duly and timely filed (including pursuant to any extension of the filing deadline) all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements included in the TD Banknorth SEC Reports (in accordance with U.S. GAAP) for all material Taxes, whether or not shown as due on such Tax Returns; (y) to the Knowledge of TD Banknorth, no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of TD Banknorth or any of its Subsidiaries, except for any such deficiencies that have been fully reflected or reserved for in the financial statements included in the TD Banknorth SEC Reports; and (z) there are no material Liens for Taxes upon the assets of either TD Banknorth or any of its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings or for which adequate reserves in accordance with U.S. GAAP have been provided in the financial statements included in the TD Banknorth SEC Reports.
      (b) TD Banknorth is not aware of any fact or circumstances that could reasonably be expected to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code.
      Section 5.11.     Employees; Employee Benefit Plans.
      (a) Section 5.11(a) of the TD Banknorth Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of ERISA, including multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former employee, director or independent contractor of TD Banknorth or any of its Subsidiaries has any present or future right to benefits and under which TD Banknorth or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “TD Banknorth Benefit Plans.”
      (b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TD Banknorth, (i) each of the TD Banknorth Benefit Plans has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each TD Banknorth Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification; (iii) no “reportable event” (as such term is defined in ERISA Section 4043), “prohibited transaction” (as such term is defined in ERISA Section 406 and Code Section 4975) or “accumulated funding deficiency” (as such term is defined in ERISA section 302 and Code Section 412 (whether or not waived)) has occurred with respect to any TD Banknorth Benefit Plan; (iv) except as set forth in Section 5.11(b) of the TD Banknorth Disclosure Schedule, no TD Banknorth Benefit Plan provides retiree welfare benefits and neither TD Banknorth nor any of its Subsidiaries have any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; and (v) neither TD Banknorth nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

      (c) With respect to any TD Banknorth Benefit Plan, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TD Banknorth, or as set forth in Section 5.11(c) of the TD Banknorth Disclosure Schedule, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of TD Banknorth or any of its Subsidiaries, threatened, (ii) no written communication has been received from the PBGC in respect of any TD Banknorth Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, in progress (including any routine requests for information from the PBGC), or to the Knowledge of TD Banknorth, threatened.
      (d) Except as set forth in Section 5.11(d) of the TD Banknorth Disclosure Schedule, none of the TD Banknorth Benefit Plans is a multiemployer plan (within the meaning of ERISA Section 4001(a)(3)), and none of TD Banknorth, its Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.
      Section 5.12.     Board Approval. On or prior to the date hereof, the TD Banknorth Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, (i) determined that this Agreement, the Merger and the TD Banknorth Stock Sale are fair to and in the best interests of TD Banknorth and its shareholders and declared the Merger, the TD Banknorth Stock Sale and the other transactions contemplated hereby to be advisable, (ii) approved this Agreement, the Merger and the TD Banknorth Stock Sale and the other transactions contemplated hereby and (iii) recommended that the shareholders of TD Banknorth approve and adopt this Agreement and directed that such matter be submitted for consideration by TD Banknorth shareholders at the TD Banknorth Shareholders Meeting.
      Section 5.13.     Compliance With Applicable Law.
      (a) Each of TD Banknorth and its Subsidiaries is in compliance with, and is not in violation of, its respective certificate of incorporation and bylaws or equivalent constituent documents. Except as disclosed in Section 5.13(a) of the TD Banknorth Disclosure Schedule, TD Banknorth and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties and assets under and pursuant to, and have complied with and are not in violation in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to TD Banknorth or any of its Subsidiaries (including, without limitation, the Sarbanes-Oxley Act, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on TD Banknorth, and neither TD Banknorth nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on TD Banknorth. TD Banknorth, NA is in compliance with the CRA and TD Banknorth, NA received a CRA rating of “outstanding” from the OCC in its most recently completed exam.
      (b) Except as set forth in Section 5.13(b) of the TD Banknorth Disclosure Schedule, TD Banknorth and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the documents governing such accounts, applicable state and federal law and regulation and common law, except where the failure to so administer such accounts would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TD Banknorth. None of TD Banknorth, any of its Subsidiaries, or any director, officer or employee of TD Banknorth or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TD Banknorth, and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TD Banknorth, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
      Section 5.14.     Agreements With Regulatory Agencies. Except as set forth in Section 5.14 of the TD Banknorth Disclosure Schedule, neither TD Banknorth nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 5.14 of the TD Banknorth Disclosure Schedule, a “TD Banknorth Regulatory Agreement”), any Governmental Entity that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management or its business, nor has TD Banknorth or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any TD Banknorth Regulatory Agreement. TD Banknorth and its Subsidiaries are in compliance in all material respects with each such TD Banknorth Regulatory Agreement to which they are a party or subject, and neither TD Banknorth nor any of its Subsidiaries has received any notice from any Governmental Entity indicating that, or questioning whether, either TD Banknorth or any such Subsidiary is not in compliance in all material respects with any such TD Banknorth Regulatory Agreement.
      Section 5.15.     TD Banknorth Information. The information relating to TD Banknorth and its Subsidiaries to be provided by TD Banknorth for inclusion in the Proxy Statement/ Prospectus, the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/ Prospectus (except for such portions thereof as relate only to Hudson United or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement (except for such portions thereof as relate only to Hudson United or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
      Section 5.16.     Environmental Liability. Except as set forth in Section 5.16 of the TD Banknorth Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on TD Banknorth or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of TD Banknorth, threatened against TD Banknorth or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on TD Banknorth. To the Knowledge of TD Banknorth, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on TD Banknorth. To the Knowledge of TD Banknorth, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of any Hazardous Substance in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on TD Banknorth. Neither TD Banknorth nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on TD Banknorth.
      Section 5.17.     Labor Matters. Neither TD Banknorth nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is TD Banknorth or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the United States National Labor Relations Act) or seeking to compel TD Banknorth or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any labor strike, slowdown or work stoppage or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to TD Banknorth’s knowledge, threatened against TD Banknorth or any of its Subsidiaries, nor is TD Banknorth aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
      Section 5.18.     Derivative Instruments and Transactions.
      (a) Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on TD Banknorth, (i) all Derivative Transactions whether entered into for the account of TD Banknorth or any of its Subsidiaries or for the account of a customer of TD Banknorth or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of TD Banknorth or one of its Subsidiaries and, to the Knowledge of TD Banknorth, each of the counterparties thereto, and are enforceable in accordance with their terms, and are in full force and effect, (ii) TD Banknorth or its Subsidiaries and, to the Knowledge of TD Banknorth, the counterparties thereto, have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to TD Banknorth’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
      (b) Except as set forth in Section 5.18(b) of the TD Banknorth Disclosure Schedule, as of May 31, 2005, no Derivative Transaction, were it to be a Loan (as hereinafter defined) held by TD Banknorth or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of TD Banknorth and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of TD Banknorth and such Subsidiaries in accordance with U.S. GAAP consistently applied.
      Section 5.19.     Investment Companies and Investment Advisers.
      (a) Neither TD Banknorth nor any of its Subsidiaries is an “investment company” as defined under the Investment Company Act.
      (b) Each of the Subsidiaries of TD Banknorth or divisions of TD Banknorth, NA listed in Section 5.19(b) of the TD Banknorth Disclosure Schedule is duly registered with the SEC as an investment adviser under the Investment Advisers Act and has filed the appropriate notice filings in each state in which it is required to make a notice filing.
      Section 5.20.     Loan Matters.
      (a) Each outstanding Loan (including Loans held for resale to investors) held by TD Banknorth or its Subsidiaries (the “TD Banknorth Loans”) has been solicited and originated and is administered and, where applicable, serviced, and the relevant TD Banknorth Loan files are being maintained, in all material respects in accordance with the relevant loan documents, TD Banknorth’s underwriting standards (and, in the case of TD Banknorth Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TD Banknorth.

      (b) Each TD Banknorth Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to TD Banknorth’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson United, the loan documents with respect to each TD Banknorth Loan were in compliance with applicable laws and regulations at the time of origination or purchase by TD Banknorth or its Subsidiaries and are complete and correct.
      (c) (i) Section 5.20(c) of the TD Banknorth Disclosure Schedule sets forth a list of all Loans as of May 31, 2005 by TD Banknorth and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of TD Banknorth or any of its Subsidiaries; (ii) except as listed in Section 5.20(c) of the TD Banknorth Disclosure Schedule, there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (iii) all such Loans are and were made in compliance with all applicable laws and regulations, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TD Banknorth.
      (d) Section 5.20(d) of the TD Banknorth Disclosure Schedule identifies (A) each TD Banknorth Loan that as of July 8, 2005 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by TD Banknorth, any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such TD Banknorth Loan and the identity of the borrower thereunder, and (B) each asset of TD Banknorth or any of its Subsidiaries that as of May 31, 2005 was classified as OREO and the book value thereof as of such date.
      Section 5.21.     Financing. Upon completion of the TD Banknorth Stock Sale, TD Banknorth will have sufficient funds to pay the Aggregate Cash Consideration. As of the date of this Agreement, TD Banknorth knows of no reason relating to it why the TD Banknorth Stock Sale will not occur on a timely basis.
      Section 5.22.     Approvals. As of the date of this Agreement, TD Banknorth knows of no reason relating to it why all regulatory approvals from any Governmental Entity required to consummate the transactions contemplated hereby should not be obtained on a timely basis without the imposition of a condition or restriction of the type referred to in Section 8.2(c).
      Section 5.23.     Disclosure. The representations and warranties contained in this Article V, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article V not misleading.
ARTICLE VI
Covenants Relating to Conduct of Business
      Section 6.1.     Conduct of Business Prior to the Effective Time. Except as otherwise expressly contemplated or permitted by this Agreement or with the prior written consent of TD Banknorth, during the period from the date of this Agreement to the Effective Time, Hudson United shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees and (iii) take no action which would reasonably be expected to adversely affect the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby or delay the receipt of such approvals subsequent to the date set forth in Section 9.1(c).
      Section 6.2.     Hudson United Forbearances. Except as set forth in Section 6.2 of the Hudson United Disclosure Schedule or expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, Hudson United shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of TD Banknorth:
      (a) (i) adjust, split, combine or reclassify any capital stock; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or stock appreciation rights, other than (A) subject to the provisions of Section 7.17, regular quarterly cash dividends on Hudson United Common Stock equal to the rate paid during the fiscal quarter immediately preceding the date hereof; (B) dividends paid by any of the Subsidiaries of Hudson United so long as such dividends are only paid to Hudson United or any of its other wholly-owned Subsidiaries, provided that no such dividend shall cause Hudson United Bank to cease to qualify as a “well capitalized” institution under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 and the applicable regulations thereunder; and (C) dividends paid to the holders of trust preferred securities issued by affiliated trusts, in each case in accordance with the terms of such securities; (iii) or issue or commit to issue (A) any additional shares of capital stock, or any Rights with respect to shares of its capital stock, except pursuant to the exercise of Hudson United Stock Options outstanding as of the date hereof and disclosed in Section 4.2(b) of the Hudson United Disclosure Schedule, or (B) any Voting Debt;
      (b) enter into any new line of business or change its lending, investment, risk and asset-liability management and other material banking or operating policies in any material respect, except as required by law or by policies imposed by a Governmental Entity;
      (c) sell, license, lease, encumber, mortgage, transfer, assign or otherwise dispose of, or abandon or fail to maintain, any of its material assets, properties or other rights or agreements other than in the ordinary course of business, provided that in no event shall Hudson United or any of its Subsidiaries sell, license, lease, encumber, mortgage, transfer, assign or otherwise dispose of any Subsidiary, business division, branch or other operating business without, in any such case, receiving the prior written consent of TD Banknorth;
      (d) make any acquisition of or investment in any other person, by purchase or other acquisition of stock or other equity interests (other than in a fiduciary capacity in the ordinary course of business), by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital; or make any purchases or other acquisitions of any debt securities, property or assets (including any investments or commitments to invest in real estate or any real estate development project) in or from any other individual, corporation, joint venture or other entity other than a wholly-owned Subsidiary of Hudson United, except for (i) foreclosures, settlements in lieu of foreclosures, troubled debt or Loan restructurings and other similar acquisitions in connection with securing or collecting debts previously contracted in the ordinary course of business, (ii) purchases of investment securities in the ordinary course of business consistent with past practice and (iii) Loans originated or acquired as permitted by Section 6.2(k);
      (e) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of any Person, except in the ordinary course of business consistent with past practice;
      (f) create, renew, amend or terminate, fail to perform any obligations under, waive or release any rights under or give notice of a proposed renewal, amendment, waiver, release or termination of, any material contract, agreement or lease to which Hudson United or any of its Subsidiaries is a party or by which Hudson United or any of its Subsidiaries or their respective properties is bound, including any contract or agreement of the type described in Section 4.14(a)(vi), other than any of the foregoing arising in the ordinary course of business consistent with past practice;
      (g) foreclose on or take a deed or title to any multi-family residential or commercial real estate without first conducting a Phase I environmental assessment of the property, or foreclose on or take a deed or title to any multi-family residential or commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance;
      (h) other than as required pursuant to existing agreements or as otherwise required by applicable law, (i) increase the compensation or fringe benefits of or pay any incentive or bonus payments to any present or former director, officer or employee of Hudson United or any of its Subsidiaries, except (A) for increases in salary or wages of officers or employees in the ordinary course of business consistent with past practice, provided that no such individual increase shall result in an annual adjustment of more than 5% in the case of any Executive Vice President or First Senior Vice President and any such increases to all officers and employees shall not exceed 3% in the aggregate, and further provided that no such individual increase, other than promotional increases in the ordinary cause of business, may be effective earlier than January 1, 2006; and (B) Hudson United may pay bonuses pursuant to its existing bonus plans for calendar 2005 to officers and employees of Hudson United and its Subsidiaries in the ordinary course of business consistent with past practice, provided that bonuses payable pursuant to the company-wide bonus plan and the commercial loan and deposit bonus plan may not exceed $4.4 million in the aggregate and in the case of any Executive Vice President or First Senior Vice President may not exceed the lowest bonus target level previously-established for such officer for 2005 or the amount of the bonus paid by Hudson United to such officer for 2004, it being agreed that any difference between the actual aggregate bonuses paid to all officers and employees pursuant to the above-referenced plans and the aggregate limitation set forth above may be paid, with the prior approval of TD Banknorth, as additional discretionary bonuses in the ordinary course of business to nonexecutive officer employees; (ii) grant any severance or termination pay to any present or former director, officer or employee of Hudson United or any of its Subsidiaries except as required pursuant to the terms of the Hudson United Severance Plan; (iii) establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Hudson United Benefit Plan if it were in existence as of the date of this Agreement; (iv) except with respect to changes which were communicated to participants in a Hudson United Benefit Plan prior to the date of this Agreement (as set forth in Section 6.2(h) of the Hudson United Disclosure Schedule), amend or terminate any Hudson United Benefit Plan, provided that any amendment shall be provided to TD Banknorth and its counsel at least ten days prior to its proposed adoption and shall be subject to the prior approval of TD Banknorth, which shall not be unreasonably withheld; (v) increase the funding obligation or contribution rate of any Hudson United Benefit Plan subject to Title IV of ERISA, except as required by U.S. GAAP or the terms of any such plan; or (vi) increase the size of the Hudson United Board;
      (i) make any capital expenditures in excess of $3.0 million in the aggregate, other than expenditures budgeted in the capital expenditure budget delivered to TD Banknorth prior to the date of this Agreement;
      (j) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office or loan production or servicing facility;
      (k) except for Loans or commitments for Loans that have previously been approved by Hudson United prior to the date of this Agreement, make or acquire any Loan or issue a commitment for any Loan except for (i) Loans and commitments that are made in the ordinary course of business consistent with past practice and with a principal amount of $10.0 million or less (it being agreed that any Loan or Loan commitment with a principal amount in excess of $10 million may be pursued by Hudson United after it has provided TD Banknorth with three Business Days notice thereof unless otherwise communicated by TD Banknorth to Hudson United within such period) and (ii) portfolio credit card purchases by Shoppers Charge in the ordinary course of business consistent with past practice;

      (l) except as otherwise expressly permitted elsewhere in this Section 6.2, engage or participate in any material transaction or incur or sustain any material obligation, in each case other than in the ordinary course of business consistent with past practice;
      (m) except pursuant to agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than in the ordinary course of business consistent with past practice and consistent with loans made in the ordinary course of the business of Hudson United and its Subsidiaries, and, in the case of any such agreements or arrangements relating to compensation, fringe benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to this Section 6.2;
      (n) pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any litigation, in each case, (i) relating to this Agreement or the transactions contemplated hereby or (ii) that requires the payment by Hudson United of an amount, individually or in the aggregate, in excess of $500,000, or if not requiring the payment of money, otherwise restricts the business of Hudson United or any of its Subsidiaries in any material respect, other than, in the case of matters covered by clause (ii), the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Hudson United SEC Reports filed prior to the date hereof, or incurred since December 31, 2004 in the ordinary course of business consistent with past practice;
      (o) amend its certificate of incorporation, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation with any Person (other than consolidations, mergers or reorganizations solely among wholly-owned subsidiaries of Hudson United), or a letter of intent or agreement in principle with respect thereto;
      (p) materially change its investment securities portfolio policy or the manner in which the portfolio is classified or reported; or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;
      (q) make any material change in its policies and practices with respect to Loans, including without limitation policies relating to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans;
      (r) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Section 8.1 or 8.2 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 8.2(c), or in a material violation of any provision of this Agreement;
      (s) make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under law, rule, regulation or U.S. GAAP, in each case as concurred in by Hudson United’s independent public accountants;
      (t) enter into any securitizations of any Loans or create any special purpose funding or variable interest entity;
      (u) make or change any material Tax election (unless required by applicable law), file any material amended Tax Returns, settle or compromise any material Tax liability of Hudson United or any of its Subsidiaries or surrender any right to claim a material Tax refund, in each case other than in the ordinary course of business consistent with past practice (for purposes of this clause (u), material means $500,000 or more of Taxes); or

      (v) agree to, or make any commitment to, take, or authorize or adopt any resolution of its board of directors in support of, any of the actions prohibited by this Section 6.2.
      Section 6.3.     TD Banknorth Forbearances. Except as expressly contemplated or permitted by this Agreement or with the prior written consent of Hudson United, during the period from the date of this Agreement to the Effective Time, TD Banknorth shall, and shall cause each of its Subsidiaries to, (i) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees, and (ii) take no action which would reasonably be expected to materially adversely affect the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby or delay the receipt of such approvals subsequent to the date set forth in Section 9.1(c).
      Without limiting the generality of the foregoing, and except as otherwise contemplated or permitted by this Agreement, set forth in Section 6.3 of the TD Banknorth Disclosure Schedule or as required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, TD Banknorth shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Hudson United:
      (a) amend, repeal or otherwise modify its certificate of incorporation, bylaws or similar governing documents in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Hudson United Common Stock;
      (b) declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock, provided, however, that nothing contained herein shall prohibit TD Banknorth from increasing the regular quarterly cash dividend on the TD Banknorth Common Stock;
      (c) except in satisfaction of debts previously contracted, make any material acquisition of, or investment in, assets or stock of any other Person to the extent that such material acquisition or investment has, or would reasonably be expected to have, a Material Adverse Effect on TD Banknorth;
      (d) implement or adopt any change in its accounting methods, practices or policies, except as may be required by U.S. GAAP or regulatory accounting principles or applicable law, in each case as concurred in by TD Banknorth’s independent public accountants;
      (e) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Sections 8.1 and 8.3 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 8.2(c), or in a material violation of any provision of this Agreement; or
      (f) agree to, or make any commitment to, take, or authorize or adopt any resolution of its board of directors in support of, any of the actions prohibited by this Section 6.3.
ARTICLE VII
Additional Agreements
      Section 7.1.     Regulatory Matters.
      (a) TD Banknorth agrees to prepare a registration statement on Form S-4 or other applicable form (as may be amended, the “Registration Statement”) to be filed by TD Banknorth with the SEC in connection with the issuance of TD Banknorth Common Stock in the Merger (including the prospectus of TD Banknorth and the joint proxy statement and other proxy solicitation materials of Hudson United and TD Banknorth constituting a part thereof (as may be amended, the “Proxy Statement/ Prospectus”) and all related documents). Provided that Hudson United has fulfilled its obligations under Section 7.1(d) in all material respects, TD Banknorth agrees to file, or cause to be filed, the Registration Statement and the

Proxy Statement/ Prospectus with the SEC as promptly as reasonably practicable. Each of Hudson United and TD Banknorth agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. TD Banknorth also agrees to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, Hudson United and TD Banknorth shall promptly mail the Proxy Statement/ Prospectus to their respective shareholders. If at any time prior to the Effective Time any information relating to Hudson United, TD Banknorth or their respective affiliates, officers or directors, should be discovered by Hudson United or TD Banknorth which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/ Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of Hudson United and TD Banknorth.
      (b) Each of Hudson United and TD Banknorth shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and other third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Notwithstanding the foregoing, nothing contained herein shall be deemed to require TD Banknorth to take any action, or commit to take any action, or agree to any conditions or restrictions, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or other third parties that would reasonably be expected to result in the imposition of a condition or restriction of the type referred to in Section 8.2(c).
      (c) Hudson United and TD Banknorth shall promptly inform each other of any material communication from, and shall give the other a reasonable opportunity to review in advance any material communication intended to be given by it to, any Governmental Entity regarding any of the transactions contemplated by this Agreement (other than any confidential portion thereof that relates solely to the party receiving such communication from or providing such communication to such Governmental Entity).
      (d) Each of Hudson United and TD Banknorth shall, upon request, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Registration Statement, the Proxy Statement/ Prospectus or any other statement, filing, notice or application to be made by or on behalf of any Party or any of its Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Hudson United further agrees to cooperate with TD Banknorth and TD Banknorth’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent registered public accounting firm in connection with the Registration Statement, the Proxy Statement/ Prospectus and any other such statement, filing, notice or application.
      Section 7.2.     Access to Information.
      (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Hudson United shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of TD Banknorth access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of Hudson United and its Subsidiaries, and, during such period, Hudson United shall, and shall cause its Subsidiaries to, make available to

TD Banknorth (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal securities laws or federal or state banking, mortgage lending, real estate or consumer finance or protection laws (other than reports or documents which Hudson United is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as TD Banknorth may reasonably request. Neither Hudson United nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule or regulation applicable to the institution in possession or control of such information. Hudson United and TD Banknorth shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
      (b) TD Banknorth agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Hudson United and its authorized Representatives such access to its executive officers and such appropriate information relating to TD Banknorth and its Subsidiaries as may be reasonably necessary to confirm the accuracy of the representations and warranties of TD Banknorth herein as Hudson United may reasonably request.
      (c) TD Banknorth shall hold all non-public information furnished by Hudson United, and Hudson United shall hold all non-public information furnished by TD Banknorth, pursuant to Section 7.2(a) or (b) or Section 7.9, or so furnished by TD Banknorth or Hudson United, as applicable, prior to the date of this Agreement in connection with the transactions contemplated hereby (the “Confidential Information”), in confidence and shall not, without TD Banknorth’s or Hudson United’s, as the case may be, prior written consent, disclose such Confidential Information to any Person, and shall not use such Confidential Information other than in connection with the transactions contemplated by this Agreement, provided, however, that TD Banknorth or Hudson United, as the case may be, may disclose any of such Confidential Information to its affiliates, directors, executives, officers, employees, agents, or legal, financial, accounting or other advisors (collectively, “Representatives”) who need to know such Confidential Information in connection with the transactions contemplated by this Agreement and who are advised of the provisions of this Section 7.2(c). Each of TD Banknorth and Hudson United, as the case may be, shall be responsible for any breach of its obligations under this Section 7.2(c) by its Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy TD Banknorth or Hudson United, as the case may be, may have against such Representatives with respect to any such breach). Notwithstanding the foregoing, the term “Confidential Information” shall not include, and the provisions of this Section 7.2(c) shall not apply to, information that (i) is or becomes publicly available other than as a result of a breach of this Section 7.2(c) by TD Banknorth or its Representatives or Hudson United or its Representatives, as the case may be; (ii) was within the possession of TD Banknorth or its Representatives or Hudson United or its Representatives, as the case may be, prior to its being furnished to TD Banknorth by or on behalf of Hudson United, or to Hudson United by or on behalf of TD Banknorth, as the case may be, provided that the source of such information was not known by TD Banknorth or Hudson United, as the case may be, to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, TD Banknorth or Hudson United, as the case may be, with respect to such information; or (iii) is or becomes available to TD Banknorth or any of its Representatives or Hudson United or any of its Representatives, as the case may be, on a non-confidential basis from a source other than, in the case of TD Banknorth, Hudson United or any of its Representatives, and in the case of Hudson United, TD Banknorth or any of its Representatives, provided that such source was not known to TD Banknorth or Hudson United, as the case may be, to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, in the case of TD Banknorth, Hudson United, and in the case of Hudson United, TD Banknorth, with respect to such information; or (iv) is independently developed by or on behalf of TD Banknorth or Hudson United, as the case may be, without violating any of its respective obligations under this Section 7.2(c). In the event that TD Banknorth or Hudson United, as the case may be, or anyone to whom it transmits the Confidential Information pursuant to this Section 7.2(c), is requested or required (by oral questions, interrogatories, requests for information or documents in any legal proceeding, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, TD Banknorth will provide Hudson United, or Hudson United will provide TD Banknorth, as the case may be, with prompt written notice of such requirement (unless prohibited by law or court ord er from doing so). TD Banknorth further agrees that, to the extent practicable, it will consult with Hudson United, and Hudson United agrees that, to the extent practicable, it will consult with TD Banknorth, so that the other Party may, at its own expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 7.2(c). Each of TD Banknorth and Hudson United also agrees that if it must disclose any of the Confidential Information pursuant to applicable law or legal process or pursuant to any rule, regulation or disclosure obligation of a securities exchange, securities market or self-regulatory agency on which such party’s securities are then listed or admitted for trading, a bank regulatory authority, the SEC or any applicable Canadian securities regulatory authority, and no injunction has been granted restraining such disclosure, it may do so without violating this Section 7.2(c) provided that it furnishes only (a) that portion of the Confidential Information which it determines is legally required after consultation with counsel (which may be its internal counsel) and exercises its reasonable efforts (at the other party’s expense) to obtain reliable assurance that the Confidential Information will be treated as confidential or (b) such Confidential Information to which Hudson United or TD Banknorth, as the case may be, agrees in writing. The provisions of this Section 7.2(c) shall survive any termination of this Agreement and shall survive the Effective Time.
      (d) No investigation by TD Banknorth or Hudson United or its respective Representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of such party set forth herein.
      Section 7.3.     Shareholder Approvals.
      (a) Hudson United shall duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the date upon which the Registration Statement becomes effective (the “Hudson United Shareholders Meeting”) for the purpose of obtaining the Required Hudson United Vote and the Additional Hudson United Votes and, subject to Section 7.3(b), shall take all lawful action to solicit the approval and adoption of this Agreement and the approval of the Additional Hudson United Proposals by such shareholders. The Hudson United Board shall recommend approval of this Agreement and approval of the Additional Hudson United Proposals by the shareholders of Hudson United (the “Hudson United Recommendation”) and shall not (x) withdraw, modify or qualify in any manner adverse to TD Banknorth such recommendation or (y) take any other action or make any other public statement in connection with the Hudson United Shareholders Meeting inconsistent with such recommendation (collectively, a “Change in Hudson United Recommendation”), except as and to the extent expressly permitted by Section 7.3(b). Notwithstanding any Change in Hudson United Recommendation, this Agreement and the Additional Hudson United Proposals shall be submitted to the shareholders of Hudson United at the Hudson United Shareholders Meeting for the purpose of approving this Agreement and nothing contained in this Section 7.3 or Section 7.4 shall be deemed to relieve Hudson United of such obligation. In addition to the foregoing, Hudson United shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.
      (b) Notwithstanding the foregoing, prior to obtaining the Required Hudson United Vote and the Additional Hudson United Votes, Hudson United and the Hudson United Board may effect a Change in Hudson United Recommendation if and only to the extent that:

(i) Hudson United has complied in all material respects with its obligations under Section 7.4,

(ii) the Hudson United Board, after consultation with its outside counsel, determines in good faith that failure to take such action would result in a violation of its fiduciary duties under applicable law, and

(iii) Hudson United or the Hudson United Board (A) has received an unsolicited bona fide written Acquisition Proposal from a third party which the Hudson United Board concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by TD Banknorth pursuant to clause (C) below, (B) has notified TD Banknorth, at least five Business Days in advance, of its intention to effect a Change in Hudson United Recommendation, specifying the material terms and conditions of any such Superior Proposal and furnishing to TD Banknorth a copy of the relevant proposed transaction agreements, if such exist, with the Person making such Superior Proposal and (C) during the period of not less than five Business Days following Hudson United’s delivery of the notice referred to in clause (B) above and prior to effecting such a Change in Hudson United Recommendation, has negotiated, and has used reasonable best efforts to cause its financial and legal advisors to negotiate, with TD Banknorth in good faith (to the extent that TD Banknorth desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

      (c) TD Banknorth shall duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the date upon which the Registration Statement becomes effective (the “TD Banknorth Shareholders Meeting”) for the purpose of obtaining the Required TD Banknorth Vote and the Additional TD Banknorth Votes. The TD Banknorth Board shall recommend approval and adoption of the Agreement and the Additional TD Banknorth Proposals by the shareholders of TD Banknorth.
      Section 7.4.     Acquisition Proposals.
      (a) Hudson United agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction that could reasonably be expected to lead to, an Acquisition Proposal, (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing. Notwithstanding the foregoing provisions of this Section 7.4(a), in the event that, prior to obtaining the Required Hudson United Vote and the Additional Votes, Hudson United receives an unsolicited bona fide Acquisition Proposal and the Hudson United Board concludes in good faith that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, Hudson United may, and may permit its Subsidiaries and its and their Representatives to, furnish or cause to be furnished confidential information or data to the third party making such Acquisition Proposal and participate in negotiations or discussions with such third party regarding such Acquisition Proposal to the extent that the Hudson United Board concludes in good faith (after consultation with its outside counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law, provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, Hudson United shall have entered into a confidentiality agreement with such third party on terms no less favorable to Hudson United than the Confidentiality Agreement, and provided further that Hudson United also shall provide to TD Banknorth a copy of any such confidential information or data that it is providing to any third party pursuant to this Section 7.4 to the extent not previously provided or made available to TD Banknorth.
      (b) Hudson United will, and will cause its Subsidiaries and its and their employees, agents and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Person other than TD Banknorth with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce (and will not release any third party from its obligations under) any standstill, confidentiality or similar agreement relating to an

Acquisition Proposal, including by requiring the other parties thereto to promptly return or destroy any confidential information previously furnished by Hudson United thereunder and by using its reasonable best efforts to obtain injunctions or other equitable remedies to prevent or restrain any breaches of such agreements and to enforce specifically the terms and provisions thereof in a court of competent jurisdiction. Hudson United will promptly (within one Business Day) following receipt of any Acquisition Proposal advise TD Banknorth of the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep TD Banknorth apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis (and, in any event, within 48 hours of the occurrence of such developments, discussions or negotiations).
      (c) Nothing contained in this Agreement shall prevent Hudson United or the Hudson United Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement, and provided further that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14-9(f) under the Exchange Act) shall be deemed to be a Change in Hudson United Recommendation for purposes of Article IX hereof unless the Hudson United Board expressly reaffirms the Hudson United Recommendation in such disclosure.
      (d) Hudson United agrees that any violation of the restrictions set forth in this Section 7.4 by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained Representative) of Hudson United or its Subsidiaries, at the direction or with the consent or prior Knowledge of Hudson United or its Subsidiaries, shall be deemed to be a breach of this Section 7.4 by Hudson United.
      Section 7.5.     Legal Conditions to the Merger.
      (a) Subject to the terms and conditions of this Agreement, each Party shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such Party or its Subsidiaries in connection with the Merger and the other transactions contemplated hereby and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other Parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by any Party or any of its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, provided, however, that no Party shall be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of such consents, authorizations, orders, approvals or exemptions is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 8.2(c).
      (b) Subject to the terms and conditions of this Agreement (including the proviso in Section 7.5(a)), each Party agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which it is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Article VIII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages in connection therewith (in which litigation Hudson United shall provide TD Banknorth the reasonable opportunity to participate).
      Section 7.6.     Affiliates. Hudson United shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Hudson United to deliver to TD Banknorth, as soon as practicable after the date of this Agreement, and in any event prior to the date of the Hudson United Shareholders Meeting, a written agreement, in the form attached hereto as Exhibit B, relating to required transfer restrictions on the shares of TD Banknorth Common Stock that may be received by them in the Merger pursuant to Rule 145.
      Section 7.7.     Indemnification; Directors’ and Officers’ Insurance.
      (a) From and after the Effective Time, TD Banknorth shall indemnify and hold harmless each present and former director, officer and employee of Hudson United or a Subsidiary of Hudson United, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she is or was a director, officer or employee of Hudson United or, while a director, officer or employee of Hudson United, is or was serving at the request of Hudson United as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the Hudson United Certificate as of the date hereof (which right to indemnification shall include the advancement of reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation upon receipt from an Indemnified Party of any required undertaking).
      (b) Without limitation of the foregoing, TD Banknorth agrees that all rights to indemnification and all limitations on liability existing in favor of the Indemnified Parties in the respective certificate of incorporation, bylaws or similar organizational documents of Hudson United or any of its Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect from and after the Effective Time, provided, that nothing contained in this Section 7.7(b) shall be deemed to preclude any liquidation, consolidation or merger of TD Banknorth or any of its Subsidiaries, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger. Without limiting the foregoing, in any case in which approval by TD Banknorth, one of its Subsidiaries or the board of directors thereof is required to effect any indemnification, at the election of the Indemnified Party, the determination of any such approval shall be made by a majority of the independent directors then in office or, if no such directors are then in office, by independent counsel mutually agreed upon between TD Banknorth and the Indemnified Party.
      (c) Any Indemnified Party wishing to claim indemnification under this Section 7.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify TD Banknorth, but the failure to so notify shall not relieve TD Banknorth of any liability it may have to such Indemnified Party except to the extent that such failure actually prejudices TD Banknorth. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) TD Banknorth shall have the right to assume the defense thereof and TD Banknorth shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if TD Banknorth elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between TD Banknorth and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to TD Banknorth, and TD Banknorth shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) TD Banknorth and the Indemnified Parties will cooperate reasonably in the defense of any such matter, (iii) TD Banknorth shall not be liable for any settlement effected without its prior written consent and (iv) TD Banknorth shall have no obligation hereunder to the extent that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by an applicable federal or state banking agency or a court of competent jurisdiction.

      (d) Prior to the Effective Time, TD Banknorth shall use its reasonable best efforts to cause the persons serving as directors and officers of Hudson United immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by Hudson United (provided that TD Banknorth may substitute therefor policies of at least the same coverage and amounts containing comparable terms and conditions as such policy or single premium tail coverage with policy limits equal to Hudson United’s existing coverage limits and which is not less advantageous to such directors and officers) for a six-year period following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall TD Banknorth be required to expend for any one year more than an amount equal to 200% of the current annual amount expended by Hudson United to maintain such insurance (the “Insurance Amount”), and further provided that if TD Banknorth is unable to maintain or obtain the insurance called for by this Section 7.7(d) as a result of the preceding provision, TD Banknorth shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.
      (e) If after the Effective Time TD Banknorth or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of TD Banknorth shall assume the obligations of TD Banknorth set forth in this Section 7.7 and under Section 7.13.
      (f) Following the Effective Time, TD Banknorth shall not knowingly take, directly or indirectly, any action that would or would reasonably be expected to materially impair the ability of TD Banknorth to fulfill its obligations under this Section 7.7 or under Section 7.13.
      (g) The provisions of this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
      Section 7.8.     Advice of Changes. Each of Hudson United and TD Banknorth shall promptly advise the other of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein, provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VIII or give rise to any right of termination under Article IX unless the underlying breach shall independently constitute such a failure or give rise to such a right.
      Section 7.9.     Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, Hudson United shall furnish to TD Banknorth (a) consolidated and consolidating financial statements (including balance sheets, statements of operations and stockholders’ equity) of Hudson United and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) any reports provided to the Hudson United Board or any committee thereof relating to the financial and risk performance of Hudson United. In addition, Hudson United shall furnish TD Banknorth with a copy of each report filed by Hudson United or any of its Subsidiaries with a Governmental Entity within three Business Days following the filing thereof. As soon as practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, TD Banknorth shall furnish to Hudson United consolidated financial statements (including a balance sheet and statement of operations) of TD Banknorth and its Subsidiaries as of and for such month then ended. All information furnished by Hudson United or TD Banknorth pursuant to this Section 7.9 shall be held in confidence to the same extent as the receiving party’s obligations under Section 7.2(c).
      Section 7.10.     Stock Exchange Listing. TD Banknorth shall use its reasonable best efforts to cause the shares of TD Banknorth Common Stock to be issued in the Merger and pursuant to the TD

Banknorth Stock Sale to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.
      Section 7.11.     Directors of TD Banknorth. TD Banknorth shall take all action necessary to elect two non-employee members of the current Hudson United Board selected by Hudson United who are reasonably acceptable to TD Banknorth and meet its director eligibility requirements as Class A directors of TD Banknorth as of the Effective Time.
      Section 7.12.     Transition Matters.
      (a) Commencing following the date hereof, TD Banknorth and Hudson United shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration of the businesses and operating systems of Hudson United and its Subsidiaries with those of TD Banknorth and its Subsidiaries following the Effective Time.
      (b) Hudson United shall use its reasonable best efforts to close, on terms and conditions which are reasonably satisfactory to TD Banknorth, accounts of such money service operations, pursuant to which Hudson United, Hudson United Bank or their respective customers provide check cashing, money transfer, traveler’s check, foreign exchange and similar services to non-customers, as may be requested by TD Banknorth, effective immediately prior to the Effective Time.
      (c) Prior to the Effective Time, Hudson United shall (i) continue to use all reasonable efforts to comply with the terms of all agreements with, commitments to or orders of any Governmental Entity, including any related action plan, in accordance with their terms, and (ii) use all reasonable efforts to obtain the termination of the order to cease and desist issued by the FDIC against Hudson United Bank and related parties in May 2004 and any other such agreement, commitment or order as soon as practicable after the date hereof.
      (d) Hudson United shall (i) timely inform TD Banknorth of all material developments relating to the matters referred to in paragraphs (b) and (c) of this Section 7.12 and consult and cooperate with TD Banknorth with respect thereto and (ii) in the case of the matters referred to in paragraph (c) of this Section 7.12, take such actions as may be reasonably requested by TD Banknorth to enhance compliance with the enforcement actions identified therein and to obtain their termination as soon as practicable after the date hereof, including without limitation permitting TD Banknorth to test compliance with applicable requirements and provide Hudson United with employee and other resources to enhance such compliance.
      Section 7.13.     Employee Benefit Plans.
      (a) Prior to the Effective Time, TD Banknorth shall take all reasonable action so that employees of Hudson United and its Subsidiaries who become employees of TD Banknorth and its Subsidiaries (the “Continuing Employees”) shall be entitled to participate, effective as soon as administratively practicable following the Effective Time, in each TD Banknorth Benefit Plan of general applicability to the same extent as similarly-situated employees of TD Banknorth and its Subsidiaries (it being understood that inclusion of the employees of Hudson United and its Subsidiaries in the TD Banknorth Benefit Plans may occur at different times with respect to different plans and that any grants to any former employee of Hudson United or its Subsidiaries under any equity compensation plan of TD Banknorth shall be discretionary with TD Banknorth). To the extent that Continuing Employees are not entitled to participate in any TD Banknorth Benefit Plan effective as of the Effective Time, such employees shall continue to participate in the corresponding employee benefit plan, program or arrangement of Hudson United and its Subsidiaries so as to ensure that there is not a lapse in participation or coverage (but in no event to provide duplicate participation or coverage), as applicable, prior to participation in such TD Banknorth Benefit Plan, provided that in no event shall TD Banknorth be required to continue any employee benefit plan, program or arrangement of Hudson United for which there is no corresponding TD Banknorth Benefit Plan. TD Banknorth shall cause each TD Banknorth Benefit Plan in which Continuing Employees are eligible to participate to take into account for purposes of eligibility, vesting and benefit accruals under the TD Banknorth Benefit Plans (other than for benefit accruals under TD Banknorth’s defined benefit pension plan, supplemental retirement plan and supplemental retirement agreements) the service of such employees with Hudson United and its Subsidiaries (and any predecessor entities) to the same extent as such service was credited generally for such purpose by Hudson United and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.
      (b) If Continuing Employees become eligible to participate in a medical, dental, health or disability plan of TD Banknorth or its Subsidiaries, TD Banknorth shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, dental or disability plans of TD Banknorth, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the plan year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, unless such employee had not yet satisfied any similar limitation or requirement under an analogous Hudson United Benefit Plan prior to the Effective Time.
      (c) An employee of TD Banknorth or any of its Subsidiaries who was an employee of Hudson United or any of its Subsidiaries immediately prior to the Effective Time (excluding any employee who is party to an employment agreement, change-in-control agreement or any other agreement which provides for severance payments, provided such individual did not agree on or after December 1, 2004 to have the terms of the Hudson United Severance Plan apply in lieu of the severance benefits provided under such agreement) whose employment terminates under circumstances entitling him or her to benefits under the terms of the Hudson United Severance Plan during the one-year period following the Effective Time shall be entitled to receive severance payments in accordance with, and to the extent provided in, the Hudson United Severance Plan, as may be amended on or after the date hereof with the prior written consent of TD Banknorth. The general release, and non-compete agreement where applicable, for payments made under the Hudson United Severance Plan as of the Effective Time shall be in the form set forth in Section 7.13(c) of the Hudson United Disclosure Schedule. TD Banknorth agrees to use a similar form for payments to be made after the Effective Time.
      (d) As of the Effective Time, TD Banknorth shall assume and honor and shall cause the appropriate Subsidiaries of TD Banknorth to assume and honor in accordance with their terms all Hudson United Benefit Plans existing immediately prior to the execution of this Agreement which have been disclosed in Section 4.11(a) of the Hudson United Disclosure Schedule. TD Banknorth acknowledges and agrees that the consummation of the Merger constitutes a “Change in Control” for purposes of the Hudson United Benefit Plans.
      (e) With respect to each Hudson United Benefit Plan subject to Section 409A of the Code, Hudson United agrees to amend each such plan or cause each such plan to be amended to the extent necessary to comply with Section 409A of the Code (or to cause such plan, in whole or in part, to avoid the application of Section 409A of the Code by preserving the terms of such plan, and the law in effect, for benefits vested as of December 31, 2004) prior to the earlier of the Effective Time or the deadline imposed by the IRS. Such amendments shall be provided to TD Banknorth and its counsel at least ten days prior to their proposed adoption by Hudson United or Hudson United Bank and shall be subject to the prior approval of TD Banknorth, which shall not be unreasonably withheld.
      (f) Except as otherwise provided in this Section 7.13, nothing contained in this Section 7.13 shall be interpreted as preventing the Surviving Corporation from amending, modifying or terminating any Hudson United Benefit Plan, TD Banknorth Benefit Plan or other contracts, arrangements, commitments or understandings in accordance with their terms and applicable law, provided that no such amendment, modification or termination shall reduce or eliminate a vested benefit.
      (g) Hudson United will cooperate in good faith with TD Banknorth, and will use its reasonable best efforts to have its executive officers cooperate with TD Banknorth, to mitigate the effects of Sections 162(m) and 280G of the Code on Hudson United and the Surviving Corporation, and TD Banknorth will cooperate in good faith with Hudson United and certain of its executive officers to minimize the impact of “cut-back” provisions in change-of-control and/or employment agreements with such executive officers.
      Section 7.14.     The Bank Merger. TD Banknorth and Hudson United agree to take all action necessary and appropriate to cause Hudson United Bank to merge with and into TD Banknorth, NA in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement, it being the intention of Hudson United and TD Banknorth that the Bank Merger be consummated immediately following the Merger. Without limiting the foregoing, as soon as reasonably practicable after the date of this Agreement, (a) TD Banknorth shall (i) cause the Board of Directors of TD Banknorth, NA to approve the Bank Merger Agreement, (ii) cause TD Banknorth, NA to execute and deliver the Bank Merger Agreement and (iii) approve the Bank Merger Agreement in its capacity as the sole shareholder of TD Banknorth, NA, and (b) Hudson United shall (i) cause the Board of Directors of Hudson United Bank to approve the Bank Merger Agreement, (ii) cause Hudson United Bank to execute and deliver the Bank Merger Agreement and (iii) approve the Bank Merger Agreement in its capacity as the sole shareholder of Hudson United Bank. The Bank Merger Agreement shall contain terms that are normal and customary in light of the transactions contemplated hereby and such additional terms as are necessary to carry out the purposes of this Agreement.
      Section 7.15.     Certain Policies. Prior to the Effective Time, each of Hudson United and its Subsidiaries shall, consistent with U.S. GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of TD Banknorth, provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 8.1(a) and 8.1(b); and provided further that in any event, no accrual or reserve made by Hudson United or any of its Subsidiaries pursuant to this Section 7.15 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Hudson United or its management with any such adjustments.
      Section 7.16.     Section 16 Matters. TD Banknorth and Hudson United agree that, in order to most effectively compensate and retain Hudson United Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Hudson United Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Hudson United Common Stock into shares of TD Banknorth Common Stock and Hudson United Stock-Based Awards into TD Banknorth Stock-Based Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 7.16. Assuming that Hudson United delivers to TD Banknorth the Section 16 Information (as defined below) in a timely fashion, the TD Banknorth Board, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by Hudson United Insiders of TD Banknorth Common Stock in exchange for shares of Hudson United Common Stock and of TD Banknorth Stock-Based Awards in exchange for Hudson United Stock-Based Awards, in each case pursuant to the Merger and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. “Section 16 Information” shall mean information accurate in all material respects regarding Hudson United Insiders, the number of shares of Hudson United Common Stock beneficially owned by each such Hudson United Insider and expected to be exchanged for TD Banknorth Common Stock in the Merger and the number and description of Hudson United Stock-Based Awards beneficially owned by each such Hudson United Insider and expected to be converted into TD Banknorth Stock-Based Awards in connection with the Merger, provided that the requirement for a description of any Hudson United Stock-Based Awards shall be deemed to be satisfied if copies of all Hudson United Stock Plans, and forms of agreements evidencing grants thereunder, under which such

Hudson United Stock-Based Awards have been granted have been made available to TD Banknorth. “Hudson United Insiders” shall mean those officers and directors of Hudson United who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who will be subject to such requirements in their capacity as officers and/or directors of TD Banknorth following the Merger.
      Section 7.17.     Coordination of Dividends. From the date of this Agreement to the Effective Time, Hudson United shall coordinate the declaration of any dividends in respect of the Hudson United Common Stock and the record dates and payment dates relating thereto with that of the TD Banknorth Common Stock, it being the intention of Hudson United and TD Banknorth that the holders of Hudson United Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of TD Banknorth Common Stock and/or Hudson United Common Stock and any shares of TD Banknorth Common Stock any holder of Hudson United Common Stock receives in exchange therefor in the Merger.
      Section 7.18.     Tax Matters. Each of Hudson United and TD Banknorth shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of Hudson United and TD Banknorth shall execute and deliver to each law firm referred to in Sections 8.2(d) and 8.3(c) certificates containing appropriate representations at such time or times as may be reasonably requested by each such law firm in connection with its delivery of the opinion referred to in Sections 8.2(d) and 8.3(c), as applicable, with respect to the tax treatment of the Merger.
      Section 7.19.     Publicity. TD Banknorth and Hudson United shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other, which shall not be unreasonably withheld, provided, however, that TD Banknorth and Hudson United may, without the prior consent of the other (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the New York Stock Exchange. Without limiting the reach of the preceding sentence, TD Banknorth and Hudson United shall (a) cooperate to develop all public announcement materials and (b) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, Hudson United and its Subsidiaries shall (i) consult with TD Banknorth regarding communications with customers, shareholders, prospective investors and employees related to the transactions contemplated hereby, (ii) provide TD Banknorth with shareholder lists of Hudson United and (iii) use reasonable best efforts, at the expense of TD Banknorth, to facilitate contact by TD Banknorth with shareholders of Hudson United and other prospective investors.
      Section 7.20.     Additional Proposals.
      (a) In addition to the proposal to approve this Agreement at the Hudson United Shareholders Meeting, Hudson United shall submit to its shareholders for a vote at the Hudson United Shareholders Meeting, and shall include in the Proxy Statement/ Prospectus and use its reasonable best efforts to solicit the votes of its shareholders in favor of, any proposal requested by TD Banknorth in writing not less than ten Business Days prior to the effective time of the Registration Statement relating to and consistent with this Agreement and the transactions contemplated hereby as TD Banknorth may reasonably request, which proposal in the opinion of legal counsel to TD Banknorth is required in order to comply with applicable law, regulation or listing requirement (collectively, the “Additional Hudson United Proposals”). Unless otherwise required by law or mutually agreed by Hudson United and TD Banknorth, the vote required to approve any Additional Hudson United Proposal to be considered at the Hudson United Shareholders Meeting shall be the affirmative vote of a majority of the votes cast on the matter at the Hudson United Shareholders Meeting (collectively, the “Additional Hudson United Votes”).
      (b) In addition to the proposal to approve the issuances of TD Banknorth Common Stock in the Merger and pursuant to the TD Banknorth Stock Sale at the TD Banknorth Shareholders Meeting, TD Banknorth shall submit to its shareholders for a vote at the TD Banknorth Shareholders Meeting and shall include in the Proxy Statement/ Prospectus any proposal relating to and consistent with this

Agreement and the transactions contemplated hereby required by applicable law, regulation or listing requirement (collectively, the “Additional TD Banknorth Proposals”). Unless otherwise required by law or mutually agreed by Hudson United and TD Banknorth, the vote required to approve any Additional TD Banknorth Proposal to be considered at the TD Banknorth Shareholders Meeting shall be the affirmative vote of the holders of a majority of the TD Banknorth Common Stock present in person or by proxy at the TD Banknorth Shareholders Meeting (collectively, the “Additional TD Banknorth Votes”).
ARTICLE VIII
Conditions Precedent
      Section 8.1.     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
      (a) Shareholder Approvals. The Required Hudson United Vote, the Additional Hudson United Votes, the Required TD Banknorth Vote and the Additional TD Banknorth Votes shall have been obtained.
      (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).
      (c) Stock Exchange Listing. The shares of TD Banknorth Common Stock to be issued in the Merger and pursuant to the TD Banknorth Stock Sale shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.
      (d) Registration Statement Effectiveness. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
      (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger or the other transactions contemplated hereby.
      Section 8.2.     Conditions to Obligations of TD Banknorth. The obligations of TD Banknorth to consummate the transactions contemplated by this Agreement are also subject to the satisfaction, or the waiver by TD Banknorth, at or prior to the Effective Time of the following conditions:
      (a) Representations and Warranties. The representations and warranties of Hudson United set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 4.8) relating to materiality or a Material Adverse Effect, and provided further that, for purposes of this condition, such representations and warranties (other than those set forth in Sections 4.2(a) through (d), which shall be true and correct in all material respects, and Section 4.8) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Hudson United. TD Banknorth shall have received a certificate signed on behalf of Hudson United by the Chief Executive Officer and Chief Financial Officer of Hudson United to the foregoing effect.

      (b) Performance of Obligations of Hudson United. Hudson United shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and TD Banknorth shall have received a certificate signed on behalf of Hudson United by the Chief Executive Officer and the Chief Financial Officer of Hudson United to the foregoing effect.
      (c) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition which would be reasonably likely to have or result in a Material Adverse Effect (measured on a scale relative to Hudson United) on the business or operations of either TD Banknorth or Hudson United following the Effective Time, provided that, notwithstanding anything to the contrary contained in this Agreement, any requirement by the Federal Reserve Board, the OCC or the FDIC that TD Banknorth, TD Banknorth, NA or any of TD Banknorth’s other Subsidiaries (i) be subject to any cease-and-desist order or consent agreement or (ii) be a party to any written agreement or memorandum of understanding or be a party to any order or directive as a result of the matters which are the subject of or relate to any Hudson United Regulatory Agreement that, in the good faith opinion of TD Banknorth, would (i) materially restrict the operations of TD Banknorth, TD Banknorth, NA or TD Banknorth’s other Subsidiaries, (ii) cause TD Banknorth or TD Banknorth, NA to be classified as other than “well managed” by any Governmental Entity or (iii) adversely affect the ability of TD Banknorth or TD Banknorth, NA to have acquisitions approved by any Governmental Entity, shall be deemed to have such a Material Adverse Effect on TD Banknorth for purposes of this Section 8.2(c).
      (d) Tax Opinion. TD Banknorth shall have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P., dated the Closing Date, in form and substance reasonably satisfactory to TD Banknorth, based upon facts, representations and assumptions set forth in such opinion, substantially to the effect that, for federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon customary representations contained in certificates of officers of Hudson United, TD Banknorth and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.
      (e) Certificate as to Shares Outstanding. TD Banknorth shall have received a certificate signed on behalf of Hudson United by the Chief Executive Officer and the Chief Financial Officer of Hudson United specifying the number of shares of Hudson United Common Stock and Hudson United Stock Options outstanding immediately prior to the Effective Time.
      Section 8.3.     Conditions to Obligations of Hudson United. The obligations of Hudson United to consummate the transactions contemplated by this Agreement are also subject to the satisfaction, or the waiver by Hudson United, at or prior to the Effective Time of the following conditions:
      (a) Representations and Warranties of TD Banknorth. The representations and warranties of TD Banknorth set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 5.8) relating to materiality or a Material Adverse Effect, and provided further that, for purposes of this condition, such representations and warranties (other than those set forth in Section 5.2(a) through (c), which shall be true and correct in all material respects, and Section 5.8) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on TD Banknorth. Hudson United shall have received a certificate signed on behalf of TD Banknorth by the Chief Executive Officer and Chief Financial Officer of TD Banknorth to the foregoing effect.

      (b) Performance of Obligations of TD Banknorth. TD Banknorth shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Hudson United shall have received a certificate signed on behalf of TD Banknorth by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.
      (c) Tax Opinion. Hudson United shall have received an opinion of Pitney Hardin LLP, dated the Closing Date, in form and substance reasonably satisfactory to Hudson United, based upon facts, representations and assumptions set forth in such opinion, substantially to the effect that, for federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon customary representations contained in certificates of officers of Hudson United, TD Banknorth and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.
ARTICLE IX
Termination And Amendment
      Section 9.1.     Termination. This Agreement may be terminated at any time prior to the Effective Time:
      (a) by mutual consent of TD Banknorth and Hudson United in a written instrument, if the Board of Directors of each of TD Banknorth and Hudson United so determines;
      (b) by TD Banknorth or Hudson United if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger or the other transactions contemplated by this Agreement and such denial has become final and nonappealable, or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement;
      (c) by TD Banknorth or Hudson United if the Effective Time shall not have occurred on or before June 30, 2006, unless the failure of the Effective Time to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein;
      (d) by TD Banknorth or Hudson United (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if in the case of TD Banknorth, Hudson United, and in the case of Hudson United, TD Banknorth, shall have breached (i) any of the covenants or agreements made by such other Party herein or (ii) any of the representations or warranties made by such other Party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the Party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching Party not to consummate the transactions contemplated hereby under Article VIII hereof;
      (e) by TD Banknorth or Hudson United if the Required Hudson United Vote or the Additional Hudson United Votes shall not have been obtained upon a vote taken thereon at the Hudson United Shareholders Meeting or at any adjournment or postponement thereof;
      (f) by TD Banknorth if (i) the Hudson United Board shall have failed to recommend approval of this Agreement and the Additional Hudson United Proposals by the shareholders of Hudson United or shall have effected a Change in Hudson United Recommendation (or shall have publicly disclosed its intention to do so), whether or not permitted by this Agreement, or (ii) Hudson United shall have materially breached its obligations under Section 7.3(a) by failing to call, give notice of, convene and hold the Hudson United Shareholders Meeting in accordance with Section 7.3(a); or
      (g) by TD Banknorth if a tender offer or exchange offer for 25% or more of the outstanding shares of Hudson United Common Stock is commenced (other than by TD Banknorth or a Subsidiary thereof), and the Hudson United Board recommends that the shareholders of Hudson United tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 Business Day period specified in Rule 14e-2(a) under the Exchange Act.
      Section 9.2.     Effect of Termination.
      (a) In the event of termination of this Agreement by TD Banknorth or Hudson United as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and no Party, any of its Subsidiaries or any of its officers or directors shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 7.2(c), the confidentiality obligations of Section 7.9, Section 9.2 and Section 10.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.
      (b) Hudson United shall pay TD Banknorth the sum of $60.0 million (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by TD Banknorth pursuant to Section 9.1(f) or (g), then Hudson United shall pay the entire Termination Fee on the second Business Day following such termination; and

(ii) if this Agreement is terminated by (A) TD Banknorth pursuant to Section 9.1(d) because of Hudson United’s willful breach of any representation, warranty, covenant or agreement under this Agreement, (B) TD Banknorth or Hudson United pursuant to Section 9.1(e), or (C) TD Banknorth or Hudson United pursuant to Section 9.1(c) without a vote of the shareholders of Hudson United contemplated by this Agreement at the Hudson United Shareholders Meeting having occurred, and in any such case an Acquisition Proposal with respect to Hudson United shall have been publicly announced or otherwise communicated or made known to the senior management or the Hudson United Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and on or prior to the date of the Hudson United Shareholders Meeting, in the case of clause (B), or the date of termination, in the case of clauses (A) or (C), then Hudson United shall pay (x) the sum of $20.0 million to TD Banknorth on the second Business Day following such termination, and (y) if within 15 months after such termination Hudson United or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then Hudson United shall pay the remainder of the Termination Fee payable to TD Banknorth on the date of such execution or consummation.
      (c) Any Termination Fee or portion thereof that becomes payable pursuant to Section 9.2(b) shall be paid by wire transfer of immediately available funds to an account designated by TD Banknorth in writing to Hudson United.
      (d) Hudson United acknowledges that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement by Hudson United, TD Banknorth would not have entered into this Agreement, and that such amounts do not constitute a penalty. If Hudson United fails to pay the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), Hudson United shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by TD Banknorth in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.
      (e) Notwithstanding anything to the contrary contained herein, Hudson United shall be obligated, subject to the terms of this Section 9.2, to pay only one Termination Fee.

      Section 9.3.     Amendment. Subject to compliance with applicable law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the shareholders of Hudson United or TD Banknorth, provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval, and further provided that after any such approval by shareholders of Hudson United, no amendment shall be made which reduces the amount or changes the form of the consideration to be delivered to the Hudson United shareholders hereunder other than as contemplated by this Agreement or which negatively impacts the intended tax treatment of the holders of Hudson United Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
      Section 9.4.     Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE X
General Provisions
      Section 10.1.     Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.
      Section 10.2.     Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except (a) as provided in Section 9.2 hereof and (b) that Hudson United and TD Banknorth shall share equally all costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement/ Prospectus and the Registration Statement.
      Section 10.3.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
      (a) if to Hudson United, to:

Hudson United Bancorp
100 MacArthur Blvd.
Mahwah, New Jersey 07430
Attn: Kenneth T. Neilson
Chairman, President
and Chief Executive Officer
Fax: (201) 236-2639

      with a copy (which shall not constitute notice) to:

Pitney Hardin LLP
7 Times Square
New York, New York 10036
Attn: Ronald H. Janis
Fax: (212) 682-3485
      (b) if to TD Banknorth, to:

TD Banknorth Inc.
P.O. Box 9540
Two Portland Square
Portland, Maine 04112-9540
Attn: William J. Ryan
Chairman, President
and Chief Executive Officer
Fax: (207) 761-8587
      with a copy (which shall not constitute notice) to:

Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W.
Washington, D.C. 20005
Attn: Gerard L. Hawkins
Fax: (202) 347-2172
      (c) if to TD, to:

The Toronto-Dominion Bank
TD Tower, 4th Floor
55 King Street West
Toronto, Ontario M5K IA2
Attn: General Counsel
Fax: (416) 308-1943
      Section 10.4.     Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement all references to “dollars” or “$” are to United States dollars. No provision of this Agreement shall be construed to require a Party or any of their respective Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.
      Section 10.5.     Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
      Section 10.6.     Entire Agreement. This Agreement (including the exhibits and the disclosure schedules hereto and the other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including without limitation the Confidentiality Agreement.

      Section 10.7.     Governing Law; Jurisdiction.
      (a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (except to the extent that mandatory provisions of federal law are applicable). Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, for any action, proceeding or investigation in any court or before any governmental authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 10.7, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the Parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.
      (b) Hudson United hereby irrevocably designates The Corporation Trust Company, Corporate Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 (in such capacity, the “Hudson United Process Agent”) its designee, appointee and agent to receive, for and on its behalf, service of process in such jurisdiction for any Litigation arising out of or relating to this Agreement and such service shall be deemed complete upon delivery thereof to the Hudson United Process Agent; provided that in the case of any such service upon the Hudson United Process Agent, the party effecting such service shall also deliver a copy thereof to Hudson United in the manner provided in Section 10.3. Each Party irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail.
      (c) Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States of America, provided that consent by TD to jurisdiction and service contained in this Section 10.7 is solely for the purpose referred to in this Section 10.7 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.
      Section 10.8.     Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any Party or its shareholders. Upon any such determination, Hudson United and TD Banknorth shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
      Section 10.9.     Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of Hudson United or TD Banknorth hereunder shall be assigned by Hudson United or TD Banknorth (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder other than with respect to the provisions of Section 7.7, which shall inure to the benefit of the directors and officers of Hudson United referred to therein and their respective heirs and personal representatives, who are intended to be third-party beneficiaries thereof.
      Section 10.10.     Alternative Structure. Notwithstanding any provisions of this Agreement to the contrary, TD Banknorth may at any time change the structure of the Merger and/or the Bank Merger (including without limitation to change the structure of the combination of Hudson United Bank and TD Banknorth, NA from a merger to TD Banknorth, NA’s purchase of substantially all of the assets and the assumption of substantially all of the liabilities of Hudson United Bank), and TD Banknorth and TD may change the terms of the TD Banknorth Stock Sale, provided that in any such case no such change shall (i) alter or change the amount or kind of the Merger Consideration, (ii) adversely affect the anticipated tax consequences of the Merger to the holders of Hudson United Common Stock as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the Merger. In the event TD Banknorth elects to make such a change, the Parties agree to execute appropriate documents to reflect the change.
      Section 10.11.     TD Banknorth Stock Sale.
      (a) Subject to the terms and conditions of this Agreement, TD Banknorth hereby agrees to sell, and TD hereby agrees to purchase, pursuant to the exemption from registration contained in Section 4(2) of the Securities Act, 29,625,353 shares of TD Banknorth Common Stock at $31.79 per share on the Closing Date in order to provide TD Banknorth with the funds necessary to pay the cash component of the Merger Consideration (the “TD Banknorth Stock Sale”). The TD Banknorth Common Stock to be issued in the TD Banknorth Stock Sale shall be in book entry-form and be accompanied by appropriate stop-transfer instructions to ensure compliance with applicable securities laws.
      (b) TD has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the TD Banknorth Stock Sale. The execution and delivery of this Agreement and the performance and consummation of the TD Banknorth Stock Sale have been duly and validly approved by all requisite corporate and shareholder action of TD and no other corporate or shareholder proceedings on the part of TD are necessary to approve this Agreement or to perform or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by TD and (assuming due authorization, execution and delivery by the other Parties) constitutes a valid and binding obligation of TD, enforceable against TD in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
      (c) Except as set forth in Sections 4.4 and 5.4 and any required approval of the OSFI, no consents or approvals of, or filings or registrations with, any Governmental Entity, domestic or foreign, or with any other third party are necessary in connection with the execution and delivery by TD of this Agreement and the consummation by TD of the TD Banknorth Stock Sale. TD agrees to use its reasonable best efforts to promptly prepare and file all necessary applications and filings in order to obtain as promptly as practicable any required approval of the OFSI and any other Requisite Regulatory Approval required to be obtained by it.
      (d) At the TD Banknorth Shareholders Meeting, TD, in its capacity as the holder of a majority of the outstanding TD Banknorth Common Stock, agrees to vote the shares of TD Banknorth Common Stock held by it as of the record date for the TD Banknorth Shareholders Meeting for approval and adoption of this Agreement and any Additional TD Banknorth Proposals.

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

Hudson United Bancorp

By:	/s/ Kenneth T. Neilson

Name: Kenneth T. Neilson

Title:	Chairman, President and

Chief Executive Officer

TD Banknorth Inc.

By:	/s/ Peter J. Verrill

Name: Peter J. Verrill

Title:	Senior Executive Vice

President and Chief Operating Officer

The Toronto-Dominion Bank

By:	/s/ W. Edmund Clark

Name: W. Edmund Clark

Title:	President and Chief

Executive Officer

ANNEX II
July 11, 2005
Board of Directors
TD Banknorth Inc.
Two Portland Square
Portland, ME 04112
Members of the Board:
      We understand that TD Banknorth Inc. (“TD Banknorth” or the “Company”), a majority-owned subsidiary of The Toronto-Dominion Bank (“TD”), intends to enter into an Agreement and Plan of Merger, dated as of July 11, 2005 (the “Agreement”), with Hudson United Bancorp (“HUB”) and, solely with respect to Article X, TD, pursuant to which HUB will merge with and into the Company, with the Company being the surviving corporation (the “Proposed Transaction”). Upon the effectiveness of the Proposed Transaction, each share of HUB common stock issued and outstanding immediately prior to the effective time of the Proposed Transaction will be converted into the right to receive, at the election of the holder thereof and subject to pro-ration, either (i) a number of shares of common stock of TD Banknorth (“Company Common Stock”) equal to the Cash Consideration (as hereinafter defined) divided by the average of the closing prices of shares of Company Common Stock on the New York Stock Exchange for the ten consecutive trading days ending on the fifth business day prior to the closing of the Merger (the “Average Market Price”) (the “Stock Consideration”) or (ii) the sum of (x) 0.51 times 1.4210 times the Average Market Price and (y) 0.49 times $43.00 (the “Cash Consideration”, and together with the Stock Consideration, the “Consideration”). We further understand that the total amount of the Cash Consideration to be paid in the Proposed Transaction is fixed at $941,790,000 and the actual aggregate Consideration will be based in part on the Average Market Price. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.
      We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.
      In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, (3) publicly available information concerning HUB that we believe to be relevant to our analysis, including HUB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, (4) financial and operating information with respect to the business, operations and prospects of HUB furnished to us by HUB, including financial projections for HUB prepared by management of HUB (the “HUB Projections”) and earnings estimates for HUB prepared by management of TD Banknorth (“TD Banknorth HUB Estimates”), (5) independent research analysts’ estimates of the future financial performance of HUB published by First Call and Institutional Brokers Estimate System (“HUB Research Estimates”), (6) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including, in particular, the amounts of certain cost savings and operating synergies expected by the management of the Company to result from the Proposed Transaction (the “Expected Synergies”), (7) independent research analysts’ estimates of the future financial performance of the Company published by First Call and Institutional Brokers Estimate System (“Company Research Estimates”), (8) a trading history of HUB’s common stock from July 3, 2000 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (9) a trading history of TD Banknorth’s Common Stock from July 3, 2000 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (10) a comparison of the historical financial

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results and present financial condition of HUB with those of other companies that we deemed relevant, (11) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (12) the potential pro forma impact on the Company of the Proposed Transaction, including the Expected Synergies and the anticipated restructuring charges and integration costs in connection therewith as furnished to us by the Company (the “Restructuring Charges”), and (13) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant. In addition, we have had discussions with the managements of the Company and HUB concerning their respective businesses, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.
      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company and HUB that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the HUB Projections, upon advice of HUB, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of HUB’s management as to the future performance of HUB. However, following discussions with the management of the Company and upon the advice of the Company, we have assumed that the TD Banknorth HUB Estimates are a more reasonable basis upon which to evaluate the future financial performance of HUB and that HUB will perform substantially in accordance with such estimates. Accordingly, we have used the more conservative TD Banknorth HUB Estimates in performing our analysis. We have not been provided with financial projections of the Company prepared by management of the Company. Accordingly, upon advice of the Company, we have assumed that the Company Research Estimates are a reasonable basis upon which to evaluate the future financial performance of the Company and that the Company will perform substantially in accordance with such estimates. Upon advice of the Company, we also have assumed that the amounts and timing of the Expected Synergies and the Restructuring Charges are reasonable and that the Expected Synergies will be realized substantially in accordance with the Company’s expectations. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or HUB and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or HUB. In addition, we are not experts in the evaluation of loan portfolios or allowances for loan losses and, upon advice of the Company and HUB, we have assumed that the respective current allowances for loan losses of the Company and HUB will be, in each case, in the aggregate, adequate to cover all such losses. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.
      Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be paid by the Company in the Proposed Transaction is fair to the Company.
      We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and HUB for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.
      This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

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July 11, 2005
Board of Directors
TD Banknorth Inc.
Two Portland Square
Portland, ME 04112
Members of the Board:
      We understand that TD Banknorth Inc. (“TD Banknorth” or the “Company”), a majority-owned subsidiary of The Toronto-Dominion Bank (“TD”), intends to enter into a transaction (the “Proposed Transaction”) with TD pursuant to which the Company will sell to TD approximately 29.6 million shares of TD Banknorth common stock at a per share amount of $31.79 in cash (the “Purchase Price”) in order to provide the Company with the funds necessary to pay the cash component of the merger consideration of TD Banknorth’s planned merger with Hudson United Bancorp (“HUB”) (“Proposed Merger”). We further understand that the Proposed Transaction is subject to satisfaction of the terms and conditions of the Proposed Merger and will be closed concurrently with the Proposed Merger. The terms and conditions of the Proposed Transaction and the Proposed Merger are set forth in more detail in the Agreement and Plan of Merger, dated as of July 11, 2005, among the Company, HUB and, solely with respect to Article X, TD (the “Agreement”).
      We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company, and accordingly to the Company’s shareholders other than TD, of the Purchase Price to be received by the Company in the Proposed Transaction.
      In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) independent research analysts’ estimates of the future financial performance of the Company published by First Call and Institutional Brokers Estimate System (“Company Research Estimates”), (5) the Amended and Restated Stockholders Agreement among TD Banknorth, Banknorth Delaware Inc. and TD, dated as of August 25, 2004, (6) a trading history of TD Banknorth’s Common Stock from July 3, 2000 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (8) the potential pro forma impact of the Proposed Merger on the current financial condition and future financial performance of the Company, and (9) the potential alternatives available to the Company to issue equity in the public markets in order to fund the cash component of the merger consideration. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.
      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. We have not been provided with financial projections of the Company prepared by management of the Company. Accordingly, upon advice of the Company, we have assumed that the Company Research Estimates are a reasonable basis upon which to evaluate the future financial performance of the Company and that the Company will perform substantially in accordance with such estimates. In arriving at our

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opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, we are not experts in the evaluation of loan portfolios or allowances for loan losses and, upon advice of the Company, we have assumed that the current allowances for loan losses of the Company will be in the aggregate adequate to cover all such losses. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.
      Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Purchase Price to be received by the Company in the Proposed Transaction is fair to the Company, and accordingly to the Company’s shareholders other than TD.
      We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and TD for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.
      This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

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ANNEX III
KEEFE, BRUYETTE & WOODS, INC.
July 11, 2005
The Board of Directors
Hudson United Bancorp
1000 MacArthur Boulevard
Mahwah, NJ 07430
Members of the Board:
      You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Hudson United Bancorp (“Hudson United”) of the consideration offered in the proposed merger (“the Merger”) with TD Banknorth Inc. (“TD Banknorth”) pursuant to the Agreement and Plan of Merger, dated as of July 11, 2005, among Hudson United, TD Banknorth and, solely with respect to Article X of the Agreement, The Toronto-Dominion Bank (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock, no par value, of Hudson United (the “Common Shares”) will be converted into cash or TD Banknorth common stock, par value $0.01 per share, in either case having a value equal to $21.07 plus the product of 0.7247 times the average closing price of the TD Banknorth common stock during a ten-trading day period ending on the fifth trading day before the closing date of the Merger (the “Merger Consideration”). Each holder of the Common Shares may elect to receive shares of TD Banknorth Common Stock, cash or a combination of shares of TD Banknorth Common Stock and cash. The amount of Merger Consideration that each shareholder will receive will be subject to proration so that the aggregate cash consideration does not exceed $941,790,000.
      Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Hudson United and TD Banknorth, and as an active trader of securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Hudson United and TD Banknorth for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to the Board of Directors of Hudson United. We have also disclosed to the Board that KBW has previously served as financial adviser to TD Banknorth’s predecessor, Banknorth Group, Inc., in its sale of a majority equity interest to The Toronto-Dominion Bank and in the purchase of various other business entities. We have further disclosed to the Board that KBW has served as an underwriter for Banknorth Group, Inc. in numerous offerings of various types of securities. KBW also disclosed that it earned fees for its services to Banknorth Group, Inc., and may continue to act in all such capacities for TD Banknorth in the future. We have acted exclusively for the Board of Directors of Hudson United in rendering this fairness opinion and will receive a fee from Hudson United for our services.
      In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Hudson United and TD Banknorth and the Merger.
      In the course of our engagement as financial advisor we have, among other things:

i. reviewed the Agreement;

ii. reviewed certain historical financial and other information concerning TD Banknorth and TD Banknorth’s predecessor, Banknorth Group, Inc., including Annual Reports to Stockholders and Annual Reports on Form 10-K and interim reports on Form 10-Q;

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iii. reviewed certain historical financial and other information concerning Hudson United, including Annual Reports to Stockholders and Annual Reports on Form 10-K and interim reports on Form 10-Q;

iv. held discussions with senior management of Hudson United and TD Banknorth with respect to their past and current business operations, regulatory matters, financial condition and future prospects;

v. reviewed and studied the historical stock prices and trading volumes of the common stock of Hudson United and TD Banknorth;

vi. reviewed certain internal financial data, projections and other information of Hudson United and TD Banknorth, including financial projections prepared by management;

vii. analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared Hudson United and TD Banknorth from a financial point of view with certain of those institutions;

viii. reviewed the financial terms of certain recent business combinations in the banking industry that we deemed comparable or otherwise relevant to our inquiry; and

ix. conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.
      In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Hudson United and TD Banknorth as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Hudson United and TD Banknorth are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Hudson United or TD Banknorth, nor have we examined any individual credit files.
      We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Hudson United and TD Banknorth; (ii) the assets and liabilities of Hudson United and TD Banknorth; and (iii) the nature and terms of certain other merger transactions involving financial institutions. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.
      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

KEEFE, BRUYETTE & WOODS, INC.

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INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.
      Pursuant to the Delaware General Corporation Law (“DGCL”), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
      The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
      The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, shareholders’ vote, agreement or otherwise.
      The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. TD Banknorth has obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of TD Banknorth may, in such capacities, incur.
      TD Banknorth’s certificate of incorporation provides that directors will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to TD Banknorth or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (dealing with unauthorized distributions by a corporation), or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended to authorize, with the approval of a corporation’s shareholders, further reductions in the liability of a corporation’s directors for breach of fiduciary duty, then a director of TD Banknorth will not be liable for any such breach to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of these provisions by the shareholders of TD Banknorth will not adversely affect any right or protection of a director of TD Banknorth existing at the time of such repeal or modification.
      TD Banknorth’s bylaws provide,

•	that TD Banknorth shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of TD Banknorth, or is or was serving at the request of TD Banknorth as a director, officer, trustee, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the full extent provided by the DGCL, provided that TD Banknorth shall not be liable for any amount which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by an indemnified person without its prior written consent, other than an action or proceeding seeking indemnification from TD Banknorth under its bylaws; and

•	that TD Banknorth shall pay the expenses incurred by an indemnified person in advance of a final disposition of an action or proceeding upon receipt by TD Banknorth of (1) a written undertaking by or on behalf of the indemnified person to repay such amount if the indemnified person is ultimately determined not to have acted in the manner required under the DGCL in order to permit indemnification and (2) a written affirmation by the indemnified person that the person has met the requisite standard of conduct for indemnification.

      The foregoing statements are subject to the detailed provisions of Section 145 of the DGCL and the certificate of incorporation and bylaws of TD Banknorth.
      The Federal Deposit Insurance Act (the “FDI Act”) provides that the Federal Deposit Insurance Corporation (“FDIC”) may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. FDIC regulations prohibit, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees from any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 21.	Exhibits and Financial Statement Schedules.
      The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a)	List of Exhibits:

Exhibit No.	Exhibit	Location

2(a)	Agreement and Plan of Merger, dated as of July 11, 2005, among Hudson United, TD Banknorth and, solely with respect to Article X of the Agreement, The Toronto-Dominion Bank	(1)

2(b)	Form of Shareholder Agreement, dated as of July 11, 2005, between TD Banknorth and each director of Hudson United	(1)

3(a)	Certificate of Incorporation of TD Banknorth	(2)

3(b)	Bylaws of TD Banknorth	(3)

4	Specimen common stock certificate	(4)

5	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding legality of securities being registered	*

8.1	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding certain federal income tax consequences	*

8.2	Opinion of Pitney Hardin LLP regarding certain federal income tax consequences	*

10.1	Amended and Restated Stockholders Agreement, dated as of August 25, 2004, among The Toronto-Dominion Bank, Banknorth Group, Inc. and TD Banknorth	(5)

10.2	Form of Consulting Agreement between TD Banknorth and Kenneth T. Neilson	(6)

Exhibit No.	Exhibit	Location

10.3	Form of retention letter between TD Banknorth and each of Thomas J. Shara and Thomas R. Nelson	filed herewith

10.4	Form of retention letter between TD Banknorth and each of James Mayo and James Nall	filed herewith

23(a)	Consent of Elias, Matz, Tiernan & Herrick L.L.P. (to be contained in the opinions included as Exhibits 5 and 8.1)	*

23(b)	Consent of Pitney Hardin LLP (to be contained in the opinion included as Exhibit 8.2)	*

23(c)	Consent of KPMG LLP	filed herewith

23(d)	Consent of Ernst & Young LLP	filed herewith

24	Powers of Attorney (included in the signature page to this Registration Statement)	filed herewith

99(a)	Form of proxy for the TD Banknorth special meeting	filed herewith

99(b)	Solicitation materials to be provided to certain participants in TD Banknorth’s 401(k) Plan	filed herewith

99(c)	Form of proxy for the Hudson United special meeting	filed herewith

99(d)	Solicitation materials to be provided to certain participants in Hudson United’s 401(k) Plan	filed herewith

99(e)	Consent of Lehman Brothers Inc.	filed herewith

99(f)	Consent of Keefe, Bruyette & Woods, Inc.	filed herewith

99(g)	Consents of Brian Flynn and David A. Rosow to be named as prospective Class A directors of TD Banknorth	filed herewith

(1)	Exhibit is included in Annex I to the Joint Prospectus/ Proxy Statement included herein.

(2)	Incorporated by reference to Appendix B to the proxy statement/ prospectus, dated January 11, 2005, included in the Registration Statement on Form S-4/ F-4 filed by TD Banknorth and The Toronto-Dominion Bank (SEC File Nos. 333-119517/119519).

(3)	Incorporated by reference to Appendix C to the proxy statement/ prospectus, dated January 11, 2005, included in the Registration Statement on Form S-4/ F-4 filed by TD Banknorth and The Toronto-Dominion Bank (SEC File Nos. 333-119517/119519).

(4)	Incorporated by reference to the Registration Statement on Form S-4/ F-4 filed by TD Banknorth and The Toronto-Dominion Bank (SEC File Nos. 333-119517/119519), filed on October 6, 2004, as amended.

(5)	Incorporated by reference to Appendix D to the proxy statement/ prospectus, dated January 11, 2005, included in the Registration Statement on Form S-4/ F-4 filed by TD Banknorth and The Toronto-Dominion Bank (SEC File Nos. 333-119517/119519).

(6)	Incorporated by reference to the Current Report on Form 8-K/ A filed by TD Banknorth on July 14, 2005.

*	To be filed by amendment.
      (b) Financial Statement Schedules.
      No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 22.	Undertakings
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b) The under signed registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
      (d) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Maine, on this 12th day of September 2005.

TD Banknorth Inc.

By:	/s/ William J. Ryan

William J. Ryan
Chairman, President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints William J. Ryan and Peter J. Verrill, and each of them severally, his or her true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and each with full power of substitution, any and all amendments, including post-effective amendments, to this Registration Statement on Form S-4, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.

Signature	Title	Date

/s/ William E. Bennett William E. Bennett	Director	September 12, 2005

W. Edmund Clark	Director

/s/ Robert G. Clarke Robert G. Clarke	Director	September 12, 2005

P. Kevin Condron	Director

/s/ John Otis Drew John Otis Drew	Director	September 12, 2005

/s/ Colleen A. Khoury Colleen A. Khoury	Director	September 12, 2005

/s/ Dana S. Levenson Dana S. Levenson	Director	September 12, 2005

/s/ Steven T. Martin Steven T. Martin	Director	September 12, 2005

/s/ John M. Naughton John M. Naughton	Director	September 12, 2005

Signature	Title	Date

/s/ Malcolm W. Philbrook, Jr. Malcolm W. Philbrook, Jr.	Director	September 12, 2005

/s/ Angelo P. Pizzagalli Angelo P. Pizzagalli	Director	September 12, 2005

Wilbur J. Prezzano	Director

/s/ Irving E. Rogers, III Irving E. Rogers, III	Director	September 12, 2005

/s/ William J. Ryan William J. Ryan	Chairman, President and Chief Executive Officer (principal executive officer)	September 12, 2005

/s/ Curtis M. Scribner Curtis M. Scribner	Director	September 12, 2005

/s/ Gerry S. Weidema Gerry S. Weidema	Director	September 12, 2005

/s/ Stephen J. Boyle Stephen J. Boyle	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	September 12, 2005